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As Filed with the Securities and Exchange Commission on October 8, 2004

Registration No. 333-118825

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO

FORM S-4

REGISTRATION STATEMENT
Under
The Securities Act of 1933

STONE CONTAINER FINANCE COMPANY OF CANADA II
(Exact name of Registrant as specified in its charter)

Nova Scotia, Canada	98-0431587
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

STONE CONTAINER CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	36-2041256
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

150 North Michigan Avenue
Chicago, Illinois 60601
(312) 346-6600
(Address, including zip code, and telephone number, including area code, of Registrants' principal executive office)

Craig A. Hunt, Esq.
Stone Container Corporation
150 North Michigan Avenue
Chicago, Illinois 60601
(312) 346-6600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Joseph A. Walsh, Jr.
Brian S. Hart
Winston & Strawn LLP
35 West Wacker Drive
Chicago, Illinois 60601
(312) 558-5600

        Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

        The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Prospectus (Subject to Completion, Dated October 8, 2004)

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Stone Container Finance Company of Canada II

Offer to Exchange
$200,000,000
7 3/8% Senior Notes Due 2014

  •
  The notes mature on July 15, 2014.

  •
  The notes are guaranteed by Stone Container Corporation ("Stone Container"), the sole stockholder of Stone Container Finance Company of Canada II ("Stone Finance II") and a wholly-owned subsidiary of Smurfit-Stone Container Corporation.

  •
  The notes and the guarantee (1) are Stone Finance II's and Stone Container's senior, unsecured obligations, (2) rank equal in right of payment with all of Stone Finance II's and Stone Container's unsecured senior debt, and (3) are junior in right of payment to Stone Finance II's and Stone Container's secured debt.

  •
  The notes bear interest at the rate of 7 3/8% per year, payable January 15 and July 15 of each year.

  •
  The terms of the notes that will be issued in the exchange offer will be substantially identical to the outstanding notes, except that transfer restrictions and registration rights relating to the outstanding notes will not apply to the registered notes.

  •
  The exchange offer expires at 5:00 p.m., New York City time, on                      , 2004, unless we extend it.

  •
  All outstanding notes that are validly tendered in the exchange offer and not withdrawn will be exchanged.

  •
  Tenders of outstanding notes may be withdrawn at any time before the expiration of the exchange offer.

  •
  There is currently no public market for the registered notes.

  •
  We will not receive any proceeds from the exchange offer, and we will pay the expenses of the exchange offer.

        Before participating in this exchange offer, please refer to the section in this prospectus entitled "Risk Factors" beginning on page 11.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                      , 2004.

        THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY REGISTERED NOTE OFFERED BY THIS PROSPECTUS BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE UNDER THIS PROSPECTUS SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS OR THAT THE INFORMATION SET FORTH IN THIS PROSPECTUS IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

        THE REGISTERED NOTES HAVE NOT BEEN AND WILL NOT BE QUALIFIED FOR SALE UNDER THE SECURITIES LAWS OF ANY PROVINCE OR TERRITORY OF CANADA AND MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN CANADA OR TO ANY RESIDENT OF CANADA.

i

INCORPORATION OF DOCUMENTS BY REFERENCE

        Stone Container's Annual Report on Form 10-K for the year ended December 31, 2003, Quarterly Reports on Form 10-Q for the periods ended March 31, 2004 and June 30, 2004, Current Report on Form 8-K filed on July 15, 2004 and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 before the expiration of the exchange offer are incorporated in this prospectus by reference.

        Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        We will provide without charge to each person, including any person to whom a prospectus is delivered, upon written or oral request, a copy of any and all of the information that has been referenced in this prospectus other than exhibits to these documents. Requests for these copies should be directed to the Corporate Secretary, Stone Container Corporation, 150 North Michigan Avenue, Chicago, Illinois 60601, telephone number (312) 346-6600 and should be made no later than five business days before the expiration of the exchange offer.

ii

SUMMARY

        This summary highlights information contained elsewhere in this prospectus. It does not contain all the information that you may consider important in making your investment decision to tender your outstanding notes in the exchange offer. Therefore, you should read the entire prospectus carefully, including in particular the "Risk Factors" section and the consolidated financial statements and the related notes appearing elsewhere in this prospectus. You should also carefully read our annual report on Form 10-K for the year ended December 31, 2003 and our quarterly reports on Form 10-Q for the periods ended March 31, 2004 and June 30, 2004, which are incorporated by reference into this prospectus, before making your decision. In this prospectus, unless the context requires otherwise, "we," "us" and "our" refer to Stone Container Corporation and its subsidiaries on a consolidated basis, "Stone Finance II" refers to Stone Container Finance Company of Canada II.

Summary of the Exchange Offer

        The following summary is provided solely for your convenience. This summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus. For a more detailed description of the notes, see "The Exchange Offer" and "Description of the Notes."

The Exchange Offer
We are offering to exchange up to $200,000,000 in aggregate principal amount of our 7 3/8% Senior Notes due 2014. Stone Finance II issued and sold the notes on July 20, 2004, in reliance on an exemption from registration under the Securities Act.

We believe that the registered notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration or prospectus delivery provisions of the Securities Act if:
	•	you are acquiring the registered notes in the ordinary course of your business;
	•	you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the registered notes issued to you; and
	•	you are not an affiliate, under Rule 405 of the Securities Act, of ours.
Expiration Date
The exchange offer, once commenced, will remain open for at least 20 business days and will expire at 5:00 p.m., New York City time, on , 2004, unless we decide to extend the expiration date, but in no event will we extend the expiration date past April 16, 2005.
Conditions to the Exchange Offer	We may end or amend the exchange offer if:
	•	any legal proceeding, government action or other adverse development materially impairs our ability to complete the exchange offer;
	•	any SEC rule, regulation or interpretation materially impairs the exchange offer; or
	•	we have not obtained all necessary governmental approvals with respect to the exchange offer.

Please refer to the section in this prospectus entitled "The Exchange Offer—Conditions to the Exchange Offer" for a complete discussion of these conditions. We may waive any or all of these conditions. At this time, there are no material adverse proceedings, actions or developments pending or, to our knowledge, threatened against us. Furthermore, no federal or state governmental approvals are necessary to complete the exchange offer.
Withdrawal Rights	You may withdraw the tender of your outstanding notes at any time before 5:00 p.m., New York City time, on the expiration date.
Procedures for Tendering Outstanding Notes	To participate in the exchange offer, you must:
• complete, sign and date the accompanying letter of transmittal, or a facsimile copy of the letter of transmittal; or
• tender outstanding notes following the procedures for book-entry transfer described under the heading "The Exchange Offer—Procedures for Tendering Outstanding Notes."
You must mail or otherwise deliver the documentation and your outstanding notes to BNY Midwest Trust Company, as exchange agent, at one of the addresses listed on the letter of transmittal.
Special Procedures for Beneficial Owners
If you hold outstanding notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person promptly if you wish to tender outstanding notes. Please refer to the section in this prospectus entitled, "The Exchange Offer—Procedures for Tendering Outstanding Notes" for more specific instructions on tendering your outstanding notes.
Guaranteed Delivery Procedures
If you wish to tender your outstanding notes and you cannot get required documents to the exchange agent on time, or you cannot complete the procedure for book-entry transfer on time, you may tender your outstanding notes according to the guaranteed delivery procedures described in this prospectus under the heading "The Exchange Offer—Procedures for Tendering Outstanding Notes."
Use of Proceeds	We will not receive any proceeds from the exchange offer.
Federal Income Tax Consequences
The exchange of notes will not be a taxable event to you for United States federal income tax purposes. Please refer to the section in this prospectus entitled "Certain Tax Considerations—United States Federal Income Tax Considerations" for a more complete discussion of the tax consequences of tendering your outstanding notes in the exchange offer.
Exchange Agent
BNY Midwest Trust Company is serving as exchange agent in the exchange offer. Please refer to the section in this prospectus entitled "The Exchange Offer—Exchange Agent" for more information on the exchange agent.

Summary of the Registered Notes

        We use the term "notes" when describing provisions that apply to both the outstanding notes and the registered notes. The registered notes will evidence the same debt as the outstanding notes. The same indenture will govern both the outstanding notes and the registered notes. Please refer to the section in this prospectus entitled "Description of the Notes" for a more complete description of the terms of the notes.

Issuer	Stone Container Finance Company of Canada II.
Notes Offered	$200,000,000 aggregate principal amount of senior notes due 2014.
Maturity Date	July 15, 2014.
Interest Rate	7 3/8% per year.
Interest Payment Dates	January 15 and July 15, beginning on January 15, 2005. Interest will accrue from the issue date of the notes.
Optional Redemption
Stone Finance II may redeem any of the notes beginning on July 15, 2009. The initial redemption price is 103.688% of their principal amount, plus accrued interest. The redemption price will decline each year after 2009 and beginning on July 15, 2012 will be 100% of the principal amount, plus accrued and unpaid interest. In addition, at any time prior to July 15, 2007, Stone Finance II may redeem up to 35% of the aggregate principal amount of notes then outstanding with the proceeds of certain sales of capital stock at a redemption price equal to 107.375% of their principal amount, plus accrued interest to the redemption date. Stone Finance II may make such redemption only if, after any such redemption, at least 65% of the aggregate principal amount of notes originally issued under the indenture remains outstanding.
Guarantee
Stone Container Corporation, exclusive of its subsidiaries (the "guarantor"), alone will unconditionally guarantee the payment of principal and interest, including additional interest, if any, on the notes. None of the subsidiaries of Stone Container will guarantee the notes.
The guarantee will rank:
• equal in right of payment with all existing and future unsecured and unsubordinated indebtedness of the guarantor;
• senior in right of payment to any future subordinated indebtedness of the guarantor; and
•
junior in right of payment to any of the guarantor's existing and future secured indebtedness, including borrowings under the guarantor's existing bank credit facility, to the extent of the value of the assets securing such indebtedness.
In addition, the guarantee will rank effectively junior in right of payment to all the liabilities of the guarantor's subsidiaries (other than Stone Finance II), including trade payables.

As of June 30, 2004, after giving effect to the offering of the outstanding notes and the application of the net proceeds therefrom, we would have had $1,411 million aggregate principal amount of secured indebtedness outstanding (including $1,330 million under our existing bank credit facility) and the subsidiaries of the guarantor (other than Stone Finance II) would have had $124 million aggregate principal amount of indebtedness outstanding.
Ranking
The notes are unsecured and rank equal in right of payment to all existing and future unsecured and unsubordinated indebtedness of Stone Finance II. The notes are effectively junior in right of payment to our secured indebtedness, to the extent of the value of the assets securing such indebtedness, and all existing and future liabilities, including trade payables, of the guarantor's subsidiaries (other than Stone Finance II).
Change of Control
Upon a change of control, as defined under the section entitled "Description of the Notes," Stone Finance II will be required to make an offer to purchase the notes then outstanding at a purchase price equal to 101% of the principal amount thereof, plus accrued interest (if any) to the date of purchase. We may not have sufficient funds available at the time of a change of control to repurchase the notes.
Covenants	The terms of the notes will limit our ability and the ability of our restricted subsidiaries (including Stone Finance II) to:
	•	incur additional indebtedness;
	•	pay dividends and make distributions in respect of their capital stock;
	•	make investments or certain other restricted payments;
	•	create or incur dividend and other payment restrictions affecting certain subsidiaries;
	•	issue or sell stock of certain subsidiaries;
	•	guarantee indebtedness;
	•	enter into transactions with stockholders and affiliates;
	•	create liens;
	•	engage in sale-leaseback transactions;
	•	sell assets; or
	•	consolidate or merge.

Stone Container Finance Company of Canada II

        Stone Finance II is a wholly-owned special purpose finance subsidiary of Stone Container Corporation, formed as an unlimited company under the Company Act of Nova Scotia, Canada. Stone Finance II is a holding company whose only business is to access bank financing and capital markets on behalf of Stone Container. Otherwise, Stone Finance II conducts no independent business or operations.

        Stone Finance II's registered office is c/o Stewart McKelvey Stirling Scales, Suite 900, 1959 Upper Water Street, Halifax, Nova Scotia, Canada B3J 3N2 and its principal executive offices are located at 150 North Michigan Avenue, Chicago, Illinois 60601. Stone Finance II's telephone number at its principal executive offices is (312) 346-6600.

Stone Container Corporation

General

        Stone Container Corporation, a Delaware corporation, is an integrated producer of containerboard, corrugated containers, multiwall bags and other packaging products. Our operations are primarily in North America. Our primary products include corrugated containers, containerboard and multiwall bags.

        We are a wholly-owned subsidiary of Smurfit-Stone Container Corporation, which we refer to in this prospectus as "Smurfit-Stone." Smurfit-Stone, a Delaware corporation, is an integrated producer of containerboard, corrugated containers and other packaging products. Smurfit-Stone is an industry leading manufacturer of paperboard and paper based packaging, including containerboard, corrugated containers, multiwall bags and coated recycled boxboard. Smurfit-Stone also is the world's largest paper recycler and a leading producer of solid bleached sulfate and folding cartons.

        Smurfit-Stone is a holding company with no business operations of its own. Smurfit-Stone conducts its business operations through two wholly-owned subsidiaries: Stone Container and JSCE, Inc., which we refer to in this prospectus as "JSCE." JSCE is a holding company which conducts its operations through its wholly-owned subsidiary, Jefferson Smurfit Corporation (U.S.), which we refer to in this prospectus as "JSC(U.S.)." Smurfit-Stone acquired us through a merger on November 18, 1998. Smurfit-Stone is not guaranteeing the notes.

        We currently have 16 paper mills (11 located in the United States and five in Canada), 103 container plants (83 located in the United States, 17 in Canada, and three in Mexico), and 16 consumer packaging plants (14 located in the United States and two in Canada). In addition, we own approximately one million acres of timberland in Canada and operate wood harvesting facilities in Canada. We had net sales of $2,626 million and $5,051 million and net losses of $52 million and $163 million for the six months ended June 30, 2004 and the fiscal year ended December 31, 2003, respectively.

        Our containerboard mills produce a full line of containerboard, which is used primarily in the production of corrugated packaging. In 2003, we produced 3,020,000 tons of unbleached kraft linerboard, 692,000 tons of white top linerboard and 1,426,000 tons of medium. Our containerboard mills and corrugated container operations are highly integrated, with the majority of our containerboard used internally by our corrugated container operations or by JSC(U.S.)'s corrugated container operations. In 2003, our corrugated container plants consumed 3,525,000 tons of containerboard, representing an integration level of approximately 64%.

        Our principal executive offices are located at 150 North Michigan Avenue, Chicago, Illinois 60601, and our telephone number is (312) 346-6600.

Competitive Strengths

        We believe we have the following competitive strengths:

Value Added Packaging Products

        With the acquisition of St. Laurent Paperboard Inc., which we refer to in this prospectus as "St. Laurent," on May 31, 2000, we made a substantial investment to expand our product offering of high quality value-added packaging products. Markets for value-added packaging with specialty grades of containerboard, such as white top linerboard, coated and bleached linerboard and lightweight medium used in point-of-purchase promotional packaging, are continuing to grow. St. Laurent expanded our capabilities to provide micro-flute and other high-impact graphics packaging.

Leading Market Position

        Together with the affiliated companies of Smurfit-Stone, we are the largest North American producer of corrugated containers, containerboard, multiwall bags and claycoated recycled boxboard; and are the world's largest paper recycler.

Improved Cost Position

        We seek to minimize our cost base through our strategy of consolidation with rationalization. Since we were acquired by Smurfit-Stone, we have closed higher cost facilities, sold non-core assets, significantly reduced headcount and improved our procurement process. Smurfit-Stone began rationalizing its containerboard mill system in the fourth quarter of 1998 and has closed approximately 2.2 million tons of containerboard capacity and 400,000 tons of market pulp capacity through the end of 2003. These efforts have improved our cost-competitive position.

Broad Product Line and Customer Base

        Our marketing strategy is to sell a broad range of paper based packaging products to marketers of industrial and consumer products. Our converting plants focus on supplying both specialized packaging with high value graphics that enhance a product's market appeal and high-volume sales of commodity products. We serve a broad customer base of thousands of customers.

Geographical Reach

        Stone Container, in conjunction with the affiliated operations of Smurfit-Stone, provides broad geographic reach with approximately 250 facilities located primarily in North America.

Current Corporate Structure

Recent Events

        Demand for corrugated containers in the United States has steadily improved since the third quarter of 2003, recording year-over-year improvement in demand in nine of the last ten months, according to the Fiber Box Association ("FBA"). The FBA also reported demand for corrugated containers increased 4.3% on a year to date basis through July 2004. The American Forest & Paper Association ("AFPA") reported that, driven by increased packaging demand, paper mill operating rates increased from approximately 91% in the third quarter of 2003 to nearly 98% in July 2004. The AFPA reported containerboard inventories were approximately 2.4 million tons, or 3.9 weeks, of supply in July 2004. As a result of these favorable market conditions, we have implemented price increases to our customers for a number of products and substrates throughout 2004.

Redemption of 11 1/2% Senior Notes due 2006

        On August 19, 2004, our wholly-owned subsidiary, Stone Container Finance Company of Canada, which we refer to in this prospectus as "Stone Finance I," redeemed all of its $185 million outstanding aggregate principal amount of 11 1/2% Senior Notes due 2006, which we refer to in this prospectus as the "Stone Finance I notes," pursuant to the terms and conditions of the indenture governing the Stone Finance I notes. We used a substantial portion of the net proceeds from the offering of the outstanding notes to finance the redemption of the Stone Finance I notes.

Corporate Reorganization

        On September 21, 2004, Smurfit-Stone announced its intention to merge the operations of JSC(U.S.) with ours during the fourth quarter of 2004, principally to simplify and consolidate debt financing activities of Smurfit-Stone and its subsidiaries. In connection with the proposed merger, we expect JSCE to first merge into JSC(U.S.). JSCE, through JSC(U.S.), is an integrated producer of containerboard, corrugated containers and other packaging products and had net sales of $1,865 million and $3,651 million and net income of $7 million and $17 million for the six months ended June 30, 2004 and the year ended December 31, 2003, respectively. For further information on JSC(U.S), see "Jefferson Smurfit Corporation (U.S.) Management's Discussion and Analysis of Financial Condition and Results of Operations," "Jefferson Smurfit Corporation (U.S.) Business" and the JSCE, Inc. consolidated financial statements appearing elsewhere in this prospectus. We and JSC(U.S.) are direct and indirect wholly-owned subsidiaries of Smurfit-Stone, respectively, and, therefore, the historical cost basis of the acquired entity, JSC(U.S.), will carry over into the combined entity. For further information on the combined entity, see "Unaudited Pro Forma Condensed Consolidated Financial Data" appearing elsewhere in this prospectus.

        As of June 30, 2004, consummation of the proposed merger would require the consent of the majority of the holders of JSC(U.S.)'s 8 1/4% Senior Notes due 2012 and 7 1/2% Senior Notes due 2013 (the "JSC(U.S.) notes") to amend certain covenants in the indentures governing such notes. We expect our operating results to improve in the second half of 2004, which we anticipate will allow us to consummate the proposed merger without the consent of the holders of the JSC(U.S.) notes. In addition, we currently do not expect to consummate the proposed merger unless we are able to simultaneously enter into a new combined bank credit agreement that would replace ours and JSC(U.S.)'s current bank credit agreements. As a result, we cannot assure you that we will be able to enter into the new combined bank credit agreement or that we will consummate the proposed merger.

Risk Factors

        See "Risk Factors" immediately following this summary for a discussion of risks relating to us, our business and participating in the exchange offer.

Summary Historical Financial Data

        The following table sets forth summary consolidated financial data for Stone Container. Separate financial information for Stone Finance II is not presented because (1) Stone Finance II has no assets, operations, revenues or cash flows other than those related to financing our operations, (2) Stone Finance II is a wholly-owned subsidiary of the guarantor, (3) the guarantor will fully and unconditionally guarantee the notes and (4) no other subsidiary of the guarantor will guarantee the notes.

        The following data (not including the statistical data) as of and for each of the years in the five year period ended December 31, 2003 was derived from our audited consolidated financial statements. The unaudited consolidated financial data for the six month periods ended June 30, 2003 and 2004 was derived from our unaudited consolidated financial statements. The unaudited consolidated financial data reflect, in the opinion of management, all normal recurring adjustments considered necessary by us for a fair presentation of these results. Our results of operations for the six month period ended June 30, 2004 are not necessarily indicative of the results which may be expected for the full fiscal year 2004. This information is only a summary and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Selected Consolidated Historical Financial Data" and our consolidated historical financial statements appearing elsewhere in this prospectus.

	Year Ended December 31,								Six Months Ended June 30,
	1999	2000(1)		2001		2002		2003(2)(3)	2003	2004
									(Unaudited)
	(In millions, except statistical data)
Consolidated Statement of Operations Data:
Net sales	$3,963	$5,179		$5,189		$4,970		$5,051	$2,524	$2,626
Income (loss) from operations(4)	204	559		347		284		(1)	79	18
Interest expense, net	340	371		330		261		237	120	118
Income (loss) from continuing operations before cumulative effect of accounting change	(91)	99		(10)		23		(167)	(37)	(52)
Net income (loss) available to common stockholder	(85)	108		10		2		(163)	(33)	(52)
Other Financial Data:
EBITDA (unaudited)(5)	$558	$925		$747		$597		$243	$194	$167
Net income (loss), adjusted to exclude goodwill amortization(6)	(14)	190		94		2		(163)	(33)	(52)
Capital investments and acquisitions	87	878		146		130		116	60	46
Ratio of earnings to fixed charges (unaudited)(7)		1.52	x	1.08	x	1.07	x
Consolidated Balance Sheet Data:
Total assets	$7,565	$9,051		$8,638		$8,467		$7,856	$8,086	$7,795
Goodwill	3,027	3,076		3,014		3,023		3,117	3,146	3,117
Long-term debt	3,157	3,813		3,516		3,389		3,228	3,146	3,247
Redeemable preferred stock	78
Stockholders' equity	2,506	3,003		2,957		2,881		2,748	2,879	2,695

(1)
Results include the acquisition of St. Laurent after May 31, 2000, the date of the acquisition.

(2)
Results include the acquisition of Smurfit-MBI after March 31, 2003, the date of the acquisition.

(3)
We recorded a $2 million charge, net of income tax, for the cumulative effect of an accounting change to recognize asset retirement obligations in 2003.

(4)
We recorded restructuring charges of $53 million, $6 million, $20 million and $94 million in the years ended 2000, 2001, 2002 and 2003, respectively, and $2 million and $10 million for the six months ended June 30, 2003 and 2004, respectively.

(5)
"EBITDA" is defined as income (loss) from continuing operations before cumulative effect of accounting change, provision for (benefit from) income taxes, interest expense, net, and depreciation, depletion and amortization plus income (loss) from discontinued operations before income taxes. EBITDA is presented in order to provide an indication of our ability to service debt and is an important measurement to us because of our highly leveraged position. It is presented to enhance an understanding of our operating results and is not intended to represent cash flow or results of operations for the periods presented. EBITDA is not a measurement under accounting principles generally accepted in the United States and may not be similar to EBITDA measures of other companies.

          The following table presents reconciliations of EBITDA to the most directly comparable GAAP financial measure for each of the periods indicated.

	Year Ended December 31,					Six Months Ended June 30,
	1999	2000	2001	2002	2003	2003	2004
	(In millions)
Income (loss) from continuing operations before cumulative effect of accounting change	$(91)	$99	$(10)	$23	$(167)	$(37)	$(52)
Provision for (benefit from) income taxes	(17)	109	40	4	(116)	(38)	(37)
Interest expense, net	340	371	330	261	237	120	118
Depreciation, depletion and amortization	296	313	354	278	279	139	138
Income from discontinued operations before income taxes	30	33	33	31	10	10

EBITDA	$558	$925	$747	$597	$243	$194	$167
(6)
Effective January 1, 2002, we adopted Statement of Financial Accounting Standards ("SFAS"), No. 142, "Goodwill and Other Intangible Assets," which requires that goodwill no longer be amortized and instead be tested for impairment at least annually. Depreciation, depletion and amortization included goodwill amortization of $71 million, $82 million and $84 million in 1999, 2000 and 2001, respectively.

(7)
For purposes of calculating the ratio of earnings to fixed charges, earnings include income (loss) from continuing operations before income taxes, plus fixed charges. Fixed charges consist of interest on indebtedness, amortization of deferred debt issuance costs and that portion of lease rental expense considered to be representative of the interest factors therein. Earnings were inadequate to cover fixed charges for the six months ended June 30, 2003 and 2004 by $79 million and $89 million, respectively, and for the years ended December 31, 1999 and 2003 by $97 million and $287 million, respectively.

RISK FACTORS

        You should carefully consider the following risk factors and all of the other information contained in this prospectus before making a decision to tender your outstanding notes in the exchange offer. The occurrence of any one or more of the following could materially adversely affect our business and operating results.

Risks Relating to the Business

The cyclicality of our industry could negatively impact our sales volume and revenues and our ability to respond to competition or take advantage of business opportunities.

        Our operating results reflect the industry's general cyclical pattern. The majority of our products are commodities subject to extreme price competition. The industry in which we compete has had substantial overcapacity for several years. Production overcapacity and weak demand for products causes companies in the paper industry to take downtime periodically to reduce inventory levels. In addition, the industry is capital intensive, which leads to high fixed costs and has historically resulted in continued production as long as prices are sufficient to cover marginal costs. These conditions have contributed to substantial price competition and volatility in the industry. In the event of a recession, demand and prices are likely to drop substantially. Increased production by our competitors could also depress prices for our products. From time to time, we have closed certain of our facilities or have taken downtime based on prevailing market demand for our products and may continue to do so. Certain of our competitors have also temporarily closed or reduced production at their facilities, but can reopen and/or increase production capacity at any time.

        Our sales and profitability historically have been more sensitive to price changes than changes in volume. Future decreases in prices for our products would adversely affect our operating results. These factors, coupled with our highly leveraged financial position, may adversely impact our ability to respond to competition and to other market conditions or to otherwise take advantage of business opportunities.

Our industry is highly competitive and price fluctuations could diminish our sales volume and revenues.

        The paperboard and packaging products industries are highly competitive, and no single company is dominant. Our competitors include large, vertically integrated paperboard and packaging products companies and numerous smaller companies. Because these products are globally traded commodities, the industries in which we compete are particularly sensitive to price fluctuations as well as other factors including innovation, design, quality and service, with varying emphasis on these factors depending on the product line. To the extent that one or more of our competitors become more successful with respect to any key competitive factor, our ability to attract and retain customers could be materially adversely affected.

        Many of our competitors are less leveraged and have financial and other resources greater than ours and are able to better withstand the adverse nature of the business cycle. If our facilities are not as cost efficient as those of our competitors, we may need to temporarily or permanently close such facilities and suffer a consequent reduction in our revenues.

        If we are not as cost competitive as our competitors, we could lose customer business. Certain customers also have a tendency to diversify their suppliers. If we are unable to maintain all or a substantial majority of the sales volume to our customers, our sales volume and revenues could decrease.

Price fluctuations in raw materials and energy costs could adversely affect our ability to obtain the materials needed to manufacture our products and could adversely affect our manufacturing costs.

        Wood fiber and recycled fiber, the principal raw materials used in the manufacture of our products, are purchased in highly competitive, price sensitive markets. These raw materials have historically exhibited price and demand cyclicality. In particular, the supply and price of wood fiber depends on a variety of factors over which we have no control, including environmental and conservation regulations, natural disasters and weather. A decrease in the supply of wood fiber has caused, and likely will continue to cause, higher wood fiber costs in some of the regions in which we procure wood. In addition, unexpected increases in demand may cause an occasional tightness in the supply of recycled fiber, thereby causing a significant increase in the cost of such fiber used in the manufacture of recycled containerboard and related products. In 2003, the price of old corrugated containers, which we refer to in this prospectus as "OCC", the primary grade used in recycled containerboard mills, was comparable to 2002. However, growing demand for fiber, compounded by lower seasonal winter supplies, resulted in price increases in OCC in the first quarter of 2004. The average price of OCC increased approximately 40% in the first quarter of 2004 compared to December 2003 and remained stable through the second quarter. We expect the average price of OCC to remain high through the remainder of 2004.

        The cost of producing our products is sensitive to the price of energy. Energy prices, in particular oil and natural gas, have experienced significant volatility in recent years, with a corresponding effect on our production costs. The average price of natural gas has been higher in recent years. Energy prices may continue to fluctuate and may rise to higher levels in future years, in which case our production costs and results of operations could be adversely affected thereby.

We may encounter difficulties arising from integrating acquisitions, restructuring our operations or closing or disposing of facilities.

        We have completed acquisitions, closed higher cost facilities, sold non-core assets, and otherwise restructured our operations to improve our cost competitiveness. Some of these activities are ongoing and may divert the attention of management or disrupt our ordinary operations or those of our subsidiaries. Moreover, our production capacity or the actual amount of products we produce may be reduced as a result of these activities.

Our substantial leverage may require us to seek additional sources of capital to satisfy our capital needs.

        We have a highly leveraged capital structure. As of June 30, 2004, we and our subsidiaries had approximately $3,247 million of outstanding debt. This outstanding debt includes $1,424 million of secured debt, a portion of which was at the subsidiary level. On a pro forma basis giving effect to the proposed merger with JSC(U.S.) and after giving effect to the offering of the outstanding notes and the application of the net proceeds therefrom, as of June 30, 2004, we and our subsidiaries would have had approximately $4,870 million of outstanding debt, which would have included $2,007 million of secured debt, a portion of which was at the subsidiary level.

        Our level of debt could have significant consequences for us, including the following:

  •
  we may be required to seek additional sources of capital, including additional borrowings under our existing credit facilities, other private or public debt or equity financings to service or refinance our indebtedness, which borrowings may not be available on favorable terms;

  •
  a substantial portion of our cash flow from operations will be needed to meet the payment of principal and interest on our indebtedness and other obligations and will not be available for our working capital, capital expenditures and other general corporate purposes;

  •
  our level of debt makes us more vulnerable to economic downturns, and reduces our operational and business flexibility in responding to changing business and economic conditions and opportunities; and

  •
  we will be more highly leveraged than some of our competitors, which may place us at a competitive disadvantage.

        In addition, borrowings under our and our subsidiaries' bank credit agreements are at variable rates of interest, which expose us to the risk of increased interest rates.

Factors beyond our control could hinder our ability to service our debt and meet our operating requirements.

        As of June 30, 2004, we had scheduled principal payments on our debt of approximately $8 million in 2004, $315 million in 2005 and $201 million in 2006. After giving effect to the offering of the outstanding notes and the application of the net proceeds therefrom, we will have scheduled principal payments on our debt of approximately $3 million in 2004, $306 million in 2005 and $150 million in 2006. On a pro forma basis giving effect to the proposed merger with JSC(U.S.) and after giving effect to the offering of the outstanding notes and the application of net proceeds therefrom, we will have scheduled principal payments on our debt of approximately $228 million in 2004, $518 million in 2005 and $46 million in 2006. We will continue to have substantial interest expense during these periods.

        Our ability and our subsidiaries' ability to meet our obligations and to comply with the financial covenants contained in our debt instruments will largely depend on our and our subsidiaries' future performance. Our performance will be subject to financial, business and other factors affecting us. Many of these factors will be beyond our control, such as:

  •
  the state of the economy;

  •
  the financial markets;

  •
  demand for and selling prices of our products;

  •
  costs of raw materials and energy; and

  •
  legislation and other factors relating to the paperboard and packaging products industries generally or to specific competitors.

        If the net proceeds from borrowings and any divestitures and amounts from other financing sources, including operating cash flows, do not provide us with sufficient liquidity to meet our operating and debt service requirements, we will be required to pursue other alternatives to repay debt and improve liquidity. Such alternatives may include:

  •
  sales of assets;

  •
  cost reductions;

  •
  deferral of certain discretionary capital expenditures; and

  •
  seeking amendments or waivers to our debt instruments.

        Such measures may not be successfully completed or may not generate the liquidity required by us to operate our business and service our obligations. If we:

  •
  are not able to generate sufficient cash flow or otherwise obtain funds necessary to make required debt payments, or

  •
  fail to comply with the various covenants in our various debt instruments,

we would be in default under the terms of our various debt instruments, which would permit our debtholders to accelerate the maturity of such debt and would cause defaults under our other debt.

We are subject to environmental regulations and liabilities that could weaken our operating results.

        Federal, state, provincial, foreign and local environmental requirements, particularly those relating to air and water quality, are a significant factor in our business. In the past we have had, and in the future may face, environmental liability for the costs of remediating soil or groundwater that is or was contaminated by us or a third party at various sites which are now or were previously owned or operated by us. We are also engaged in legal proceedings with federal and state authorities concerning alleged violations of various discharge and emission standards. These proceedings may result in the imposition of fines or penalties as well as mandated remediation programs that may require substantial, and potentially unplanned, capital expenditures. There also may be similar liability at third party disposal sites with respect to which either we have received, or in the future may receive, notice that we may be a potentially responsible party ("PRP") and which are the subject of cleanup activity under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), analogous state laws and other laws concerning hazardous substance contamination.

        We have incurred in the past, and may incur in the future, civil and criminal fines and penalties relating to environmental matters and costs relating to the damage of natural resources, lost property values and toxic tort claims. We have made significant expenditures to comply with environmental regulations and expect to make significant expenditures in the future. As of June 30, 2004, we had approximately $16 million reserved for environmental liabilities. On a pro forma basis giving effect to the proposed merger with JSC(U.S.), as of June 30, 2004, our reserve for environmental liabilities would have been approximately $28 million. However, we could incur additional significant expenditures due to changes in law or the discovery of new information, and those expenditures could have a material adverse effect on our operating results. In addition, we are required to make significant environmental capital expenditures on an annual basis.

        The United States Environmental Protection Agency ("EPA") has finalized significant portions of its comprehensive rule governing air emissions (Maximum Achievable Control Technology ("MACT")) and water discharges (Effluent Limitation Guidelines) from the pulp, paper and paperboard industry, known as the "Cluster Rule."

  •
  Phase I of MACT I and the Effluent Limitation Guidelines of the Cluster Rule required us to convert our bleached market pulp mill at Panama City, Florida to an elemental chlorine free bleaching process, to install systems at several of our mills for the collection and destruction of low volume, high concentration gases and to implement best management practices, such as spill controls. Those projects were completed in 2001 at a cost of approximately $155 million.

  •
  MACT II of the Cluster Rule requires control of particulate from recovery boilers, smelt tanks and lime kilns and had a compliance date of March 13, 2004. We spent approximately $32 million through 2003 and approximately $10 million in 2004 for those projects related to MACT II of the Cluster Rule, all of which are substantially completed, bringing us into compliance with MACT II of the Cluster Rule.

  •
  Phase II of MACT I of the Cluster Rule will require the implementation of systems to collect high volume, low concentration gases at various mills and has a compliance date of 2006. We continue to study possible means of compliance with Phase II of MACT I of the Cluster Rule. Based on currently available information, we estimate that the aggregate compliance cost for Phase II of MACT I of the Cluster Rule will be approximately $50 million to $60 million (or approximately $60 million to $70 million if the proposed merger is consummated) and that such cost will be incurred over the next two years. We estimate that we will spend approximately $26 million in 2004.

        In recent years, the EPA has undertaken significant air quality initiatives associated with nitrogen oxide emissions, regional haze and national ambient air quality standards. Several of our mills are located in states affected by these EPA initiatives. The EPA has also promulgated a new Boiler MACT regulation that will limit particulate emissions from industrial boilers. Several of our mills will be subject to the Boiler MACT regulation and will be required to install new pollution control equipment in order to meet the regulation's 2007 compliance deadline.

The terms of our debt may severely limit our ability to plan for or respond to changes in our business.

        Our ability to incur additional debt, and in certain cases refinance outstanding debt, is significantly limited or restricted under the agreements relating to our and our subsidiaries' existing debt. Our and our subsidiaries' senior secured credit facilities and the indentures governing our outstanding senior notes (and those of JSC(U.S.) if the proposed merger is consummated) restrict, among other things, our ability to take specific actions, even if such actions may be in our best interest. These restrictions limit our ability to:

  •
  incur liens or make negative pledges on our assets;

  •
  merge, consolidate or sell our assets;

  •
  issue additional debt;

  •
  pay dividends or repurchase or redeem capital stock and prepay other debt;

  •
  make investments and acquisitions;

  •
  enter into certain transactions with stockholders and affiliates;

  •
  make capital expenditures;

  •
  materially change our business;

  •
  amend our debt and other material agreements;

  •
  issue and sell capital stock;

  •
  make investments in unrestricted subsidiaries; or

  •
  prepay specified indebtedness.

        Our senior secured credit facility requires us to maintain specified financial ratios and meet specific financial tests. Our failure to comply with these covenants could result in an event of default that, if not cured or waived, could result in us being required to repay these borrowings before their due date. If we were unable to make this repayment or otherwise refinance these borrowings, our lenders could foreclose on our assets. If we were unable to refinance these borrowings on favorable terms, our costs of borrowing could increase significantly.

        In addition, unless and until we consummate the proposed merger with JSC(U.S.), we are limited in our ability to move capital freely among us, Smurfit-Stone and our subsidiaries. The limitations contained in such agreements, together with our and our subsidiaries' highly leveraged capital structure, could limit our and our subsidiaries' ability to effect future debt or equity financings. These limitations also may otherwise restrict our corporate activities, including our ability to avoid defaults, provide for capital expenditures, take advantage of business opportunities or respond to market conditions.

        Furthermore, our senior debt bears interest at fixed and floating rates. As of June 30, 2004, approximately $1,343 million, or 41% of our total debt, bears interest at floating rates. On a pro forma basis giving effect to the proposed merger with JSC(U.S.) and the offering of the outstanding notes and the application of the proceeds therefrom, as of June 30, 2004, approximately $1,913 million, or 39% of our total debt, bears interest at floating rates. Our floating interest rates currently are not capped. If interest rates rise, our senior debt interest payments also will increase. Although we may enter into agreements to hedge our interest rate risk, these agreements may be inadequate to protect us fully against our interest rate risk.

Foreign currency risks and exchange rate fluctuations could hinder the results of our international operations, and the strength of the U.S. Dollar could continue to disadvantage us relative to our foreign competitors.

        We have operations in the United States, Canada and Mexico. Our principal foreign exchange exposure is the Canadian dollar. Assets and liabilities outside the United States are primarily located in Canada. The functional currency for our Canadian operations is the U.S. Dollar. To the extent we have unhedged positions or our hedging procedures do not work as planned, fluctuating currencies could reduce our sales and net income. Our financial performance is directly affected by exchange rates because:

  •
  certain of our products are manufactured in Canada, but sold in U.S. Dollars; and

  •
  the monetary assets and liabilities of our Canadian operations are translated into U.S. Dollars for financial reporting purposes.

Risks Relating to the Exchange Offer

If you do not exchange your outstanding notes for registered notes, your notes will continue to have restrictions on transfer.

        If you do not exchange your outstanding notes for registered notes in the exchange offer, or if your outstanding notes are tendered but not accepted, your notes will continue to have restrictions on transfer. In general, you may offer or sell any outstanding notes only if the notes are registered under the Securities Act and applicable state laws, or resold under an exemption from these laws. We do not intend to register the outstanding notes under the Securities Act, other than in the limited circumstances in the registration rights agreement discussed in the section "Description of the Notes—Registration Rights."

The issuance of the registered notes may adversely affect the market for outstanding notes.

        If outstanding notes are tendered for exchange, the trading market for untendered and tendered but unaccepted outstanding notes could be adversely affected. Please refer to the section in this prospectus entitled "The Exchange Offer—Consequences of Failure to Exchange."

Risks Relating to the Registered Notes

Stone Finance II depends on the guarantor to make payments on the registered notes.

        Stone Finance II is a newly-formed finance subsidiary constituted in Canada and is a wholly-owned subsidiary of the guarantor. Stone Finance II has no significant assets and will depend on the guarantor to make all payments under the registered notes, including payments of principal and interest and any additional amounts on the registered notes.

        The guarantor's ability to make payments under the guarantee of the registered notes depends on our future performance, which is subject to many factors, several of which are beyond our control. No representation or assurance can be made that we will have revenues in amounts sufficient to make such payments. Our future financial condition and liquidity could be adversely affected by, among other things:

  •
  demand for and sale prices of paper products;

  •
  cost of raw materials and other production costs;

  •
  energy costs;

  •
  competition;

  •
  general economic developments affecting us;

  •
  future access to credit markets to finance operations and refinance existing indebtedness;

  •
  environmental regulations; and

  •
  other regulations and other developments that cannot now be foreseen.

        Such factors may materially and adversely affect Stone Finance II's and the guarantor's ability to make payments with respect to the registered notes.

We have substantial debt outstanding that could negatively impact our business and prevent us from fulfilling our obligations on the registered notes.

        We have a highly leveraged capital structure. As of June 30, 2004, after giving effect to the offering of the outstanding notes and the application of the net proceeds therefrom, we would have had total consolidated debt outstanding of $3,247 million and $261 million of unused borrowing capacity under our bank credit facilities. On a pro forma basis giving effect to the proposed merger with JSC(U.S.) and after giving effect to the offering of the outstanding notes and the application of net proceeds therefrom, as of June 30, 2004, we would have had total consolidated debt outstanding of $4,870 million and the total unused borrowing capacity under our existing bank credit facilities and the existing bank credit facilities of JSC(U.S.) would have been $551 million, in the aggregate.

        Our high level of debt could:

  •
  make it difficult for us to satisfy our obligations, including making interest payments under the registered notes and our other debt obligations;

  •
  limit our ability to obtain additional financing to operate our business;

  •
  limit our financial flexibility in planning for and reacting to industry changes;

  •
  place us at a disadvantage as compared to less leveraged competitors;

  •
  increase our vulnerability to general adverse economic and industry conditions, including changes in interest rates;

  •
  require us to dedicate a substantial portion of our cash flow to payments on our debt, reducing the availability of our cash flow for other purposes; and

  •
  limit our ability to take advantage of business opportunities.

        We may borrow additional amounts to fund our capital expenditures and working capital needs. We also may incur additional debt to finance future acquisitions. The incurrence of substantial additional debt could cause us to experience one or more of the risks described above and could exacerbate the effects of some or all of the risks described above.

The registered notes and the guarantee of the registered notes are effectively subordinated to our senior secured debt and all the liabilities of the subsidiaries of the guarantor (other than Stone Finance II).

        The registered notes and the guarantee of the registered notes are unsecured and are effectively subordinated to our secured debt, to the extent of the value of the assets securing such debt. As of June 30, 2004, after giving effect to the offering of the outstanding notes and the application of the net proceeds therefrom, we would have had $1,411 million aggregate principal amount of secured debt outstanding (including $1,330 million outstanding under our existing bank credit facilities). In the event we are the subject of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, our assets securing our debt could not be used to pay you pursuant to the guarantee of the notes until all secured claims against us have been fully paid.

        Because our subsidiaries (other than Stone Finance II) do not guarantee and are not otherwise liable for the payment of principal or interest on the registered notes, claims of holders of the notes will be effectively subordinated to the claims of all the creditors, including the trade creditors, of those subsidiaries.

Applicable federal, state and Canadian statutes allow courts, under specific circumstances, to void indebtedness and guarantees thereof and require noteholders to return payments received from debtors and guarantors.

        Under federal bankruptcy and comparable provisions of U.S. state or Canadian fraudulent transfer laws, the notes and the guarantee could be voided or subordinated if, at the time the indebtedness under the notes and the guarantee were incurred, among other things, the guarantor or Stone Finance II, as the case may be:

  •
  were insolvent or were rendered insolvent by reason of the indebtedness incurred and payments made in connection therewith;

  •
  were engaged, or were about to engage, in a business or transaction for which their remaining assets constituted unreasonably small capital to carry on its business; or

  •
  intended to, or believed that they would, incur debts beyond their ability to pay such debts as they matured.

        The measure of insolvency for purposes of the fraudulent transfer laws varies depending upon the law of the jurisdiction being applied. Generally, however, a company would be considered insolvent if, at the time the indebtedness is incurred:

  •
  the sum of its debts and liabilities, including contingent liabilities, was greater than the fair saleable value of all of its assets;

  •
  the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts or liabilities, including contingent liabilities, as they become due.

        On the basis of historical financial information, recent operating history and other factors, we believe that the issuance of the notes and the guarantee will not constitute fraudulent transfers. However, we cannot assure you that a court passing on such issue would agree with our conclusions.

If we do not generate positive cash flows, we may be unable to service our debt.

        If our cash flows and capital resources are insufficient to allow us to make scheduled payments on our debt, we may have to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance our debt. We cannot assure you that the terms of our debt will allow these alternative measures or that such measures would satisfy our scheduled debt service obligations.

        If we cannot make scheduled payments on our debt, we will be in default and, as a result:

  •
  our debtholders could declare all outstanding principal and interest to be due and payable;

  •
  our secured debt lenders could terminate their commitments and commence foreclosure proceedings against our assets; and

  •
  we could be forced into bankruptcy or liquidation.

You may find it difficult to sell your registered notes because no public trading market for the registered notes exists.

        The registered notes are a new issue of securities for which there is currently no active trading market. The registered notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market. We do not intend to list the registered notes on any national securities exchange or to seek the admission of the registered notes for quotation through the Nasdaq Stock Market, Inc. In addition, the registered notes will not be eligible for trading on the Private Offerings, Resales, and Trading through Automatic Linkages Market, also known as the PORTAL Market. PORTAL is a computerized communications facility for primary offering and secondary trading of securities that are eligible for resale pursuant to Rule 144A and that are (1) restricted securities, as defined in Rule 144(a)(3), or (2) contractually required to be resold only in compliance with Rule 144, Rule 144A, Regulation S or in secondary private placements. If the registered notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities and other factors, including general economic conditions and our financial condition, performance and prospects.

        Accordingly,

  •
  a market for the registered notes may not develop;

  •
  you may not be able to sell your registered notes; and

  •
  you may not be able to sell your registered notes at any particular price.

Certain bankruptcy and insolvency laws may impair the trustee's ability to enforce remedies under the registered notes.

        Stone Finance II is incorporated under the laws of the Province of Nova Scotia, and substantially all of its assets are located in Canada. Under bankruptcy laws in the United States, courts typically have jurisdiction over a debtor's property, wherever located, including property situated in other countries. There can be no assurance, however, that courts outside the United States would recognize the U.S. bankruptcy court's jurisdiction. Accordingly, difficulties may arise in administering a U.S. bankruptcy case involving a Canadian debtor like Stone Finance II with property located outside the United States, and any orders or judgments of a bankruptcy court in the United States may not be enforceable in Canada against Stone Finance II.

        The rights of the trustee to enforce remedies may be significantly impaired by the restructuring provisions of applicable Canadian federal bankruptcy, insolvency and other restructuring legislation if the benefit of such legislation is sought with respect to Stone Finance II. For example, both the Bankruptcy and Insolvency Act (Canada) and the Companies' Creditors Arrangement Act (Canada) contain provisions enabling an "insolvent person" to obtain a stay of proceeding as against its creditors and others and to prepare and file a proposal for consideration by all or some of its creditors to be voted on by the various classes of its creditors. Such a restructuring proposal, if accepted by the requisite majorities of creditors and approved by the court, may be binding on persons, such as holders of the notes, who may not otherwise be willing to accept it. Moreover, this legislation permits, in certain circumstances, an insolvent debtor to retain possession and administration of its property, even though it may be in default under the applicable debt instrument.

        The powers of the court under the Bankruptcy and Insolvency Act and particularly under the Companies' Creditors Arrangement Acthave been exercised broadly to protect a restructuring entity from actions taken by creditors and other parties. Accordingly, if Stone Finance II were to seek protection under such Canadian insolvency legislation following commencement of or during such a proceeding, payments under the notes may be discontinued, the trustee may be unable to exercise its rights under the indenture and holders of the notes may not be compensated for any delays in payments, if any, of principal and interest and may have their claims under the notes compromised as part of a restructuring proposal.

Because Stone Finance II is incorporated in Canada, it may be difficult for you to enforce against it liabilities based solely upon U.S. federal securities laws.

        Stone Finance II is incorporated under the laws of the Province of Nova Scotia, and a substantial portion of its assets are located outside the United States. It may be difficult for United States holders of the notes to effect service within the United States upon any directors or officers of Stone Finance II who are not residents of the United States, or to realize against them or Stone Finance II in the United States upon judgments of courts of the United States predicated upon the civil liability under the United States federal securities laws. In addition, it may be difficult for such holders to bring an original action outside of the United States against Stone Finance II to enforce liabilities based solely on U.S. federal securities laws.

USE OF PROCEEDS

        We will not receive any proceeds from the exchange offer. In consideration for issuing the registered notes, we will receive in exchange outstanding notes of like principal amount, the terms of which are substantially identical in all material respects to the registered notes. The outstanding notes surrendered in exchange for registered notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the registered notes will not result in any increase in our indebtedness. We have agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer.

        The proceeds from the issuance of the outstanding notes were used in the third quarter to redeem at par the $185 million outstanding aggregate principal amount of the Stone Finance I notes, prepay approximately $13 million on our outstanding Tranche B term loan and pay approximately $2 million of fees and expenses related to the transaction.

CAPITALIZATION

        The following table sets forth the consolidated cash and cash equivalents, current portion of long-term debt and capitalization of Stone Container and its consolidated subsidiaries as of June 30, 2004 (1) on a historical basis, (2) on an as adjusted basis to give effect to the offering of the outstanding notes and the application of the net proceeds therefrom and (3) on a pro forma as adjusted basis to give effect to our proposed merger with JSC(U.S.) and the offering of the outstanding notes and the application of the net proceeds therefrom.

	As of June 30, 2004
	Historical	As Adjusted	Pro Forma As Adjusted
	(Unaudited) (In millions)
Cash and cash equivalents	$4	$4	$10

Current portion of long-term debt	$17	$7	$442

Long-term debt, net of current portion:
Bank credit facilities	$1,333	$1,329	$1,480
Senior notes	1,708	1,522	2,522
Other	189	189	226
Senior notes issued July 20, 2004		200	200

Total long-term debt	3,230	3,240	4,428
Stockholder's equity:
Common stock and additional paid-in capital	3,016	3,016	4,221
Retained earnings (deficit)	(201)	(200)	(1,198)
Accumulated other comprehensive income (loss)	(120)	(120)	(290)

Total stockholder's equity	2,695	2,696	2,733

Total capitalization	$5,925	$5,936	$7,161

STONE CONTAINER CORPORATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

        On September 21, 2004, Smurfit-Stone announted its intention to merge the operations of Stone Container and JSC(U.S.) during the fourth quarter of 2004, principally to simplify and consolidate debt financing activities of Smurfit-Stone and its subsidiaries. JSCE, which is a holding company that conducts its operations through its wholly-owned subsidiary, JSC(U.S.), will merge with and into JSC(U.S.), with JSC(U.S.) as the surviving company, prior to the proposed merger of Stone Container and JSC(U.S.). As a result, the financial data presented for JSC(U.S.) in the following unaudited pro forma financial statements is the same as for JSCE. JSCE's financial statements are included elsewhere in this prospectus.

        The following unaudited pro forma condensed consolidated statements of operations were prepared to illustrate the estimated effects of the offering of the outstanding notes and the application of the proceeds therefrom and the proposed merger of Stone Container and JSC(U.S.), as if these transactions had occurred as of the beginning of the periods presented. The following unaudited pro forma condensed consolidated balance sheet was prepared as if these transactions had occurred as of June 30, 2004.

        The pro forma adjustments are based upon available information and upon certain assumptions that we believe are reasonable. The unaudited pro forma condensed consolidated financial statements and accompanying notes should be read in conjunction with the historical financial statements and the related notes thereto of Stone Container and JSCE, included elsewhere in this prospectus.

        The unaudited pro forma condensed consolidated financial statements are provided for informational purposes only and do not purport to represent what our financial position or results of operations would actually have been if the offering of the outstanding notes and the application of the proceeds therefrom and the proposed merger of Stone Container and JSC(U.S.) had in fact occurred at such dates or to project our financial position or results of operations for any future date or period.

STONE CONTAINER CORPORATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

	June 30, 2004
	Stone Container Historical	Offering Adjustments			Proposed Merger Adjustments(d)		Stone Container Pro Forma
		(In millions)
ASSETS
Current assets:
Cash and cash equivalents	$4	$			$6		$10
Receivables	274				368 (27)	(b)	615
Inventories	499				222		721
Deferred income taxes	145				16		161
Prepaid expenses and other current assets	46				20		66

Total current assets	968				605		1,573
Property, plant and equipment, net	3,455				1,333		4,788
Timberland, net	42				2		44
Goodwill	3,117				184		3,301
Note receivable from SSCC					617		617
Other assets	213		2	(a)	150		365

	$7,795		$2		$2,891		$10,688

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
Current maturities of long-term debt	$17		$(10)	(a)	$435		$442
Accounts payable	329				245 (27)	(b)	547
Other accrued liabilities	326				176		502

Total current liabilities	672		(10)		829		1,491
Long-term debt, less current maturities	3,230		10	(a)	1,188		4,428
Other long-term liabilities	671				373		1,044
Deferred income taxes	527		1	(a)	464		992
Stockholder's equity:
Common stock and additional paid-in capital	3,016				1,205		4,221
Retained earnings (deficit)	(201)		1	(a)	(998)		(1,198)
Accumulated other comprehensive income (loss)	(120)				(170)		(290)

Total stockholder's equity	2,695		1		37		2,733

	$7,795		$2		$2,891		$10,688

See accompanying notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements.

STONE CONTAINER CORPORATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Stone Container Historical	Offering Adjustments			Proposed Merger Adjustments(d)	Stone Container Pro Forma
	(In millions)
Six Months Ended June 30, 2004:
Net sales	$2,626	$			$1,865 (511) (c)	$3,980
Cost of goods sold	2,369				1,674 (511) (c)	3,532
Selling and administrative expenses	229				162	391
Restructuring charges	10				7	17

Income from operations	18				22	40
Interest expense, net	(118)		3	(a)	(54)	(169)
Interest income from SSCC					41	41
Other income (expense)—net	11				2	13

Income (loss) from continuing operations before income taxes and cumulative effect of accounting change	(89)		3		11	(75)
(Provision for) benefit from income taxes	37		(1)	(a)	(4)	32

Income (loss) from continuing operations before cumulative effect of accounting change	$(52)		$2		$7	$(43)

Year Ended December 31, 2003:
Net sales	$5,051	$			$3,651 (980) (c)	$7,722
Cost of goods sold	4,430				3,222 (980) (c)	6,672
Selling and administrative expenses	528				355	883
Restructuring charges	94				21	115
Loss on sale of assets					5	5

Income (loss) from operations	(1)				48	47
Interest expense, net	(237)		5	(a)	(104)	(336)
Interest income from SSCC					80	80
Gain (loss) from early extinguishment of debt	(1)		2	(a)	(2)	(1)
Other income (expense)—net	(44)				3	(41)

Income (loss) from continuing operations before income taxes and cumulative effect of accounting change	(283)		7		25	(251)
(Provision for) benefit from income taxes	116		(3)	(a)	(5)	108

Income (loss) from continuing operations before cumulative effect of accounting change	$(167)		$4		$20	$(143)

STONE CONTAINER CORPORATION
NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

Offering Adjustments

(a)
To reflect the effects of the offering of the 7.375% senior notes due 2014 and the repayment of the outstanding 11.5% senior notes due August 15, 2006 and a portion of the Tranche B term loan:

Balance Sheet	June 30, 2004
New borrowings:
7.375% senior notes, due 2014		$200
Repayments of debt:
11.5% senior notes, due August 15, 2006 (plus unamortized premium of $2 million)		187
Tranche B term loan, due June 30, 2009		13

Total debt to be repaid		200

Net change to total debt	$

  No change to total debt due to $2 million used to pay debt issuance costs related to these refinancing transactions, less a $2 million debt premium. The gain on early extinguishment of debt of $2 million has been included in the year ended December 31, 2003 pro forma statement of operations, with the related after-tax impact included in the pro forma balance sheet.

  A reclassification adjustment of $10 million was made to properly state the current and long term portions of total debt.

Statements of operations	Year Ended December 31, 2003	Six Months Ended June 30, 2004
Interest expense on the outstanding 7.375% senior notes, due 2014	$15	$7
Amortization of new deferred debt issuance cost	1
Elimination of amortization of debt premium	1	1
Less interest expense on extinguished debt	(22)	(11)

Net interest expense decrease	$(5)	$(3)

  Income tax effects assume a 39% tax rate.

Proposed Merger Adjustments

(b)
To eliminate the effects of accounts receivables and accounts payables between Stone Container and JSC(U.S.).

(c)
To eliminate the effects of sales transactions between Stone Container and JSC(U.S.).

(d)
To incorporate, except for adjustments (b) and (c), the JSC(U.S.) balance sheet and income statements into Stone Container in connection with the proposed merger. Stone Container and JSC(U.S.) are entities under common control and, therefore, the historical cost basis of the acquired entity, JSC(U.S.), carries over into the combined entity.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

        The following table sets forth selected consolidated historical financial and statistical data for Stone Container. Separate financial information for Stone Finance II is not presented because (1) Stone Finance II has no assets, operations, revenues or cash flows other than those related to financing our operations, (2) Stone Finance II is a wholly-owned subsidiary of the guarantor, (3) the guarantor will fully and unconditionally guarantee the notes and (4) no other subsidiary of the guarantor will guarantee the notes.

        The following data (not including the statistical data) as of and for each of the years in the five year period ended December 31, 2003 was derived from our audited consolidated financial statements. The unaudited consolidated financial data for the six month periods ended June 30, 2003 and 2004 was derived from our unaudited consolidated financial statements. The unaudited consolidated financial data reflect, in the opinion of management, all normal recurring adjustments considered necessary by us for a fair presentation of these results. Our results of operations for the six month period ended June 30, 2004 are not necessarily indicative of the results which may be expected for the full fiscal year 2004. You should read all of this information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes thereto appearing elsewhere in this prospectus.

	Year Ended December 31,					Six Months Ended June 30,
	1999	2000(1)	2001	2002	2003(2)(3)	2003	2004
						(Unaudited)
	(In millions, except statistical data)
Summary of Operations
Net sales	$3,963	$5,179	$5,189	$4,970	$5,051	$2,524	$2,626
Income (loss) from operations(4)	204	559	347	284	(1)	79	18
Interest expense, net	340	371	330	261	237	120	118
Income (loss) from continuing operations before cumulative effect of accounting change	(91)	99	(10)	23	(167)	(37)	(52)
Discontinued operations, net of income tax provision	14	16	20	(21)	6	6
Net income (loss) available to common stockholder	(85)	108	10	2	(163)	(33)	(52)
Other Financial Data
Net income (loss), adjusted to exclude goodwill amortization(5)	$(14)	$190	$94	$2	$(163)	$(33)	$(52)
Net cash provided by (used for) operating activities	72	562	413	264	105	138	19
Net cash provided by (used for) investing activities	683	(808)	(117)	(104)	93	144	(37)
Net cash provided by (used for) financing activities	(883)	262	(306)	(166)	(195)	(270)	18
Depreciation and amortization(5)	296	313	354	278	279	139	138
Capital investments and acquisitions	87	878	146	130	116	60	46
Working capital, net	32	369	479	525	291	297	296
Property, plant, equipment and timberlands, net	3,110	4,406	3,943	3,706	3,603	3,769	3,497
Goodwill	3,027	3,076	3,014	3,023	3,117	3,146	3,117
Total assets	7,565	9,051	8,638	8,467	7,856	8,086	7,795
Long-term debt	3,157	3,813	3,516	3,389	3,228	3,146	3,247
Redeemable preferred stock	78
Stockholders' equity	2,506	3,003	2,957	2,881	2,748	2,879	2,695
Statistical Data (unaudited) (tons in thousands)
Containerboard production (tons)(6)	4,381	5,072	5,306	5,356	5,138	2,634	2,616
Kraft production (tons)	437	290	287	283	293	136	146
Market pulp production (tons)	572	550	545	567	497	259	274
Solid bleached sulfate production (tons)		68	119	117	110	56	46
Corrugated containers sold (billion sq. ft.)(6)	51.3	52.5	52.6	52.7	54.6	26.5	28.1
Multiwall bags sold (million bags)	1,075	1,054	1,108	1,162	1,156	567	573
Number of employees	21,900	25,600	24,700	24,700	23,200	23,500	23,200

(1)
Results include the acquisition of St. Laurent after May 31, 2000, the date of the acquisition.

(2)
Results include the acquisition of Smurfit-MBI after March 31, 2003, the date of the acquisition.

(3)
We recorded a $2 million charge, net of income tax, for the cumulative effect of an accounting change to recognize asset retirement obligations in 2003.

(4)
We recorded restructuring charges of $53 million, $6 million, $20 million and $94 million in the years ended 2000, 2001, 2002 and 2003, respectively, and $2 million and $10 million for the six months ended June 30, 2003 and 2004, respectively.

(5)
Effective January 1, 2002, we adopted SFAS No. 142, "Goodwill and Other Intangible Assets," which requires that goodwill no longer be amortized and instead be tested for impairment at least annually. Depreciation, depletion and amortization included goodwill amortization of $71 million, $82 million and $84 million in 1999, 2000 and 2001, respectively.

(6)
Excludes discontinued operations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Overview

        Stone Container Corporation is an integrated producer of paperboard and paper based packaging. Our major products are containerboard, corrugated containers, multiwall bags, solid bleached sulfate ("SBS") and market pulp. We operate in two reportable industry segments. Approximately 87% of our 2003 net sales were generated by the Containerboard and Corrugated Containers segment and 12% were generated by the Consumer Packaging segment. Our mill operations supply paper to our corrugated container and multiwall bag converting operations. The products of our converting operations and the mill tonnage in excess of what is consumed internally are the main products sold to third parties. Our operating facilities and customers are located primarily in the United States and Canada.

        Market conditions and demand for the products of our segments are subject to cyclical changes in the economy and changes in industry capacity, both of which can significantly impact selling prices and our profitability. In recent years, the continued loss of domestic manufacturing to offshore competition and the changing retail environment in the U.S. have also played a key role. The influence of superstores and discount retailing giants, as well as the impact from online shopping, has resulted in a growing demand for packaging which is more condensed, lighter weight and less expensive. These factors have greatly influenced the corrugated industry. Demand for corrugated products in 2003 declined approximately 6% since 1999 and prices fell approximately 15% from their peak in 2000.

        We have responded to this challenging demand environment by (1) taking extensive market related downtime in recent years in our mill operations in order to maintain an internal balance between supply and demand, (2) restructuring our operations, thereby reducing excess production capacity and fixed costs, (3) using an area-management approach at our converting operations that provides added value to customers through focused and unified sales and manufacturing teams, (4) expanding our core capabilities to serve the evolving needs of packaging customers in North America and (5) making strategic acquisitions that provide competitive advantages.

        Growth in the manufacturing sector of the U.S. economy continued to be slow through most of 2003, resulting in sluggish demand for our products and lower profitability compared to 2002. Prices for many of our products declined compared to 2002. Our profits in 2003 declined due to lower pricing, lower mill operating rates, restructuring activities and higher costs, including energy, fiber and employee benefits.

        The economic recovery in the United States began to have a positive impact on the packaging industry in the first half of 2004. Mill operating rates have improved, reflecting healthy demand, corrugated container shipments have increased and inventories remain low. We have implemented two containerboard and corrugated container price increases since the beginning of 2004. Price increases for all grades and substrates were successfully implemented, although pulp prices have begun to moderate in the third quarter of 2004.

Exchange Transactions

        On March 31, 2003, we completed transactions with an affiliate of Jefferson Smurfit Group, plc, formerly the largest stockholder of Smurfit-Stone ("JS Group"), to exchange, in two separate transactions, our European packaging operations for JS Group's 50% ownership in Smurfit-MBI, a Canadian corrugated producer (the "Smurfit-MBI Acquisition"), and a payment from JS Group of approximately $189 million. We previously owned 50% of Smurfit-MBI and as a result of the completed transactions, now own 100% of Smurfit-MBI. Smurfit-MBI operates 16 converting facilities in Canada and employs approximately 2,500 hourly and salaried employees. Smurfit MBI's results of operations are included in the consolidated statement of operations after March 31, 2003. The cost to acquire the remaining 50% of Smurfit-MBI of $137 million, including $26 million of debt assumed, was allocated to the assets acquired and liabilities assumed according to estimated fair values. The purchase price allocation, completed during the fourth quarter of 2003, resulted in acquired goodwill of $94 million, including a reclassification of $52 million associated with our original investment, and intangible assets of $45 million, which were allocated to the Containerboard and Corrugated Containers segment.

Results of Operations for the Six Months Ended June 30, 2004 and June 30, 2003

	Six months ended June 30,
	2004		2003
	Net Sales	Profit/ (Loss)	Net Sales	Profit/ (Loss)
	(In millions)
Containerboard and corrugated containers	$2,301	$35	$2,208	$86
Consumer packaging	320	19	313	17
Other operations	5	1	3

Total segment operations	$2,626	55	$2,524	103

Restructuring charges		(10)		(2)
Loss on sale of assets				(2)
Interest expense, net		(118)		(120)
Non-cash foreign currency exchange gains (losses)		10		(37)
Litigation settlements, net				1
Corporate expenses and other(1)		(26)		(18)

Loss from continuing operations before income taxes and cumulative effect of accounting change		$(89)		$(75)

(1)
Amounts include corporate expenses, corporate charges to segments for working capital interest and other expenses not allocated to segments.

        The decline in our results was due to lower profit from our Containerboard and Corrugated Containers segment, primarily as a result of lower average sales prices and higher cost for fiber. Net sales of $2,626 million in 2004 increased by 4% compared to last year due primarily to our acquisition of the remaining 50% of Smurfit-MBI on March 31, 2003. The change in net sales for each of our segments is summarized in the chart below:

	Containerboard & Corrugated Containers	Consumer Packaging	Other Operations	Total
	(In millions)
Sales price and product mix	$(46)	$(3)	$1	$(48)
Sales volume	20	10	1	31
Smurfit-MBI acquisition	119			119

Total	$93	$7	$2	$102

        Cost of goods sold increased due primarily to the acquisition of Smurfit-MBI and the higher cost of reclaimed fiber ($11 million) and wood fiber ($14 million). Cost of goods sold as a percent of net sales increased from 87% in 2003 to 90% in 2004 due primarily to the lower average selling prices and the higher costs of reclaimed fiber and wood fiber.

        Selling and administrative expense as a percent of net sales declined compared to last year. Selling and administrative expenses declined compared to 2003 primarily as a result of lower personnel costs, which were partially offset by additional expenses resulting from the inclusion of Smurfit-MBI.

        We recorded restructuring charges of $10 million during 2004 related to the closure of three converting facilities and the exit from our Indonesian operation. The assets of these facilities were adjusted to the estimated net realizable value resulting in a $5 million non-cash write-down. The remaining charges were primarily for severance and benefits resulting from approximately 435 employees being terminated.

        The 2004 restructuring activities are a continuation of Smurfit-Stone's restructuring strategy announced in the fourth quarter of 2003 to rationalize operations and cut costs in response to expected future market conditions. Smurfit-Stone's rationalization process, when completed, expects to achieve annual savings of approximately $140 million, a portion of which will be realized by us. Smurfit-Stone has achieved the planned reduction of 1,400 positions in its workforce and, for the six months ended June 30, 2004, has realized approximately $80 million in savings from the headcount reductions, reduced fixed costs and process improvements.

        Interest expense, net for 2004 decreased by $2 million compared to 2003 due to the favorable impacts of lower average borrowings ($1 million) and from lower average interest rates ($1 million). Our overall average effective interest rate in 2004 was lower than 2003 by approximately 15 basis points.

        Other, net for 2004 included non-cash foreign currency exchange gains of $10 million compared to losses of $37 million in 2003. The Canadian dollar has weakened compared to the U.S. dollar in 2004, whereas it had strengthened compared to the U.S. dollar throughout most of 2003.

        Benefit from income taxes differed from the amount computed by applying the statutory U.S. federal income tax rate to loss from continuing operations before income taxes and cumulative effect of accounting change due primarily to state income taxes and the effect of other permanent differences.

Containerboard and Corrugated Containers Segment

        Net sales increased by 4% due primarily to higher shipments of corrugated containers resulting from the acquisition of Smurfit-MBI. Lower average sales prices partially offset the increase. The average domestic linerboard price decreased 5.5%. The average price per thousand square feet ("MSF") for corrugated containers declined 3.4%. Average SBS and market pulp prices increased by 2.2% and 6.4%, respectively. Our external sales of containerboard declined due to the higher integration level resulting from the acquisition of Smurfit-MBI. Shipments of corrugated containers increased 1.9% compared to 2003, exclusive of the Smurfit-MBI acquisition. The increase in shipments of corrugated containers was negatively impacted by the shutdown of five operating facilities since January 2003.

        Containerboard production was flat compared to last year. Our containerboard mills operated at an average rate of 94.8% of capacity in 2004, as compared to 91.8% in 2003. Production of kraft paper and market pulp increased by 7% and 6%, respectively. Production of SBS decreased by 18% due primarily to the timing of a maintenance shutdown.

        Profits decreased by $51 million due primarily to the lower average sales prices and higher costs of wood and reclaimed fiber. Improvements in our mill operating rates and savings from our restructuring activities partially offset the lower average sales prices and the increases in cost.

Consumer Packaging Segment

        Net sales increased by 2% compared to 2003 due primarily to increases in shipments of multiwall bags and specialty and flexible packaging products. Multiwall bag shipments increased by 1%. Average selling prices of multiwall bags and specialty products were lower compared to last year. Profits increased by $2 million compared to 2003 as a result of the higher shipments of multiwall bags and specialty and flexible packaging products and benefits from cost control efforts.

Results of Operations for the Years Ended December 31, 2003, 2002 and 2001

	2003		2002		2001
Segment Data	Net Sales	Profit/(Loss)	Net Sales	Profit/(Loss)	Net Sales	Profit/(Loss)
	(In millions)
Containerboard and corrugated containers	$4,411	$158	$4,331	$341	$4,577	$482
Consumer packaging	631	38	632	46	605	34
Other operations	9		7	1	7	1

Total segment operations	$5,051	196	$4,970	388	$5,189	517

Restructuring charges		(94)		(20)		(6)
Gain (loss) on sale of assets				(11)		9
Goodwill amortization(1)						(82)
Interest expense, net		(237)		(261)		(330)
Loss on early extinguishment of debt		(1)		(13)		(6)
Litigation settlements, net		(77)
Corporate expenses and other		(70)		(56)		(72)

Income (loss) from continuing operations before income taxes and cumulative effect of accounting change		$(283)		$27		$30

(1)
Amortization of goodwill ceased on January 1, 2002, when we adopted SFAS No. 142, "Goodwill and Other Intangible Assets."

2003 Compared to 2002

        The decline in our results from continuing operations before income taxes and cumulative effect of accounting change was due primarily to lower segment profits, higher restructuring charges, litigation settlements, net and the impact of the stronger Canadian dollar. Total segment profit was lower due to lower mill operating rates and higher costs of energy, fiber and employee benefits, but benefited from the acquisition of the remaining 50% of Smurfit-MBI on March 31, 2003.

        Net sales of $5,051 million in 2003 increased by 2% due primarily to higher sales volume as a result of the Smurfit-MBI Acquisition. Smurfit-MBI had net sales of $358 million for the nine months ended December 31, 2003. The change in net sales for each of our segments is summarized in the chart below:

	Containerboard & Corrugated Containers	Consumer Packaging	Other Operations	Total
		(In millions)
Sales price and product mix	$(15)	$6	$1	$(8)
Sales volume	(263)	(7)	1	(269)
Smurfit-MBI Acquisition	358			358

Total	$80	$(1)	$2	$81

        Cost of goods sold increased due to the Smurfit-MBI Acquisition and the higher cost of energy ($49 million), wood fiber ($42 million), employee benefits and the impact from the strengthening

Canadian dollar. Cost of goods sold as a percent of net sales increased from 85% in 2002 to 88% in 2003 due primarily to our lower mill operating rates and higher costs of energy, wood fiber and employee benefits.

        Selling and administrative expenses increased due primarily to litigation settlements, net of $77 million, the Smurfit-MBI Acquisition and higher employee benefits costs. On November 10, 2003, Smurfit-Stone reached an agreement to settle the antitrust class action cases pending against Smurfit-Stone, us and JSC(U.S.), which were based on allegations of a conspiracy among containerboard manufacturers in 1993-95. We will make a settlement payment of $56.5 million, one-half of which was paid in December 2003 and the remainder of which will be paid in January 2005. All of the other defendants previously entered into agreements to settle these class actions; however, most of the defendants in the class actions continue to be defendants in 12 unresolved lawsuits brought on behalf of numerous parties that have opted out of the class actions to seek their own recovery. We recorded pretax charges of $77 million in 2003 to accrue for the antitrust settlement, the estimated liability of the opt-out cases and other litigation matters. See "Business—Litigation."

        During 2003, we recorded restructuring charges of $94 million, including $90 million in the fourth quarter, related to rationalization and cost reduction plans. We permanently closed our Thunder Bay, Ontario, corrugating medium mill, temporarily idled one of two paper machines at our Jacksonville, Florida, containerboard mill, closed three converting facilities and reduced the salaried work force primarily in our corrugated containers operations. As a result, our annual production capacity of containerboard was reduced by approximately 225,000 tons (4%) in 2003. We expect to record additional restructuring charges in 2004 for further rationalization, including consolidation of facilities and additional reductions in workforce. The rationalization process, when completed, will result in an overall workforce reduction in Smurfit-Stone's subsidiaries of approximately 1,400 positions. We expect to realize annual savings of approximately $100 million as a result of these actions.

        Interest expense, net decreased by $24 million due to the favorable impacts of lower average borrowings ($18 million) and from lower interest rates ($6 million). Our overall average effective interest rate in 2003 was lower than 2002 by approximately 20 basis points.

        Other, net for 2003 included non-cash foreign currency exchange losses totaling $50 million compared to $2 million in 2002. The increase compared to 2002 was due primarily to the strengthening Canadian dollar, which resulted in an approximately 18% adverse movement in the exchange rate relative to the U.S. dollar in 2003. See "—Quantitative and Qualitative Disclosures About Market Risk—Foreign Currency Risk."

        Benefit from income taxes differed from the amount computed by applying the statutory U.S. federal income tax rate to loss from continuing operations before income taxes and cumulative effect of accounting change due primarily to a $6 million benefit related to the resolution of certain prior year tax matters, state income taxes and the effect of other permanent differences. For additional information, see the notes to consolidated financial statements included elsewhere in this prospectus.

Containerboard and Corrugated Containers Segment

        Net sales increased by 2% due primarily to higher shipments of corrugated containers resulting from the Smurfit-MBI Acquisition. External sales of containerboard declined due to the higher integration level resulting from the Smurfit-MBI Acquisition. Wet weather conditions in the southeastern U.S. hampered our ability to source wood fiber, resulting in lower shipments at our market pulp mill in that region. Prices for corrugated containers and containerboard were lower due to poor market conditions. Market pulp prices increased compared to 2002.

        Production of containerboard decreased by 4%. Our containerboard mills operated at an average rate of 89.3% of capacity in 2003, as compared to 91.4% in 2002. Shipments of corrugated containers increased 3% compared to 2002 due to the Smurfit-MBI Acquisition. Production of SBS decreased by 6% and market pulp decreased by 12%.

        Profits decreased by $183 million due primarily to higher costs, including energy ($49 million), wood fiber ($42 million) and employee benefits and lower mill operating rates. Profits were favorably impacted by the Smurfit-MBI Acquisition.

Consumer Packaging Segment

        Net sales for 2003 were comparable to 2002. Sales prices of our consumer bag and flexible packaging products were higher, while sales prices of multiwall bags were lower compared to 2002. Shipments of multiwall and consumer bags were comparable, while volume for our flexible packaging products improved by 3%.

        Profits decreased by $8 million due primarily to higher employee benefit costs.

2002 Compared to 2001

        Income from continuing operations before income taxes of $27 million decreased $3 million in 2002 compared to 2001. The decline was due primarily to lower segment profits as a result of lower sales prices. Lower interest expense and the elimination of goodwill amortization partially offset the decline in earnings.

        Consolidated net sales of $4,970 million in 2002 decreased by 4% compared to 2001 due primarily to lower average sales prices for containerboard and corrugated containers. The decrease in sales prices was partially offset by acquisitions in the Consumer Packaging segment. The increase or decrease in net sales for each of our segments is summarized in the chart below:

	Containerboard & Corrugated Containers	Consumer Packaging	Total
	(In millions)
Sales price and product mix	$(236)	$(6)	$(242)
Sales volume	(10)	33	23

Total	$(246)	$27	$(219)

        Cost of goods sold decreased in 2002 compared to 2001 due to the elimination of goodwill amortization ($82 million) and lower energy cost ($30 million). Higher reclaimed fiber cost ($53 million) partially offset the costs decreases. Cost of goods sold as a percent of net sales was 84.6% for 2002 compared to 84.3% for 2001 due primarily to the lower average sales prices.

        Selling and administrative expenses for 2002 were lower than 2001 due to reduced compensation expense and insurance proceeds received in 2002. Selling and administrative expenses as a percent of net sales was 9% in 2002, comparable to 2001.

        During 2002, we recorded restructuring charges of $20 million related to the permanent shutdown of the No. 1 containerboard machine at our Missoula, Montana paper mill, which had the capacity to produce approximately 180,000 tons of linerboard per year, and the closure of two converting facilities.

        Interest expense, net decreased $69 million due to the favorable impacts of lower interest rates ($47 million) partially resulting from refinancing activities in 2002 and 2001 and from lower average borrowings ($27 million), which were partially offset by a $5 million reduction in interest income. Our overall average effective interest rate in 2002 was lower than 2001 by approximately 135 basis points.

        The effective income tax rate for 2002 decreased compared to 2001 due primarily to discontinuing nondeductible goodwill amortization upon the adoption of SFAS No. 142. The effective tax rate for 2002 differed from the federal statutory tax rate due to the effect of permanent differences. For information concerning income taxes, see the notes to consolidated financial statements included elsewhere in this prospectus.

Containerboard and Corrugated Containers Segment

        Net sales decreased by 5% in 2002 due primarily to lower average sales prices for containerboard and corrugated containers. Corrugated container sales prices and linerboard sales prices were lower and the average sales price for market pulp was comparable to 2001.

        Production of containerboard increased by 1%. Our containerboard mills operated at an average rate of 91.4% of capacity in 2002, as compared to 86.4% in 2001. Shipments of corrugated containers were comparable to 2001. Our production of market pulp increased by 4%, SBS production decreased 2% and kraft paper production decreased by 1% compared to 2001.

        Profits decreased by $141 million due primarily to the lower average sales prices. Reclaimed fiber cost was higher than 2001 by approximately $53 million. Profits were favorably impacted by the lower energy cost. Cost of goods sold as a percent of net sales was 84% for 2002 compared to 83% for 2001 due primarily to the lower average sales prices.

Consumer Packaging Segment

        Net sales for 2002 increased by 4% compared to 2001 due to the acquisition of a multiwall bag plant and a flexible packaging plant in the second half of 2001. Net sales were unfavorably impacted by lower sales volume for consumer bags. Multiwall bag shipments were higher by 5% due to the multiwall acquisition. Sales prices of flexible, multiwall bags and specialty packaging products were lower than 2001.

        Profits improved by $12 million due primarily to the acquisitions and lower kraft paper cost.

Liquidity and Capital Resources

        The following table summarizes our cash flows for the six months ended June 30:

	2004		2003
	(In millions)
Net cash provided by (used for):
Operating activities		$19	$138
Investing activities		(37)	144
Financing activities		18	(270)
Effect of exchange rate changes on cash			(2)

Net increase (decrease) in cash	$		$10

Net Cash Provided By Operating Activities

        Net cash provided by operating activities for the six months ended June 30, 2004 was $19 million. The decline of $119 million compared to 2003 was due primarily to lower segment profits and higher working capital levels. Segment profits decreased primarily as a result of lower average selling prices and higher costs of fiber. Working capital increased $42 million in the first six months of 2004, as compared to a decrease of $22 million for the same period last year. The higher level of working capital in 2004 was primarily the result of an increase in accounts receivable, which was impacted by the increase in product pricing.

Net Cash Provided By (Used For) Investing Activities

        Net cash used for investing activities was $37 million for the six months ended June 30, 2004. The 2003 period included approximately $189 million of cash received related to the exchange transactions with Jefferson Smurfit Group (see notes to consolidated financial statements). Expenditures for property, plant and equipment totaled $46 million for the first six months of 2004 as compared to $60 million for the same period last year. The $46 million expended for property, plant and equipment in 2004 included $16 million for environmental projects and $30 million for upgrades, modernization and expansion.

Net Cash Provided By (Used For) Financing Activities

        Net cash provided by financing activities for the six months ended June 30, 2004 was $18 million, representing net borrowings of $20 million and the payment of deferred debt issuance cost of $2 million. The funds provided from financing activities were used to fund investing activities.

        On March 30, 2004, we used $38 million of proceeds received from the Smurfit-MBI securitization program primarily to prepay a portion of our outstanding Tranche C term loan due June 30, 2009. See "Off-Balance Sheet Arrangement" below.

        On April 21, 2004, we obtained an amendment from our lender group easing certain financial covenant requirements under our bank credit agreement as of March 31, 2004, and for future periods through December 31, 2004. We expect to remain in compliance with all of the covenants contained in our credit agreements.

        On July 20, 2004, Stone Container Finance Company of Canada II, a wholly-owned subsidiary of ours, issued $200 million of 7.375% unsecured senior notes due 2014, which we refer to in this prospectus as the "outstanding notes." The proceeds from this issuance were used in the third quarter of 2004 to redeem at par the $185 million outstanding aggregate principal amount of 11.5% senior notes due August 15, 2006 that were issued by Stone Container Finance Company of Canada, prepay approximately $13 million of outstanding term loans under our credit facility and pay approximately $2 million of fees and expenses related to the transaction. If, by April 16, 2005, we do not consummate a registered exchange offer for the outstanding notes or cause resales of the outstanding notes to be registered under the Securities Act of 1933, the interest rate on the notes will be increased by 50 basis points per annum until the consummation of a registered exchange offer or a resale registration statement is declared effective.

        On September 21, 2004, Smurfit-Stone announced its intention to merge the operations of JSC(U.S.) with ours during the fourth quarter of 2004, principally to simplify and consolidate debt financing activities of Smurfit-Stone and its subsidiaries. JSCE, Inc., a wholly-owned subsidiary of Smurfit-Stone, is a holding company that conducts its operations through its wholly-owned subsidiary, JSC(U.S.). We expect that JSCE, Inc. will first merge with and into JSC(U.S.), with JSC(U.S.) as the surviving company, prior to the proposed merger of us and JSC(U.S.). We and JSC(U.S.) are direct or indirect wholly-owned subsidiaries of Smurfit-Stone and, therefore, the historical cost basis of the acquired entity, JSC(U.S.), will carry over into the combined entity. As of June 30, 2004, consummation of the proposed merger would require the consent of the majority of the holders of the JSC(U.S.) notes to amend certain covenants in the indentures governing such notes. We expect our operating results to improve in the second half of 2004, which we anticipate will allow us to consummate the proposed merger without the consent of the holders of the JSC(U.S.) notes. The planned merger will not occur unless we are able to simultaneously enter into a new combined bank credit agreement that would replace ours and JSC(U.S.)'s current bank credit agreements.

        Our obligations under our credit agreement are unconditionally guaranteed by our material U.S. subsidiaries. The obligations of Smurfit-Stone Container Canada Inc. under our credit agreement are unconditionally guaranteed by us, our material U.S. subsidiaries and all of the active Canadian subsidiaries of Smurfit-Stone Container Canada Inc. Our obligations under the credit agreement are secured by a security interest in substantially all of our assets and material U.S. subsidiaries, 100% of the capital stock of our material U.S. subsidiaries and 65% of the capital stock of Smurfit-Stone Container Canada Inc. The security interests securing our obligations under the credit agreement exclude cash, cash equivalents, certain trade receivables, three paper mills and the land and buildings of certain corrugated container facilities. The obligations of Smurfit-Stone Container Canada Inc. under the credit agreement are secured by a security interest in substantially all of the assets of Smurfit-Stone Container Canada Inc. and its active Canadian subsidiaries, the same U.S. assets and capital stock that secure our obligations under the credit agreement and all of the capital stock of the active Canadian subsidiaries of Smurfit-Stone Container Canada Inc. The security interests securing Smurfit-Stone Container Canada Inc.'s obligations under the credit agreement exclude certain trade receivables, three mills and property related thereto and certain other real property located in New Brunswick and Quebec.

        The credit agreements contain various covenants and restrictions including, among other things, (i) limitations on dividends, redemptions and repurchases of capital stock, (ii) limitations on the incurrence of indebtedness, liens, leases and sale-leaseback transactions, (iii) limitations on capital expenditures, and (iv) maintenance of certain financial covenants. The credit agreements also require prepayments of the term loans from excess cash flow, as defined, and proceeds from certain asset sales, insurance, and incurrence of certain indebtedness. These restrictions, together with our highly leveraged position, could restrict our corporate activities, including our ability to respond to market conditions, to provide for unanticipated capital expenditures or to take advantage of business opportunities.

Future Cash Flows

Obligations and Commitments

        At December 31, 2003, our contractual obligations and commitments were as follows:

	Amounts Payable During
	Total	2004	2005-06	2007-08	2009 & Beyond
	(In millions)
Long-term debt, including capital leases	$3,228	$17	$447	$395	$2,369
Operating leases	231	61	88	42	40
Purchase obligations(1)	591	160	157	92	182
Commitments for capital expenditures(2)	112	108	4
Other long-term liabilities(3)	77	19	38	4	16

Total contractual obligations	$4,239	$365	$734	$533	$2,607

(1)
Amounts shown consist primarily of national supply contracts to purchase containerboard, wood, natural gas and other energy resources for which value is received. We do not aggregate open purchase orders executed in the normal course of business by each of our operating locations and such purchase orders are therefore excluded from the table.

(2)
Amounts shown are estimates of future spending on capital projects which were authorized prior to December 31, 2003 but were not completed by December 31, 2003. We intent to hold capital expenditures for 2004 to approximately $146 million.

(3)
Amounts shown consist primarily of severance costs and other rationalization expenditures, antitrust payments and environmental liabilities, which have been recorded in our December 31, 2003 balance sheet. The table does not include our deferred income tax liability, accruals for self-insured losses and pension and other postretirement plans because it is not certain when these liabilities will become due. We contributed $110 million to our pension and other postretirement plans in 2003 and expect to contribute $122 million to such plans in 2004. Future contributions to our plans will be dependent upon pending legislation, future changes in discount rates and the earnings performance of our plan assets.

        As of June 30, 2004, our scheduled debt payments, including capital lease payments, for the remainder of 2004 and 2005 are $8 million and $315 million, respectively. Our revolving credit facility matures in 2005. Smurfit-Stone is currently evaluating refinancing alternatives, including a new combined bank credit agreement that would replace the current bank credit agreements of Stone Container and JSC(U.S.). Also, we will continue to pursue opportunities to reduce interest costs by refinancing certain of our debt obligations. We have historically had good access to capital markets and expect to be able to repay or refinance our debt maturities on or before their maturity dates. Although we believe we will have access to the capital markets in the future, these markets are volatile and we cannot predict the condition of the markets or the timing of any related transactions. Access to the capital markets may be limited or unavailable due to an unpredictable material adverse event unrelated to our operational or financial performance. In such an event, we would explore additional options such as the sale or monetization of assets.

        As of June 30, 2004, we had authorized commitments for capital expenditures of approximately $120 million. We intend to hold capital expenditures for 2004 to approximately $146 million.

        We recorded restructuring charges of $10 million in 2004, which included $5 million for exit liabilities. The exit liabilities were principally for severance cost and will be paid in 2004. During the six months ended June 30, 2004, we incurred cash expenditures of $4 million for these exit liabilities.

        At December 31, 2003, we had $27 million of exit liabilities related primarily to the restructuring of operations in connection with the November 1998 merger with Smurfit-Stone, the acquisition of St. Laurent Paperboard Inc. and other restructuring activities. During the six months ended June 30, 2004, we incurred cash expenditures of $6 million for these exit liabilities. The remaining cash expenditures in connection with our restructuring activities will continue to be funded through operations as originally planned.

        As described in our 2003 Annual Report on Form 10-K, our pension obligations exceeded the fair value of pension plan assets by $545 million as of December 31, 2003. For the six months ended June 30, 2004, we contributed $20 million to the pension plans and expect to contribute a total of approximately $100 million in 2004. Future contributions to our pension plans will be dependent upon future changes in discount rates and the earnings performance of our plan assets.

        We expect an improvement in our profitability and cash flow from operations for the remainder of 2004. As of June 30, 2004, we have unused borrowing capacity under our revolving credit facilities of $261 million. We expect these cash sources and our anticipated financing arrangements will be sufficient for the next several years to meet our obligations and commitments, including debt service, pension funding, the litigation settlement, severance costs and other rationalization expenditures, expenditures related to environmental compliance and other capital expenditures.

Contingent Obligations

        We issue standby letters of credit primarily for performance bonds and for self-insurance. Letters of credit are issued under our revolving credit facility, generally have a one-year maturity and are renewed annually. As of June 30, 2004, we had $99 million of letters of credit outstanding.

        We have certain woodchip processing contracts, which provide for guarantees of third party contractors' debt outstanding, with a security interest in the chipping equipment. Guarantee payments would be triggered in the event of a loan default by any of the contractors. The maximum potential amount of future payments related to all of such arrangements as of December 31, 2003 would be $24 million. Cash proceeds received from liquidation of the chipping equipment would be based on market conditions at the time of sale, and we may not recover in full the guarantee payments made.

Environmental Matters

        We have spent approximately $10 million in 2004 on MACT II of the Cluster Rule for projects substantially completed, which brought us into compliance with MACT II of the Cluster Rule. We continue to study possible means of compliance with Phase II of MACT I of the Cluster Rule. Based on currently available information, we estimate that the aggregate compliance cost of Phase II of MACT I of the Cluster Rule will be approximately $50 million to $60 million, $26 million of which will be spent in 2004 and the remainder in 2005 and 2006. In addition to Cluster Rule compliance, we anticipate additional capital expenditures related to environmental compliance. Excluding the spending on the Cluster Rule projects, we have spent an average of approximately $10 million in each of the last three years on capital expenditures for environmental purposes. We anticipate that environmental capital expenditures, exclusive of the Cluster Rule projects, will be approximately $15 million in 2004.

Off-Balance Sheet Arrangements

        We have two off-balance sheet financing arrangements with qualified special purpose entities. We have a $265 million accounts receivable securitization program whereby we sell, without recourse, on an ongoing basis, certain of our accounts receivable to Stone Receivables Corporation ("SRC"). SRC is our wholly-owned non-consolidated subsidiary, and a qualified special purpose entity under the provisions of SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SRC transfers the receivables to a trust for which it has sold beneficial interest to third party investors. At June 30, 2004, $274 million of accounts receivable had been sold under the program, of which $41 million was retained by us as a subordinated interest and recorded in accounts receivable in the accompanying consolidated balance sheet. The investors and securitization trusts have no recourse to us for the failure of debtors to pay when due.

        On March 30, 2004, we, through Smurfit-MBI, entered into an accounts receivable securitization program whereby we sell, without recourse, on an ongoing basis, certain of our Canadian accounts receivable to a trust in which we hold a variable interest, but are not the primary beneficiary. Accordingly, accounts receivable sold to the trust, for which we did not retain an interest, are not included in our consolidated balance sheet. At June 30, 2004, $63 million of accounts receivable had been sold under the program, of which $25 million were retained by us as a subordinated interest and recorded in accounts receivable in the accompanying consolidated balance sheet. The investors and securitization trust have no recourse to our other assets, except for our subordinated interest, for failure of debtors to pay when due.

Effects of Inflation

        With the exception of energy, fiber and employee benefits, inflationary increases in operating costs have been moderate during the past three years. Energy and fiber cost increases are strongly influenced by supply and demand factors, and when supplies become tight, we have experienced temporary increases in the cost of these items. We continue to seek ways to mitigate the impact of such cost increases and, to the extent permitted by competition, pass the increased cost on to customers by increasing sales prices over time.

        We use the last-in, first-out method of accounting for approximately 50% of our inventories. Under this method, the cost of goods sold reported in the financial statements approximates current cost and thus provides a closer matching of revenue and expenses in periods of increasing costs.

        Our property, plant and equipment were adjusted to estimated fair value in the allocations of the purchase prices as a result of our merger with a subsidiary of Smurfit-Stone in 1998 and the more recent acquisitions of St. Laurent and Smurfit-MBI. Therefore, depreciation expense for the next several years will approximate current cost of productive capacity being consumed.

Critical Accounting Policies and Estimates

        Certain accounting issues require management estimates and judgments for the preparation of financial statements. Our most significant policies requiring the use of estimates and judgments are listed below.

Long-Lived Assets and Goodwill

        We conduct impairment reviews of long-lived assets and goodwill in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," and SFAS No. 142, "Goodwill and Other Intangible Assets," respectively. Such reviews require us to make estimates of future cash flows and fair values. We have performed the required reviews in 2003 and no impairment charges were recognized in 2003. Our cash flow projections include significant assumptions about economic conditions, demand and pricing for our products and cost. Our estimates of fair value are determined using a variety of valuation techniques, including pricing of recent industry acquisitions. While significant judgment is required. we believe that our estimates of future cash flows and fair value are reasonable. However, should our assumptions change in future years, our fair value models could result in lower fair values for long-lived assets and goodwill, which could materially affect the value of property, plant and equipment and goodwill and results of operations.

Idle Paper Machines and Restructurings

        Smurfit-Stone has excess capacity in its containerboard system due to its policy of producing to meet demand. We have temporarily shut down one of our paper machines located in Jacksonville, Florida. Smurfit-Stone's decision to shut down this machine was based upon anticipated supply and demand factors, its location and operating cost. The Jacksonville machine has the capacity to produce 167,000 tons of medium. No decision has been made to permanently shut down this machine, as it may be restarted, subject to future demand and industry conditions. As of December 31, 2003, the Jacksonville machine had a net book value of $22 million. For accounting purposes, the machine is classified as held and used, and continues to be depreciated.

        In recent years, we have closed a number of operating facilities and exited non-core businesses. Identifying and calculating the cost to exit these businesses requires certain assumptions to be made, the most significant of which are anticipated future liabilities, including leases and other contractual obligations, and the net realizable value of assets held for sale. We believe our estimates are reasonable, considering our knowledge of the paper industry, previous experience in exiting activities and valuations received from independent third parties in the calculation of such estimates. Although our estimates have been reasonably accurate in the past, significant judgment is required, and these estimates and assumptions may change as additional information becomes available and facts or circumstances change.

Allowance for Doubtful Accounts

        We evaluate the collectibility of accounts receivable on a case-by-case basis and make adjustments to the bad debt reserve for expected losses. We also estimate reserves for bad debts based on historical experience and past due status of the accounts. We perform credit evaluations and adjust credit limits based upon each customer's payment history and credit worthiness. While credit losses have historically been within our expectations and the provisions established, actual bad debt write-offs may differ from our estimates, resulting in higher or lower charges in the future for our allowance for doubtful accounts.

Pension

        The determination of pension obligations and pension expense is dependent upon our selection of certain assumptions, the most significant of which are the expected long-term rate of return on plan assets and the discount rates applied to plan liabilities. Consulting actuaries assist us in determining these assumptions, which are described the notes to consolidated financial statements included elsewhere in this prospectus. In 2003, we adjusted the expected long-term rate of return on plan assets to 9%, down from 9.5%, which increased retirement plan expense approximately $6 million in 2003. Effective for 2004, the expected long-term rate of return is 9% on U.S. plan assets and 8.0% on foreign plan assets. The discount rate for the U.S. and foreign retirement plans at December 31, 2003 is 6.25% and 6.0%, respectively. The assumed rate for the long-term return on plan assets has been determined based upon target asset allocations and expected long-term rates of return by asset class. We regularly review our asset allocation, periodically rebalance our investments to the targeted allocation and evaluate our actuarial assumptions. Our assumed discount rate is developed using Moody's Average Aa-Rated Corporate Bonds index as a benchmark. A decrease in the rate of return of 0.50% would increase pension expense by approximately $6 million. A decrease in the assumed discount rate of 0.50% would increase our pension obligations by approximately $94 million.

Income Taxes

        Deferred tax assets and liabilities reflect our assessment of future taxes to be paid in the jurisdictions in which we operate. These assessments involve temporary differences resulting from differing treatment of items for tax and accounting purposes, as well as estimates of our current tax exposures. Based on our evaluation of our tax positions, we believe we are adequately reserved for these matters at December 31, 2003.

        At December 31, 2003, we had deferred tax assets related to net operating loss, alternative minimum tax and investment tax credit carryforwards in the amount of $626 million. Valuation allowances of $198 million have been established for a portion of these deferred tax assets. For additional information, see the notes to consolidated financial statements included elsewhere in this prospectus. The realization of these deferred tax assets is dependent upon future taxable income and we expect that our deferred tax assets, net of valuation allowances, will be fully realized. Essentially all of our valuation allowances were recorded in the Stone Container purchase price allocation. As a result, if the valuation allowance is reduced, goodwill will be reduced by a corresponding amount. Should additional valuation allowances be necessary because of changes in economic circumstances, those allowances would be established through a charge to income tax expense.

        No provision has been made for U.S. federal and state income taxes on the accumulated unremitted earnings of our foreign subsidiaries at December 31, 2003. Our intention is to reinvest these earnings outside the U.S. indefinitely.

        We frequently face challenges from domestic and foreign tax authorities regarding the amount of taxes due. These challenges include questions regarding the timing and amount of deductions and the allocation of income among various tax jurisdictions. The Internal Revenue Service is currently examining the years 1999 through 2001. To the extent we were to prevail in matters for which accruals have been established or are required to pay amounts in excess of our reserves, our effective tax rate in a given financial statement period may be materially impacted. While the ultimate results cannot be predicted with certainty, we believe that the examination will not have a material adverse effect on our consolidated financial condition or results of operations.

Legal and Environmental Contingencies

        Accruals for legal and environmental matters are recorded when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. Such liabilities are developed based on currently available information and require judgments as to probable outcomes. Assumptions are based on historical experience and recommendations of legal counsel. Environmental estimates include assumptions and judgments about particular sites, remediation alternatives and environmental regulations. We believe our accruals are adequate. However, due to uncertainties associated with these assumptions and judgments, as well as potential changes to governmental regulations and environmental technologies, actual costs could differ materially from the estimated amounts.

Self-Insurance

        We self-insure a majority of our workers' compensation and general liability costs subject to specific retention levels for certain policies and coverage. Losses above these retention levels are transferred to insurance companies. In addition, we self-insure 100% of our group health care costs. All of the health care, workers compensation and general liability claims are handled by third party administrators. Consulting actuaries and administrators assist us in determining our liability for self-insured claims. Losses are accrued based upon the aggregate self-insured claims determined by the third party administrators, actuarial assumptions and our historical experience. While we believe that our assumptions are appropriate, significant differences in our actual experience or significant changes in our assumptions may materially affect our workers' compensation, general liability and group health care costs.

Prospective Accounting Standard

        In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the "Act") was enacted. The Act introduced a prescription drug benefit under Medicare Part D as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. Under Financial Accounting Standards Board ("FASB") Financial Staff Position ("FSP") 106-1, issued in January 2004, related to the Act, we elected to defer recognizing the effects of the Act on our accumulated postretirement benefit obligation and net periodic postretirement benefit costs until pending authoritative guidance on the accounting for the federal subsidy is issued.

        In February 2004, the FASB proposed FSP No. FAS 106-b, which provides guidance on the accounting for the effects of the Act and also requires employers to provide certain disclosures provided by the Act. Under FSP No. FAS 106-b, we would be required to determine by the end of the first interim period beginning after June 15, 2004, whether our retiree drug coverage is actuarially equivalent to the Medicare Part D coverage. If our plans are actuarially equivalent to Medicare Part D, we must reflect the value of the subsidy in the APBO, service cost and amortization of gains and losses, retroactive to January 1, 2004. We have determined that certain of our plans are actuarially equivalent to Medicare Part D and estimate the impact of the Act would reduce our APBO as of December 31, 2003 by approximately $9 million. Our postretirement benefit costs would be reduced by approximately $1 million in 2004. We will recognize the effects of adopting the Act during the third quarter of 2004.

Quantitative and Qualitative Disclosures About Market Risk

        We are exposed to various market risks, including commodity price risk, foreign currency risk and interest rate risk. To manage the volatility related to these risks, we enter into various derivative contracts. The majority of these contracts are settled in cash. However, such settlements have not had a significant effect on our liquidity in the past, nor are they expected to be significant in the future. We do not use derivatives for speculative or trading purposes.

Commodity Price Risk

        We periodically enter into exchange traded futures contracts to manage fluctuations in cash flows resulting from commodity price risk in the procurement of natural gas. As of June 30, 2004, we have monthly futures contracts to hedge up to 50% of our expected natural gas requirements through December 2005. Our objective is to fix or cap the price of a portion of our forecasted purchases of natural gas used in the manufacturing process. The changes in energy cost described in "Management's Discussion and Analysis of Financial Condition and Results of Operations" include the impact of the natural gas futures contracts. See the notes to consolidated financial statements.

Foreign Currency Risk

        Our principal foreign exchange exposure is the Canadian dollar. Assets and liabilities outside the United States are primarily located in Canada. The functional currency for our Canadian operations is the U.S. dollar. Our investments in foreign subsidiaries with a functional currency other than the U.S. dollar are not hedged.

        The Canadian dollar as of June 30, 2004 compared to December 31, 2003 weakened against the U.S. dollar by 3.7%. We recognized non-cash foreign currency exchange gains of $10 million for the six months ended June 30, 2004 compared to losses of $37 million last year due to the weakening of the Canadian dollar.

        We periodically enter into foreign exchange forward contracts with financial institutions to purchase Canadian dollars in order to protect against currency exchange risk associated with expected future cash flows. Contracts typically have maturities of approximately one year. As of June 30, 2004, we had Canadian dollar forward purchase contracts to hedge substantially all of our requirements for the months of July 2004 through September 2004 and approximately 65% to 90% of our requirements for the months of October 2004 through April 2005. Cost of goods sold for the applicable periods include the impact of the forward purchase contracts that expired during the period. See the notes to consolidated financial statements.

Interest Rate Risk

        Our earnings and cash flows are significantly affected by the amount of interest on our indebtedness. Our objective is to protect Stone Container from interest rate volatility and reduce or cap interest expense within acceptable levels of market risk. We may periodically enter into interest rate swaps, caps or options to hedge interest rate exposure and manage risk within company policy. Any derivative would be specific to the debt instrument, contract or transaction, which would determine the specifics of the hedge. There were no interest rate derivatives outstanding at June 30, 2004.

        The table below presents principal amounts by year of anticipated maturity for our debt obligations and related average interest rates based on the weighted average interest rates at the end of the period. Variable interest rates disclosed do not attempt to project future interest rates. For additional information, see the notes to consolidated financial statements included elsewhere in this prospectus.

Short and Long-Term Debt

Outstanding as of December 31, 2003	2004	2005	2006	2007	2008	There after	Total	Fair Value
	(In millions)
U.S. bank term loans and revolver—3.8% average interest rate (variable)	$11	$241	$11	$11	$11	$1,036	$1,321	$1,320
U.S. senior notes—9.5% average interest rate (fixed)	2	3	188	69	300	1,150	1,712	1,865
U.S. industrial revenue bonds—7.6% average interest rate (fixed)	1	1	2	2		181	187	187
Other U.S.	1			1		1	3	3
Other foreign	2	1			1	1	5	5

Total debt	$17	$246	$201	$83	$312	$2,369	$3,228	$3,380

 JEFFERSON SMURFIT CORPORATION (U.S.)
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Overview

        JSC(U.S.), a wholly-owned subsidiary of JSCE, is an integrated producer of paperboard and paper-based packaging. JSCE conducts all of its business operations through JSC(U.S.). JSC(U.S.)'s major products are containerboard, SBS, recycled fiber, corrugated containers, coated recycled boxboard and folding cartons. JSC(U.S.) operates in three reportable industry segments. Approximately 60% of JSC(U.S.)'s 2003 net sales were generated by the Containerboard and Corrugated Containers segment, 28% were generated by the Consumer Packaging segment and 12% were generated by the Reclamation segment. JSC(U.S.)'s mill operations supply paper to its corrugated container and folding carton converting operations. The products of JSC(U.S.)'s converting operations, as well as the mill and reclamation tonnage in excess of what is consumed internally, are the main products sold to third parties. JSC(U.S.)'s operating facilities and customers are located primarily in the United States.

        Market conditions and demand for the products of JSC(U.S.)'s segments are subject to cyclical changes in the economy and changes in industry capacity, both of which can significantly impact selling prices and our profitability. In recent years, the continued loss of domestic manufacturing to offshore competition and the changing retail environment in the U.S. have also played a key role. The influence of superstores and discount retailing giants, as well as the impacts from online shopping, has resulted in growing demand for packaging which is more condensed, lighter weight and less expensive. These factors have greatly influenced the corrugated industry. Demand for corrugated products has declined approximately 6% since 1999 and prices have fallen approximately 15% from their peak in 2000.

        Many of these same issues are impacting JSC(U.S.)'s Consumer Packaging businesses, and, in particular, its folding carton business. This industry has seen moderate growth in the last few years, but has come under considerable pricing pressures. This, coupled with increasing cost pressures, has resulted in a decline in earnings for JSC(U.S.)'s Consumer Packaging segment.

        JSC(U.S.) responded to this challenging demand environment by (1) taking extensive market related downtime in recent years in its mill operations in order to maintain an internal balance between supply and demand, (2) restructuring its operations thereby reducing excess productive capacity and fixed costs, (3) using an area-management approach at its converting operations that provides added value to customers through focused and unified sales and manufacturing teams, (4) expanding its capabilities to serve the evolving needs of packaging customers in North America and (5) making strategic acquisitions that can provide competitive advantages.

        Growth in the manufacturing sector of the U.S. economy continued to be slow through most of 2003, resulting in sluggish demand for JSC(U.S.)'s products and lower profitability compared to 2002. Prices for many of JSC(U.S.)'s products declined compared to 2002. JSC(U.S.)'s profits in 2003 declined due to lower pricing, restructuring activities and higher costs, including energy, fiber and employee benefits costs.

        The economic recovery in the United States began to have a positive impact on the packaging industry in the first half of 2004. Mill operating rates have improved, reflecting healthy demand, corrugated container shipments have increased and inventories remain low. JSC(U.S.) has implemented two containerboard and corrugated container price increases since the beginning of 2004. Price increases for all grades and substrates were successfully implemented.

        On September 21, 2004, Smurfit-Stone announced its intention to merge Stone Container's operations with those of JSC(U.S.) during the fourth quarter of 2004, principally to simplify and consolidate debt financing activities of Smurfit-Stone and its subsidiaries. In connection with the proposed merger, we expect JSCE to first merge into JSC(U.S.).

Acquisition

        On May 31, 2003, JSC(U.S.) acquired the operations of Arko Paper Products Co., Inc. (the "Arko Acquisition"), a folding carton producer, for $30 million. Arko's results of operations are included in the consolidated statement of operations after May 31, 2003. The cost to acquire the operations has been allocated to the assets acquired and liabilities assumed according to fair values. The purchase price allocation, completed in the fourth quarter of 2003, has resulted in acquired goodwill of $12 million and intangible assets of $3 million, which were allocated to the Consumer Packaging segment.

Results of Operations for the Six Months Ended June 30, 2004 and June 30, 2003

	Six months ended June 30,
	2004		2003
Segment Data	Net Sales	Profit/ (Loss)	Net Sales	Profit/ (Loss)
	(In millions)
Containerboard and corrugated containers	$1,095	$19	$1,094	$44
Consumer packaging	504	25	510	23
Reclamation	266	13	225	11

Total segment operations	$1,865	57	$1,829	78

Restructuring charges		(7)		(4)
Loss on sale of assets				(1)
Interest income from Smurfit-Stone		41		40
Interest expense		(54)		(50)
Litigation settlement				(5)
Loss on early extinguishment of debt				(2)
Corporate expenses and other (1)		(26)		(19)

Income before income taxes and cumulative effect of accounting change		$11		$37

(1)
Amounts include corporate expenses, corporate charges to segments for working capital interest and other expenses not allocated to segments.

        The decline in JSC(U.S.)'s results was due primarily to lower profits in the Containerboard and Corrugated Containers segment, primarily as a result of lower average sales prices and higher cost of fiber. Consolidated net sales of $1,865 million in 2004 were 2% higher compared to 2003 due primarily to higher sales prices for reclamation products and higher sales volume. The change in net sales for each of JSC(U.S.)'s segments is summarized in the chart below:

	Container- board & Corrugated Containers	Consumer Packaging	Reclamation	Total
	(In millions)
Sales prices and product mix	$(28)	$(1)	$48	$19
Sales volume	29	(5)	(7)	17

Total	$1	$(6)	$41	$36

        Cost of goods sold increased in 2004 due to the higher cost of reclaimed fiber ($54 million). Cost of goods sold as a percent of net sales increased from 88% in 2003 to 90% in 2004 due primarily to the higher costs of reclaimed fiber.

        Selling and administrative expenses decreased slightly in 2004 due primarily to the litigation settlement recorded in 2003. Selling and administrative expense as a percent of net sales was 9% in 2004, comparable to 2003.

        JSC(U.S.) recorded restructuring charges of $7 million in 2004 related to the closure of four converting facilities. The assets of these facilities were adjusted to the estimated net realizable value resulting in a $2 million non-cash write down. The remaining charges were primarily for severance and benefits resulting from approximately 415 employees being terminated.

        The 2004 restructuring activities are a continuation of Smurfit-Stone's restructuring strategy announced in the fourth quarter of 2003 to rationalize operations and cut costs in response to expected future market conditions. Smurfit-Stone's rationalization process, when completed, is expected to result in annual savings of approximately $140 million, a portion of which will be realized by JSC(U.S.). Smurfit-Stone has achieved the planned reduction of 1,400 positions in its workforce and, for the six months ended June 30, 2004, has realized approximately $80 million of savings from headcount reductions, reduced fixed costs and process improvements.

        Interest expense increased $4 million due to the impact of higher overall average interest rates. The overall average effective interest rate in 2004 was higher than 2003 by approximately 50 basis points.

        Provision for income taxes differed from the amount computed by applying the statutory U.S. federal tax rate to income before income taxes and cumulative effect of accounting change due primarily to state income taxes.

Containerboard and Corrugated Containers Segment

        Net sales in 2004 were comparable to 2003. Increases in sales volumes, primarily corrugated containers, were offset by decreases in the average sales price for corrugated containers. The average domestic linerboard price decreased 5.5%. The average price per MSF for corrugated containers declined 3.7%. The average price of SBS was comparable to last year. Shipments of corrugated containers increased 4% compared to 2003. The increase in shipments of corrugated containers was negatively impacted by the shutdown of five operating facilities since January 2003.

        Production of containerboard increased 2.6%. JSC(U.S.)'s containerboard mills operated at an average rate of 89.4% of capacity in 2004 compared to 86.5% in 2003. Production of SBS decreased by 7% due primarily to the timing of maintenance shutdowns.

        Profits decreased by $25 million due primarily to lower average sales prices and higher costs of reclaimed fiber and employee benefits. Improvements in JSC(U.S.)'s mill operating rates and savings from its restructuring activities, partially offset the lower average sales prices and the increases in costs.

Consumer Packaging Segment

        Net sales declined by 1% due primarily to lower sales volumes for folding cartons, coated recycled boxboard, laminated products and flexible packaging. The coated recycled boxboard mills operated at an average rate of 100% of capacity in 2004 as compared to 95.4% in 2003, but production of coated recycled boxboard in 2004 was 4% lower due to the permanent closure of a paper machine. Shipments of laminated products declined as a result of a plant sale. The average price for folding cartons was 1% lower compared to last year. Profits increased by $2 million as a result of the improvements in the boxboard mill operating rates and benefits from cost control efforts.

Reclamation Segment

        Net sales in 2004 increased by 18% compared to 2003 due primarily to higher sales prices. The average price of OCC increased approximately $25 per ton compared to last year. Total tons of fiber reclaimed and brokered decreased 3% compared to last year as a result of the shutdown of a coated recycled boxboard paper machine and two of Stone Container's paper machines in the fourth quarter of 2003. Profits of the reclamation operations increased $2 million compared to last year due to the higher average sales prices.

Results of Operations for the Years Ended December 31, 2003, 2002 and 2001

	2003		2002		2001
Segment Data	Net Sales	Profit/ (Loss)	Net Sales	Profit/ (Loss)	Net Sales	Profit/ (Loss)
	(In millions)
Containerboard and corrugated containers	$2,175	$88	$1,955	$124	$1,905	$170
Consumer packaging	1,030	44	1,021	76	1,047	94
Reclamation	446	22	469	19	375	6
Other operations			11	1	17

Total segment operations	$3,651	154	$3,456	220	$3,344	270

Restructuring charges		(21)		(4)		(4)
Gain (loss) on sale of assets		(5)		1		1
Goodwill amortization (1)						(7)
Interest income from Smurfit-Stone		80		73		65
Interest expense		(104)		(94)		(125)
Loss on early extinguishment of debt		(2)		(19)		(4)
Litigation settlement		(44)
Corporate expenses and other		(33)		(37)		(21)

Income from continuing operations before income taxes and cumulative effect of accounting change		$25		$140		$175

(1)
Amortization of goodwill ceased on January 1, 2002, when JSC(U.S.) adopted SFAS No. 142, "Goodwill and Other Intangible Assets."

2003 Compared to 2002

        The decline in JSC(U.S.)'s income from continuing operations before income taxes and cumulative effect of accounting change was due primarily to lower segment profits, higher restructuring charges and a litigation settlement. Total segment operating profit was lower due primarily to higher costs of energy, fiber and employee benefits, but benefited from the acquisition of the Stevenson, Alabama containerboard mill and related corrugated container assets on September 30, 2002 (the "Stevenson Mill Acquisition"). Annualized synergy savings from the Stevenson Mill Acquisition achieved in 2003, including administrative cost reductions, system optimization and purchasing savings, exceeded JSC(U.S.)'s targeted annual savings of $40 million.

        Net sales of $3,651 million in 2003 were 6% higher due primarily to additional sales attributable to the Stevenson Mill Acquisition. The increase in sales volume was partially offset by lower sales prices. The change in net sales for each of JSC(U.S.)'s segments is summarized in the chart below:

	Container- board & Corrugated Containers	Consumer Packaging	Reclamation	Other Operations		Total
	(In millions)
Sales prices and product mix	$(20)	$(16)	$(2)	$		$(38)
Sales volume	(13)	25	(21)		(11)	(20)
Stevenson Mill Acquisition	253					253

Total	$220	$9	$(23)		$(11)	$195

        Cost of goods sold increased due primarily to the Stevenson Mill Acquisition and higher energy cost ($20 million) and employee benefits. Cost of goods sold as a percent of net sales in 2003 was 88% compared to 86% in 2002 due primarily to higher costs of energy and employee benefits and the effects of JSC(U.S.)'s lower average sales prices.

        Selling and administrative expenses increased due primarily to the litigation settlement of $44 million, the Stevenson Mill Acquisition and higher employee benefits. On November 10, 2003, Smurfit-Stone reached an agreement to settle the antitrust class action cases pending against Smurfit-Stone, Stone Container and JSC(U.S.), which were based on allegations of a conspiracy among containerboard manufacturers in 1993-95. JSC(U.S.) will make a settlement payment of $36 million, one-half of which was paid in December 2003 and the remainder will be paid in January 2005. All of the other defendants previously entered into agreements to settle these class actions; however, most of the defendants in the class actions continue to be defendants in 12 unresolved lawsuits brought on behalf of numerous parties that have opted out of the class actions to seek their own recovery. JSC(U.S.) recorded pretax charges of $44 million in 2003, to accrue for the antitrust settlement, the estimated liability of the opt-out cases and other legal matters. See "Business—Litigation."

        During 2003, JSC(U.S.) recorded restructuring charges of $21 million, including $17 million in the fourth quarter, related to rationalization and cost reduction plans. JSC(U.S.) permanently closed one of two paper machines at its Philadelphia, Pennsylvania coated recycled boxboard mill, closed three converting facilities and reduced the salaried workforce, primarily in the corrugated containers operations. As a result, JSC(U.S.)'s annual production capacity of boxboard will be reduced by about 70,000 tons (approximately 12%). JSC(U.S.) expects to record additional restructuring charges in 2004 for further rationalizations, including consolidation of facilities and additional reductions in workforce. The rationalization process, when completed, will result in an overall workforce reduction in Smurfit-Stone's subsidiaries of approximately 1,400 positions. JSC(U.S.) expects to realize annual savings of approximately $40 million as a result of these actions.

        Interest expense increased $10 million due to the impact of $12 million from higher average borrowings, offset by $2 million due to lower overall average interest rates. The overall average effective interest rate in 2003 was lower than 2002 by approximately 10 basis points. Interest income from Smurfit-Stone increased $7 million due to a higher average balance for the notes receivable in 2003.

        Provision for income taxes in 2003 differed from the amount computed by applying the statutory U.S. tax rate to income from continuing operations before income taxes and cumulative effect of accounting change primarily due to a $6 million benefit related to the resolution of certain prior year tax matters, state income taxes and the effects of other permanent differences. For information concerning income taxes, see the notes to consolidated financial statements.

Containerboard and Corrugated Containers Segment

        Net sales increased by 11% due primarily to higher shipments resulting from the Stevenson Mill Acquisition. Prices for corrugated containers and containerboard were lower due to the poor market conditions.

        Production of containerboard increased 36% due primarily to the Stevenson Mill Acquisition. JSC(U.S.)'s containerboard mills operated at an average rate of 87.3% of capacity in 2003 compared to 85.4% in 2002. Shipments of corrugated containers increased 6% due primarily to the Stevenson Mill Acquisition. SBS production was higher by 1%.

        Profits decreased by $36 million due primarily to the lower average sales prices and higher costs, including energy ($11 million) and employee benefits. Profits were favorably impacted by the Stevenson Mill Acquisition.

Consumer Packaging Segment

        Net sales increased by 1%. Folding carton shipments increased 2% due primarily to the Arko Acquisition and shipments of flexible packaging increased by 11%. The increases in sales volume were partially offset by lower sales prices, particularly for folding cartons. Production of coated boxboard was comparable to 2002.

        Profits declined $32 million due primarily to lower prices, product mix and higher cost for energy ($8 million) and employee benefits.

Reclamation Segment

        Net sales decreased 5% compared to 2002 due primarily to lower sales volume. Shipments were lower in 2003 due to higher internal consumption as a result of the Stevenson Mill Acquisition. The average price of OCC in 2003 was comparable to 2002 and the average price of old newsprint was higher by approximately $10 per ton. Profits increased $3 million due primarily to a shift from lower margin brokerage sales to higher margin plant sales.

2002 Compared to 2001

        Income from continuing operations before income taxes and cumulative effect of accounting change in 2002 was $140 million, a decrease of $35 million compared to 2001. The decline was due primarily to lower segment profit as a result of lower average sales prices for containerboard and corrugated containers. Lower interest expense partially offset the decline in earnings.

        Net sales of $3,456 million in 2002 were 3% higher compared to 2001 due primarily to higher shipments of containerboard and corrugated containers, the majority of which was due to the Stevenson Mill Acquisition. Sales prices, primarily for containerboard and corrugated containers, were lower compared to 2001. The change in net sales for each of JSC(U.S.)'s segments is summarized in the chart below:

	Container- board & Corrugated Containers	Consumer Packaging	Reclamation	Other Operations		Total
	(In millions)
Sales prices and product mix	$(88)	$(12)	$103	$		$3
Sales volume	47	(14)	(9)		(6)	18
Stevenson Mill Acquisition	91					91

Total	$50	$(26)	$94		$(6)	$112

        Cost of goods sold increased due primarily to the Stevenson Mill Acquisition, higher sales volumes for containerboard and corrugated containers and higher reclaimed fiber cost ($124 million). Cost of goods sold was favorably impacted by lower energy cost ($16 million) and the elimination of goodwill amortization ($7 million). Cost of goods sold as a percent of net sales in 2002 was 86% compared to 85% in 2001 due primarily to the effects of JSC(U.S.)'s lower average sales prices.

        Selling and administrative expenses increased 6% due primarily to the impact of costs associated with the Stevenson Mill Acquisition.

        During 2002, JSC(U.S.) recorded restructuring charges of $4 million related to the shutdown and sale of its Cladwood® operations.

        Interest expense declined $31 million due to the favorable impacts of overall average interest rates ($25 million) and from lower average borrowings ($6 million). The overall average effective interest rate in 2002 was lower than 2001 by approximately 180 basis points. Interest income from Smurfit-Stone increased $8 million due to a higher average balance for the notes receivable in 2002.

        The effective income tax rate for 2002 was 40%, compared to 41% in 2001. Provision for income taxes in 2002 differed from the federal statutory tax rate due to several factors, the most significant of which was state income taxes. For information concerning income taxes, see the notes to consolidated financial statements.

Containerboard and Corrugated Containers Segment

        Net sales increased by 3% due primarily to higher shipments of containerboard and corrugated containers, the majority of which was due to the Stevenson Mill Acquisition. Shipments of corrugated containers increased 6%.

        Production of containerboard increased 13% due primarily to the Stevenson Mill Acquisition. JSC(U.S.)'s containerboard mills operated at an average rate of 85.4% in 2002 compared to 81.5% in 2001. SBS production was lower by 4%.

        Profits decreased by $46 million due primarily to the lower average sales prices. Profits were favorably impacted by the Stevenson Mill Acquisition and lower energy cost compared to 2001. Cost of goods sold as a percent of net sales increased to 88% in 2002 compared to 86% in 2001 due primarily to the lower average sales prices.

Consumer Packaging Segment

        Net sales decreased by 2% due primarily to lower sales volumes and lower average sales prices. Folding carton shipments decreased 4%. Production of coated boxboard in 2002 was 2% higher compared to 2001. The average sales price for flexible packaging products was lower than 2001 by 17% due primarily to product mix changes.

        Profits declined $18 million due primarily to lower prices, lower sales volume and higher reclaimed fiber cost. Reclaimed fiber cost was higher than 2001 by approximately $7 million. Profits were favorably impacted by lower energy cost. Cost of goods sold as a percent of net sales in 2002 was 84% compared to 83% in 2001 due primarily to the lower average sales prices.

Reclamation Segment

        Net sales in 2002 increased 25% compared to 2001 due primarily to higher average sales prices. Higher demand and tight supplies in the second and third quarters of 2002 caused OCC prices to temporarily escalate. The average price of OCC in 2002 increased approximately $30 per ton compared to 2001 and the average price of old newsprint was higher by approximately $10 per ton. Total tons of fiber reclaimed and brokered decreased 2%. Profits increased $13 million due primarily to the higher average sales prices. Cost of goods sold as a percent of net sales decreased from 91% in 2001 to 90% in 2002 due primarily to the higher average sales prices.

Liquidity and Capital Resources

        The following table summarizes JSC(U.S.)'s cash flows for the six months ended June 30:

	2004	2003
	(In millions)
Net cash provided by (used for):
Operating activities	$(55)	$(14)
Investing activities	(26)	(33)
Financing activities	79	56

Net increase (decrease) in cash	$(2)	$9

Net Cash Used For Operating Activities

        Net cash used for operating activities for the six months ended June 30, 2004 was $55 million. The decrease of $41 million compared to 2003 was due primarily to lower segment profits and higher working capital levels. Segment profits declined due primarily as a result of lower average selling prices for corrugated containers and higher costs of fiber. Working capital increased $62 million in the first six months of 2004, as compared to an increase of $54 million for the same period last year. The higher level of working capital was primarily the result of an increase in accounts receivable, which was impacted by the increases in product pricing.

Net Cash Used For Investing Activities

        Net cash used for investing activities was $26 million for the six months ended June 30, 2004. Expenditures for property, plant and equipment were $35 million in 2004 compared to $56 million in 2003. The $35 million expended for property, plant and equipment included $3 million for environmental projects and $32 million for upgrades, modernization and expansion. Last year also included a $26 million payment for the Arko Acquisition.

Net Cash Provided By Financing Activities

        Net cash provided by financing activities for the six months ended June 30, 2004 was $79 million, including net borrowings of $38 million and capital contributions from Smurfit-Stone totaling $45 million. The cash provided by financing activities was used to fund operating and investing activities.

        On April 21, 2004, JSC(U.S.) obtained an amendment from its lender group easing certain financial covenant requirements under its bank credit agreement as of March 31, 2004 and for future periods through December 31, 2004. We expect to remain in compliance with all of the financial covenants contained in the JSC(U.S.) credit agreement.

        On September 21, 2004, Smurfit-Stone announced its intention to merge the operations of JSC(U.S.) with ours during the fourth quarter of 2004, principally to simplify and consolidate debt financing activities. JSCE will merge with and into JSC(U.S.), with JSC(U.S.) as the surviving company, prior to the proposed merger of Stone Container and JSC(U.S.). JSCE and Stone Container are direct wholly-owned subsidiaries of Smurfit-Stone and, therefore, the historical cost basis of the acquired entity, JSC(U.S.), will carry into the combined entity. As of June 30, 2004, consummation of the proposed merger would require the consent of the majority of the holders of the JSC(U.S.) notes to amend certain covenants in the indentures governing the notes. JSC(U.S.) expects its operating results to improve in the second half of 2004, which it anticipates will allow consummation of the proposed merger without the consent of the holders of the JSC(U.S.) notes. In addition, we currently do not expect to consummate the proposed merger unless we are able to simultaneously enter into a new combined bank credit agreement that would replace ours and JSC(U.S.)'s current bank credit agreements. As a result, we cannot assure you that we will be able to enter into the new combined bank credit agreement or that we will consummate the proposed merger.

        The obligations under the JSC(U.S.) credit agreement are unconditionally guaranteed by JSCE, Smurfit-Stone and material subsidiaries of JSC(U.S.). The obligations under the JSC(U.S.) credit agreement are secured by a security interest in substantially all of the assets of JSC(U.S.) and its material subsidiaries, a pledge of all of the capital stock of JSCE, JSC(U.S.) and the material U.S. subsidiaries of JSC(U.S.) and a pledge of 65% of the capital stock of certain foreign subsidiaries of JSC(U.S.). The security interest under the JSC(U.S.) credit agreement excludes certain trade receivables and proceeds thereof.

        The JSC(U.S.) credit agreement contains various covenants and restrictions including, among other things, (i) limitations on dividends, redemptions and repurchases of capital stock, (ii) limitations on the incurrence of indebtedness, liens, leases and sale-leaseback transactions, (iii) limitations on capital expenditures and (iv) maintenance of certain financial covenants. The JSC(U.S.) credit agreement also requires prepayments of the term loans from excess cash flows, as defined, and proceeds from certain asset sales, insurance and incurrence of certain indebtedness. These restrictions, together with JSC(U.S.)'s highly leveraged position, could restrict its corporate activities, including its ability to respond to market conditions, to provide for unanticipated capital expenditures or to take advantage of business opportunities.

Future Cash Flows

Obligations and Commitments

        At December 31, 2003, JSC(U.S.)'s contractual obligations and commitments were as follows:

	Amounts Payable During
	Total	2004	2005-06	2007-08	2009 & Beyond
	(In millions)
Long-term debt, including capital leases	$1,579	$180	$244	$139	$1,016
Operating leases	140	38	55	30	17
Purchase obligations (1)	244	99	62	36	47
Commitments for capital expenditures (2)	39	37	2
Other long-term liabilities (3)	61	11	27	4	19

Total contractual obligations	$2,063	$365	$390	$209	$1,099

(1)
Amounts shown consist primarily of national supply contracts to purchase wood, reclaimed fiber, natural gas and other energy resources for which value is received. JSC(U.S.) does not aggregate open purchase orders executed in the normal course of business by each of its operating locations and such purchase orders are therefore excluded from the table.

(2)
Amounts shown are estimates of future spending on capital projects which were authorized prior to December 31, 2003. JSC(U.S.) intends to hold capital expenditures for 2004 to approximately $79 million.

(3)
Amounts shown consist primarily of severance costs and other rationalization expenditures, antitrust payments and environmental expenditures, which have been recorded in our December 31, 2003 balance sheet. The table does not include deferred income tax liability, accruals for self-insured losses and pension and other postretirement plans because it is not certain when these liabilities will become due. JSC(U.S.) contributed $84 million to its pension and other postretirement plans in 2003 and expects to contribute $81 million to such plans in 2004. Future contributions to JSC(U.S.)'s pension and other postretirement plans will be dependent upon pending legislation, future changes in discount rates and the earnings performance of its plan assets.

        Scheduled debt payments, including capital lease payments, for the remainder of 2004 and for 2005 total $225 million and $212 million, respectively. JSC(U.S.)'s Accounts Receivable Securitization Program, which has an outstanding balance of $223 million at June 30, 2004, expires in December 2004. JSC(U.S.) intends to enter into a new accounts receivable program during 2004 to refinance this debt. JSC(U.S.)'s revolving credit facility matures in 2005. Smurfit-Stone is currently evaluating refinancing alternatives, including a new combined bank credit agreement that would replace the current bank credit agreements of Stone Container and JSC(U.S.). Also, JSC(U.S.) will continue to pursue opportunities to reduce interest costs by refinancing certain of JSC(U.S.)'s debt obligations. JSC(U.S.) has historically had good access to capital markets and expects to be able to repay or refinance its debt maturities on or before the maturity dates. Although JSC(U.S.) believes it will have access to the capital markets in the future, these markets are volatile and JSC(U.S.) cannot predict the condition of the markets or the timing of any related transactions. Access to the capital markets may be limited or unavailable due to an unpredictable material adverse event unrelated to JSC(U.S.)'s operational or financial performance. In such event, JSC(U.S.) would explore additional options such as the sale or monetization of assets.

        As of June 30, 2004, JSC(U.S.) had authorized commitments for capital expenditures of approximately $61 million. JSC(U.S.) intends to hold capital expenditures for 2004 to approximately $79 million.

        JSC(U.S.) recorded restructuring charges of $7 million in 2004, which included $5 million for exit liabilities. The exit liabilities were principally for severance cost and will be paid in 2004. During the six months ended June 30, 2004, JSC(U.S.) incurred cash expenditures of $1 million for these exit liabilities.

        As of December 31, 2003, JSC(U.S.) had $24 million of exit liabilities related to the November 1998 Smurfit-Stone merger, the Stevenson Mill Acquisition and related assets and other restructuring activities. During the six months ended June 30, 2004, JSC(U.S.) incurred cash expenditures of approximately $7 million for these exit liabilities. The remaining cash expenditures in connection with JSC(U.S.)'s restructuring activities will continue to be funded through operations as originally planned.

        As described in JSCE's 2003 Annual Report on Form 10-K, its pension obligations exceeded the fair value of pension plan assets by $335 million as of December 31, 2003. For the six months ended June 30, 2004, JSC(U.S.) contributed $68 million to the pension plans, and expect to contribute a total of approximately $70 million in 2004. Future contributions to JSC(U.S.)'s pension and other postretirement plans will be dependent upon future changes in discount rates and the earnings performance of JSC(U.S.)'s plan assets.

        JSC(U.S.) expects an improvement in its profitability and cash flow from operations for the remainder of 2004. As of June 30, 2004, JSC(U.S.) had $290 million of unused borrowing capacity under its bank credit facility. JSC(U.S.) expects these cash sources and their anticipated financing activities will be sufficient for the next several years to meet its obligations and commitments, including debt service, pension funding, the litigation settlement, severance costs and other rationalization expenditures, expenditures related to environmental compliance and other capital expenditures.

Contingent Obligations

        JSC(U.S.) issues standby letters of credit for performance bonds and self-insurance. Letters of credit are issued under the JSC(U.S.) revolving credit facility, generally have a one-year maturity and are renewed annually. As of June 30, 2004, JSC(U.S.) had $172 million of letters of credit outstanding.

        JSC(U.S.) has certain woodchip processing contracts, which provide for guarantees of third party contractors' debt outstanding, with a security interest in the chipping equipment. Guarantee payments would be triggered in the event of a loan default by any of the contractors. The maximum potential amount of future payments related to all of such arrangements as of December 31, 2003 would be $24 million. Cash proceeds received from the liquidation of the chipping equipment would be based on market conditions at the time of sale, and JSC(U.S.) may not recover in full the guarantee payments made.

Environmental Matters

        JSC(U.S.) has spent approximately $1 million in 2004 on MACT II of the Cluster Rule for projects substantially completed, which brought JSC(U.S.) into compliance with MACT II of the Cluster Rule. JSC(U.S.) continues to study possible means of compliance with Phase II of MACT I of the Cluster Rule. Based on currently available information, JSC(U.S.) estimates that the aggregate compliance cost of Phase II of MACT I of the Cluster Rule will be approximately $10 million and that such cost will be spent in 2005 and 2006. In addition to Cluster Rule compliance, JSC(U.S.) anticipates additional capital expenditures related to environmental compliance. Excluding the spending on the Cluster Rule projects, JSC(U.S.) spent an average of approximately $2 million in each of the last three years on capital expenditures for environmental purposes. JSC(U.S.) anticipates that environmental capital expenditures, exclusive of the Cluster Rule projects, will be approximately $7 million in 2004.

Off-Balance Sheet Financing Arrangement

        At December 31, 2003 and 2002, JSC(U.S.) had an off-balance sheet financing arrangement with a qualified special purpose entity. JSC(U.S.) sold 980,000 acres of owned and leased timberland in October 1999. The final purchase price, after adjustments, was $710 million. JSC(U.S.) received $225 million in cash and $485 million in the form of installment notes, which mature from December 31, 2007 to December 31, 2014. Under JSC(U.S.)'s program to monetize the installment notes receivable, the notes were sold, without recourse, to Timber Notes Holdings LLC ("TNH"), a wholly-owned subsidiary of JSC(U.S.) and a qualified special purpose entity under the provisions of SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," for $430 million in cash proceeds and a residual interest in the notes. The residual interest in the accompanying consolidated balance sheet was $44 million at June 30, 2004. TNH and its creditors have no recourse to JSC(U.S.) in the event of default on the installment notes.

Effects Of Inflation

        With the exception of energy, fiber and employee benefits, inflationary increases in operating costs have been moderate during the past three years. Energy and fiber cost increases are strongly influenced by supply and demand factors, and when supplies become tight, JSC(U.S.) has experienced temporary increases in the cost of these items. JSC(U.S.) continues to seek ways to mitigate the impact of such cost increases and, to the extent permitted by competition, pass the increased cost on to customers by increasing sales prices over time.

        JSC(U.S.) uses the last-in, first-out method of accounting for approximately 80% of its inventories. Under this method, the cost of goods sold reported in the financial statements approximates current cost and thus provides a closer matching of revenue and expenses in periods of increasing costs. On the other hand, depreciation charges represent the allocation of historical costs incurred over past years and are significantly less than if they were based on the current cost of productive capacity being consumed.

Critical Accounting Policies And Accounting Estimates

        Certain accounting issues require management estimates and judgments for the preparation of financial statements. JSC(U.S.)'s most significant policies requiring the use of estimates and judgments are listed below.

Long-Lived Assets and Goodwill

        JSC(U.S.) conducts impairment reviews of long-lived assets and goodwill in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," and SFAS No. 142, "Goodwill and Other Intangible Assets," respectively. Such reviews require JSC(U.S.) to make estimates of future cash flows and fair values. JSC(U.S.)'s cash flow projections include significant assumptions about economic conditions, demand and pricing for its products and cost. JSC(U.S.)'s estimates of fair value are determined using a variety of valuation techniques, including pricing of recent industry acquisitions. While significant judgment is required, JSC(U.S.) believes that its estimates of future cash flows and fair value are reasonable. However, should JSC(U.S.)'s assumptions change in future years, its fair value models could result in lower fair values for long-lived assets and goodwill, which could materially affect the value of property, plant and equipment and goodwill and results of operations.

Idle Paper Machines and Restructurings

        Smurfit-Stone has excess capacity in its containerboard system due to its policy of producing to meet demand. As a result, Smurfit-Stone has temporarily shut down two of its paper machines, one located in Fernandina Beach, Florida and the other in Jacksonville, Florida. The Fernandina Beach machine is owned by JSC(U.S.). Smurfit-Stone's decision to shut down these machines was based upon anticipated supply and demand factors, their locations and operating cost. The Fernandina Beach machine has the capacity to produce approximately 200,000 tons of lightweight linerboard. No decision has been made to permanently shut down the Fernandina Beach machine, as it may be restarted, subject to future demand and industry conditions. As of December 31, 2003, the Fernandina Beach machine had a net book value of approximately $118 million. For accounting purposes, the machine is classified as held and used and continues to be depreciated.

        In recent years, JSC(U.S.) has closed a number of operating facilities and exited non-core businesses. Identifying and calculating the cost to exit these businesses requires certain assumptions to be made, the most significant of which are anticipated future liabilities, including leases and other contractual obligations, and the net realizable value of assets held for sale. JSC(U.S.) believes its estimates are reasonable, considering its knowledge of the paper industry, previous experience in exiting activities and valuations received from independent third parties in the calculation of such estimates. Although JSC(U.S.)'s estimates have been reasonably accurate in the past, significant judgment is required and these estimates and assumptions may change as additional information becomes available and facts or circumstances change.

Allowance for Doubtful Accounts

        JSC(U.S.) evaluates the collectibility of accounts receivable on a case-by-case basis and make adjustments to the bad debt reserve for expected losses. JSC(U.S.) also estimates reserves for bad debts based on historical experience and past due status of the accounts. JSC(U.S.) performs credit evaluations and adjusts credit limits based upon each customer's payment history and credit worthiness. While credit losses have historically been within JSC(U.S.)'s expectations and the provisions established, actual bad debt write-offs may differ from its estimates, resulting in higher or lower charges in the future for its allowance for doubtful accounts.

Pension

        The determination of pension obligations and pension expense is dependent upon JSC(U.S.)'s selection of certain assumptions, the most significant of which are the expected long-term rate of return on plan assets and the discount rates applied to plan liabilities. Consulting actuaries assist JSC(U.S.) in determining these assumptions, which are described in the notes to consolidated financial statements. In 2003, JSC(U.S.) adjusted the expected long-term rate of return on plan assets to 9.0%, down from 9.5%, which increased retirement plan expense approximately $4 million. The discount rate at December 31, 2003 was 6.25%. The assumed rate for the long-term return on plan assets has been determined based upon target asset allocations and expected long-term rates of return by asset class. JSC(U.S.) regularly reviews its asset allocation, periodically rebalances its investments to the targeted allocation and evaluates its actuarial assumptions. JSC(U.S.)'s assumed discount rate is developed using Moody's Average Aa-Rated Corporate Bonds index as a benchmark. A decrease in the assumed rate of return of 0.50% would increase pension expense by approximately $5 million. A decrease in the discount rate of 0.50% would increase JSC(U.S.)'s pension obligations by approximately $73 million.

Income Taxes

        Deferred tax assets and liabilities reflect JSC(U.S.)'s assessment of future taxes to be paid in the jurisdictions in which it operates. These assessments involve temporary differences resulting from differing treatment of items for tax and accounting purposes, as well as estimates of JSC(U.S.)'s current tax exposure. Based on JSC(U.S.)'s evaluation of its tax positions, JSC(U.S.) believes it was adequately reserved for these matters at December 31, 2003.

        At December 31, 2003, JSC(U.S.) had net operating loss and alternative minimum tax credit carryforwards in the amount of $86 million. Valuation allowances of $10 million have been established for a portion of these deferred tax assets. For additional information, see the notes to consolidated financial statements. The realization of these deferred tax assets is dependent upon future taxable income and JSC(U.S.) expects that its deferred tax assets, net of valuation allowances, will be fully realized. Should additional valuation allowances be necessary because of changes in economic circumstances, those allowances would be established through a charge to income tax expense.

        JSC(U.S.) frequently faces challenges from domestic tax authorities regarding the amount of taxes due. These challenges include questions regarding the timing and amount of deductions and the allocation of income among various tax jurisdictions. In June 2003, JSC(U.S.) settled the examination by the IRS for the years 1995 through 1998, resulting in a payment of tax and interest of $50 million. Adequate reserves were available to cover the payment. The IRS is currently examining the years 1999 through 2001. To the extent JSC(U.S.) prevails in matters for which accruals have been established or are required to pay amounts in excess of its reserves, JSC(U.S.)'s effective tax rate in a given financial statement may be materially impacted. While the ultimate results cannot be predicted with certainty, JSC(U.S.) believes that the examination will not have a material adverse effect on its consolidated financial condition or results of operations.

Legal and Environmental Contingencies

        Accruals for legal and environmental matters are recorded when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. Such liabilities are developed based on currently available information and require judgments as to probable outcomes. Assumptions are based on historical experience and recommendations of legal counsel. Environmental estimates include assumptions and judgments about particular sites, remediation alternatives and environmental regulations. JSC(U.S.) believes its accruals are adequate. However, due to uncertainties associated with these assumptions and judgments, as well as potential changes to governmental regulations and environmental technologies, actual costs could differ materially from the estimated amounts.

Self-Insurance

        JSC(U.S.) self-insures a majority of its workers' compensation and general liability costs subject to specific retention levels for certain policies and coverage. Losses above these retention levels are transferred to insurance companies. In addition, JSC(U.S.) self-insures 100% of its group health care costs. All of the health care, workers' compensation and general liability claims are handled by third party administrators. Consulting actuaries and administrators assist JSC(U.S.) in determining its liability for self-insured claims. Losses are accrued based upon the aggregate self-insured claims determined by the third party administrators, actuarial assumptions and its historical experience. While JSC(U.S.) believes that its assumptions are appropriate, significant differences in its actual experience or significant changes in its assumptions may materially affect its workers' compensation, general liability and group health care costs.

Prospective Accounting Standard

        In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the "Act") was enacted. The Act introduced a prescription drug benefit under Medicare Part D as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. Under FASB Staff Position 106-1, issued in January 2004, related to the Act, JSC(U.S.) elected to defer recognizing the effects of the Act on its accumulated postretirement benefit obligation and net periodic postretirement benefit costs until pending authoritative guidance on the accounting for the federal subsidy is issued.

        In February 2004, the FASB proposed FSP No. FAS 106-b, which provides guidance on the accounting for the effects of the Act and also requires employers to provide certain disclosures provided by the Act. Under FSP No. FAS 106-b, JSC(U.S.) would be required to determine by the end of the first interim period beginning after June 15, 2004, whether its retiree drug coverage is actuarially equivalent to the Medicare Part D coverage. If JSC(U.S.)'s plans are actuarially equivalent to Medicare Part D, JSC(U.S.) must reflect the value of the subsidy in the APBO, service cost and amortization of gains and losses, retroactive to January 1, 2004. JSC(U.S.) has determined that certain of its plans are actuarially equivalent to Medicare Part D and estimates the impact of the Act would reduce its APBO as of December 31, 2003 by approximately $4 million. JSC(U.S.)'s postretirement benefit costs would be reduced by approximately $1 million in 2004. JSC(U.S.) will recognize the effects of adopting the Act during the third quarter of 2004.

Quantitative and Qualitative Disclosures About Market Risk

        JSC(U.S.) is exposed to various market risks, including interest rate risk and commodity price risk. To manage the volatility related to these risks, JSC(U.S.) enters into various derivative contracts. The majority of these contracts are settled in cash. However, such settlements have not had a significant effect on JSC(U.S.)'s liquidity in the past, nor are they expected to be significant in the future. JSC(U.S.) does not use derivatives for speculative or trading purposes.

Commodity Price Risk

        JSC(U.S.) periodically enters into exchange traded futures and other derivative contracts to manage fluctuations in cash flows resulting from commodity price risk in the procurement of natural gas. As of June 30, 2004, JSC(U.S.) had futures contracts to hedge up to 50% of its expected natural gas requirements through December 2005. JSC(U.S.)'s objective is to fix or cap the price of a portion of its forecasted purchases of natural gas used in the manufacturing process. The changes in energy cost described in "Management's Discussion and Analysis of Financial Condition and Results of Operations" above include the impact of the natural gas futures contracts. See the notes to consolidated financial statements.

Interest Rate Risk

        JSC(U.S.)'s earnings and cash flows are significantly affected by the amount of interest on its indebtedness. JSC(U.S.)'s objective is to protect itself from interest rate volatility and reduce or cap interest expense within acceptable levels of market risk. JSC(U.S.) may periodically enter into interest rate swaps, caps or options to hedge interest rate exposure and manage risk within company policy. Any derivative would be specific to the debt instrument, contract or transaction, which would determine the specifics of the hedge. There were no interest rate derivatives outstanding at June 30, 2004.

        The table below presents principal amounts by year of anticipated maturity for JSC(U.S.)'s debt obligations and related average interest rates based on the weighted average interest rates at the end of the period. Variable interest rates disclosed do not attempt to project future interest rates. This information should be read in conjunction with the notes to consolidated financial statements.

Short and Long-Term Debt

Outstanding as of December 31, 2003	2004		2005	2006	2007	2008		There- after		Total	Fair Value
	(In millions)
Bank term loans and revolver—4.4% average interest rate (variable)	$		$94	$17	$134	$		$		$245	$244
Accounts receivable securitization—1.2% average interest rate (variable)		177								177	177
Senior notes—8.0% average interest rate (fixed)									1,000	1,000	1,082
Industrial revenue bonds—7.2% average interest rate (fixed)				9					13	22	22
Industrial revenue bonds—3.4% average interest rate (variable)			120							120	120
Other		3	1	3	3		2		3	15	15

Total debt		$180	$215	$29	$137		$2		$1,016	$1,579	$1,660

THE EXCHANGE OFFER

General

        We are offering to exchange up to $200,000,000 in aggregate principal amount of registered 7 3/8% senior notes for the same aggregate principal amount of outstanding 7 3/8% senior notes, properly tendered before the expiration date and not withdrawn. We are making the exchange offer for all of the outstanding notes. Your participation in the exchange offer is voluntary and you should carefully consider whether to accept this offer.

        On the date of this prospectus, $200,000,000 in aggregate principal amount of our 7 3/8% senior notes is outstanding. We are sending this prospectus, together with the letter of transmittal, on approximately                       , 2004, to all holders of outstanding notes that we are aware of. Our obligation to accept outstanding notes for exchange pursuant to the exchange offer is limited by the conditions listed under "—Conditions to the Exchange Offer" below.

        We currently expect that each of the conditions will be satisfied and that no waivers will be necessary.

Purpose of the Exchange Offer

        Stone Finance II issued and sold $200,000,000 in aggregate principal amount of the outstanding 7 3/8% senior notes on July 20, 2004 in a transaction exempt from the registration requirements of the Securities Act. Because the transaction was exempt under the Securities Act, you may re-offer, resell, or otherwise transfer the outstanding notes only if registered under the Securities Act or if an applicable exemption from the registration and prospectus delivery requirements of the Securities Act is available.

        In connection with the issuance and sale of the outstanding notes, we entered into a registration rights agreement, which requires us to consummate this exchange offer by April 16, 2005, which is nine months after the date of the registration rights agreement. If we are unable to complete the exchange offer, or have a shelf registration statement declared effective, by April 16, 2005, the interest rate on the outstanding notes will increase by 50 basis points per annum until we complete the exchange offer or have the shelf registration statement declared effective.

        In addition, there are circumstances under which we are required to use our best efforts to file a shelf registration statement with respect to resales of the outstanding notes. We have filed a copy of the registration rights agreement as an exhibit to the registration statement of which this prospectus forms a part.

        We are making the exchange offer to satisfy our obligations under the registration rights agreement. Otherwise, we are not required to file any registration statement to register any outstanding notes. Holders of outstanding notes that do not tender their outstanding notes or whose outstanding notes are tendered but not accepted will have to rely on exemptions to registration requirements under the securities laws, including the Securities Act, if they wish to sell their outstanding notes.

Terms of the Exchange

        We are offering to exchange, upon the terms of this prospectus and the letter of transmittal, $1,000 in principal amount of registered 7 3/8% senior notes for each $1,000 in principal amount of the outstanding 7 3/8% senior notes. The terms of the registered notes are the same in all material respects, including principal amount, interest rate, maturity and ranking, as the terms of the outstanding notes for which they may be exchanged pursuant to the exchange offer, except that the offering of the registered notes has been registered under the Securities Act and, therefore, the registered notes will not be subject to restrictions on transfer applicable to the outstanding notes and will be entitled to registration rights only under limited circumstances. The registered notes will evidence the same indebtedness as the outstanding notes and will be entitled to the benefits of the indenture. Please refer to the section in this prospectus entitled "Description of the Notes" for a more complete discussion of the terms of the notes.

        The exchange offer is not conditioned upon any minimum aggregate amount of outstanding notes being tendered for exchange.

        We have not requested, and do not intend to request, an interpretation by the staff of the SEC as to whether the registered notes issued pursuant to the exchange offer in exchange for the outstanding notes may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Instead, based on an interpretation by the staff in a series of no-action letters issued to third parties, we believe that registered notes issued in the exchange offer in exchange for outstanding notes may be offered for sale, resold and otherwise transferred by any holder of registered notes (other than any holder which is an affiliate of ours or a broker-dealer that purchased notes from us to resell pursuant to Rule 144A under the Securities Act or any other available exemption) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the registered notes are acquired in the ordinary course of the holder's business and the holder has no arrangement or understanding with any person to participate in the distribution of the registered notes and neither the holder nor any other person is participating in or intends to participate in a distribution of the registered notes. Because the SEC has not considered our exchange offer in the context of a no-action letter, we cannot assure you that the staff would make a similar determination with respect to the exchange offer. Any holder that is an affiliate of ours or that tenders in the exchange offer for the purpose of participating in a distribution of the registered notes may be deemed to have received restricted securities and will not be allowed to rely on this interpretation by the staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        If you participate in the exchange offer, you must acknowledge, among other things, that you are not participating in, and do not intend to participate in, a distribution of the registered notes. If you are a broker-dealer that receives registered notes for your own account in exchange for outstanding notes, where your outstanding notes were acquired by you as a result of your market-making activities or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of the registered notes. Please refer to the section in this prospectus entitled "Plan of Distribution" for a more complete discussion of your ability to resell the registered notes.

        You will not be required to pay brokerage commissions or fees or, if you comply with the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the outstanding notes in the exchange offer.

Expiration Date; Extension; Termination; Amendment

        The exchange offer will expire at 5:00 p.m., New York City time, on                       , 2004, unless we have extended the period of time that the exchange offer is open, but in no event will we extend the expiration date of the exchange offer past April 16, 2005. The expiration date will be at least 20 business days after the beginning of the exchange offer as required by Rule 14e-1(a) under the Exchange Act. We reserve the right to extend the period of time that the exchange offer is open, and delay acceptance for exchange of any outstanding notes, by giving oral or written notice to the exchange agent and by timely public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During any extension, all outstanding notes previously tendered will remain subject to the exchange offer unless properly withdrawn.

        We also reserve the right to:

  •
  end or amend the exchange offer and not to accept for exchange any outstanding notes not previously accepted for exchange upon the occurrence of any of the events specified below under "—Conditions to the Exchange Offer" which have not been waived by us; and

  •
  amend the terms of the exchange offer in any manner which, in our good faith judgment, is advantageous to you, whether before or after any tender of the outstanding notes.

        If any termination or amendment occurs, we will notify the exchange agent and will either issue a press release or give oral or written notice to you as promptly as practicable.

Procedures for Tendering Outstanding Notes

        Your tender to us of your outstanding notes and our acceptance of the notes will constitute a binding agreement between you and us on the terms contained in this prospectus and in the letter of transmittal.

        You will tender outstanding notes by:

  •
  properly completing and signing the letter of transmittal or a facsimile copy of the letter, and delivering the letter, together with the certificate or certificates representing the outstanding notes being tendered and any required signature guarantees and any other documents required by the letter of transmittal, to the exchange agent at its address listed below on or before the expiration date; or

  •
  complying with the procedure for book-entry transfer described below; or

  •
  complying with the guaranteed delivery procedures described below.

        If your outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal and delivering the outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

        The method of delivering the outstanding notes, letters of transmittal and all of the required documents is at the election and risk of the holder. If delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery. No notes or letters of transmittal should be sent to us.

        If tendered outstanding notes are registered in the name of the person who signs the letter of transmittal and the registered notes to be issued in exchange for the tendered notes are to be issued in the name of the registered holder, the signature of the signer need not be guaranteed.

        In addition, if any untendered outstanding notes are to be reissued in the name of the registered holder, the signature need not be guaranteed. A registered holder shall include any participant in The Depository Trust Company ("DTC") whose name appears on a security listing as an owner of outstanding notes.

        In any other case, the tendered outstanding notes must be endorsed or accompanied by written instruments of transfer, in form satisfactory to us and duly executed by the registered holder. The signature of the endorsement or instrument of transfer must be guaranteed by an eligible institution. The following are considered eligible institutions:

  •
  a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc.;

  •
  a clearing agency;

  •
  an insured credit union;

  •
  a savings association or a commercial bank; or

  •
  a trust company having an office or correspondent in the United States.

        If the registered notes and/or outstanding notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note registrar for the outstanding notes, the signature in the letter of transmittal must be guaranteed by an eligible institution.

        We understand that the exchange agent has confirmed with DTC that any financial institution that is a participant in DTC's system may use its Automated Tender Offer Program to tender outstanding notes. We further understand that the exchange agent will request, within two business days after the date the exchange offer commences, that DTC establish an account relating to the outstanding notes for the purpose of facilitating the exchange offer, and any participant may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent's account in accordance with the Automated Tender Offer Program procedures for transfer. However, the exchange of the outstanding notes will only be made after timely confirmation of the book-entry transfer and timely receipt by the exchange agent of an agent's message, an appropriate letter of transmittal with any registered signature guarantee, and any other documents required. The term "agent's message" means a message, transmitted by DTC and received by the exchange agent and forming part of a book-entry confirmation, stating that DTC has received an express acknowledgment from a participant tendering outstanding notes that are the subject of the book-entry confirmation and that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against the participant.

        If you want to tender outstanding notes in the exchange offer and time will not permit a letter of transmittal or outstanding notes to reach the exchange agent before the expiration date or you cannot comply with the procedure for book-entry transfer on a timely basis, a tender may be effected if the exchange agent has received at its address listed below before the expiration date, a letter, telegram or facsimile transmission from an eligible institution listing your name and address, the names in which the outstanding notes are registered and, if possible, the certificate number of the outstanding notes to be tendered, and stating that the tender is being made by the letter, telegram or facsimile transmission and guaranteeing that within three business days after the expiration date, the outstanding notes in proper form for transfer, or a confirmation of book-entry transfer of the outstanding notes into the exchange agent's account at DTC, will be delivered by the eligible institution, together with a properly completed and duly executed letter of transmittal and any other required documents. Unless outstanding notes being tendered by the method described in the preceding sentence are deposited with the exchange agent within the time period described in the preceding sentence and accompanied or preceded by a properly completed letter of transmittal and any other required documents, we may, at our option, reject the tender. You may obtain copies of the notice of guaranteed delivery from the exchange agent.

        Your tender will be deemed to have been received when the exchange agent receives:

  •
  your properly completed and duly signed letter of transmittal accompanied by the outstanding notes, or a confirmation of book-entry transfer of such outstanding notes into the exchange agent's account at DTC; or

  •
  a notice of guaranteed delivery or letter, telegram or facsimile transmission to similar effect from an eligible institution.

        We will issue registered notes in exchange for outstanding notes tendered by means of a notice of guaranteed delivery or letter, telegram or facsimile transmission to similar effect by an eligible institution only when the exchange agent receives (1) the letter of transmittal and any other required documents and (2) the tendered outstanding notes.

        We will determine all questions regarding the validity, form, eligibility, time of receipt and acceptance of outstanding notes tendered for exchange. You should be aware that:

  •
  We reserve the absolute right to reject any and all tenders of any particular outstanding notes not properly tendered or not to accept any particular outstanding notes which acceptance might, in our judgment or that of our counsel, be unlawful.

  •
  We reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular outstanding notes either before or after the expiration date, including the right to waive the ineligibility of any holder that seeks to tender outstanding notes in the exchange offer.

  •
  Our interpretation of the terms and conditions of the exchange offer, including the letter of transmittal and the instructions, shall be final and binding on all parties.

  •
  Unless waived, any defects or irregularities in connection with tenders of outstanding notes for exchange must be cured within a reasonable period of time as we shall determine.

  •
  Neither we, the exchange agent nor any other person shall have any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange.

        If the letter of transmittal is signed by a person or persons other than the registered holder or holders of outstanding notes, the outstanding notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders appear on the outstanding notes.

        If the letter of transmittal or any outstanding notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, they should indicate they are acting in that capacity when signing, and, unless waived by us, you should provide evidence of their authority to act in that capacity.

        If you tender, you will be representing to us that:

  •
  the registered notes you acquire pursuant to the exchange offer are being acquired in the ordinary course of business of the person receiving registered notes, whether or not the person is the holder;

  •
  you are not an affiliate of ours;

  •
  you are not participating in, and do not intend to participate in, and have no arrangement or understanding with any person to participate in, a distribution of the outstanding notes or the registered notes; and

  •
  if you are a broker or dealer registered under the Exchange Act, you will receive the registered notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities. You must acknowledge that you will deliver a prospectus in connection with any resale of the registered notes. Please refer to the section in this prospectus entitled "Plan of Distribution" for a more complete discussion of your ability to resell the registered notes.

Terms and Conditions of the Letter of Transmittal

        By signing and returning the letter of transmittal you will be agreeing to the following terms and conditions, which are part of the exchange offer.

  •
  You are exchanging, assigning and transferring the outstanding notes to us and irrevocably constitute and appoint the exchange agent as your agent and attorney-in-fact to cause the outstanding notes to be assigned, transferred and exchanged.

  •
  You represent and warrant that you have full power and authority to tender, exchange, assign and transfer the outstanding notes and acquire registered notes issuable upon the exchange of tendered outstanding notes.

  •
  When we accept outstanding notes for exchange, we will acquire good and unencumbered title to the tendered outstanding notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim.

  •
  You will, upon request, execute and deliver any additional documents deemed by the exchange agent or us to be necessary or desirable to complete the exchange, assignment and transfer of tendered outstanding notes or transfer ownership of such outstanding notes on the account books maintained by DTC.

        Our acceptance of any tendered outstanding notes and our issuance of registered notes in exchange for the outstanding notes will constitute performance in full by us of our obligations under the registration rights agreement to complete the exchange offer.

        All authority conferred by you will survive your death or incapacity and every obligation of yours will be binding upon your heirs, legal representatives, successors, assigns, executors and administrators. You will also make the representations described above under "—Procedures for Tendering Outstanding Notes."

Withdrawal Rights

        You may withdraw your tender of outstanding notes at any time before 5:00 p.m., New York City time, on the expiration date.

        For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal, sent by telegram, facsimile transmission, receipt confirmed by telephone, or letter, before the expiration date. Any notice of withdrawal must:

  •
  specify the name of the person that tendered the outstanding notes to be withdrawn;

  •
  identify the outstanding notes to be withdrawn, including the certificate number or numbers and principal amount of such outstanding notes;

  •
  specify the principal amount of outstanding notes to be withdrawn;

  •
  include a statement that the holder is withdrawing its election to have the outstanding notes exchanged;

  •
  be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered or as otherwise described above, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee under the indenture register the transfer of the outstanding notes into the name of the person withdrawing the tender; and

  •
  specify the name in which any of the outstanding notes are to be registered, if different from that of the person that tendered the outstanding notes.

        The exchange agent will return the properly withdrawn outstanding notes promptly following receipt of notice of withdrawal. If outstanding notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes or otherwise comply with DTC's procedures.

        Any outstanding notes withdrawn will not have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes that have been tendered for exchange but are not exchanged for any reason will be returned to the holder without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. In the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to its book-entry transfer procedures, the outstanding notes will be credited to an account with DTC specified by the holder, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described under "—Procedures for Tendering Outstanding Notes" above at any time on or before the expiration date.

Acceptance of Outstanding Notes for Exchange; Delivery of Registered Notes

        Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the exchange date, all outstanding notes properly tendered and will issue the registered notes promptly after the acceptance. However, please refer to the section in this prospectus entitled "—Conditions to the Exchange Offer" below for a discussion of the conditions under which we may end the exchange offer and reject for exchange any outstanding notes. For purposes of the exchange offer, we will be deemed to have accepted properly tendered outstanding notes for exchange when we give notice of acceptance to the exchange agent.

        For each outstanding note accepted for exchange, the holder of the outstanding note will receive a registered note having a principal amount at maturity equal to that of the surrendered outstanding note.

        In all cases, we will issue registered notes for outstanding notes that are accepted for exchange pursuant to the exchange offer only after the exchange agent timely receives certificates for the outstanding notes or a book-entry confirmation of the outstanding notes into the exchange agent's account at DTC, a properly completed and duly executed letter of transmittal and all other required documents.

Conditions to the Exchange Offer

        We will not be required to accept for exchange, or to issue registered notes in exchange for, any outstanding notes and may end or amend the exchange offer, by notice to the exchange agent or by a timely press release, if at any time before the acceptance of the outstanding notes for exchange or the exchange of the registered notes for the outstanding notes, any of the following conditions exist:

  •
  any action or proceeding is instituted or threatened in any court or by or before any governmental agency or regulatory authority or any injunction, order or decree is issued with respect to the exchange offer which, in our sole judgment, might materially impair our ability to proceed with the exchange offer or have a material adverse effect on the contemplated benefits of the exchange offer to us; or

  •
  any change, or any development involving a prospective change, shall have occurred or be threatened in our business, properties, assets, liabilities, financial condition, operations, results of operations or prospects that is or may be adverse to us, or we become aware of facts that have or may have adverse significance with respect to the value of the outstanding notes or the registered notes or that may materially impair the contemplated benefits of the exchange offer to us; or

  •
  any law, rule or regulation or applicable interpretation of the staff of the SEC is issued or promulgated that, in our good faith determination, does not permit us to effect the exchange offer; or

  •
  any governmental approval has not been obtained, which we think is necessary for the completion of the exchange offer; or

  •
  there shall have been proposed, adopted or enacted any law, statute, rule or regulation, or an amendment to any existing law, statute, rule or regulation, which might materially impair our ability to proceed with the exchange offer or have a material adverse effect on the contemplated benefits of the exchange offer to us; or

  •
  there shall occur a change in the current interpretation by the staff of the SEC that permits the registered notes issued pursuant to the exchange offer in exchange for outstanding notes to be offered for resale, resold and otherwise transferred by holders, other than any holder that is a broker-dealer or an affiliate of ours within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the registered notes are acquired in the ordinary course of the holders' business and the holders have no arrangement with any person to participate in the distribution of such registered notes.

        We reserve the right to end the exchange offer and reject for exchange any outstanding notes upon the occurrence of any of the preceding conditions. In addition, we may amend the exchange offer at any time before the expiration date if any of these conditions exist.

        In addition, we will reject for exchange any outstanding notes tendered, and no registered notes will be issued in exchange for any outstanding notes, if at the time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939. If any stop order is in effect we will be required to use our best efforts to obtain its withdrawal at the earliest possible time.

        The exchange offer is not conditioned upon any minimum principal amount of outstanding notes being tendered for exchange.

Exchange Agent

        We have appointed BNY Midwest Trust Company as the exchange agent for the exchange offer. You should direct all executed letters of transmittal to the exchange agent at the address listed below:

By Registered or Certified Mail
or Hand or Overnight Delivery:

BNY Midwest Trust Company
c/o The Bank of New York
Corporate Trust Operations
Reorganization Unit
101 Barclay Street, 7E
New York, New York 10286
Attention: Mr. William Buckley

By Facsimile Transmission: (Eligible Institutions Only) (212) 298-1915	Confirm by Telephone: (212) 815-5788

        You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent at the address and telephone number listed above.

        Delivery to an address other than as listed above, or transmission of instructions to a facsimile number other than as listed above, will not constitute a valid delivery.

Solicitation of Tenders; Fees and Expenses

        We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.

        We will pay the estimated cash expenses to be incurred in connection with the exchange offer. We estimate that those expenses will be, in the aggregate, approximately $200,000, including fees and expenses of the exchange agent and trustee, registration fees, accounting, legal and printing expenses and other related fees and expenses.

        Neither the delivery of this prospectus nor any exchange made under this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the respective dates as of which information is given in this prospectus. The exchange offer is not being made to, nor will tenders be accepted from or on behalf of, holders of outstanding notes in any jurisdiction in which the making of the exchange offer or the acceptance of the outstanding notes would not be in compliance with the laws of that jurisdiction. However, we may, at our discretion, take any action as we may deem necessary to make the exchange offer in any jurisdiction and extend the exchange offer to holders of outstanding notes in the jurisdiction concerned.

Transfer Taxes

        We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. If, however, certificates representing registered notes or outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of any person other than the registered holder of the outstanding notes tendered, or if tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in the exchange offer, then the amount of the transfer taxes whether imposed on the registered holder or any other person, will be payable by the tendering holder. If satisfactory evidence of payment of the taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

        The registered notes will be recorded at the carrying value of the outstanding notes as reflected in our accounting records on the date the exchange offer is completed. Accordingly, we will not recognize any gain or loss for accounting purposes upon the exchange of registered notes for outstanding notes. We will amortize the expenses incurred in connection with the issuance of the registered notes over the term of the registered notes.

Consequences of Failure to Exchange

        If you do not exchange your outstanding notes for registered notes pursuant to the exchange offer, you will continue to be subject to the restrictions on transfer of the outstanding notes as described in the legend on the notes. In general, the outstanding notes may be offered or sold only if registered under the Securities Act, unless they are sold under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register the outstanding notes under the Securities Act. However, under limited circumstances we may be required to file with the SEC a shelf registration statement to cover resales of the outstanding notes by the holders of notes who satisfy conditions relating to the provision of information in connection with the shelf registration statement. Please refer to the section in this prospectus entitled "Description of the Notes—Registration Rights" for a more complete discussion of these registration rights.

        Your participation in the exchange offer is voluntary, and you should carefully consider whether to participate. We urge you to consult your financial and tax advisors in making a decision whether or not to tender your outstanding notes. Please refer to the section in this prospectus entitled "Certain Tax Considerations" for a more complete discussion of the tax consequences of participating in the exchange offer.

        As a result of the making of, and upon acceptance for exchange of all validly tendered outstanding notes pursuant to the terms of, this exchange offer, we will have fulfilled a covenant contained in the registration rights agreement. If you do not tender your outstanding notes in the exchange offer, you will be entitled to all the rights and limitations applicable to the outstanding notes under the indenture, except for any rights under the registration rights agreement that by their terms end or cease to have further effectiveness as a result of the making of this exchange offer. To the extent that outstanding notes are tendered and accepted in the exchange offer, the trading market for untendered, or tendered but unaccepted, outstanding notes could be adversely affected. Please refer to the section in this prospectus entitled "Risk Factors—If You Do Not Exchange Your Outstanding Notes for Registered Notes, Your Notes Will Continue to Have Restrictions on Transfer" for an additional discussion of the consequences of not participating in the exchange offer.

        We may in the future seek to acquire, subject to the terms of the indenture, untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The terms of these purchases or offers may differ from the terms of the exchange offer.

Resale of Registered Notes

        As noted above, we are making the exchange offer in reliance on the position of the staff of the SEC in interpretive letters addressed to third parties in other transactions. However, we have not sought an interpretive letter from the staff and we cannot assure you that the staff would make a similar determination with respect to the exchange offer as it has in past interpretive letters to third parties. Any holder who is an affiliate of ours or who has an arrangement or understanding with respect to the distribution of the registered notes to be acquired pursuant to the exchange offer, or any broker-dealer who purchased outstanding notes from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act:

  •
  cannot rely on the applicable interpretations of the staff; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act.

        A broker-dealer who holds outstanding notes that were acquired for its own account as a result of market-making or other trading activities may be deemed to be an underwriter within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of registered notes. Each broker-dealer that receives registered notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by a broker-dealer as a result of market-making activities or other trading activities, must acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of the registered notes. A secondary resale transaction in the United States by a holder using the exchange offer to participate in a distribution of outstanding notes must be covered by an effective registration statement containing the selling security holder information required by Item 507 of Regulation S-K. Please refer to the section in this prospectus entitled "Plan of Distribution" for a more complete discussion of your ability to resell the registered notes.

        In addition, to comply with the securities laws of some jurisdictions, the registered notes may be offered or sold only if they have been registered or qualified for sale in the jurisdiction or an exemption from registration or qualification is available and is complied with. We have agreed, pursuant to the registration rights agreement and subject to specified limitations in the registration rights agreement, to register or qualify the registered notes for offer or sale under the securities or blue sky laws of these jurisdictions as any holder of the registered notes reasonably requests. Registration or qualification may require the imposition of restrictions or conditions, including suitability requirements for offerees or purchasers, in connection with the offer or sale of any registered notes.

 OUR BUSINESS

Stone Finance II

        Stone Finance II is a wholly-owned special purpose subsidiary of Stone Container Corporation, formed as an unlimited company under the Company Act of Nova Scotia, Canada. Stone Finance II is a holding company whose only business is to access bank financing and capital markets on behalf of Stone Container. Otherwise, Stone Finance II conducts no independent business or operations.

Stone Container Corporation

General

        Stone Container is an integrated producer of containerboard, corrugated containers, multiwall bags and other packaging products. Our operations are primarily in North America. For the year ended December 31, 2003, our net sales were $5,051 million and our net loss was $163 million.

        We are a wholly-owned subsidiary of Smurfit-Stone. Smurfit-Stone is an integrated producer of containerboard, corrugated containers and other packaging products. Smurfit-Stone is an industry leading manufacturer of paperboard and paper based packaging, including containerboard, corrugated containers, multiwall bags and coated recycled boxboard. Smurfit-Stone also is the world's largest paper recycler and a leading producer of solid bleached sulfate and folding cartons.

        Smurfit-Stone is a holding company with no business operations of its own. Smurfit-Stone conducts its business operations through two wholly-owned subsidiaries: Stone Container and JSCE. JSCE is a holding company which conducts its operations through its wholly-owned subsidiary, JSC(U.S.). Smurfit-Stone acquired us through a merger on November 18, 1998.

        On March 31, 2003, we completed certain exchange transactions with an affiliate of JS Group to exchange, in two separate transactions, our European packaging operations for JS Group's 50% ownership in Smurfit-MBI, a Canadian corrugated container producer, and a payment from JS Group of approximately $189 million. We previously owned 50% of Smurfit-MBI and as a result of the completed transactions now own 100% of Smurfit-MBI. Smurfit-MBI operates 16 converting facilities in Canada and employs approximately 2,500 hourly and salaried employees.

        On September 21, 2004, Smurfit-Stone announced its intention to merge our operations with those of JSC(U.S.) during the fourth quarter of 2004, principally to simplify and consolidate debt financing activities of Smurfit-Stone and its subsidiaries. In connection with the proposed merger, we expect JSCE to first merge into JSC(U.S.). We and JSC(U.S.) are direct and indirect wholly-owned subsidiaries of Smurfit-Stone, respectively, and, therefore, the historical cost basis of the acquired entity, JSC(U.S.), will carry over into the combined entity. See "Unaudited Pro Forma Condensed Consolidated Financial Data" for a discussion of the estimated financial impact of the proposed merger and the offering of the outstanding notes on our financial results.

        As of June 30, 2004, consummation of the proposed merger would require the consent of the majority of the holders of the JSC(U.S.) notes to amend certain covenants in the indentures governing such notes. We expect our operating results to improve in the second half of 2004, which we anticipate will allow us to consummate the proposed merger without the consent of the holders of the JSC(U.S.) notes. In addition, we currently do not expect to consummate the proposed merger unless we are able to simultaneously enter into a combined bank credit agreement that would replace ours and JSC(U.S.)'s current bank credit agreements. As a result, we cannot assure you that we will be able to enter into the new combined bank credit agreement or that we will consummate the proposed merger.

Products

        We have two reportable segments: (1) Containerboard and Corrugated Containers and (2) Consumer Packaging. For financial information relating to our segments, including our net sales to external customers by country of origin, please see the information set forth in the notes to consolidated financial statements included elsewhere in this prospectus.

Containerboard and Corrugated Containers Segment

        The Containerboard and Corrugated Containers segment includes 16 paper mills (11 located in the United States and five in Canada), and 103 container plants (83 located in the United States, 17 in Canada and three in Mexico). In addition, we own approximately one million acres of timberland in Canada and operate wood harvesting facilities in Canada. The primary products of our containerboard and corrugated containers segment include:

  •
  corrugated containers;

  •
  containerboard;

  •
  kraft paper; and

  •
  market pulp.

        We produce a full range of high quality corrugated containers designed to protect, ship, store and display products made to our customers' merchandising and distribution specifications. Corrugated containers are sold to a broad range of manufacturers of consumable goods. Corrugated containers are used to ship such diverse products as home appliances, electric motors, small machinery, grocery products, produce, computers, books, furniture and many other products. We provide customers with innovative packaging solutions to advertise and sell their products. In addition, we manufacture and sell a variety of retail ready, point-of-purchase displays and a full line of specialty products, including pizza boxes, corrugated clamshells for the food industry, Cordeck® recyclable pallets and custom die-cut boxes to display packaged merchandise on the sales floor. Our container plants serve local customers and large national accounts. Net sales of corrugated containers for 2003, 2002, and 2001 represent 56%, 52% and 51%, respectively, of our total net sales.

        Our containerboard mills produce a full line of containerboard, which is used primarily in the production of corrugated packaging. We produced 3,020,000 tons of unbleached kraft linerboard, 692,000 tons of white top linerboard and 1,426,000 tons of medium in 2003. Our containerboard mills and corrugated container operations are highly integrated, with the majority of our containerboard used internally by our corrugated container operations or by the corrugated container operations of JSC(U.S.). In 2003, our corrugated container plants consumed 3,525,000 tons of containerboard, representing an integration level of approximately 64%. Net sales of containerboard for 2003, 2002, and 2001 represent 26%, 30% and 32%, respectively, of our total net sales.

        Our paper mills also produce solid bleached sulfate, kraft paper, market pulp and other specialty products. Kraft paper is used in numerous products, including consumer and industrial bags, grocery and shopping bags, counter rolls, handle stock and refuse bags. A significant portion of our kraft paper is consumed by our consumer packaging operations. In addition, we produce bleached northern and southern hardwood pulp, which is sold to manufacturers of paper products, including photographic and other specialty papers, as well as the printing and writing sectors.

        Production for our paper mills and sales volume for our corrugated container facilities for the last three years were:

Tons produced (in thousands)	2003	2002	2001
Containerboard	5,138	5,356	5,306
Kraft paper	293	283	287
Market pulp	497	567	545
Solid bleached sulfate	110	117	119
Corrugated containers sold (in billion sq. ft.)(1)	53.9	52.1	52.0

(1)
Includes 100% of Smurfit MBI's shipments after March 31, 2003, the date we acquired the remaining 50% not previously owned. Amounts for periods prior to that date include Smurfit-MBI at 50%.

Consumer Packaging Segment

        The Consumer Packaging segment includes 14 plants located in the United States and two in Canada. The primary products of our consumer packaging segment include:

  •
  multiwall bags;

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  consumer bags; and

  •
  laminated products.

        Multiwall bags are designed to safely and effectively ship a wide range of industrial and commercial products, including fertilizers, chemicals, pharmaceuticals, building products, concrete, food, feed, seed and salt. Bags can be customized with easy-open features, handles and resealable closures, with a variety of liners, coatings and other treatments. We have developed and patented many innovative styles of bags, including Cap-Sac®, PeelPak®, Soni-Loc®, Peel-N-Pour™, SquareStack™ and SquareSak™. We also manufacture small consumer bags for food and other products sold at retail outlets, including pet food and litter, cookies, flour, baking mixes and microwave popcorn. In 2003, our bag operations consumed approximately 53% of the kraft paper produced by our kraft paper mill. Multiwall bag shipments (in million bags) for 2003, 2002 and 2001 were 1,156, 1,162 and 1,108, respectively.

Non-Reportable International Segment

        We have a 50% ownership interest in three corrugated container plants and one sheet plant in China. We previously operated one corrugated container plant in Indonesia, which was sold in 2004.

Raw Materials

        Wood fiber and reclaimed fiber are the principal raw materials used in the manufacture of our paper products. We satisfy the majority of our need for wood fiber through purchases on the open market or under supply agreements. We satisfy essentially all of our need for reclaimed fiber through Smurfit-Stone's reclamation operations and nationwide brokerage system.

        Wood fiber and reclaimed fiber are purchased in highly competitive, price sensitive markets, which have historically exhibited price and demand cyclicality. Adverse weather, conservation regulations and the shutdown of a number of sawmills have caused, and will likely continue to cause, a decrease in the supply of wood fiber and higher wood fiber costs in some of the regions in which we procure wood fiber. Fluctuations in supply and demand for reclaimed fiber have occasionally caused tight supplies of reclaimed fiber. At those times, we have experienced an increase in the cost of such fiber.

Marketing

        Our marketing strategy is to sell a broad range of paper based packaging products to manufacturers of industrial and consumer products. We seek to meet the quality and service needs of the customers of our converting plants at the most efficient cost, while balancing those needs against the demands of our open market paperboard customers. Our converting plants focus on supplying both specialized packaging with high value graphics that enhance a product's market appeal and high-volume commodity products.

        We serve a broad customer base for each of our industry segments and have thousands of accounts. Most of our plants have their own sales force and many have product design engineers and other service professionals who are in close contact with customers to respond to their specific needs. We complement our local plants' marketing and service capabilities with regional and national design and service capabilities, as well as national sales offices for customers who purchase through a centralized purchasing office. National account business may be allocated to more than one plant due to production capacity, logistics and equipment requirements. Marketing of containerboard and pulp to third parties is centralized in our board sales group, which sells approximately three million tons of pulp and paperboard annually.

        Our business is not dependent upon a single customer or upon a small number of major customers. We do not believe the loss of any one customer would have a material adverse effect on our business.

Competition

        The markets in which we sell our principal products are highly competitive and comprised of many participants. Although no single company is dominant, we do face significant competitors in each of our businesses. Our competitors include large vertically integrated companies as well as numerous smaller companies. The industries in which we compete have historically been sensitive to price fluctuations brought about by shifts in industry capacity and other cyclical industry conditions. While we compete primarily on the basis of price in many of our product lines, other competitive factors include design, quality and service, with varying emphasis depending on product line.

Backlog

        Demand for our major product lines is relatively constant throughout the year and seasonal fluctuations in marketing, production, shipments and inventories are not significant. Backlogs are not a significant factor in the industry.

Research and Development

        Our research and development center, located in Carol Stream, Illinois, uses advanced technology to assist all levels of the manufacturing and sales processes, from raw material supply through finished packaging performance. Research programs have provided improvements in coatings and barriers, stiffeners, inks and printing. Our technical staff conducts basic, applied and diagnostic research, develops processes and products and provides a wide range of other technical services.

        We actively pursue applications for patents on new inventions and designs and attempt to protect our patents against infringement. Nevertheless, we believe our success and growth are more dependent on the quality of our products and our relationships with customers than on the extent of our patent protection. We hold or are licensed to use certain patents, licenses, trademarks and trade names on products, but do not consider the successful continuation of any material aspect of our business to be dependent upon such intellectual property.

Employees

        We had approximately 23,200 employees at June 30, 2004, of which approximately 16,900 were employees of U.S. operations. Approximately 10,900 (65%) of our U.S. employees are represented by collective bargaining units. The expiration dates of union contracts for our major paper mill facilities are as follows:

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  La Tuque, Quebec, Canada—August 2004

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  Jacksonville, Florida—June 2006

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  Hodge, Louisiana—June 2006

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  Missoula, Montana—June 2007

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  Hopewell, Virginia—July 2007

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  Panama City, Florida—March 2008

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  West Point, Virginia—September 2008

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  Florence, South Carolina—August 2009

        We believe our employee relations are generally good. We are currently in the process of bargaining with unions representing production employees at a number of our operations, including the La Tuque mill and four other Canadian mills. We do not expect any work interruptions at these locations and are optimistic that we will reach agreements at these locations. There were no significant or material work stoppages during 2003. While the terms of our collective bargaining agreements may vary, we believe the material terms of the agreements are customary for the industry, the type of facility, the classification of the employees and the geographic location covered thereby.

Properties

        Our manufacturing facilities are located primarily in North America. We believe that our facilities are adequately insured, properly maintained and equipped with machinery suitable for our use. Our manufacturing facilities as of June 30, 2004 are summarized below:

	Number of Facilities
	Total	Owned	Leased	State Locations(a)
United States
Containerboard and Corrugated Containers Segment:
Paper mills	11	11		9
Corrugated container plants	83	50	33	31
Consumer Packaging Segment:
Consumer packaging plants	14	6	8	12

Subtotal	108	67	41	36
Canada and Other North America
Containerboard and Corrugated Containers Segment:
Paper mills	5	5		N/A
Corrugated container plants	20	16	4	N/A
Consumer Packaging Segment:
Consumer packaging plants	2	2		N/A

Subtotal	27	23	4	N/A

Total	135	90	45

(a)
Reflects the number of states in which we have at least one manufacturing facility.

        The paper mills represent approximately 81% of our investment in property, plant and equipment. In addition to manufacturing facilities, we own approximately one million acres of timberland in Canada and operate wood harvesting facilities in Canada. The approximate annual tons of productive capacity of our paper mills at June 30, 2004 were:

Annual Capacity
(in thousands)
United States
Containerboard	4,585
Kraft paper	291
Market pulp	355

Subtotal	5,231
Canada
Containerboard	964
Market pulp	244
Solid bleached sulfate	111

Subtotal	1,319

Total	6,550

        Substantially all of our North American operating facilities have been pledged as collateral under our various credit agreements. For more information please see "Management's Discussion and

Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Net Cash Used For Financing Activities."

Litigation

        In 1998, seven putative class action complaints were filed in the United States District Court for the Northern District of Illinois and in the United States District Court for the Eastern District of Pennsylvania. These complaints alleged that we reached agreements in restraint of trade that affected the manufacture, sale and pricing of corrugated products in violation of antitrust laws. The complaints were amended to name several other defendants, including JSC(U.S.) and Smurfit-Stone. The suits sought an unspecified amount of damages arising out of the sale of corrugated products for a period during 1993-95. The complaints were transferred to and consolidated in the United States District Court for the Eastern District of Pennsylvania, which certified two plaintiff classes. In November 2003, Smurfit-Stone reached an agreement to settle the antitrust class action cases pending against Smurfit-Stone, us and JSC(U.S.). We will make aggregate settlement payments of $56.5 million, one-half of which was paid in December 2003 and the remainder of which will be paid in January 2005. All of the other defendants have also entered into agreements to settle these class actions; however, most of the defendants in the class actions continue to be defendants in 12 lawsuits brought on behalf of numerous parties that have opted out of the class actions to seek their own recovery. All of these cases have been transferred to the same United States District Court for the Eastern District of Pennsylvania for pretrial proceedings. We continue to vigorously defend these opt-out cases. We believe that our liability for these matters is adequately reserved.

        We are a defendant in a number of lawsuits and claims arising out of the conduct of our business, including those related to environmental matters. While the ultimate results of such suits or other proceedings against us cannot be predicted with certainty, we believe the resolution of these matters will not have a material adverse effect on our consolidated financial condition or results of operations.

Environmental Compliance

        Our operations are subject to extensive environmental regulation by federal, state, provincial, foreign and local authorities. In the past, we have made significant capital expenditures to comply with water, air, solid and hazardous waste and other environmental laws and regulations. We expect to make significant expenditures in the future for environmental compliance. Because environmental standards are subject to change, it is difficult to predict with certainty the amount of capital expenditures that will ultimately be required to comply with future standards.

        In particular, the EPA has finalized significant portions of the Cluster Rule, which includes its comprehensive MACT rule governing air emissions and its Effluent Limitation Guidelines governing water discharges from the pulp, paper and paperboard industry.

  •
  Phase I of MACT I and the Effluent Limitation Guidelines of the Cluster Rule required us to convert our bleached market pulp mill at Panama City, Florida to an elemental chlorine free bleaching process, to install systems at several of our mills for the collection and destruction of low volume, high concentration gases and to implement best management practices, such as spill controls. These projects were completed in 2001 at a cost of approximately $155 million.

  •
  MACT II of the Cluster Rule requires control of particulate from recovery boilers, smelt tanks and lime kilns and had a compliance date of March 13, 2004. We spent approximately $32 million through 2003 and approximately $10 million in 2004 for those projects related to MACT II of the Cluster Rule, all of which are substantially completed, bringing us into compliance with MACT II of the Cluster Rule.

  •
  Phase II of MACT I of the Cluster Rule will require the implementation of systems to collect high volume, low concentration gases at various mills and has a compliance date of 2006. We continue to study possible means of compliance with Phase II of MACT I of the Cluster Rule. Based on currently available information, we estimate that the aggregate compliance cost for Phase II of MACT I of the Cluster Rule will be approximately $50 million to $60 million (or approximately $60 million to $70 million if the merger is consummated) and that such cost will be incurred over the next two years. We estimate that we will spend approximately $26 million in 2004 on projects related to Phase II of MACT I.

        In recent years, the EPA has undertaken significant air quality initiatives associated with nitrogen oxide emissions, regional haze and national ambient air quality standards. Several of our mills are located in states affected by these EPA initiatives. The EPA has also promulgated a new Boiler MACT regulation that will limit particulate emissions from industrial boilers. Several of our mills are subject to the Boiler MACT regulation and will be required to install new pollution control equipment in order to meet the regulation's 2007 compliance deadline.

        In addition to Cluster Rule compliance, we anticipate additional capital expenditures related to environmental compliance. Excluding the spending on Cluster Rule projects described above, for the past three years, we have spent an average of approximately $10 million annually on capital expenditures for environmental purposes. Since our principal competitors are subject to comparable environmental standards, including the Cluster Rule, it is our opinion, based on current information, that compliance with environmental standards should not adversely affect our competitive position. However, we could incur significant expenditures due to changes in law or the discovery of new information, which could have a material adverse effect on our operating results.

Environmental Matters

        Federal, state, provincial, foreign and local environmental requirements are a significant factor in our business. We employ processes in the manufacture of pulp, paperboard and other products, which result in various discharges, emissions and wastes. These processes are subject to numerous environmental laws and regulations, including reporting and disclosure obligations. We operate and expect to continue to operate under permits and similar authorizations from various governmental authorities that regulate such discharges, emissions and wastes.

        In September 1997, we received a Notice of Violation and a Compliance Order from the EPA alleging non-compliance with air emissions limitations for the smelt dissolving tank at our Hopewell, Virginia mill and for failure to comply with New Source Performance Standards applicable to certain other equipment at the mill. In cooperation with the EPA, we responded to information requests, conducted tests and took measures to ensure continued compliance with applicable emission limits. In December 1997 and November 1998, we received additional requests from the EPA for information about past capital projects at the mill. In April 1999, the EPA issued a Notice of Violation alleging that we "modified" the recovery boiler and increased nitrogen oxide emissions without obtaining a required construction permit. We responded to this notice and indicated the EPA's allegations were without merit. The Virginia Department of Environmental Quality (Virginia DEQ) issued a similar Notice of Violation in May 1999. In July 2004, we entered into a Consent Decree with the EPA and the Virginia DEQ to settle these Notices of Violation, which requires the payment of a penalty of $835,000.

        In April 1999, the EPA and the Virginia DEQ each issued a Notice of Violation under the Clean Air Act to St. Laurent's mill located in West Point, Virginia, which St. Laurent (which has been merged into Stone Container) acquired from Chesapeake Corporation in May 1997. In general, the Notices of Violation allege that, from 1984 to the present, the West Point mill installed certain equipment and modified certain production processes without obtaining the required permits and otherwise violated certain applicable air emission requirements. St. Laurent made a claim for indemnification from

Chesapeake for its costs relating to these Notices of Violation pursuant to the purchase agreement between St. Laurent and Chesapeake, and in June 2003, St. Laurent and Chesapeake concluded a settlement with respect to Chesapeake's indemnification obligation. In July 2004, we entered into a Consent Decree with the EPA and the Virginia DEQ to settle these Notices of Violation, which requires the payment of a penalty of $950,000 and the installation of specified pollution control equipment, some of which has already been completed.

        We also face potential liability as a result of releases, or threatened releases, of hazardous substances into the environment from various sites owned and operated by third parties at which company generated wastes have allegedly been deposited. Generators of hazardous substances sent to off-site disposal locations at which environmental problems exist, as well as the owners of those sites and certain other classes of persons are, in most instances, subject to joint and several liability for response costs for the investigation and remediation of such sites under CERCLA and analogous state laws, regardless of fault or the lawfulness of the original disposal. We have received notice that we are or may be a PRP at a number of federal and/or state sites where response action may be required and as a result may have joint and several liability for cleanup costs at such sites. However, liability for CERCLA sites is typically shared with other PRPs and costs are commonly allocated according to relative amounts of waste deposited. Our relative percentage of waste deposited at these sites is 1% or less. In addition to participating in the remediation of sites owned by third parties, we have entered into consent orders for the investigation and/or remediation of certain of our owned properties.

        Based on current information, we believe the probable costs of the potential environmental enforcement matters discussed above, response costs under CERCLA and similar state laws, and the remediation of owned property will not have a material adverse effect on our financial condition or results of operations. As of June 30, 2004, we had approximately $16 million reserved for environmental liabilities. We believe our liability for these matters was adequately reserved at June 30, 2004.

 JEFFERSON SMURFIT CORPORATION (U.S.)
BUSINESS

General

        JSC(U.S.), a wholly-owned subsidiary of JSCE, is an integrated producer of containerboard, corrugated containers and other packaging products. JSCE conducts all of its business operations through JSC(U.S.). JSC(U.S.) has extensive operations located primarily in the United States. For the year ended December 31, 2003, JSC(U.S.)'s net sales were $3,651 million and net income was $17 million.

        JSCE is a wholly-owned subsidiary of Smurfit-Stone. Smurfit-Stone is a holding company with no business operations of its own. Smurfit-Stone conducts its business operations through two wholly-owned subsidiaries: JSCE and Stone Container.

        On September 21, 2004, Smurfit-Stone announced its intention to merge our operations with those of JSC(U.S.) during the fourth quarter of 2004, principally to simplify and consolidate debt financing activities of Smurfit-Stone and its subsidiaries. In connection with the proposed merger, we expect JSCE to first merge into JSC(U.S.).

Products

        JSC(U.S.) has three reportable segments: (1) Containerboard and Corrugated Containers, (2) Consumer Packaging and (3) Reclamation. For financial information relating to JSC(U.S.)'s segments, including its net sales to external customers by country of origin, see the information set forth in the notes to consolidated financial statements.

Containerboard And Corrugated Containers Segment

        The Containerboard and Corrugated Containers segment includes five paper mills, 45 container plants and one wood products plant located in the United States, one container plant located in Mexico and one container plant located in Puerto Rico. The primary products of the Containerboard and Corrugated Containers segment include:

  •
  corrugated containers;

  •
  containerboard; and

  •
  solid bleached sulfate.

        JSC(U.S.) produces a full range of high quality corrugated containers designed to protect, ship, store and display products made to its customers' merchandising and distribution specifications. Corrugated containers are sold to a broad range of manufacturers of consumer goods. Corrugated containers are used to ship such diverse products as home appliances, electric motors, small machinery, grocery products, produce, computers, books, furniture and many other products. JSC(U.S.) provides customers with innovative packaging solutions to advertise and sell their products. In addition, JSC(U.S.) manufactures and sells a variety of retail ready, point of purchase displays and a full line of specialty products, including pizza boxes, corrugated clamshells for the food industry, Cordeck® recyclable pallets and custom die-cut boxes to display packaged merchandise on the sales floor. JSC(U.S.)'s container plants serve local customers and large national accounts. Net sales of corrugated containers for 2003, 2002 and 2001 represent 41%, 41% and 42%, respectively, of JSC(U.S.)'s total net sales.

        JSC(U.S.)'s containerboard mills produce a full line of containerboard, which is used primarily in the production of corrugated packaging. In 2003, JSC(U.S.) produced 770,000 tons of unbleached kraft linerboard, 305,000 tons of white top linerboard and 972,000 tons of medium. JSC(U.S.)'s containerboard mills and corrugated container operations are highly integrated, with the majority of its containerboard used internally by its corrugated container operations or by Stone Container's corrugated container operations. In 2003, JSC(U.S.)'s container plants consumed 1,929,000 tons of containerboard, representing an integration level of approximately 83%. Net sales of containerboard for 2003, 2002 and 2001 represent 15%, 12% and 10%, respectively, of JSC(U.S.)'s total net sales.

        JSC(U.S.)'s paper mills also produce SBS, specializing in high-quality grades of SBS, which are designed to meet the demanding print requirements of folding carton and carded packaging customers in the food, pharmaceutical, cosmetics and other niche markets. A portion of JSC(U.S.)'s SBS is consumed internally by its folding carton plants.

        Production for JSC(U.S.)'s paper mills and sales volume for its corrugated container facilities for the last three years were:

Tons produced (in thousands)	2003	2002	2001
Containerboard	2,047	1,504	1,334
Solid bleached sulfate	180	179	187
Corrugated containers sold (in billion sq. ft.)	30.4	28.6	27.1

Consumer Packaging Segment

        The Consumer Packaging segment includes four paper mills, 18 folding carton plants and 11 other converting plants. The Consumer Packaging operations are located in the United States. The primary products of the Consumer Packaging segment include:

  •
  folding cartons;

  •
  coated recycled boxboard;

  •
  laminated products; and

  •
  paper, foil and heat transfer labels.

        Folding cartons are used primarily to protect customers' products, while providing point of purchase advertising. JSC(U.S.) produces a full range of carton styles appropriate to nearly all carton end uses. The folding carton plants offer extensive converting capabilities, including sheet and web lithographic, rotogravure and flexographic printing and laminating. In addition, JSC(U.S.) provides Lithoflute™ packaging for a number of applications. The folding carton plants also provide a full line of structural and graphic design services tailored to specific technical requirements, as well as photography for packaging, sales promotion concepts and point of purchase displays. Converting capabilities include gluing, tray forming, windowing, waxing and laminating, plus other specialties. JSC(U.S.)'s customer base is made up primarily of producers of packaged foods, beverages, fast food, detergents, paper, pharmaceuticals and cosmetics. JSC(U.S.)'s customers range from local accounts to large national accounts. Net sales of folding cartons for 2003, 2002 and 2001 represent 20%, 21% and 23%, respectively, of JSC(U.S.)'s total net sales.

        JSC(U.S.)'s coated recycled boxboard mills produce a broad range of recycled grades, including clay-coated newsback, kraftback and whiteback, as well as waxable and laminated grades. JSC(U.S.)'s coated boxboard mills and folding carton operations are highly integrated, with the majority of its coated boxboard used internally by its folding carton operations. In 2003, JSC(U.S.)'s folding carton plants consumed 356,000 tons of recycled boxboard, representing an integration level of approximately 62%.

        Production for JSC(U.S.)'s coated recycled boxboard mills and sales volume for the folding carton facilities for the last three years were:

Tons (in thousands)	2003	2002	2001
Coated recycled boxboard produced	577	582	569
Folding cartons sold	514	504	523

        JSC(U.S.) also produces printed paper, foil and DI-NA-CAL® heat transfer labels, which are used in a wide range of industrial and consumer product applications. DI-NA-CAL® is a proprietary labeling system that applies high-speed heat transfer labels to plastic containers. JSC(U.S.) also produces specialized laminations of film, foil and paper. JSC(U.S.) has a full-service organization experienced in the production of color separations and lithographic film for the commercial printing, advertising and packaging industries.

Reclamation Segment

        JSC(U.S.)'s reclamation operations procure fiber resources for Smurfit-Stone's paper mills as well as for other producers. JSC(U.S.) operates 23 reclamation facilities in the United States that collect, sort, grade and bale recovered paper. JSC(U.S.) also collects aluminum and glass for resale to manufacturers of these products. In addition, JSC(U.S.) operates a nationwide brokerage system whereby it purchases and resells recovered paper to Smurfit-Stone's recycled paper mills and other producers on a regional and national contract basis. Brokerage contracts provide bulk purchasing, often resulting in lower prices and cleaner recovered paper. Many of JSC(U.S.)'s reclamation facilities are located close to Smurfit-Stone's recycled paper mills, ensuring availability of supply with minimal shipping costs. Domestic tons of fiber reclaimed and brokered for 2003, 2002 and 2001 were 6,549,000, 6,582,000 and 6,714,000, respectively. In 2003, JSC(U.S.)'s paper mills consumed 1,239,000 tons of fiber reclaimed and brokered, representing an integration level of approximately 19%. Net sales of reclaimed fiber for 2003, 2002 and 2001 represent 12%, 14% and 11%, respectively, of JSC(U.S.)'s total net sales.

Raw Materials

        Wood fiber and reclaimed fiber are the principal raw materials used in the manufacture of JSC(U.S.)'s paper products. JSC(U.S.) satisfies the majority of its need for wood fiber through purchases on the open market or under supply agreements. JSC(U.S.) satisfies essentially all of its need for reclaimed fiber through its reclamation operations and nationwide brokerage system.

        Wood fiber and reclaimed fiber are purchased in highly competitive, price-sensitive markets, which have historically exhibited price and demand cyclicality. Adverse weather, conservation regulations and the shutdown of a number of sawmills have caused, and will likely continue to cause, a decrease in the supply of wood fiber and higher wood fiber costs in some of the regions in which JSC(U.S.) procures wood fiber. Fluctuations in supply and demand for reclaimed fiber have occasionally caused tight supplies of reclaimed fiber. At those times, JSC(U.S.) has experienced an increase in the cost of such fiber.

Marketing

        JSC(U.S.)'s marketing strategy is to sell a broad range of paper-based packaging products to manufacturers of industrial and consumer products. JSC(U.S.) seeks to meet the quality and service needs of the customers of its converting plants at the most efficient cost, while balancing those needs against the demands of its open market paperboard customers. JSC(U.S.)'s converting plants focus on supplying both specialized packaging with high value graphics that enhance a product's market appeal and high-volume commodity products.

        JSC(U.S.) serves a broad customer base for each of its industry segments. As a result, JSC(U.S.) serves thousands of accounts from its plants. Each plant has its own sales force and many have product design engineers and other service professionals who are in close contact with customers to respond to their specific needs. JSC(U.S.) complements its local plants' marketing and service capabilities with regional and national design and service capabilities, as well as national sales offices for customers who purchase through a centralized purchasing office. National account business may be allocated to more than one plant due to production capacity, logistics and equipment requirements. Marketing of containerboard to third parties is centralized in Smurfit-Stone's board sales group, which sells approximately three million tons of pulp and paperboard annually.

        JSC(U.S.)'s business is not dependent upon a single customer or upon a small number of major customers. JSC(U.S.) does not believe the loss of any one customer would have a material adverse effect on its business.

Competition

        The markets in which JSC(U.S.) sells its principal products are highly competitive and comprised of many participants. Although no single company is dominant, JSC(U.S.) does face significant competitors in each of its businesses. JSC(U.S.)'s competitors include large vertically integrated companies as well as numerous smaller companies. The industries in which JSC(U.S.) competes have historically been sensitive to price fluctuations brought about by shifts in industry capacity and other cyclical industry conditions. While JSC(U.S.) competes primarily on the basis of price in many of its product lines, other competitive factors include design, quality and service, with varying emphasis depending on product line.

Backlog

        Demand for JSC(U.S.)'s major product lines is relatively constant throughout the year and seasonal fluctuations in marketing, production, shipments and inventories are not significant. Backlogs are not a significant factor in the industry. JSC(U.S.) does not have a significant backlog of orders as most orders are placed for delivery within 30 days.

Research And Development

        JSC(U.S.)'s research and development center, located in Carol Stream, Illinois, uses advanced technology to assist all levels of the manufacturing and sales processes, from raw material supply through finished packaging performance. Research programs have provided improvements in coatings and barriers, stiffeners, inks and printing. JSC(U.S.)'s technical staff conducts basic, applied and diagnostic research, develops processes and products and provides a wide range of other technical services.

        JSC(U.S.) actively pursues applications for patents on new inventions and designs and attempt to protect its patents against infringement. Nevertheless, JSC(U.S.) believes its success and growth are more dependent on the quality of its products and its relationships with customers than on the extent of its patent protection. JSC(U.S.) holds or is licensed to use certain patents, licenses, trademarks and trade names on products, but does not consider the successful continuation of any material aspect of its business to be dependent upon such intellectual property.

Employees

        JSC(U.S.) has approximately 13,200 employees at June 30, 2004, of which approximately 12,900 were employees of U.S. operations. Approximately 7,900 (60%) of JSC(U.S.)'s U.S. employees are represented by collective bargaining units. The expiration dates of union contracts for JSC(U.S.)'s major paper mill facilities are as follows:

  •
  Brewton, Alabama—October 2007

  •
  Fernandina Beach, Florida—June 2008

        JSC(U.S.) believes its employee relations are generally good. JSC(U.S.) is currently in the process of bargaining with unions representing production employees at a number of its operations. There were no significant or material work stoppages during 2003. While the terms of JSC(U.S.)'s collective bargaining agreements may vary, it believes the material terms of the agreements are customary for the industry, the type of facility, the classification of the employees and the geographic location covered thereby.

Properties

        JSC(U.S.)'s manufacturing facilities are located primarily in the United States. JSC(U.S.) believes that its facilities are adequately insured, properly maintained and equipped with machinery suitable for their use. JSC(U.S.)'s manufacturing facilities as of June 30, 2004 are summarized below.

	Number of Facilities
				State Locations (a)
	Total	Owned	Leased
United States
Containerboard and Corrugated Containers Segment:
Paper mills	5	5		4
Corrugated container plants	45	35	10	22
Wood products plant	1	1		1
Consumer Packaging Segment:
Coated recycled boxboard mills	4	4		4
Consumer packaging plants	29	20	9	13
Reclamation Segment	23	16	7	14

Subtotal	107	81	26	26
Other North America
Containerboard and Corrugated Containers Segment:
Corrugated container plants	2	2		N/A

Total	109	83	26	N/A

(a)
Reflects the number of states in which JSC(U.S.) has at least one manufacturing facility.

        JSC(U.S.)'s paper mills represent approximately 60% of its investment in property, plant and equipment. The approximate annual tons of productive capacity of JSC(U.S.)'s paper mills at June 30, 2004 were:

Annual Capacity
(in thousands)
Containerboard	2,321
Solid bleached sulfate	186
Coated recycled boxboard	541

Total	3,048

        Substantially all of JSC(U.S.)'s operating facilities have been pledged as collateral under its credit agreement. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Net Cash Provided By (Used For) Financing Activities."

Litigation

        In 1998, seven putative class action complaints were filed in the United States District Court for the Northern District of Illinois and in the United States District Court for the Eastern District of Pennsylvania. These complaints alleged that Stone Container reached agreements in restraint of trade that affected the manufacture, sale and pricing of corrugated products in violation of antitrust laws. The complaints were amended to name several other defendants, including JSC(U.S.) and Smurfit-Stone. The suits sought an unspecified amount of damages arising out of the sale of corrugated products for a period during 1993-95. The complaints were transferred to and consolidated in the United States District Court for the Eastern District of Pennsylvania, which certified two plaintiff classes. In November 2003, Smurfit-Stone reached an agreement to settle the antitrust class action cases pending against Smurfit-Stone, Stone Container and JSC(U.S.). JSC(U.S.) will make aggregate settlement payments of $36 million, one-half of which was paid in December 2003 and the remainder of which will be paid in January 2005. All of the other defendants have also entered into agreements to settle these class actions; however, most of the defendants in the class actions continue to be defendants in 12 lawsuits brought on behalf of numerous parties that have opted out of the class actions to seek their own recovery. All of these cases have been transferred to the same United States District Court for the Eastern District of Pennsylvania for pretrial proceedings. JSC(U.S.) continues to vigorously defend these opt-out cases. JSC(U.S.) believes its liability for these matters is adequately reserved.

        JSC(U.S.) is a defendant in a number of lawsuits and claims arising out of the conduct of its business, including those related to environmental matters. While the ultimate results of such suits or other proceedings against us cannot be predicted with certainty, JSC(U.S.) believes the resolution of these matters will not have a material adverse effect on its consolidated financial condition or results of operations.

Environmental Compliance

        JSC(U.S.)'s operations are subject to extensive environmental regulation by federal, state and local authorities. In the past, JSC(U.S.) has made significant capital expenditures to comply with water, air, solid and hazardous waste and other environmental laws and regulations. JSC(U.S.) expects to make significant expenditures in the future for environmental compliance. Because various environmental standards are subject to change, it is difficult to predict with certainty the amount of capital expenditures that will ultimately be required to comply with future standards.

        In particular, the EPA has finalized significant portions of its comprehensive MACT rule governing air emissions and its Effluent Limitation Guidelines governing water discharges from the pulp, paper and paperboard industry, known as the "Cluster Rule."

  •
  Phase I of MACT I and the Effluent Limitation Guidelines of the Cluster Rule required JSC(U.S.) to convert its bleached linerboard mill at Brewton, Alabama to an elemental chlorine free bleaching process, to install systems at several of its mills for the collection and destruction of low volume, high concentration gases and to implement best management practices, such as spill controls. These projects have been completed at a cost of approximately $76 million.

  •
  MACT II of the Cluster Rule requires control of particulate from recovery boilers, smelt tanks and lime kilns and has a compliance date of March 13, 2004. JSC(U.S.) spent approximately $14 million through 2003 and will spend approximately $1 million in 2004 for projects related to

    MACT II of the Cluster Rule, all of which are substantially completed, bringing JSC(U.S.) into compliance with MACT II of the Cluster Rule.

  •
  Phase II of MACT I of the Cluster Rule will require the implementation of systems to collect high volume, low concentration gases at various mills and has a compliance date of 2006. JSC(U.S.) continues to study possible means of compliance with Phase II of MACT I of the Cluster Rule. Based on currently available information, JSC(U.S.) estimates that the aggregate compliance cost of Phase II of MACT I of the Cluster Rule will be approximately $10 million and that such cost will be spent in 2005 and 2006. JSC(U.S.) does not anticipate any spending in 2004 on projects related to Phase II of MACT I.

        In recent years, the EPA has undertaken significant air quality initiatives associated with nitrogen oxide emissions, regional haze and national ambient air quality standards. Several of JSC(U.S.)'s mills are located in states affected by these EPA initiatives. The EPA is also currently proposing to limit particulate emissions from industrial boilers in a new Boiler MACT regulation. Several of JSC(U.S.)'s mills will be subject to the Boiler MACT regulation when it is finalized. When regulatory requirements for new and changing standards are finalized, JSC(U.S.) will add any resulting future cost projections to its expenditure forecast.

        In addition to Cluster Rule compliance, JSC(U.S.) anticipates additional capital expenditures related to environmental compliance. Excluding the spending on Cluster Rule projects described above, for the past three years, JSC(U.S.) has spent an average of approximately $2 million annually on capital expenditures for environmental purposes. Since JSC(U.S.)'s principal competitors are subject to comparable environmental standards, including the Cluster Rule, it is JSC(U.S.)'s opinion, based on current information, that compliance with environmental standards should not adversely affect its competitive position. However, JSC(U.S.) could incur significant expenditures due to changes in law or the discovery of new information, which could have a material adverse effect on its operating results.

Environmental Matters

        Federal, state and local environmental requirements are a significant factor in JSC(U.S.)'s business. JSC(U.S.) employs processes in the manufacture of paperboard and other products, which result in various discharges, emissions and wastes. These processes are subject to numerous federal, state and local environmental laws and regulations, including reporting and disclosure obligations. JSC(U.S.) operates and expects to continue to operate under permits and similar authorizations from various governmental authorities that regulate such discharges, emissions and wastes.

        In May 2003, JSC(U.S.) received a Violation Notice from the Illinois Environmental Protection Agency ("IEPA") alleging that its flexible packaging facility in Schaumburg, Illinois violated various provisions of the Illinois Environmental Protection Act and various conditions of the applicable Clean Air Act permit issued to the facility. In June 2003, JSC(U.S.) received a Notice of Violation and Finding of Violation from the EPA containing similar allegations. The allegations primarily relate to the alleged failure of two afterburner systems designed to capture and reduce certain emissions from printing presses below required levels and the potential impact of such failure on past and future regulatory standards, permitting requirements, emission credit requirements, recordkeeping and reporting. JSC(U.S.) discovered and corrected a problem with one of the systems and subsequently replaced certain components of the second system to ensure that it operates as designed and to reduce the potential for any future failure. JSC(U.S.) responded to the IEPA Violation Notice and the EPA Notice of Violation and Finding of Violation and are attempting to reach an acceptable resolution with the IEPA and the EPA. Based on discussions to date with the two agencies, JSC(U.S.) believes the costs to resolve this matter will not be material and will not exceed established reserves.

        JSC(U.S.) also faces potential liability as a result of releases, or threatened releases, of hazardous substances into the environment from various sites owned and operated by third parties at which company generated wastes have allegedly been deposited. Generators of hazardous substances sent to off-site disposal locations at which environmental problems exist, as well as the owners of those sites and certain other classes of persons are, in most instances, subject to joint and several liability for response costs for the investigation and remediation of such sites under CERCLA and analogous state laws, regardless of fault or the lawfulness of the original disposal. JSC(U.S.) has received notice that it is or may be a PRP at a number of federal and/or state sites where response action may be required and as a result may have joint and several liability for cleanup costs at such sites. However, liability for CERCLA sites is typically shared with other PRPs and costs are commonly allocated according to relative amounts of waste deposited. JSC(U.S.)'s relative percentage of waste deposited at these sites ranges from 1% to 6%. In addition to participating in the remediation of sites owned by third parties, JSC(U.S.) has entered into consent orders for the investigation and/or remediation of certain of its owned properties.

        Based on current information, JSC(U.S.) believes the probable costs of the potential environmental enforcement matters discussed above, response costs under CERCLA and similar state laws, and the remediation of owned property will not have a material adverse effect on JSC(U.S.'s financial condition or results of operations. As of June 30, 2004, JSC(U.S.) had approximately $12 million reserved for environmental liabilities. JSC(U.S.) believes its liability for these matters was adequately reserved at June 30, 2004.

MANAGEMENT

Directors and Executive Officers

        The following table sets forth certain information, as of the date of this prospectus, with respect to each of our executive officers and directors.

Name	Age	Position
Patrick J. Moore	50	Director, President and Chief Executive Officer
Charles A. Hinrichs	50	Director, Vice President and Chief Financial Officer
Jeffrey S. Beyersdorfer	42	Vice President and Treasurer
Mathew Blanchard	45	Vice President and General Manager—Board Sales Division
James E. Burdiss	53	Vice President and Chief Information Officer
James P. Davis	49	Vice President and General Manager—Corrugated Container Division
James D. Duncan	63	Vice President—Corporate Sales and Marketing
Daniel J. Garand	53	Vice President of Supply Chain Management
Ronald D. Hackney	57	Vice President—Human Resources
Craig A. Hunt	43	Vice President, Secretary and General Counsel
Paul K. Kaufmann	50	Vice President and Corporate Controller
Timothy J.P. McKenna	56	Vice President—Investor Relations
Thomas A. Pagano	57	Vice President—Planning
John M. Riconosciuto	52	Vice President and General Manager—Consumer Packaging Division
David C. Stevens	70	Vice President and General Manager—Smurfit Recycling Company
William N. Wandmacher	62	Vice President and General Manager—Containerboard Mill Division

  Directors

        Set forth below is information concerning our directors.

        Patrick J. Moore, born September 7, 1954, was appointed President and Chief Executive Officer of Stone Container in January 2002. He was Vice President and Chief Financial Officer of Stone Container from November 1998 to January 2002 and held the same position with Jefferson Smurfit Corporation (now known as Smurfit-Stone Container Corporation) since October 1996. He is Chairman of the Board of Smurfit-Stone and a director of Archer Daniels Midland Company. Mr. Moore was first elected a director of Stone Container in 1998.

        Charles A. Hinrichs, born December 3, 1953, was appointed Vice President and Chief Financial Officer of Stone Container in January 2002. He was Vice President and Treasurer from November 1998 until January 2002 and held the same position with Jefferson Smurfit Corporation since April 1995. Mr. Hinrichs was first elected a director of Stone Container in 2002.

  Executive Officers

        Set forth below is information concerning our executive officers.

        Jeffrey S. Beyersdorfer, born November 21, 1961, was appointed Vice President and Treasurer in June 2002. Prior to joining Stone Container, Mr. Beyersdorfer served as Vice President—Finance and Treasurer at Premcor Inc. from April 1997 to June 2002.

        Mathew Blanchard, born September 9, 1959, was appointed Vice President and General Manager—Board Sales Division in July 2000. Prior to joining Stone Container, Mr. Blanchard was Vice President—Supply Chain Management for St. Laurent from July 1998 until July 2000.

        James E. Burdiss, born May 15, 1951, has been Vice President and Chief Information Officer since January 2002. He was Senior Director of Smurfit-Stone's Enterprise Transformation Project from January 2001 to January 2002. Prior to joining Stone Container, Mr. Burdiss was a principal at Computer Sciences Corporation from April 1997 to January 2001.

        James P. Davis, born August 9, 1955, was appointed Vice President and General Manager—Corrugated Container Division in January 2002, the same position he held with Jefferson Smurfit Corporation from March 1998 to November 1998. Mr. Davis was Vice President and Area Manager of the Corrugated Container Division from November 1998 to January 2002, and was previously the Vice President and General Manager of the Consumer Packaging Division.

        James D. Duncan, born June 12, 1941, has been Vice President—Corporate Sales and Marketing since October 2000. Prior to that he was Vice President and General Manager—Specialty Packaging Division from November 1998 to October 2000 and previously was Vice President and General Manager—Industrial Packaging Division.

        Daniel J. Garand, born December 12, 1950, was appointed Vice President—Supply Chain Management in April 2004. He was Vice President of Supply Chain Operations from October 1999 to April 2004. From 1996 to 1999, Mr. Garand was Vice President of Supply Chain Management for the Automotive Sector of Allied Signal's Automotive Group.

        Ronald D. Hackney, born November 9, 1946, was appointed Vice President—Human Resources in July 2003. He was Division Human Resource Manager for the Containerboard Mill and Forest Resources Division from November 1998 until July 2003 and held the same position with Jefferson Smurfit Corporation since April 1995.

        Charles A. Hinrichs—See Directors.

        Craig A. Hunt, born May 31, 1961, has been Vice President, Secretary and General Counsel since November 1998.

        Paul K. Kaufmann, born May 11, 1954, has been Vice President and Corporate Controller since November 1998, and held the same position with Jefferson Smurfit Corporation since July 1998.

        Timothy J.P. McKenna, born March 25, 1948, has been Vice President—Investor Relations and Communications since November 1998, and held the same position with Jefferson Smurfit Corporation since July 1997.

        Patrick J. Moore—See Directors.

        Thomas A. Pagano, born January 21, 1947, has been Vice President—Planning since November 1998, and held the same position with Jefferson Smurfit Corporation since May 1996.

        John M. Riconosciuto, born September 4, 1952, was appointed Vice President and General Manager of the Consumer Packaging Division in January 2004. He was Vice President of Operations for the Consumer Packaging Division from January 2002 to January 2004. He was Vice President and General Manager—Specialty Packaging Division from October 2000 to January 2002. Prior to that, he was Vice President and General Manager—Industrial Bag and Specialty Packaging Division from November 1998 to October 2000.

        David C. Stevens, born August 11, 1934, has been Vice President and General Manager—Smurfit Recycling Company since January 1993.

        William N. Wandmacher, born September 27, 1942, has been Vice President and General Manager—Containerboard Mill and Forest Resources Division since November 1998 and held the same position with Jefferson Smurfit Corporation since January 1993.

EXECUTIVE COMPENSATION

        The following table sets forth the cash and non-cash compensation awarded to or earned by each of the executive officers of the Company named below (the "Named Executive Officers") for each of the last three fiscal years.

		Annual Compensation			Long Term Compensation
Name and Principal Position	Year	Salary($)	Bonus($)	Other Annual Compensation ($)	Restricted Stock Award(s)($)	Securities Underlying Options	All Other Compensation ($)(a)
Michael W. J. Smurfit(d) Chairman of the Board (Retired)	2003 2002 2001	320,769 900,000 900,000	397,602 1,125,000 360,000	0 250,034 260,907	0 0 0	500,000 0 0	582,852 36,822 32,594
Patrick J. Moore(b)(e)(f)(g) Chairman, President and Chief Executive Officer	2003 2002 2001	1,000,000 1,000,000 765,000	750,000 1,100,000 765,000	9,363 8,542 5,920	30,000 1,240,250 76,500	300,000 200,000 50,000	20,037 15,612 12,776
William N. Wandmacher(b)(e)(f)(g) Vice President and General Manager—Containerboard Mill Division	2003 2002 2001	479,722 476,229 461,812	149,062 236,887 242,209	0 0 7,698	5,962 9,475 9,688	50,000 20,000 25,000	28,707 24,302 20,819
F. Scott Macfarlane(b)(c) Vice President and General Manager— Consumer Packaging Division (Retired)	2003 2002 2001	450,000 450,000 369,450	67,500 179,550 137,489	71,732 11,185 9,322	0 7,182 5,500	50,000 20,000 25,000	15,527 11,549 11,235
James P. Davis(b)(e)(f) Vice President and General Manager— Container Division	2003 2002 2001	443,750 425,000 316,975	100,000 183,600 97,716	8,330 2,092 9,772	4,000 7,344 3,869	50,000 70,000 20,000	12,582 9,835 5,250
Charles A. Hinrichs(b)(e)(f) Vice President and Chief Financial Officer	2003 2002 2001	365,000 335,000 230,062	170,016 200,000 92,237	10,235 10,207 11,273	6,801 8,000 3,689	50,000 70,000 15,000	14,750 5,500 5,250

(a)
Amounts shown under "All Other Compensation" for 2003 include a $6,000 contribution to the Company's Savings Plan for each of the Named Executive Officers (except Dr. Smurfit) and Company-paid split-dollar term life insurance premiums for Messrs. Moore ($14,037), Wandmacher ($22,707), Macfarlane ($9,527), Davis ($6,582) and Hinrichs ($8,750). The amount shown in this column for Dr. Smurfit includes a pension payment of $541,459 and a Company-paid split-dollar term life insurance premium of $41,393.

(b)
Under the MIP, the Named Executive Officers (other than Mr. Macfarlane in 2003, due to his announced retirement, and Dr. Smurfit for each year) are required to defer twenty percent of their annual incentive award into Restricted Stock Units ("RSUs"), and the Company matches twenty percent of the amount deferred in the form of premium RSUs, which vest after three years. The Named Executive Officers may elect to defer an additional twenty percent of their annual award into RSUs, with respect to which the Company would match thirty percent of the optional deferral in additional premium RSUs, which vest after three years. The amount shown under "Bonus" for each of the Named Executive Officers (other than Dr. Smurfit in each year and Mr. Macfarlane in 2003) for 2001, 2002 and 2003 includes the twenty percent deferral. Mr. Moore elected to defer an additional twenty percent of his annual award for 2001. The amount shown under "Bonus" for Mr. Moore in 2001 includes his additional twenty percent deferral. The amounts shown under "Restricted Stock Awards" for 2001, 2002 and 2003 represent the value of the premium RSUs. The amount under "Restricted Stock Awards" for Mr. Moore in 2002 also includes $1,196,250, the value of the 75,000 RSUs granted to Mr. Moore in connection with his promotion to President and Chief Executive Officer in January 2002. One-third of these RSUs vest each year beginning on the third anniversary of the grant date.

  Dividends will not be paid on the RSUs. As of December 31, 2003, the total number of RSUs held by each Named Executive Officer and the value of the RSUs valued using that day's closing share price is as follows:

Name	Number of RSUs	Value($)
Dr. Smurfit	0	0
Mr. Moore	119,953	2,227,527
Mr. Macfarlane	5,324	98,867
Mr. Wandmacher	8,023	148,987
Mr. Davis	4,724	87,725
Mr. Hinrichs	4,930	91,550
(c)
Mr. Macfarlane retired as Vice President and General Manager—Consumer Packaging Division at the end of 2003. Effective upon his retirement, all of his stock options became fully vested and exercisable.

(d)
Dr. Smurfit retired as Chairman of the Board on May 8, 2003. Effective upon his retirement, all of his stock options became fully vested and exercisable.

(e)
On February 27, 2004, each of Messrs. Moore, Wandmacher, Davis and Hinrichs received RSUs (10,526, 2,092, 1,403 and 2,386, respectively), consisting of employee directed deferrals and Company premium RSUs, under the Company's Management Incentive Plan.

(f)
On July 22, 2004, each of Messrs. Wandmacher, Davis and Hinrichs received an award of 5,000 RSUs and 30,000 stock options and Mr. Moore received 30,000 RSUs and 180,000 stock options under the Smurfit-Stone Container Corporation 2004 Long Term Incentive Plan.

(g)
Mr. Moore and Mr. Wandmacher exercised 20,000 and 91,000 options, respectively, and sold the underlying shares during 2004 prior to the date hereof.

Option Grants in 2003

        The following table provides information concerning stock options granted to the Named Executive Officers during 2003.

		% of Total Options Granted to Employees in Fiscal Year(a)			Potential Realizable Value at Annual Rates of Stock Price Appreciation For Option Term ($)(b)
	Number of Securities Underlying Options Granted
Name			Exercise or Base Price ($ Per Share)	Expiration Date
					5%	10%
Michael W. J. Smurfit	500,000	16.2%	13.53	05/09/08	4,254,472	10,781,668
Patrick J. Moore	300,000	9.7%	13.53	02/20/13	2,552,683	6,469,001
William N. Wandmacher	50,000	1.6%	13.53	02/20/13	425,447	1,078,167
F. Scott Macfarlane	50,000	1.6%	13.53	01/01/09	425,447	1,078,167
James P. Davis	50,000	1.6%	13.53	02/20/13	425,447	1,078,167
Charles A. Hinrichs	50,000	1.6%	13.53	02/20/13	425,447	1,078,167

(a)
Reflects percentage of total options granted to employees in 2003 under the Incentive Plan. An additional 3,000 options were granted to each of the Independent Directors in 2003.

(b)
The dollar amounts under these columns are the result of calculations at 5% and 10% rates, as set by the SEC's executive compensation disclosure rules. Actual gains, if any, on stock option exercises depend on future performance of the Common Stock and overall stock market conditions. No assurance can be made that the amounts reflected in these columns will be achieved.

        As of February 29, 2004, there were 17,608,846 shares of Common Stock reserved for issuance under all of the stock-based incentive plans of the Company, including 994,424 shares available for future grants.

Aggregated Option Exercises In Last Fiscal Year and Year-End Option Value

        The following table summarizes the exercise of options and the value of options held by the Named Executive Officers as of December 31, 2003.

Name	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options At January 1, 2004(#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options At January 1, 2004($)(a) Exercisable/Unexercisable
Michael W. J. Smurfit	1,026,000	5,930,280	950,000/ 0	3,729,625/ 0
Patrick J. Moore(b)(c)	25,000	207,500	591,666/783,334	3,228,204/3,581,983
William N. Wandmacher(b)(c)	0	0	230,000/190,000	1,462,106/ 866,881
F. Scott Macfarlane	72,000	480,366	230,000/ 0	1,145,063/ 0
James P. Davis(b)	3,000	23,350	175,750/161,250	913,171/ 715,731
Charles A. Hinrichs(b)	0	0	122,500/142,500	560,213/ 617,188

(a)
The closing market value of the Common Stock on December 31, 2003 was $18.57 per share. On that date, the exercise prices for outstanding options held by the Named Executive Officers ranged from $10.00 to $17.625.

(b)
On July 22, 2004, each of Messrs. Wandmacher, Davis and Hinrichs received an award of 5,000 RSUs and 30,000 stock options and Mr. Moore received 30,000 RSUs and 180,000 stock options under the Smurfit-Stone Container Corporation 2004 Long Term Incentive Plan.

(c)
Mr. Moore and Mr. Wandmacher exercised 20,000 and 91,000 options, respectively, and sold the underlying shares during 2004 prior to the date hereof.

Existing Equity Compensation Plan Information

        The table below shows information with respect to all of our equity compensation plans as of February 29, 2004.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights($ per share)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities to be Issued as Reflected in Column at Left)(#)
Equity compensation plans approved by security holders	15,568,076	(a)	14.32	994,424
Equity compensation plans not approved by security holders	0		n/a	0
Total	15,568,076	(a)	14.32	994,424

(a)
Does not include 1,046,346 shares to be issued upon conversion of RSUs that have been awarded under the Incentive Plan, but which have not yet vested.

Pension Plans

        The Company and its subsidiaries maintain a non-contributory pension plan for salaried employees (the "Pension Plan") and a non-contributory supplemental income pension plan (the "SIP") for certain key executive officers, under which benefits are determined by final average earnings and years of credited service and are offset by a certain portion of social security benefits. For purposes of the Pension Plan, final average earnings equals the participant's average earnings for the five consecutive highest-paid calendar years of the participant's last 10 years of service, including overtime and certain bonuses, but excluding bonus payments under the MIP, deferred or acquisition bonuses, fringe benefits and certain other compensation. For purposes of the SIP, final average earnings equals the participant's average earnings, including bonuses under the MIP, for the five consecutive highest-paid calendar years of the participant's last 10 years of service. The SIP recognizes all years of credited service.

        The pension benefits for the Named Executive Officers can be calculated pursuant to the following table, which shows the total estimated single life annuity payments (prior to adjustment for Social Security) that would be payable to the Named Executive Officers participating in the Pension Plan and the SIP after various years of service at selected compensation levels. Payments under the SIP are an unsecured liability of the Company.

Remuneration
Final Average Earnings	5 Years	10 Years	15 Years	20 Years	Each Year in Excess of 20 Years
$ 200,000	$25,000	$50,000	$75,000	$100,000	*
400,000	50,000	100,000	150,000	200,000	*
600,000	75,000	150,000	225,000	300,000	*
800,000	100,000	200,000	300,000	400,000	*
1,000,000	125,000	250,000	375,000	500,000	*
1,200,000	150,000	300,000	450,000	600,000	*
1,400,000	175,000	350,000	525,000	700,000	*
1,600,000	200,000	400,000	600,000	800,000	*
1,800,000	225,000	450,000	675,000	900,000	*
2,000,000	250,000	500,000	750,000	1,000,000	*

*
An additional 1% of earnings is accrued for each year in excess of 20 years.

        Dr. Smurfit and Messrs. Moore, Wandmacher, Macfarlane, Davis, and Hinrichs, participate in the SIP and have 47, 17, 38, 33, 26, and 9 years of credited service, respectively. Current average annual earnings as of December 31, 2003 for each of the Named Executive Officers was as follows: Dr. Smurfit ($1,422,377); Mr. Moore ($1,602,097); Mr. Wandmacher ($622,775); Mr. Macfarlane ($526,238); Mr. Davis ($472,410); and Mr. Hinrichs ($385,819). Dr. Smurfit retired from the Company on May 8, 2003. Mr. Macfarlane retired from the Company effective December 31, 2003. Pursuant to a separate agreement with Mr. Macfarlane, he will receive an additional payment of $75,244 per year for his lifetime in addition to the pension payments described above. The Company's maximum obligation for this additional payment will be $1,104,000.

Employment Agreements and Severance Agreements

        The Company has entered into agreements (the "Employment Agreements") with each of the Named Executive Officers (other than Dr. Smurfit) and John M. Riconosciuto, who was appointed to succeed Mr. Macfarlane as Vice President and General Manager—Consumer Packaging Division. Mr. Macfarlane's Employment Agreement was terminated upon his retirement. The Employment Agreements require the executives to devote substantially all of their business time to the Company's operations through the term of each executive's respective Employment Agreement, unless sooner terminated by either party in accordance with the provisions of such Employment Agreement.

        The Employment Agreements provide that the executives shall be eligible to participate in any annual performance bonus plans, long-term incentive plans, and/or equity-based compensation plans established or maintained by the Company for its senior executive officers, including the MIP and the Incentive Plan.

        The Employment Agreements provide that if the Company terminates the executive's employment "without cause" or the executive terminates his employment with "good reason", the Company will: (i) pay the executive the full amount of base salary and annual bonus that the Company would have paid under the Employment Agreement had the executive's employment continued to the end of the employment term; (ii) continue the executive's coverage under the Company's medical, dental, life, disability, pension, profit sharing and other executive benefit plans through the end of the employment term; (iii) provide the executive with certain perquisites until the end of the employment term, provided that these Company-provided perquisites will be reduced to the extent the executive receives comparable perquisites without cost during a period of 36 months for Messrs. Moore and Davis and 24 months for Messrs. Hinrichs, Riconosciuto and Wandmacher following each executive's employment termination (the "Post Termination Period"); (iv) continue to count the period through the end of the employment term for purposes of determining the executive's age and service with the Company with respect to (A) eligibility, vesting and the amount of benefits under the Company's executive benefit plans, and (B) the vesting of any outstanding stock options, restricted stock or other equity-based compensation awards; and (v) provide outplacement services.

        The Employment Agreements also provide that if, within 24 months following a "change of control" of the Company, the Company terminates the executive's employment "without cause" or the executive terminates his employment with "good reason", the Company will: (i) pay the executive a multiple of three times for Messrs. Moore and Davis and two times for Messrs. Hinrichs, Riconosciuto and Wandmacher the executive's base salary, as in effect on the date of his termination; (ii) a multiple of three times for Messrs. Moore and Davis and two times for Messrs. Hinrichs, Riconosciuto and Wandmacher the highest of (A) the average annual bonus paid for a prescribed period immediately preceding the executive's employment termination, (B) the target bonus for the fiscal year in which such termination of employment occurs, or (C) the actual bonus attained for the fiscal year in which such termination occurs; (iii) continue the executive's coverage under the Company's medical, dental, life, disability, and other executive benefit plans for the Post Termination Period; (iv) pay the value of continued coverage during the Post Termination Period under any pension, profit sharing or other retirement plan maintained by the Company; (v) continue to provide the executive with certain perquisites, provided that these Company-provided perquisites will be reduced to the extent the executive receives comparable perquisites without cost during the Post Termination Period; (vi) immediately vest all stock options, restricted stock and other equity-based awards; and (vii) pay for certain outplacement services to the executive. The Company generally must make the payments described above within 10 days of the executive's employment termination. Furthermore, the Employment Agreement of Mr. Moore provides that if the payments and benefits described above would be "excess parachute payments" as defined in Code Section 280G, with the effect that the executive is liable for the payment of an excise tax, then the Company will pay the executive an additional amount to "gross up" the executive for such excise tax.

        The Employment Agreements also prohibit the executives from: (i) disclosing the Company's confidential information, inventions or developments; (ii) diverting any business opportunities or prospects from the Company; and (iii) during their employment and for a period of up to two years following termination of their employment, competing with any business conducted by the Company or any of its affiliates, or soliciting any employees, customers or suppliers of the Company within the United States.

        In general, each of the following transactions is considered a change in control under the Employment Agreements: (a) a third party's acquisition of 20% or more of the Common Stock; (b) an unapproved change in the majority of the Board of Directors; (c) completing certain reorganization, merger or consolidation transactions or a sale of all or substantially all of the Company's assets, or (d) the complete liquidation or dissolution of the Company.

        Several other executives (but none of the Named Executive Officers) are parties to Employment Security Agreements (collectively, the "Severance Agreements") with the Company. Among other things, the Severance Agreements provide for a lump sum payment based on a specified multiple of salary and bonus plus the payment of certain fringe benefits under certain circumstances within two years after a "change of control" (as such term is defined in the Severance Agreements).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Stone Container

        Smurfit-Stone owns all of our outstanding stock, and we own all the outstanding stock of Stone Finance II.

Smurfit-Stone

Security Ownership of Certain Beneficial Owners

        The table below sets forth certain information regarding the beneficial ownership of Smurfit-Stone common stock by each person who is known to Smurfit-Stone to be the beneficial owner of more than 5% of Smurfit-Stone's voting stock as of December 31, 2003. Except as noted below, the stockholders named below have sole voting and investment power with respect to all shares of common stock shown as being beneficially owned by them.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(a)	Percent of Common Stock
AXA 25 Avenue Matignon 75008 Paris, France	33,726,812	13.50%
Wellington Management Company, LLP 5 State Street Boston, Massachusetts 02109	31,352,873	12.55%
FMR Corp. 82 Devonshire Street Boston, Massachusetts 02109	19,228,333	7.70%

(a)
The number of shares of Smurfit-Stone common stock beneficially owned was determined by a review of Schedules 13-G filed with the SEC, which state that (1) of the shares shown as beneficially owned by AXA, such beneficial owner had sole voting power as to 12,686,636 of such shares and shared voting power as to 7,281,490 of such shares; (2) of the shares shown as beneficially owned by Wellington Management Company, LLP, such beneficial owner had sole voting power as to none of such shares and shared voting power as to 25,363,907 of such shares and shared dispositive power as to all of such shares; and (3) of the shares shown as beneficially owned by FMR Corp., such beneficial owner had sole voting power as to 1,443,785 of such shares.

Security Ownership of Management

        The table below sets forth certain information regarding the beneficial ownership of shares of Smurfit-Stone common stock as of August 26, 2004 for (1) each director, (2) its Chief Executive Officer and four other most highly compensated executive officers and (3) all directors and executive officers of Smurfit-Stone as a group.

Beneficial Owner	Amount and Nature of Beneficial Ownership(a)(b)	Percent of Common Stock(c)
Michael W.J. Smurfit(d)	6,282,777	2.5%
Patrick J. Moore	899,617	0.4%
William N. Wandmacher	181,739	0.1%
F. Scott Macfarlane(d)	243,657	0.1%
James P. Davis	239,049	0.1%
Charles A. Hinrichs	176,659	0.1%
James R. Boris	8,714	*
Alan E. Goldberg	12,235	*
William T. Lynch, Jr.	12,461	*
James J. O'Connor	22,985	*
Jerry K. Pearlman	21,429	*
Thomas A. Reynolds, III	16,235	*
Eugene C. Sit	0	*
William D. Smithburg	9,126	*
All directors and executive officers as a group (24 persons)(e)	2,497,655	1.0%

(a)
Shares shown as beneficially owned include shares of Smurfit-Stone common stock that directors and executive officers (other than Dr. Smurfit and Mr. Macfarlane) have the right to acquire within 60 days after August 26, 2004 pursuant to exercisable options under the stock option plans maintained by Smurfit-Stone, and Restricted Stock Units held by directors and executive officers which have not yet vested.

(b)
Shares shown include the number of shares of Smurfit-Stone common stock held in the Savings Plan maintained by Smurfit-Stone as of December 31, 2003 which the executive officers have the right to vote.

(c)
Based upon a total of 253,109,567 shares of Smurfit-Stone common stock issued and outstanding as of August 26, 2004. Percentages less than 0.1% are indicated by an asterisk.

(d)
Shares shown as beneficially owned by Dr. Smurfit are as of November 8, 2003, which was the date six months following his resignation from the Smurfit-Stone Board of Directors, and the date at which he was no longer required to report his transactions in Smurfit-Stone securities pursuant to Section 16(a) of the Exchange Act. Shares shown as beneficially owned by Mr. Macfarlane are as of February 29, 2004. Mr. Macfarlane retired from the Company as of December 31, 2003.

(e)
Excludes shares owned by Dr. Smurfit and Mr. Macfarlane, neither of whom was a Director or Executive Officer as of August 26, 2004.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with JS Group

        JS Group was a principal shareholder of Smurfit-Stone until August 2002 when it distributed its 29.3% common stock interest in Smurfit-Stone to the shareholders of JS Group. JS Group was a related party of Stone Container until May 8, 2003, when Michael W.J. Smurfit and Anthony P.J. Smurfit, directors and executive officers of JS Group, Dermot F. Smurfit, an executive officer of JS Group, and Howard E. Kilroy, a former executive officer of JS Group, retired from the Smurfit-Stone Board of Directors. We have regularly engaged in ordinary course transactions involving the purchase and sale of products with JS Group. Our net sales in 2003 to JS Group, its subsidiaries and its affiliates through May 8, 2003 were $7 million and there were no net sales by JS Group, its subsidiaries and its affiliates to us. Product sales to JS Group, its subsidiaries and its affiliates were consummated on terms generally similar to those prevailing with unrelated parties.

        On March 31, 2003, we completed transactions with an affiliate of JS Group to exchange, in two separate transactions, our European packaging operations for JS Group's 50% ownership in Smurfit-MBI, a Canadian corrugated container producer, and a payment from JS Group of approximately $189 million. We previously owned 50% of Smurfit-MBI and, as a result of the completed transactions, now own 100% of Smurfit-MBI. Smurfit-MBI operates 16 converting facilities in Canada and employs approximately 2,500 hourly and salaried employees.

Transactions with Smurfit-Stone

        We are regularly engaged in ordinary course transactions involving the purchase and sale of products with Smurfit-Stone, its subsidiaries and its affiliates. Our net sales to JSC(U.S.) were $558 million for the year ended December 31, 2003. Net sales by JSC(U.S.) to us were $422 million for the year ended December 31, 2003. Product sales to and purchases from Smurfit-Stone, its subsidiaries and its affiliates are consummated on terms generally similar to those prevailing with unrelated parties.

DESCRIPTION OF THE NOTES

        The outstanding notes were, and the registered notes will be, issued under an indenture (the "Indenture"), dated as of July 20, 2004, between Stone Container Corporation ("Stone"), as guarantor, Stone Container Finance Company of Canada II (the "Issuer"), as issuer, and BNY Midwest Trust Company, as trustee (the "Trustee"). Stone and the Issuer are collectively referred to in this description as the "Obligors." A copy of the Indenture is filed as an exhibit to the registration statement that contains this prospectus. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended. Whenever particular defined terms of the Indenture not otherwise defined herein are referred to, such defined terms are incorporated herein by reference. As used in this "Description of the Notes," reference to the "Notes" shall be to the registered notes or the outstanding notes, as the case may be, or, if the context requires, both. For definitions of certain capitalized terms used in the following summary, see "—Certain Definitions."

General

        The Notes are unsecured unsubordinated obligations of the Issuer, initially limited to $200 million aggregate principal amount, and will mature on July 15, 2014. Each Note bears interest at 7 3/8% per annum from July 20, 2004 or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semiannually (to Holders of record at the close of business on the January 1 or July 1 immediately preceding the Interest Payment Date) on January 15 and July 15 of each year, commencing January 15, 2005. The Notes will be guaranteed (the "Parent Guarantee") by Stone on an unsecured unsubordinated basis.

        Subject to the covenants described below under "Covenants" and applicable law, the Issuer may issue additional Notes under the Indenture, which Notes shall also benefit from the Parent Guarantee. The Notes offered hereby and any additional Notes subsequently issued would be treated in each case as a single class for all purposes under the Indenture.

        If by April 16, 2005, Stone and the Issuer have not consummated a registered exchange offer for the Notes or caused a shelf registration statement with respect to resales of the Notes to be declared effective, the annual interest rate on the Notes will increase by 0.5% until the consummation of a registered exchange offer or the effectiveness of a shelf registration statement. See "—Registration Rights."

        Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Issuer in the Borough of Manhattan, the City of New York (which initially will be the corporate trust agency office of the Trustee at 101 Barclay Street, Floor 21 West, New York, NY 10286, Attn: Corporate Trust Administration); provided that, at the option of the Issuer, payment of interest may be made by check mailed to the Holders at their addresses as they appear in the Security Register.

        The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 of principal amount and any integral multiple thereof. See "—Book-Entry; Delivery and Form." No service charge will be made for any registration of transfer or exchange of Notes, but the Issuer may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Parent Guarantee

        Stone, as primary obligor and not as surety, will irrevocably and unconditionally guarantee on a senior and unsecured basis the performance and punctual payment when due, whether at stated

maturity, by acceleration or otherwise, of all monetary obligations of the Issuer under the Indenture and the Notes, whether for principal of, or premium, if any, or interest or Additional Interest on, the Notes, expenses, indemnification or otherwise (all such obligations being herein called the "Guaranteed Obligations"). Stone will agree to pay, in addition to the amount stated above, on a senior and unsecured basis, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or Holders of Notes in enforcing any rights under the Parent Guarantee.

        The Parent Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by Stone without rendering the Parent Guarantee, as it relates to Stone, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer.

        The Parent Guarantee will be a continuing guarantee and will (1) remain in full force and effect until payment in full of all the Guaranteed Obligations, (2) be binding upon Stone and (3) inure to the benefit of and be enforceable by the Trustee and the Holders of the Notes. Upon the failure of the Issuer to pay any Guaranteed Obligation when and as due, whether at maturity, by acceleration, by redemption or otherwise, Stone will, upon receipt of written demand by the Trustee, pay or cause to be paid, in cash, to the Holders of the Notes or the Trustee all unpaid monetary Guaranteed Obligations.

Redemption

        The Notes will be redeemable, at the Issuer's option, in whole or in part, at any time or from time to time, on or after July 15, 2009 and prior to maturity, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to each Holder's last address as it appears in the Security Register, at the following Redemption Prices (expressed in percentages of principal amount), plus accrued and unpaid interest, if any, and Additional Interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date that is on or prior to the Redemption Date to receive interest due on an Interest Payment Date), if redeemed during the 12-month period commencing July 15, of the years set forth below:

Year	Redemption Price
2009	103.688%
2010	102.458%
2011	101.229%
2012 and thereafter	100.000%

        In addition, at any time prior to July 15, 2007, the Issuer may redeem up to 35% of the principal amount of the Notes with the Net Cash Proceeds of one or more sales of Capital Stock of the Issuer (other than Disqualified Stock) or a capital contribution to the Issuer's common equity made with the Net Cash Proceeds of an offering of common stock of SSCC or any Subsidiary of SSCC that are contributed to Stone or the Issuer at any time or from time to time in part, at a Redemption Price (expressed as a percentage of principal amount) of 107.375%, plus accrued and unpaid interest to the Redemption Date and Additional Interest, if any (subject to the rights of Holders of record on the relevant Regular Record Date that is prior to the Redemption Date to receive interest due on an Interest Payment Date); provided that at least 65% of the aggregate principal amount of Notes originally issued remains outstanding after each such redemption and notice of any such redemption is mailed within 60 days of each such sale of Capital Stock.

        In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed on a national securities exchange, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate; provided that no Note of $1,000 in principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

Sinking Fund

        There will be no sinking fund payments for the Notes.

Registration Rights

        Stone and the Issuer have agreed with the Placement Agents of the outstanding notes, for the benefit of the Holders, that Stone and the Issuer will use their best efforts, at their cost, to file and cause to become effective a registration statement with respect to a registered offer (the "Exchange Offer") to exchange the outstanding notes, without novation, for an issue of unsubordinated notes of the Issuer (the "Exchange Notes") with terms identical to the outstanding notes (except that the Exchange Notes will not bear legends restricting the transfer thereof and will not be subject to the increase in annual interest rate described below). Upon such registration statement being declared effective, Stone and the Issuer shall offer the Exchange Notes in return for surrender of the outstanding notes. Such offer shall remain open for not less than 20 business days after the date notice of the Exchange Offer is mailed to Holders. For each outstanding note surrendered to the Issuer under the Exchange Offer, the Holder will receive an Exchange Note of equal principal amount. The Exchange Notes will be issued as evidence of the same continuing indebtedness of the Issuer under the outstanding notes. Interest on each Exchange Note shall accrue from the last Interest Payment Date on which interest was paid on the outstanding notes so surrendered or, if no interest has been paid on such outstanding notes, from the Closing Date. In the event that applicable interpretations of the staff of the Securities and Exchange Commission (the "Commission") do not permit Stone and the Issuer to effect the Exchange Offer, or under certain other circumstances, Stone and the Issuer shall, at their cost, use their best efforts to cause to become effective a shelf registration statement (the "Shelf Registration Statement") with respect to resales of the outstanding notes and to keep such Shelf Registration Statement effective until the expiration of the time period referred to in Rule 144(k) under the Securities Act after the Closing Date, or such shorter period that will terminate when all outstanding notes covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement. Stone and the Issuer shall, in the event of such a shelf registration, provide to each Holder copies of the prospectus, notify each Holder when the Shelf Registration Statement for the outstanding notes has become effective and take certain other actions as are required to permit resales of the outstanding notes. A Holder that sells its outstanding notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a Holder (including certain indemnification obligations).

        In the event that the Exchange Offer is not consummated and a Shelf Registration Statement is not declared effective on or prior to April 16, 2005, the annual interest rate borne by the outstanding notes will be increased by 0.5% ("Additional Interest") until the Exchange Offer is consummated or the Shelf Registration Statement is declared effective.

        If Stone and the Issuer effect the Exchange Offer, Stone and the Issuer will be entitled to close the Exchange Offer 20 business days after the commencement thereof, provided that they have accepted all outstanding notes theretofore validly surrendered in accordance with the terms of the Exchange Offer. Outstanding notes not tendered in the Exchange Offer shall bear interest at the rate set forth on the cover page of this prospectus and be subject to all of the terms and conditions specified in the Indenture and to the transfer restrictions.

        This summary of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which is available from Stone upon request.

Ranking

        The Indebtedness evidenced by the Notes and the Parent Guarantee will rank pari passu in right of payment with all existing and future unsubordinated indebtedness of the Issuer and Stone, respectively, and senior in right of payment to all existing and future subordinated indebtedness, if any, of the Issuer and Stone, respectively. The obligations of Stone under the Credit Agreement are secured by substantially all of the assets of Stone and its material U.S. subsidiaries. The obligations of Smurfit-Stone Container Canada Inc. under the Credit Agreement are secured by substantially all of the assets of Smurfit-Stone Container Canada Inc. and its active Canadian subsidiaries, as well as the same U.S. assets that secure Stone's obligations under the Credit Agreement. The Notes and the Parent Guarantee will be effectively subordinated to such indebtedness to the extent of such security interests. In addition, all existing and future liabilities (including trade payables) of Stone's subsidiaries will be effectively senior to the Parent Guarantee. See "Risk Factors—Risk Factors Relating to the Notes."

        The Notes are obligations exclusively of the Issuer and of Stone as provided in the Parent Guarantee. The Issuer will rely exclusively on funds provided to it by Stone to pay interest, principal and any other amounts due in respect of the Notes. Because certain of the operations of Stone are currently conducted by subsidiaries and other affiliates, Stone's cash flow and consequent ability to service debt, including the Notes, are dependent, in part, upon the earnings of its subsidiaries and the distribution of those earnings or upon loans or other payments of funds by those subsidiaries to Stone. The subsidiaries of Stone are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amount due pursuant to the Notes or to make any funds available therefor, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to Stone by its subsidiaries may be subject to statutory or contractual restrictions (as well as potential foreign tax withholding under certain circumstances), are contingent upon the earnings of those subsidiaries and are subject to various business considerations.

Additional Amounts

        The Indenture provides that if the Issuer (or, in respect of the Parent Guarantee, Stone) is required to make any withholding or deduction for or on account of any Canadian taxes from any payment made under or with respect to the Notes, the Issuer (or, in respect of the Parent Guarantee, Stone) will pay such additional amounts ("Additional Amounts") as may be necessary so that the net amount received by each Holder (including Additional Amounts) will not be less than the amount the Holder would have received had such Canadian taxes not been withheld or deducted; provided that no Additional Amounts will be payable with respect to a payment made to a Holder (an "Excluded Holder") (i) with which the Issuer or Stone, as the case may be, does not deal at arm's length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment, or (ii) which is subject to such Canadian taxes by reason of its being connected with Canada otherwise than by the mere holding of the Notes or the receipt of payments thereunder. The Parent Guarantee also applies to Additional Amounts payable by the Issuer.

        If withholding or deduction for or on account of Canadian taxes is required, the Issuer (or, in respect of the Parent Guarantee, Stone) will also (i) make such withholding or deduction and (ii) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The Issuer (or, in respect of the Parent Guarantee, Stone) will furnish, within 30 days after the date the payment of any Canadian taxes is due pursuant to applicable law, to the Holders of outstanding Notes on the date of the withholding or deduction copies of tax receipts evidencing that such payment has been made by the Issuer (or, in respect of the Parent Guarantee, Stone). The Issuer (or, in respect of the Parent Guarantee, Stone) will indemnify and hold harmless each Holder of Notes outstanding on the date of the withholding or deduction (other than an Excluded Holder) and upon written request reimburse each such Holder for the amount of (i) any Canadian taxes so levied or imposed and paid by such Holder in respect of payments made under or with respect to the Notes or the Parent Guarantee, (ii) any liability (including penalties, interest and expense) arising therefrom or with respect thereto, and (iii) any Canadian taxes imposed with respect to any payment under clause (i) or (ii) above.

        At least 30 days prior to each date on which any payment under or with respect to the Notes is due and payable, if the Issuer (or, in respect of the Parent Guarantee, Stone) becomes obligated to pay Additional Amounts with respect to such payment, the Issuer (or, in respect of the Parent Guarantee, Stone), will deliver to the Trustee an Officers' Certificate stating the fact that such Additional Amounts will be payable, and the amounts so payable and will set forth such other information as is necessary to enable the Trustee to pay such Additional Amounts to the Holders on the payment date. Whenever in the Indenture there is mentioned, in any context, (a) the payment of principal (and premium, if any), (b) purchase price in connection with a repurchase of Notes, (c) interest, or (d) any other amount payable on or with respect to any of the Notes, such mention shall be deemed to include mention of the payment of Additional Amounts provided for in this section to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

        For a discussion of the exemption from Canadian withholding taxes applicable to payments under or with respect to the Notes, see "Certain Tax Considerations—Canadian Income Tax Considerations for Nonresidents of Canada."

Certain Definitions

        Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for the full definition of all terms as well as any other capitalized term used herein for which no definition is provided.

        "Acquired Indebtedness" means Indebtedness of a Person or any of its Restricted Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of Stone or at the time it merges or consolidates with or into Stone or any of its Restricted Subsidiaries or is assumed in connection with an Asset Acquisition by Stone or a Restricted Subsidiary of Stone and in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of Stone or such acquisition, merger or consolidation (other than Indebtedness Incurred as consideration in, or to provide all or any of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary of Stone); provided that Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition shall not be Acquired Indebtedness.

        "Adjusted Consolidated Net Income" means, for any period, the aggregate net income (or loss) of Stone and its Restricted Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication):

            (i)  the net income of any Person that is not a Restricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to Stone or any of its Restricted Subsidiaries by such Person during such period;

           (ii)  the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with Stone or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by Stone or any of its Restricted Subsidiaries;

          (iii)  the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

          (iv)  any gains or losses (on an after-tax basis) attributable to Asset Sales;

           (v)  solely for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below, any amount paid or accrued as dividends on preferred stock of Stone or its Parent owned by Persons other than Stone and any of its Restricted Subsidiaries;

          (vi)  all extraordinary gains and extraordinary losses (on an after-tax basis);

         (vii)  the cumulative effect of a change in accounting principles; and

        (viii)  any non-cash compensation charges, including any such charges arising from stock options.

        "Adjusted Consolidated Net Tangible Assets" means the total amount of assets of Stone and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting therefrom (i) all current liabilities of Stone and its Restricted Subsidiaries (excluding intercompany items) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent quarterly or annual consolidated balance sheet of Stone and its Restricted Subsidiaries, prepared in conformity with GAAP.

        "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

        "Asset Acquisition" means (i) an investment by Stone or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with Stone or any of its Restricted Subsidiaries; provided that such Person's primary business is related, ancillary or complementary to the businesses of SSCC and its Restricted Subsidiaries on the date of such investment, except to the extent as would not be material to Stone and its Restricted Subsidiaries taken as a whole or (ii) an acquisition by Stone or any of its Restricted Subsidiaries of the property and assets of any Person other than Stone or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person; provided that the property and assets acquired are related, ancillary or complementary to the businesses of Stone and its Restricted Subsidiaries on the date of such acquisition, except to the extent as would not be material to Stone and its Restricted Subsidiaries taken as a whole.

        "Asset Disposition" means the sale or other disposition by Stone or any of its Restricted Subsidiaries (other than to Stone or another Restricted Subsidiary) of (i) all or substantially all of the Capital Stock of any Restricted Subsidiary or (ii) all or substantially all of the assets that constitute a division or line of business of Stone or any of its Restricted Subsidiaries.

        "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by Stone or any of its Restricted Subsidiaries to any Person other than Stone or any of its Restricted Subsidiaries of (i) all or any of the Capital Stock of any Restricted Subsidiary, (ii) all or substantially all of the property and assets of an operating unit or business of Stone or any of its Restricted Subsidiaries or (iii) any other property and assets (other than the Capital Stock or other Investment in an Unrestricted Subsidiary) of Stone or any of its Restricted Subsidiaries outside the ordinary course of business of Stone or such Restricted Subsidiary and, in each case, that is not governed by the provisions of the Indenture applicable to mergers, consolidations and sales of assets of Stone; provided that "Asset Sale" shall not include (a) sales or other dispositions of inventory, receivables (and related assets of the type specified in the definition of "Qualified Securitization Transaction") and other current assets, (b) sales, transfers or other dispositions of assets constituting a Restricted Payment permitted to be made under the "Limitation on Restricted Payments" covenant, the making of a Permitted Investment or the liquidation of cash equivalents, (c) the sale, transfer or other disposition of all or substantially all of the assets of Stone or the Issuer as permitted under and in accordance with the provisions of the "Consolidation, Merger and Sale of Assets" covenant, (d) any sale or other disposition of obsolete or worn out assets or assets no longer used or useful in the business of Stone or any of its Restricted Subsidiaries, (e) sales or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of, to the extent that the consideration received would satisfy clause (i)(B) of the third paragraph of the "Limitation on Asset Sales" covenant, and (f) any single transaction or series of related transactions that involves assets having a fair market value of less than $10.0 million.

        "Attributable Indebtedness" means, when used in connection with a sale-leaseback transaction referred to in the "Limitation on Sale-Leaseback Transactions" covenant described below, at any date of determination, the product of (i) the net proceeds from such sale-leaseback transaction and (ii) a fraction, the numerator of which is the number of full years of the term of the lease relating to the property involved in such sale-leaseback transaction (without regard to any options to renew or extend such term) remaining at the date of the making of such computation and the denominator of which is the number of full years of the term of such lease (without regard to any options to renew or extend such term) measured from the first day of such term.

        "Average Life" means, at any date of determination with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (ii) the sum of all such principal payments.

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as such term is used in Section 13(d)(3) of the Exchange Act), such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

        "Box Plant Financing" means Stone's 8.45% mortgage notes due September 1, 2007 secured by the real property and improvements comprising certain of Stone's corrugated container plants.

        "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all common stock and preferred stock.

        "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

        "Capitalized Lease Obligations" means the discounted present value of the rental obligations under a Capitalized Lease.

        "Change of Control" means such time as (i) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) other than SSCC becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of Stone on a fully diluted basis, including, without limitation, by way of an acquisition of all or substantially all of the assets of Stone; or (ii) individuals who on the Closing Date constitute the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination by the Board of Directors for election by Stone's stockholders was approved by a vote of at least a majority of the members of the Board of Directors then in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office; provided, however, that the consummation of the JSC Transaction shall not constitute a "Change of Control."

        "Closing Date" means the date on which the Notes are originally issued under the Indenture.

        "Committee of the Board" means a committee of the Board of Directors of SSCC consisting of independent directors of SSCC for the purpose of reviewing and approving certain transactions involving affiliates and other related parties.

        "Commodity Agreements" means, in respect of a Person, any futures or forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in commodity prices.

        "Consolidated EBITDA" means, for any period, Adjusted Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating such Adjusted Consolidated Net Income: (i) Consolidated Interest Expense, (ii) income taxes (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets), (iii) depreciation and depletion expense, (iv) amortization expense, (v) restructuring charges, (vi) non-recurring fees and expenses incurred in connection with the consummation of any acquisition in an aggregate amount not to exceed 5% of the total consideration for such acquisition; and (vii) all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Adjusted Consolidated Net Income other than accrual of revenue in the ordinary course of business, all as determined on a consolidated basis for Stone and its Restricted Subsidiaries in conformity with GAAP; provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by (B) the percentage ownership interest in the income of such Restricted Subsidiary not owned on the last day of such period by Stone or any of its Restricted Subsidiaries.

        "Consolidated Interest Expense" means, for any period, the aggregate amount of interest in respect of Indebtedness (including, without limitation, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Agreements (provided that if Interest Rate Agreements result in net benefits rather than costs, such benefits shall be credited in determining Consolidated Interest Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Adjusted Consolidated Net Income)); and in respect of Indebtedness that is Guaranteed or secured by Stone or any of its Restricted Subsidiaries and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by Stone and its Restricted Subsidiaries during such period; excluding, however, (i) any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof) and (ii) any premiums, fees and expenses (and any amortization thereof) payable in connection with the offering of the Notes, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP.

        "Consolidated Net Worth" means, with respect to an Obligor, at any date of determination, stockholders' equity as set forth on the most recently available quarterly or annual consolidated balance sheet of such Obligor and its Restricted Subsidiaries (which shall be as of a date not more than 90 days prior to the date of such computation, and which shall not take into account Unrestricted Subsidiaries), less any amounts attributable to Disqualified Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of such Obligor or any of its Restricted Subsidiaries, each item to be determined in conformity with GAAP (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).

        "Credit Agreement" means the Amended and Restated Credit Agreement, dated as of July 25, 2002, by and among Stone, Smurfit-Stone Container Canada Inc., the financial institutions from time to time party thereto, JPMorgan Chase Bank, as an Agent, Deutsche Bank Trust Company Americas, as an Agent and as Administrative Agent, Collateral Agent, Swingline Lender and Revolving Facility Facing Agent, and Deutsche Bank AG, Canada Branch, as Canadian Administrative Agent and Revolving (Canadian) Facility Facing Agent, together with all agreements, instruments and documents executed or delivered pursuant thereto or in connection therewith (including, without limitation, any promissory notes, Guarantees and security documents), as such agreements, instruments and documents may be amended (including, without limitation, any amendment and restatement thereof), supplemented, extended, renewed, replaced or otherwise modified from time to time, including, without limitation, any agreement increasing the amount of, extending the maturity of, refinancing (in whole or in part) or otherwise restructuring (including, but not limited to, by the inclusion of additional borrowers or guarantors thereof or by the addition of collateral or other credit enhancement to support the obligations thereunder) all or any portion of the Indebtedness under such agreement or any successor agreement or agreements.

        "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

        "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

        "Designated Noncash Consideration" means any noncash consideration received by Stone or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Noncash Consideration pursuant to an Officers' Certificate executed by the principal executive officer or the principal financial officer of Stone or such Restricted Subsidiary. Such Officers' Certificate shall state the basis of the valuation conducted pursuant to clause (c) of the second paragraph under the caption "Limitation on Asset Sales", which shall be a report of a nationally recognized investment banking firm with respect to the receipt in one or a series of related transactions of Designated Noncash

Consideration with a fair market value in excess of $50 million. A particular item of Designated Noncash Consideration shall no longer be considered to be outstanding when it has been sold for cash or redeemed or paid in full in the case of non-cash consideration in the form of promissory notes or equity.

        "Disqualified Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is (i) required to be redeemed prior to the Stated Maturity of the Notes, (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Notes or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Notes; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described below and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Issuer's repurchase of such Notes as are required to be repurchased pursuant to the "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described below.

        "Existing Borrower" means any borrower under the Credit Agreement or the JSC Credit Agreement on the Closing Date.

        "Existing Guarantor" means any guarantor under the Credit Agreement or the JSC Credit Agreement on the Closing Date.

        "First Mortgage Notes" means Stone's 10.75% First Mortgage Notes that were due and paid in full in 2002 and issued pursuant to the Indenture that was dated as of October 12, 1994, between Stone and Norwest Bank, Minnesota, National Association, as trustee, as amended, restated, supplemented or otherwise modified from time to time.

        "Foreign Subsidiary" means any Subsidiary of Stone organized outside of the United States.

        "GAAP" means generally accepted accounting principles as determined by the Public Company Accounting Oversight Board, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, as in effect from time to time. All ratios and computations (other than EBITDA or pro forma computations) contained or referred to in the Indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Indenture shall be made without giving effect to (i) the amortization of any expenses incurred in connection with the offering of the Notes and (ii) except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 and 17 and (iii) the treatment of Capital Stock pursuant to Statement of Financial Accounting Standards No. 150.

        "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm's length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

        "Guarantor" means each direct or indirect Subsidiary of Stone (other than the Issuer) that has executed and delivered a Subsidiary Guarantee.

        "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an "Incurrence" of Acquired Indebtedness; provided that (i) neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness, (ii) any amendment, restatement, supplement, modification or waiver of any document pursuant to which Indebtedness was previously Incurred shall only be deemed to be an Incurrence of Indebtedness if and to the extent such amendment, restatement, supplement, modification or waiver increases the outstanding principal amount thereof (or, with respect to revolving lines of credit, revolving receivables purchases or other similar arrangements, increases the amount of commitments therefor), and (iii) the amount of Indebtedness Incurred with respect to revolving lines of credit, revolving receivables purchases and other similar arrangements shall be the amount of commitments therefor measured on the date of the granting of such commitments by the lender.

        "Indebtedness" means, with respect to any Person at any date of determination (without duplication):

            (i)  all indebtedness of such Person for borrowed money;

           (ii)  all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (other than, in the case of Stone and its Restricted Subsidiaries, any non-negotiable notes of Stone or its Restricted Subsidiaries issued to its insurance carriers in lieu of maintenance of policy reserves in connection with workers' compensation and liability insurance programs of Stone or its Restricted Subsidiaries);

          (iii)  all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (i) or (ii) above or (v), (vi) or (vii) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement);

          (iv)  all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables;

           (v)  all Capitalized Lease Obligations;

          (vi)  all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness;

         (vii)  all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person; and

        (viii)  to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements.

        The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability, upon the occurrence of the contingency giving rise to the obligation, provided (A) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness as determined in conformity with GAAP, (B) that money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness shall not be deemed to be "Indebtedness", (C) that Indebtedness shall not include any liability for federal, state, local or other taxes and (D) the amount of Indebtedness under any revolving line of credit, revolving receivables purchases or other similar arrangements shall be the amount of commitments therefor measured as of the date of incurrence of such commitments. Notwithstanding the foregoing, "Indebtedness" shall not include unsecured indebtedness of Stone and its Restricted Subsidiaries incurred to finance insurance premiums of Stone and its Restricted Subsidiaries, to the extent customary in Stone's industry.

        "Interest Coverage Ratio" means, on any Transaction Date, the ratio of (i) the aggregate amount of Consolidated EBITDA for the then most recent four fiscal quarters for which financial information in respect thereof is available immediately prior to such Transaction Date (the "Four Quarter Period") to (ii) the aggregate Consolidated Interest Expense during such Four Quarter Period. In making the foregoing calculation, (A) pro forma effect shall be given to any Indebtedness Incurred or repaid during the period (the "Reference Period") commencing on the first day of the Four Quarter Period and ending on the Transaction Date (other than Indebtedness Incurred or repaid under a revolving credit or similar arrangement to the extent of the commitment thereunder or under any predecessor revolving credit or similar arrangement in effect on the last day of such Four Quarter Period), in each case as if such Indebtedness had been Incurred or repaid on the first day of such Reference Period; (B) Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period; (C) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition and to those cost savings that senior management of Stone reasonably expects to realize within 12 months of the consummation of any acquisition or disposition) that occur during such Reference Period as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and (D) pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into Stone or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period; provided that, to the extent that clause (C) or (D) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed for which financial information is available.

        "Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

        "Investment" in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of Stone or its Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include (i) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and (ii) the retention of the Capital Stock or any other Investment by Stone or any of its Restricted Subsidiaries, of (or in) any Person that has ceased to be a Subsidiary, including, without limitation, by reason of any transaction permitted by clause (iii) of the "Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant. For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant described below,

          (1)   "Investment" shall include the portion (proportionate to Stone's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of Stone at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Stone shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to:

            (A)  Stone's "Investment" in such Subsidiary at the time of such designation less

            (B)  the portion (proportionate to Stone's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation;

          (2)   any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the senior management of Stone; and

          (3)   the amount of any Investment shall be the original cost as of the date of determination of such Investment plus the cost of all additional Investments by Stone or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value or write-ups, write downs or write-offs with respect to such investments, reduced by the payment of dividends or distributions (including tax sharing payments) in connection with such Investment, the net proceeds of any disposition of such investment or any other amounts received in respect of such Investment; provided, however, that no such dividends, distributions, proceeds or receipt shall reduce the amount of any Investment if it would be included in Adjusted Consolidated Net Income and provided, further, that the amount of any Investment shall be deemed not to be less than zero.

        "JSC" means Jefferson Smurfit Corporation (U.S.), a Delaware corporation.

        "JSC Credit Agreement" means the Third Amended and Restated Credit Agreement, dated as of September 26, 2002, by and among SSCC, JSCE, JSC, the financial institutions from time to time party thereto, JPMorgan Chase Bank and Deutsche Bank Trust Company Americas, as Senior Managing Agents, JPMorgan Chase Bank, as Administrative Agent, Collateral Agent and Swingline Lender, and the Managing Agents and Fronting Banks party thereto, together with all agreements, instruments and documents executed or delivered pursuant thereto or in connection therewith (including, without limitation, any promissory notes, Guarantees and security documents), as such agreements, instruments and documents may be amended (including, without limitation, any amendment and restatement thereof), supplemented, extended, renewed, replaced or otherwise modified from time to time, including, without limitation, any agreement increasing the amount of, extending the maturity of, refinancing (in whole or in part) or otherwise restructuring (including, but not limited to, by the inclusion of additional borrowers or guarantors thereof or by the addition of collateral or other credit enhancement to support the obligations thereunder) all or any portion of the Indebtedness under such agreement or any successor agreement or agreements.

        "JSCE" means JSCE, Inc., a Delaware corporation.

        "JSC Indentures" means (i) the indenture, dated as of September 26, 2002, among JSC, as issuer, JSCE, as guarantor, and The Bank of New York, as trustee, pursuant to which JSC issued its 8 1/4% Senior Notes due 2012 and (ii) the indenture, dated as of May 23, 2003, among JSC, as issuer, JSCE, as guarantor, and The Bank of New York, as trustee, pursuant to which JSC issued its 7 1/2% Senior Notes due 2013, in each case, together with all agreements, instruments and documents executed or delivered pursuant thereto or in connection therewith (including, without limitation, any promissory notes and Guarantees), as such agreements, instruments and documents may be amended (including, without limitation, any amendment and restatement thereof), supplemented, extended, renewed, replaced or otherwise modified from time to time, including, without limitation, any agreement increasing the amount of, extending the maturity of, refinancing (in whole or in part) or otherwise restructuring (including, but not limited to, by the inclusion of additional borrowers or guarantors thereof or by the addition of collateral or other credit enhancement to support the obligations thereunder) all or any portion of the Indebtedness under such agreement or any successor agreement or agreements.

        "JSC Transaction" means any (i) consolidation or merger of Stone or any of its Restricted Subsidiaries with or into JSC or of JSC with or into Stone or any of its Restricted Subsidiaries; (ii) any Investment by Stone or any of its Restricted Subsidiaries into JSC pursuant to which JSC shall become a Restricted Subsidiary; or (iii) any transaction which results in JSCE owning directly 100% of the capital stock of Stone and its Subsidiaries and JSC and its Subsidiaries, so long as at least 75% of the senior secured Indebtedness of JSCE and its Subsidiaries is pari passu with the Parent Guarantee and each Subsidiary of JSCE that Guarantees such senior secured debt executes and delivers a Subsidiary Guarantee, provided that Stone delivers to the Trustee an Officers' Certificate stating that JSC has material assets on a consolidated basis.

        "JSC Transaction Date" means the date on which the JSC Transaction is consummated.

        "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

        "Moody's" means Moody's Investors Service, Inc. and its successors.

        "Net Cash Proceeds" means, (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of Stone and its Restricted Subsidiaries, taken as a whole, (iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale, (iv) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale and (v) appropriate amounts to be provided by Stone or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and (b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees and expenses incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

        "Offer to Purchase" means an offer to purchase Notes by the Issuer from the Holders commenced by mailing a notice to the Trustee for distribution to each Holder stating:

            (i)  the covenant pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis;

           (ii)  the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Payment Date");

          (iii)  that any Note not tendered will continue to accrue interest pursuant to its terms;

          (iv)  that, unless the Issuer defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;

           (v)  that Holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date;

          (vi)  that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and

         (vii)  that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof.

On the Payment Date, the Issuer shall (i) accept for payment on a pro rata basis Notes or portions thereof tendered pursuant to an Offer to Purchase; (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and (iii) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officers' Certificate specifying the Notes or portions thereof accepted for payment by the Issuer. The Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof. The Issuer will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. The Issuer will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that the Issuer is required to repurchase Notes pursuant to an Offer to Purchase.

        "Parent" means any entity owning beneficially, directly or indirectly, 100% of the voting stock of Stone.

        "Permitted Investment" means:

            (i)  an Investment in Stone or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into, or transfer or convey all or substantially all its assets to, Stone or a Restricted Subsidiary; provided that such person's primary business is related, ancillary or complementary to the businesses of SSCC and its Restricted Subsidiaries on the date of such Investment, except to the extent as would not be material to Stone and its Restricted Subsidiaries taken as a whole;

           (ii)  Temporary Cash Investments;

          (iii)  payroll, travel and similar advances or loans to cover matters that are expected at the time of such advances or loans ultimately to be treated as expenses in accordance with GAAP;

          (iv)  stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to Stone or any Restricted Subsidiary pursuant to a work-out or similar arrangement or proceeding or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor or received in settlement or resolution of litigation, arbitration or other disputes with Persons who are not Affiliates;

           (v)  an Investment in an Unrestricted Subsidiary consisting solely of an Investment in another Unrestricted Subsidiary;

          (vi)  Interest Rate Agreements, Commodity Agreements and Currency Agreements designed solely to protect Stone or its Restricted Subsidiaries against fluctuations in interest rates, commodity prices or foreign currency exchange rates;

         (vii)  any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described below under the caption "Limitation on Asset Sales";

        (viii)  loans and advances to employees and officers of Stone and its Restricted Subsidiaries in the ordinary course of business;

          (ix)  loans, guarantees of loans and advances to directors or consultants of Stone or a Restricted Subsidiary of Stone not to exceed $5.0 million in the aggregate outstanding at any time;

           (x)  receivables owing to Stone or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as Stone or any such Restricted Subsidiary deems reasonable under the circumstances;

          (xi)  endorsements of negotiable instruments and documents in the ordinary course of business;

         (xii)  Investments of Stone and its Restricted Subsidiaries in existence on the Closing Date and Investments of JSC and its Subsidiaries as of the JSC Transaction Date;

        (xiii)  Investments of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of Stone or at the time such Person merges or consolidates with Stone or any of its Restricted Subsidiaries, in either case, in compliance with the Indenture, provided that such Investments were not made by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of Stone or such merger or consolidation;

        (xiv)  any Investment by Stone or a Restricted Subsidiary in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified

  Securitization Transaction; provided that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note or an equity interest; and

         (xv)  Guarantees otherwise permitted by the terms of the Indenture.

        "Permitted Liens" means:

            (i)  Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

           (ii)  statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens (including maritime Liens) arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

          (iii)  Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

          (iv)  Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

           (v)  easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of Stone or any of its Restricted Subsidiaries;

          (vi)  Liens (including extensions, renewals and replacements thereof) upon real or personal property, including Capital Stock, acquired after the Closing Date; provided that (a) such Lien is created solely for the purpose of securing Indebtedness Incurred, in accordance with the "Limitation on Indebtedness" covenant described below, to finance or refinance the purchase price (such purchase price including any Indebtedness assumed or repaid in connection with such purchase) or the cost (including the cost of improvement or construction) of the property or assets subject thereto and such Lien is initially created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property or assets, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such purchase price or cost and (c) any such Lien shall not extend to or cover any property or assets other than such property or assets and any improvements thereon (with current assets being treated as such property or assets, notwithstanding any replacement thereof in the ordinary course of business of Stone and its Restricted Subsidiaries);

         (vii)  leases or subleases granted to others that do not materially interfere with the ordinary course of business of Stone and its Restricted Subsidiaries, taken as a whole;

        (viii)  Liens encumbering property or assets under construction arising from progress or partial payments by a customer of Stone or its Restricted Subsidiaries relating to such property or assets;

          (ix)  any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease;

           (x)  Liens arising from filing Uniform Commercial Code financing statements regarding leases;

          (xi)  Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of, any Restricted Subsidiary; provided that such Liens do not extend to or cover any property or assets of Stone or any Restricted Subsidiary other than the property or assets acquired;

         (xii)  Liens in favor of Stone or any Restricted Subsidiary;

        (xiii)  Liens arising from the rendering of a final judgment or order against Stone or any Restricted Subsidiary that does not give rise to an Event of Default;

        (xiv)  Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

         (xv)  Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

        (xvi)  Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements, Commodity Agreements and Currency Agreements and forward contracts, options, future contracts, futures options or similar agreements or arrangements designed solely to protect Stone or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

       (xvii)  Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by Stone or any of its Restricted Subsidiaries in the ordinary course of business;

      (xviii)  Liens on shares of Capital Stock of any Unrestricted Subsidiary to secure Indebtedness of such Unrestricted Subsidiary;

        (xix)  Liens on or sales of receivables;

         (xx)  Liens on assets of a Receivables Subsidiary incurred in connection with a Qualified Securitization Transaction; and

        (xxi)  Liens incurred in the ordinary course of business of Stone or any Restricted Subsidiary of Stone with respect to obligations that do not exceed (a) $50 million prior to the JSC Transaction or (b) $100 million following the consummation of the JSC Transaction, in each case at any one time outstanding.

        "Permitted Tax Distributions" means the payment of any distributions to permit direct or indirect Beneficial Owners of shares of Capital Stock of Stone to pay federal, state or local income tax liabilities arising from income to Stone and attributable to them solely as a result of Stone and any intermediate entity through which the holder owns such shares being a limited liability company, partnership or similar entity for federal income tax purposes.

        "Purchase Money Note" means a promissory note evidencing a line of credit, which may be irrevocable, from, or evidencing other Indebtedness owed to, Stone or any of its Restricted Subsidiaries in connection with a Qualified Securitization Transaction, which note shall be repaid from cash available to the issuer of such note, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated receivables.

        "Qualified Securitization Transaction" means any transaction or series of transactions entered into by Stone or any of its Restricted Subsidiaries pursuant to which Stone or any of its Restricted Subsidiaries sells, conveys or otherwise transfers to:

          (1)   a Receivables Subsidiary (in the case of a transfer by Stone or any of its Restricted Subsidiaries); and

          (2)   any other Person (in the case of a transfer by a Receivables Subsidiary),

or grants a security interest in, any accounts receivable, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets that are customarily transferred, or in respect of which security interests are customarily granted, in connection with securitization transactions involving accounts receivable.

        "Restricted Subsidiary" means any Subsidiary of Stone (including the Issuer) other than an Unrestricted Subsidiary.

        "Receivables Subsidiary" means a Wholly Owned Subsidiary of Stone that engages in no activities other than in connection with the financing of accounts receivable and that is designated (provided that no such designation shall be required for any Receivables Subsidiary in existence prior to the Closing Date) by the Board of Directors of Stone (as provided below) as a Receivables Subsidiary:

            (i)  no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (a) is Guaranteed by Stone or any Restricted Subsidiary of Stone (excluding Guarantees of obligations and contingent obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Securitization Transaction), (b) is recourse to or obligates Stone or any Restricted Subsidiary of Stone in any way other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Securitization Transaction or (c) subjects any property or asset of Stone or any Restricted Subsidiary of Stone, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Securitization Transaction;

           (ii)  with which neither Stone nor any Restricted Subsidiary of Stone has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Securitization Transaction) other than on terms no less favorable to Stone or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Stone, other than fees payable in the ordinary course of business in connection with servicing accounts receivable; and

          (iii)  with which neither Stone nor any Restricted Subsidiary of Stone has any obligation to maintain or preserve such Restricted Subsidiary's financial condition or cause such Restricted Subsidiary to achieve certain levels of operating results.

        Any such designation after the Closing Date by the Board of Directors of Stone shall be evidenced to the Trustee by filing with the Trustee a Board Resolution giving effect to such designation and an Officers' Certificate certifying, to the knowledge and belief of such officer after consulting with counsel, that such designation complied with the foregoing conditions.

        "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

        "Significant Subsidiary" means, at any date of determination, any Restricted Subsidiary of Stone (other than the Issuer) that, together with its Subsidiaries, (i) for the most recent fiscal year of Stone, accounted for more than 10% of the consolidated revenues of Stone and its Restricted Subsidiaries or (ii) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of Stone and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of Stone for such fiscal year.

        "SSCC" means Smurfit-Stone Container Corporation, a Delaware corporation.

        "SSCC Preferred Stock" means SSCC's 7% Series A Cumulative Exchangeable Redeemable Convertible Preferred Stock, par value $0.01 per share.

        "Stated Maturity" means, (i) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (ii) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

        "Stone Indenture" means the indenture, dated as of January 25, 2001, between Stone, as issuer, and The Bank of New York, as trustee, pursuant to which Stone issued its 9 1/4% Senior Notes due 2008 and 9 3/4% Senior Notes due 2011, together with all agreements, instruments and documents executed or delivered pursuant thereto or in connection therewith (including, without limitation, any promissory notes and Guarantees), as such agreements, instruments and documents may be amended (including, without limitation, any amendment and restatement thereof), supplemented, extended, renewed, replaced or otherwise modified from time to time, including, without limitation, any agreement increasing the amount of, extending the maturity of, refinancing (in whole or in part) or otherwise restructuring (including, but not limited to, by the inclusion of additional borrowers or guarantors thereof or by the addition of collateral or other credit enhancement to support the obligations thereunder) all or any portion of the Indebtedness under such agreement or any successor agreement or agreements.

        "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and/or one or more other Subsidiaries of such Person.

        "Temporary Cash Investment" means any of the following:

            (i)  direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or the federal government of Canada or any agency or instrumentality thereof;

           (ii)  time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company which bank or trust company has capital, surplus and undivided profits aggregating in excess of $500 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money market fund sponsored by a registered broker dealer or mutual fund distributor;

          (iii)  repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank or trust company meeting the qualifications described in clause (ii) above;

          (iv)  commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate of Stone) with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher)

  according to S&P (or equivalent rating in the case of a Permitted Investment made by a Foreign Subsidiary);

           (v)  securities with maturities of one year or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America or the federal government of Canada, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or Moody's;

          (vi)  demand deposits with any bank or trust company; and

         (vii)  in the case of Foreign Subsidiaries, short term investments comparable to the foregoing.

        "Trade Payables" means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

        "Transaction Date" means, with respect to the Incurrence of any Indebtedness by Stone or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

        "Unrestricted Subsidiary" means (i) any "Unrestricted Subsidiary" (as defined in any of the JSC Indentures) of JSC on the date of the JSC Transaction, (ii) any Subsidiary of Stone (other than the Issuer) that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of Stone in the manner provided below, and (iii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of Stone may designate any Restricted Subsidiary (other than the Issuer but including any newly acquired or newly formed Subsidiary of Stone) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, Stone or any Restricted Subsidiary; provided that (A) any Guarantee by Stone or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an "Incurrence" of such Indebtedness and an "Investment" by Stone or such Restricted Subsidiary (or both, if applicable) at the time of such designation; (B) either (I) the Subsidiary to be so designated has total assets of $1,000 or less or (II) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the "Limitation on Restricted Payments" covenant described below and (C) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under the "Limitation on Indebtedness" and "Limitation on Restricted Payments" covenants described below. The Board of Directors of Stone may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (i) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation and (ii) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred) for all purposes of the Indenture. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

        "U.S. Government Obligations" means securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof at any time prior to the Stated Maturity of the Notes, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

        "Voting Stock" means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

        "Wholly Owned" means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person and/or one or more Wholly Owned Subsidiaries of such Person.

Covenants

Limitation on Indebtedness

          (a)   Stone will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (other than the Parent Guarantee, the Notes and Indebtedness existing on the Closing Date); provided that Stone may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Interest Coverage Ratio would be greater than 1.75:1.

          Notwithstanding the foregoing, Stone, the Issuer and any other Restricted Subsidiary (except as specified below) may Incur each and all of the following:

              (i)  Indebtedness of Stone, any Foreign Subsidiary, any Existing Borrower and any Guarantor outstanding at any time in an aggregate principal amount (together with refinancings thereof) not to exceed the amount of the commitments under the "Credit Agreements" (as such term is defined in the Stone Indenture) on January 25, 2001 plus $125 million, less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant described below;

             (ii)  Indebtedness owed (A) to Stone or (B) to any Restricted Subsidiary; provided that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to Stone or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (ii);

            (iii)  Indebtedness (other than Indebtedness Incurred under clauses (xi) and (xiii) below) issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided that Indebtedness the proceeds of which are used to refinance or refund the Notes or Indebtedness that is pari passu with, or subordinated in right of payment to, the Notes shall only be permitted under this clause (iii) if, in case the Indebtedness to be refinanced is subordinated in right of payment to the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes at least to the extent that the Indebtedness to be refinanced is subordinated to the Notes and such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded (or, if earlier, the Stated Maturity of the Notes), and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded (or, if less, the remaining Average Life of the Notes); and provided further that in no event may Indebtedness of Stone be refinanced by means of any Indebtedness of any Restricted Subsidiary of Stone other than any Foreign Subsidiary pursuant to this clause (iii); and provided further that if proceeds of revolving lines of credit are used to repurchase, redeem or refinance any Indebtedness, Stone or any Restricted Subsidiary may Incur Indebtedness otherwise meeting the requirements of this clause (iii) to repay such revolving lines of credit;

            (iv)  Indebtedness (A) in respect of performance, surety or appeal bonds, letters of credit, bankers acceptances provided in the ordinary course of business, (B) under Currency Agreements, Commodity Agreements and Interest Rate Agreements; provided that such agreements (a) are designed solely to protect Stone or its Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates or commodity prices and (b) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or commodity prices or by reason of fees, indemnities and compensation payable thereunder; and (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of Stone or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition;

             (v)  Indebtedness of the Issuer, to the extent the net proceeds thereof are promptly (A) used to purchase Notes tendered in an Offer to Purchase made as a result of a Change in Control or (B) deposited to defease the Notes as described below under "Defeasance";

            (vi)  Guarantees by Stone or any Restricted Subsidiary of Indebtedness of Stone or a Restricted Subsidiary permitted to be incurred under the Indenture, provided the Guarantee of such Indebtedness is permitted by and made in accordance with the "Limitation on Issuance of Guarantees by Restricted Subsidiaries" covenant described below;

           (vii)  Indebtedness of Stone and its Foreign Subsidiaries (in addition to Indebtedness permitted under clauses (i) through (vi) above) in an aggregate principal amount outstanding at any time (together with refinancings thereof) not to exceed $175 million, increasing to $225 million following the consummation of the JSC Transaction, less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant described below;

          (viii)  Acquired Indebtedness; provided that at the time of Incurrence of such Indebtedness (1) Stone could Incur at least $1.00 of Indebtedness under the first paragraph of part (a) of the "Limitation on Indebtedness" covenant or (2) the Interest Coverage Ratio, after giving effect to the Incurrence of such Acquired Indebtedness, on a pro forma basis, is no less than such ratio prior to giving pro forma effect to such Incurrence;

            (ix)  Indebtedness outstanding at any time in an aggregate amount (together with refinancings thereof) equal to the sum of (i) the amount of Indebtedness of JSC and its Subsidiaries existing at the time of, or assumed in connection with, the JSC Transaction, including the amount of available but unused commitments under the JSC Credit Agreement existing at such time (provided, however, that such Indebtedness is not Incurred in contemplation of the JSC Transaction) plus (ii) $100 million;

             (x)  Indebtedness Incurred by any Foreign Subsidiary; provided, however, that, immediately after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (x) and then outstanding does not exceed the greater of (x) 60% of the book value of the inventory of such Foreign Subsidiary and its Restricted Subsidiaries and (y) 90% of the book value of the accounts receivable of such Foreign Subsidiary and its Restricted Subsidiaries;

            (xi)  Indebtedness under industrial revenue bonds and letters of credit in support thereof;

           (xii)  Indebtedness, including Capital Lease Obligations, which Stone or any of its Restricted Subsidiaries Incurs to finance the acquisition, construction or improvement of fixed or capital assets, in an aggregate principal amount not to exceed (x) $150 million (together with refinancings thereof) in any calendar year, commencing with 2002, prior to the JSC Transaction or (y) $250 million (together with refinancings thereof) in any calendar year following the consummation of the JSC Transaction (on a pro rata basis for the calendar year during which such transaction is consummated);

          (xiii)  the incurrence by a Receivables Subsidiary of Indebtedness in a Qualified Securitization Transaction that is without recourse (other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Securitization Transaction) to Stone or to any Restricted Subsidiary of Stone or any of their assets (other than such Receivables Subsidiary and its assets); and

          (xiv)  Guarantees with respect to bonds issued to support workers' compensation and other similar obligations incurred by Stone or any Restricted Subsidiary in the ordinary course of business.

          (b)   Notwithstanding any other provision of this "Limitation on Indebtedness" covenant, the maximum amount of Indebtedness that Stone, the Issuer or any other Restricted Subsidiary of Stone may Incur pursuant to this "Limitation on Indebtedness" covenant shall not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

          (c)   For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant, (1) Indebtedness Incurred under the Credit Agreement on or prior to the Closing Date shall be treated as Incurred pursuant to clause (i) of the second paragraph of part (a) of this "Limitation on Indebtedness" covenant, (2) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included and (3) any Liens granted pursuant to the equal and ratable provisions referred to in the "Limitation on Liens" covenant described below shall not be treated as Indebtedness. For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses (other than Indebtedness referred to in clause (1) of the preceding sentence), Stone, in its sole discretion, shall classify, and from time to time may reclassify, such item of Indebtedness and shall only be required to include the amount and type of such Indebtedness in one of such clauses.

Limitation on Restricted Payments

        Stone will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on or with respect to its Capital Stock (other than (x) dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock and (y) pro rata dividends or distributions on common stock or any other equity interests (other than preferred stock) of Restricted Subsidiaries held by minority stockholders) held by Persons other than Stone or any of its Restricted Subsidiaries, (ii) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of (A) Stone or an Unrestricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person or (B) a Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Affiliate of Stone (other than a Restricted Subsidiary) or any holder (or any Affiliate of such holder) of 5% or more of the Capital Stock of Stone, (iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of Stone that is subordinated in right of payment to the Parent Guarantee or of Indebtedness of the Issuer that is subordinated in right of payment to the Notes or (iv) make any Investment, other than a Permitted Investment, in any other Person (such payments or any other actions described in clauses (i) through (iv) above being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment:

        (A)  a Default or Event of Default shall have occurred and be continuing,

        (B)  Stone could not Incur at least $1.00 of Indebtedness under the first paragraph of part (a) of the "Limitation on Indebtedness" covenant, or

        (C)  the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) made after June 30, 2004 shall exceed the sum of

          (1)   50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of the amount of such loss) (determined by excluding income resulting from transfers of assets by Stone or a Restricted Subsidiary to an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter immediately following June 30, 2004 and ending on the last day of the last fiscal quarter preceding the Transaction Date plus

          (2)   the aggregate Net Cash Proceeds received by Stone (or to the extent contributed to Stone, by Stone's Parent) after June 30, 2004 from the issuance and sale permitted by the Indenture of its or its Parent's Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of Stone or its Parent, including an issuance or sale permitted by the Indenture of Indebtedness of Stone or its Parent for cash subsequent to the Closing Date upon the conversion of such Indebtedness into Capital Stock (other than Disqualified Stock) of Stone or its Parent, or from the issuance to a Person who is not a Subsidiary of Stone or its Parent of any options, warrants or other rights to acquire Capital Stock of Stone or its Parent (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Notes) and the aggregate fair market value (as determined in good faith by the Board of Directors) of non-cash capital contributions to Stone after June 30, 2004 plus

          (3)   an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person since June 30, 2004 resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to Stone or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed, in each case, the amount of Investments previously made by Stone or any Restricted Subsidiary in such Person or Unrestricted Subsidiary plus

          (4)   after the date of the consummation of the JSC Transaction, the amount of Restricted Payments that would have been available to JSC under the JSC Indentures on the JSC Transaction Date.

        The foregoing provision shall not be violated by reason of:

            (i)  the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph;

           (ii)  the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness of Stone or the Issuer that is subordinated in right of payment to the Parent Guarantee or the Notes (including premium, if any, and accrued and unpaid interest), as the case may be, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (iii) of the second paragraph of part (a) of the "Limitation on Indebtedness" covenant;

          (iii)  the repurchase, redemption or other acquisition of Capital Stock of Stone or an Unrestricted Subsidiary (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of, a substantially concurrent offering of, shares of Capital Stock (other than Disqualified Stock) of Stone or its Parent (or options, warrants or other rights to acquire such Capital Stock);

          (iv)  the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness of Stone or the Issuer which is subordinated in right of payment to the Parent Guarantee or the Notes, as the case may be, in exchange for, or out of the proceeds of, a substantially concurrent offering of, shares of the Capital Stock (other than Disqualified Stock) of Stone or its Parent (or options, warrants or other rights to acquire such Capital Stock);

           (v)  payments or distributions, to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of Stone;

          (vi)  Investments acquired as a capital contribution or in exchange for, or Restricted Payments made out of, or exchanged for, the proceeds of a substantially concurrent offering of, Capital Stock (other than Disqualified Stock) of Stone or its Parent;

         (vii)  dividends, distributions or advances to SSCC to allow SSCC to (x) declare and pay dividends on SSCC Preferred Stock, or the interest on the subordinated notes into which it is convertible, in an amount not to exceed $12 million in any calendar year less an amount equal to any dividend, distribution or advance by JSC to SSCC for such purpose pursuant to clause (vii) of the "Limitation on Restricted Payments" covenant of the JSC Indentures and (y) redeem SSCC Preferred Stock, or the subordinated notes into which it is convertible, on February 15, 2012;

        (viii)  other Restricted Payments in an aggregate amount not to exceed $75 million, increasing to $150 million following the consummation of the JSC Transaction;

          (ix)  the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness of Stone required pursuant to the "Repurchase of Notes Upon a Change of Control" and "Limitation on Asset Sales" covenants or any similar covenants contained in any instrument or agreement governing the Indebtedness of Stone, provided that Stone shall first have complied with its obligations, if any, under the "Change of Control" or "Limitation on Asset Sales" covenants in the Indenture;

           (x)  payment of dividends, other distributions or other amounts by Stone to its Parent in amounts required for its Parent to pay fees required to maintain its existence and provide for all other operating costs of its Parent, including, without limitation, in respect of director fees and expenses, administrative, legal and accounting services provided by third parties and other costs and expenses of being a public company, including all costs and expenses with respect to filings with the SEC, of up to $5 million per fiscal year;

          (xi)  the purchase or acquisition of any minority interests of any Subsidiary that is not Wholly Owned pursuant to stockholder or other agreements in existence on the Closing Date;

         (xii)  the making of Investments in Unrestricted Subsidiaries and joint ventures in an aggregate amount not to exceed in any fiscal year (i) $25 million or (ii) after the consummation of the JSC Transaction, $50 million;

        (xiii)  the repurchase of Capital Stock deemed to occur upon exercise of stock options and warrants if Capital Stock represents a portion of the exercise price of the options or warrants; and

        (xiv)  (a) any payments pursuant to any tax-sharing agreement between Stone and any other Person with which Stone files a consolidated tax return or with which Stone is part of a consolidated group for tax purposes or (b) in the event that, and for so long as, Stone is organized as a limited liability company or partnership, the payment of Permitted Tax Distributions, provided that, except in the case of clauses (i) and (iii), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

        Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clauses (i), (ii), (vii), (x), (xi) and (xii) thereof, an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (iii) or (iv) thereof and an Investment acquired as a capital contribution or in exchange for Capital Stock referred to in clause (vi) thereof), and the Net Cash Proceeds from any issuance of Capital Stock referred to in clauses (iii) and (iv), shall be included in calculating whether the conditions of clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments. In the event the proceeds of an issuance of Capital Stock of Stone are used for the redemption, repurchase or other acquisition of the Notes, or Indebtedness that is pari passu with the Notes, then the Net Cash Proceeds of such issuance shall be included in clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness.

        Any Restricted Payments made other than in cash shall be valued at fair market value. The amount of any Investment "outstanding" at any time shall be deemed to be equal to the amount of such Investment on the date made, less the return of capital to Stone and its Restricted Subsidiaries with respect to such Investment (up to the amount of such Investment on the date made).

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

        Stone will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by Stone or any other Restricted Subsidiary, (ii) pay any Indebtedness owed to Stone or any other Restricted Subsidiary, (iii) make loans or advances to Stone or any other Restricted Subsidiary or (iv) transfer any of its property or assets to Stone or any other Restricted Subsidiary.

        The foregoing provisions shall not restrict any encumbrances or restrictions:

            (i)  existing on the Closing Date in the Credit Agreement, the Indenture or any other agreements in effect on the Closing Date (and upon consummation of the JSC Transaction, existing on the JSC Transaction Date in the JSC Credit Agreement or any other agreements in effect on the JSC Transaction Date under which JSC or any of its Subsidiaries is a party or any of their assets are bound), and any extensions, refinancings, renewals or replacements of any of the foregoing; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are not materially less favorable taken as a whole to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

           (ii)  existing under or by reason of applicable law;

          (iii)  existing with respect to any Person or the property or assets of such Person acquired by Stone or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired;

          (iv)  in the case of clause (iv) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of Stone or any Restricted Subsidiary not otherwise prohibited by the Indenture or (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of Stone or any Restricted Subsidiary in any manner material to Stone and its Restricted Subsidiaries taken as a whole;

           (v)  with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary;

          (vi)  customary provisions with respect to the disposition or distribution of assets or property in joint venture agreements, assets sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

         (vii)  any agreement or instrument governing Indebtedness (whether or not outstanding) of any Foreign Subsidiary of Stone permitted to be incurred pursuant to clause (x) of the second paragraph of part (a) of the "—Limitations on Indebtedness" covenant so long as (1) such agreement or instrument is not applicable to any Person or the property or assets of any Person other than such Foreign Subsidiary or the property or assets of such Foreign Subsidiary and its Foreign Subsidiaries and (2) not more than 20% of such Foreign Subsidiary's assets are located in the United States; and

        (viii)  any restriction in any agreement or instrument of a Receivables Subsidiary governing a Qualified Securitization Transaction.

        Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent Stone or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens" covenant or (2) restricting the sale or other disposition of property or assets of Stone or any of its Restricted Subsidiaries that secure Indebtedness of Stone or any of its Restricted Subsidiaries.

Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries

        Stone will at all times own 100% of the Voting Stock of the Issuer. Stone will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except:

            (i)  to Stone or a Wholly Owned Restricted Subsidiary;

           (ii)  issuances of director's qualifying shares or sales to foreign nationals of shares of Capital Stock of Foreign Subsidiaries, to the extent required by applicable law;

          (iii)  if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the "Limitation on Restricted Payments" covenant if made on the date of such issuance or sale; or

          (iv)  the sale or issuance of common stock (other than Disqualified Stock) of Restricted Subsidiaries, if the proceeds from such issuance and sale are applied in accordance with the "Limitation on Asset Sales" covenant.

Limitation on Issuances of Guarantees by Restricted Subsidiaries

        Stone will not permit any Restricted Subsidiary (other than the Issuer), directly or indirectly, to Guarantee any Indebtedness of Stone or the Issuer which is pari passu with or subordinate in right of payment to the Parent Guarantee or the Notes, as the case may be ("Guaranteed Indebtedness"), unless (i) such Restricted Subsidiary promptly executes and delivers a supplemental indenture to the Indenture providing for a Guarantee (a "Subsidiary Guarantee") of payment of the Notes by such Restricted Subsidiary and (ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, for so long as any Notes remain outstanding under the Indenture, any rights of reimbursement, indemnity or subrogation or any other rights against Stone or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee; provided that this paragraph shall not be applicable to any Guarantee of any Restricted Subsidiary (1) in existence on the Closing Date and any Guarantee of or by JSC or any of its Subsidiaries in existence on the JSC Transaction Date, and any renewal, extension refinancing or replacement thereof, (2) that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary, (3) of the Indebtedness Incurred under the Credit Agreement or, from and after the JSC Transaction Date, under the JSC Credit Agreement; provided that such Restricted Subsidiary is an Existing Guarantor, a Foreign Subsidiary, a Guarantor or any other Restricted Subsidiary other than a Significant Subsidiary, (4) any Guarantee arising under or in connection with performance bonds, indemnity bonds, surety bonds or letters of credit or bankers' acceptances or (5) any Guarantee of any Interest Rate Agreements, Currency Agreement or Commodity Agreement. If the Guaranteed Indebtedness is (A) pari passu with the Parent Guarantee or the Notes, then the Guarantee of such Guaranteed Indebtedness shall be pari passu with, or subordinated to, the Subsidiary Guarantee or (B) subordinated to the Parent Guarantee or the Notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Parent Guarantee or the Notes.

        Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person that is not an Affiliate of Stone, of all of Stone's and each Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or (ii) the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

Limitation on Transactions with Shareholders and Affiliates

        Stone will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of Stone or with any Affiliate of Stone or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to Stone or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's length transaction with a Person that is not such a holder or an Affiliate.

        The foregoing limitation does not limit, and shall not apply to:

            (i)  transactions (A) approved by a majority of the Board of Directors (and, if there are disinterested directors, a majority thereof) or (B) for which Stone or a Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking firm or a nationally recognized accounting firm stating that the transaction is fair or, in the case of an opinion of a nationally recognized accounting firm, reasonable or fair to Stone or such Restricted Subsidiary from a financial point of view;

           (ii)  any transaction solely between Stone and any of its Restricted Subsidiaries or solely between Restricted Subsidiaries;

          (iii)  the payment of reasonable and customary regular fees to directors of Stone or any Restricted Subsidiary who are not employees of Stone or any Restricted Subsidiary;

          (iv)  any payments or other transactions pursuant to any tax-sharing agreement between Stone and any other Person with which Stone files a consolidated tax return or with which Stone is part of a consolidated group for tax purposes;

           (v)  any sale of shares of Capital Stock (other than Disqualified Stock) of Stone;

          (vi)  any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant;

         (vii)  any merger, consolidation or sale of assets permitted by the "Consolidation, Merger and Sale of Assets" covenant, including the JSC Transaction;

        (viii)  the existence of, or performance by Stone or any Restricted Subsidiary under, any agreement in existence on the Closing Date (and by JSC or any of its Subsidiaries under any agreement in existence on the JSC Transaction Date) approved by the Committee of the Board or any amendment thereto or replacement agreement therefor so long as such amendment or replacement is not materially less favorable taken as a whole to the Holders than the original agreement as in effect on the Closing Date or the JSC Transaction Date, as applicable; provided that Stone or any of its Restricted Subsidiaries receives reasonable compensation therefor;

          (ix)  any agreement or transaction relating to the creation of a captive insurance subsidiary of SSCC that provides insurance for self-insurance and any other future programs reasonably similar thereto or to the medical liability program in existence on the Closing Date, provided that the costs borne by Stone and its Restricted Subsidiaries are reasonable in relation to the services and benefits Stone and its Restricted Subsidiaries receive therefrom;

           (x)  the provision of management, financial and operational services by Stone and its Subsidiaries to Affiliates of Stone; provided that Stone or any of its Restricted Subsidiaries receives reasonable compensation therefor;

          (xi)  other transactions arising in the ordinary course of business in accordance with the past practices of Stone and its Restricted Subsidiaries prior to the Closing Date (including, without limitation, purchase or supply contracts relating to products or raw materials); provided that Stone or any of its Restricted Subsidiaries receives reasonable compensation therefor; and

         (xii)  transactions in connection with a Qualified Securitization Transaction.

        Notwithstanding the foregoing, any transaction or series of related transactions covered by the first paragraph of this "Limitation on Transactions with Shareholders and Affiliates" covenant and not covered by clauses (ii) through (xii) of this paragraph, (a) the aggregate amount of which exceeds $50 million in value, must be approved or determined to be fair in the manner provided for in clause (i)(A) or (B) above and (b) the aggregate amount of which exceeds $100 million in value, must be determined to be fair in the manner provided for in clause (i)(B) above.

Limitation on Liens

        Stone will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character, or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, without making effective provision for the Parent Guarantee and all of the Notes and all other amounts due under the Indenture to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the Parent Guarantee or the Notes, prior to) the obligation or liability secured by such Lien unless, after giving effect thereto, the aggregate amount of any Indebtedness so secured, plus the Attributable Indebtedness for all sale-leaseback transactions restricted as described in the "Limitation on Sale-Leaseback Transactions" covenant described below, does not exceed 10% of Adjusted Consolidated Net Tangible Assets.

        The foregoing limitation does not apply to:

            (i)  Liens securing Indebtedness permitted pursuant to clauses (i) and (ix) of the second paragraph of part (a) of the "Limitation on Indebtedness" covenant, and Liens on assets that secure the Box Plant Financing as of or immediately prior to the Closing Date or that secured the First Mortgage Notes as of January 25, 2001 (prior to giving effect to the repayment thereof);

           (ii)  Liens existing (x) on the Closing Date (including Liens securing obligations under the Box Plant Financing), and (y) on the JSC Transaction Date, with respect to the assets of JSC;

          (iii)  Liens granted after the Closing Date on any assets or Capital Stock of Stone or its Restricted Subsidiaries created in favor of the Holders;

          (iv)  Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to Stone or a Wholly Owned Restricted Subsidiary to secure Indebtedness owing to Stone or such other Restricted Subsidiary;

           (v)  Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under clause (iii) of part (a) of the second paragraph of the "Limitation on Indebtedness" covenant; provided that such Liens do not extend to or cover any property or assets of Stone or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced;

          (vi)  Liens on any property or assets or capital stock of a Restricted Subsidiary securing Indebtedness of such Restricted Subsidiary permitted under the "Limitation on Indebtedness" covenant;

         (vii)  Permitted Liens;

        (viii)  Liens securing Indebtedness that is permitted to be Incurred under clause (viii) of the second paragraph of part (a) of the "Limitation on Indebtedness" covenant; provided that the assets subject to such Liens are assets of the acquired entity and its subsidiaries; and

          (ix)  Liens securing Indebtedness and related obligations, in each case that is permitted to be Incurred under clauses (x) and (xi) of the second paragraph of part (a) of the "Limitation on Indebtedness" covenant.

Limitation on Sale-Leaseback Transactions

        Stone will not, and will not permit any Restricted Subsidiary to, enter into any sale-leaseback transaction involving any of its assets or properties whether now owned or hereafter acquired, whereby Stone or a Restricted Subsidiary sells or otherwise transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which Stone or such Restricted Subsidiary, as the case may be, intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred, unless the aggregate amount of all Attributable Indebtedness with respect to such transactions, plus all Indebtedness secured solely by Liens permitted by the first paragraph of the "Limitation on Liens" covenant, does not exceed 10% of Adjusted Consolidated Net Tangible Assets.

        The foregoing restriction does not apply to any sale-leaseback transaction if (i) the lease is for a period, including renewal rights, of not in excess of three years; (ii) the sale or transfer of property is entered into prior to, at the time of, or within 12 months after the later of the acquisition of the property or the completion of construction thereof; (iii) the lease secures or relates to industrial revenue or pollution control bonds; (iv) the transaction is solely between Stone and any Restricted Subsidiary or solely between Restricted Subsidiaries; or (v) Stone or such Restricted Subsidiary, within 12 months after the sale or transfer of any assets or properties is completed, applies an amount not less than the net proceeds received from such sale in accordance with clause (A) or (B) of the first paragraph of the "Limitation on Asset Sales" covenant described below.

Limitation on Asset Sales

        Stone will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (i) the consideration received by Stone or such Restricted Subsidiary is at the time of such Asset Sale, taken as a whole, at least equal to the fair market value of the assets or Capital Stock sold or disposed of and (ii) at least 75% of the consideration received consists of cash or Temporary Cash Investments or the assumption of Indebtedness of Stone or any Restricted Subsidiary (other than Indebtedness to Stone or any Restricted Subsidiary), provided that Stone or such Restricted Subsidiary is irrevocably and unconditionally released from all liability under such Indebtedness.

        For purposes of this provision, each of the following shall be deemed to be cash:

          (a)   any liabilities (as shown on Stone's or such Restricted Subsidiary's most recent balance sheet) of Stone or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Parent Guarantee, the Notes or any Subsidiary guarantee) that are assumed by the transferee of any such assets; and

          (b)   any securities, notes or other obligations received by Stone or any such Restricted Subsidiary from such transferee that are converted, sold or exchanged by Stone or such Restricted

  Subsidiary into cash within 90 days of the related Asset Sale (to the extent of the cash received in that conversion); and

          (c)   any Designated Noncash Consideration received by Stone or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received since the date of the Indenture pursuant to this clause (c) that is at that time outstanding, not to exceed 10% of Adjusted Consolidated Net Tangible Assets at the time of the receipt of such Designated Noncash Consideration (with the fair market value at each time of the receipt of such Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value).

        In the event and to the extent that the Net Cash Proceeds received by Stone or any of its Restricted Subsidiaries from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months exceed 10% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of Stone and its Subsidiaries has been prepared), then Stone shall or shall cause the relevant Restricted Subsidiary to:

            (i)  within 12 months after the date Net Cash Proceeds so received exceed 10% of Adjusted Consolidated Net Tangible Assets

            (A)  apply an amount equal to such excess Net Cash Proceeds to permanently repay unsubordinated Indebtedness of Stone or any Restricted Subsidiary owing to a Person other than Stone or any of its Restricted Subsidiaries, or

            (B)  invest an equal amount, or the amount not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in property or assets (other than current assets) of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, Stone and its Restricted Subsidiaries existing on the date of such investment, and

           (ii)  apply (no later than the end of the 12-month period referred to in clause (i)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (i)) as provided in the following paragraph of this "Limitation on Asset Sales" covenant.

The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in clause (i) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

        If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this "Limitation on Asset Sales" covenant totals at least $50 million for the calendar year in which such calendar month occurs, the Issuer must commence, not later than the fifteenth Business Day of such month, an Offer to Purchase from the Holders (and if required by the terms of any Indebtedness that is pari passu with the Parent Guarantee or the Notes ("Pari Passu Indebtedness"), from the holders of such Pari Passu Indebtedness) on a pro rata basis an aggregate principal amount of Notes (and Pari Passu Indebtedness) equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount thereof, plus, in each case, accrued interest (if any) to the Payment Date; provided, however, that, if the aggregate purchase price to be paid on or before the fifth anniversary of the Closing Date by the Issuer to Holders that shall have tendered Notes pursuant to an Offer to Purchase made as a result of an issuance of common stock of a Restricted Subsidiary shall exceed 25% of the original principal amount of the Notes (the "Notes Threshold Amount"), taking into account all other amounts paid as a result of any prior Offers to Purchase made as a result of issuances of common stock of Restricted

Subsidiaries, then, notwithstanding anything to the contrary in this Description of the Notes, such Offer to Purchase shall be limited to the Notes Threshold Amount. If any Excess Proceeds remain after consummation of an Offer to Purchase, Stone or any Restricted Subsidiary may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture.

Limitation on Activities of Issuer

        Notwithstanding anything in the Indenture to the contrary, Stone will not permit the Issuer to, and the Issuer will not (i) engage in any business other than the issuance, sale and administration of the Notes and activities incidental thereto, (ii) make any investment (whether in the form of a loan, advance, guaranty, extension of credit, capital contribution, acquisition of Capital Stock, bonds or other securities or other items that would be classified as Investments in accordance with GAAP) in or with respect to any Person other than Stone or a Wholly Owned Subsidiary of Stone or (iii) dissolve or terminate, or permit the dissolution or termination of, its existence or liquidate or wind up, or permit the liquidation or winding up of, its affairs (in each case whether voluntarily or by operation of law); provided, however, that the Issuer may (A) Guarantee the obligations under the Credit Agreement and related loan documents and grant a security interest in its assets and properties to secure such Guarantee, (B) engage in activities incidental to the maintenance of its existence and (C) engage in legal, tax and accounting matters incidental to any of the foregoing activities.

Repurchase of Notes upon a Change of Control

        The Issuer must commence, within 30 days of the occurrence of a Change of Control, an Offer to Purchase for all Notes then outstanding, at a purchase price equal to 101% of the principal amount thereof, plus accrued interest (if any) to the Payment Date.

        There can be no assurance that the Issuer will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of Notes) required by the foregoing covenant (as well as may be contained in other securities of the Issuer which might be outstanding at the time). The above covenant requiring the Issuer to repurchase the Notes will, unless consents are obtained, require Stone and the Issuer to repay all indebtedness then outstanding which by its terms would prohibit such Note repurchase, either prior to or concurrently with such Note repurchase.

Commission Reports and Reports to Holders

        Whether or not Stone or the Issuer is then required to file reports with the Commission, Stone and the Issuer shall file with the Commission all such reports and other information as they would be required to file with the Commission by Section 13(a) or 15(d) under the Securities Exchange Act of 1934 if each of them were subject thereto (provided that the Issuer need not file such reports or other information if, and so long as, it would not be required to do so pursuant to Rule 12h-5 under the Securities Exchange Act of 1934). Stone and the Issuer shall supply the Trustee with copies of such reports and other information.

Events of Default

        The following events will be defined as "Events of Default" in the Indenture:

          (a)   default in the payment of principal of (or premium, if any, on) any Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

          (b)   default in the payment of interest or Additional Interest, if any, on any Note when the same becomes due and payable, and such default continues for a period of 30 days;

          (c)   default in the performance or breach of the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of either Obligor or the failure to make or consummate an Offer to Purchase in accordance with the "Limitation on Asset Sales" or "Repurchase of Notes upon a Change of Control" covenant;

          (d)   either Obligor shall default in the performance of or breach any other covenant or agreement of such Obligor in the Indenture or under the Notes (other than a default specified in clause (a), (b) or (c) above) and such default or breach continues for a period of 45 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the Notes;

          (e)   there occurs with respect to any issue or issues of Indebtedness of Stone, the Issuer or any Significant Subsidiary having an outstanding principal amount of $25 million, and following the consummation of the JSC Transaction, $40 million, or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (I) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (II) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

          (f)    any final judgment or order (not covered by insurance) for the payment of money in excess of $25 million, and following the consummation of the JSC Transaction, $40 million, in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against Stone, the Issuer or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $25 million, and following the consummation of the JSC Transaction, $40 million, during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

          (g)   a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of Stone, the Issuer or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of Stone, the Issuer or any Significant Subsidiary or for all or substantially all of the property and assets of Stone, the Issuer or any Significant Subsidiary or (C) the winding up or liquidation of the affairs of Stone, the Issuer or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

          (h)   Stone, the Issuer or any Significant Subsidiary (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of Stone, the Issuer or any Significant Subsidiary or for all or substantially all of the property and assets of Stone, the Issuer or any Significant Subsidiary or (C) effects any general assignment for the benefit of creditors.

        If an Event of Default (other than an Event of Default specified in clause (g) or (h) above that occurs with respect to Stone or the Issuer) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by written notice to Stone (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (e) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (e) shall be remedied or cured by Stone, the Issuer or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (g) or (h) above occurs with respect to Stone or the Issuer, the principal of, premium, if any, and accrued interest on the Notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Holders of at least a majority in principal amount of the outstanding Notes, by written notice to Stone and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (i) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by reason of such declaration of acceleration, have been cured or waived and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see "—Modification and Waiver."

        The Holders of at least a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes. A Holder may not pursue any remedy with respect to the Indenture or the Notes unless: (i) the Holder gives the Trustee written notice of a continuing Event of Default; (ii) the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy; (iii) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense; (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and (v) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request. However, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of, premium, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder.

        The Indenture will require certain officers of the Obligors to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of the Obligors and their Restricted Subsidiaries and the Obligors' and their Restricted Subsidiaries' performance under the Indenture and that the Obligors have fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Obligors will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

Consolidation, Merger and Sale of Assets

        Subject to the provisions of the next succeeding paragraph, neither of the Obligors will consolidate with, or merge with or into any other Person (whether or not such Obligor shall be the surviving Person), or sell, assign, transfer or lease all or substantially all of its properties and assets as an entirety or substantially as an entirety to any Person or group of affiliated Persons, in one transaction or a series of related transactions, unless:

          (1)   either such Obligor shall be the continuing Person or the Person (if other than such Obligor) formed by such consolidation or with which or into which such Obligor is merged or the Person (or group of affiliated Persons) to which all or substantially all the properties and assets of such Obligor are sold, assigned, transferred or leased is a corporation (or constitutes a corporation) organized under the laws of the United States of America or any State thereof or the District of Columbia and expressly assumes, by an indenture supplemental to the Indenture, all the obligations of such Obligor under the Notes and the Indenture;

          (2)   immediately before and after giving effect to such transaction or series of related transactions, no Event of Default, and no Default, shall have occurred and be continuing;

          (3)   immediately after giving effect to such transaction or series of related transactions on a pro forma basis, the Consolidated Net Worth of such Obligor (or of the surviving, consolidated or transferee entity if such Obligor is not continuing, treating such entity as such Obligor for purposes of determining Consolidated Net Worth) shall be at least equal to the Consolidated Net Worth of such Obligor immediately before such transaction or series of related transactions; and

          (4)   immediately after giving effect to such transaction or series of related transactions on a pro forma basis, either (A) Stone (or the surviving, consolidated or transferee entity if, in the case of such consolidation, merger, sale, assignment, transfer or lease with respect to Stone, Stone is not continuing, but treating such entity as Stone for purposes of making such determination) would be permitted to incur an additional $1.00 of Indebtedness under the first paragraph of part (a) of the "Limitation on Indebtedness" covenant or (B) the Interest Coverage Ratio of Stone (or the surviving, consolidated or transferee entity if, in the case of such consolidation, merger, sale, assignment, transfer or lease with respect to Stone, Stone is not continuing, treating such entity as Stone for purposes of determining the Interest Coverage Ratio) shall be at least equal to the Interest Coverage Ratio of Stone immediately before such transaction or series of related transactions; provided, however, that the foregoing provisions of this clause (4) shall be inapplicable to such transaction or series of related transactions if such transaction or series of related transactions would result in the occurrence of a Change of Control.

        Stone will not consummate the JSC Transaction, unless:

          (1)   clauses (1) and (2) of the first paragraph of this covenant are satisfied (it being understood that clauses (3) and (4) of the first paragraph of this covenant shall not apply to the JSC Transaction); and

          (2)   solely in connection with the transaction described in clause (iii) of the definition of "JSC Transaction", JSCE shall expressly assume, by an indenture supplemental to the Indenture, all obligations of Stone under the Parent Guarantee and the Indenture such that JSCE shall be the sole direct obligor under the Parent Guarantee from and after the JSC Transaction Date.

        If Stone is merged with or consolidated into the Issuer or SSCC, the Parent Guarantee shall be extinguished.

Defeasance

        Defeasance and Discharge.    The Indenture will provide that the Issuer will be deemed to have paid and will be discharged from any and all obligations in respect of the Notes after the deposit referred to below, and the provisions of the Indenture will no longer be in effect with respect to the Notes (except for, among other matters, certain obligations to register the transfer or exchange of the Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things:

          (1)   either:

              (i)  (A) the Notes mature within one year or all of them are to be called for redemption within one year under arrangements satisfactory to the Trustee for giving the notice of redemption, (B) the Issuer irrevocably deposits in trust with the Trustee during such one-year period, under the terms of an irrevocable trust agreement in form and substance satisfactory to the Trustee, as trust funds solely for the benefit of the Holders for that purpose, money or U.S. Government Obligations sufficient, without consideration of any reinvestment of any interest thereon, to pay principal, premium, if any, and interest on the Notes to maturity or redemption, as the case may be, and to pay all other sums payable by it hereunder, (C) no Default or Event of Default with respect to the Notes shall have occurred and be continuing on the date of such deposit, (D) such deposit will not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Issuer or Stone is a party or by which it is bound and (E) the Issuer has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, in each case stating that all conditions precedent provided for herein relating to the satisfaction and discharge of the Indenture have been complied with; or

             (ii)  the Issuer has deposited with the Trustee, in trust, money and /or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes,

          (2)   the Issuer has delivered to the Trustee (i) either (x) an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Issuer's exercise of its option under this "Defeasance" provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and (ii) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law, and

          (3)   immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which Stone or any of its Subsidiaries is a party or by which Stone or any of its Subsidiaries is bound.

        Defeasance of Certain Covenants and Certain Events of Default.    The Indenture further will provide that the provisions of the Indenture will no longer be in effect with respect to clauses (3) and (4) under "Consolidation, Merger and Sale of Assets" and all the covenants described herein under "Covenants," clause (c) under "Events of Default" with respect to such clauses (3) and (4) under "Consolidation, Merger and Sale of Assets," clause (d) under "Events of Default" with respect to such other covenants and clauses (e) and (f) under "Events of Default" shall be deemed not to be Events of Default upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes, the satisfaction of the provisions described in clauses (2)(ii) and (3) of the preceding paragraph and the delivery by the Issuer to the Trustee of an Opinion of Counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

        Defeasance and Certain Other Events of Default.    In the event the Issuer exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the Notes as described in the immediately preceding paragraph and the Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default. However, the Issuer and Stone will remain liable for such payments.

Modification and Waiver

        The Indenture may be amended, without the consent of any Holder, to: (i) cure any ambiguity, defect or inconsistency in the Indenture; provided that such amendments do not adversely affect the interests of the Holders of Notes issued under the Indenture in any material respect; (ii) comply with the provisions described under "Consolidation, Merger and Sale of Assets"; (iii) comply with any requirements of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act; (iv) evidence and provide for the acceptance of appointment by a successor Trustee; or (v) make any change that, in the good faith opinion of the Board of Directors, does not materially and adversely affect the rights of any Holder. Modifications and amendments of the Indenture may be made by Stone, the Issuer and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes issued under the Indenture; provided, however, that no such modification or amendment may, without the consent of each Holder affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any Note, (ii) reduce the principal amount of, or premium, if any, or interest on, any Note, (iii) change the place or currency of payment of principal of, or premium, if any, or interest on, any Note, (iv) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any Note, (v) waive a default in the payment of principal of, premium, if any, or interest on the Notes or (vi) reduce the percentage in aggregate principal amount of outstanding Notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

No Personal Liability of Incorporators, Stockholders, Officers, Directors, or Employees

        The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of Stone or the Issuer in the Indenture, or in the Parent Guarantee or any of the Notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of Stone or the Issuer or of any successor Person of either thereof. Each Holder, by accepting the Notes, waives and releases all such liability.

Concerning the Trustee

        The Indenture provides that, except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in such Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the Indenture as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

        The Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of an Obligor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

Book-Entry; Delivery and Form

        The certificates representing the Notes will be issued in fully registered form without interest coupons. Notes sold in offshore transactions in reliance on Regulation S under the Securities Act will initially be represented by one or more temporary global Notes in definitive, fully registered form without interest coupons (each a "Temporary Regulation S Global Note") and will be deposited with the Trustee as custodian for, and registered in the name of a nominee of, DTC for the accounts of Euroclear and Clearstream. The Temporary Regulation S Global Note will be exchangeable for one or more permanent global Notes (each a "Permanent Regulation S Global Note"; and together with the Temporary Regulation S Global Notes, the "Regulation S Global Note") on or after the 40th day following the Closing Date upon certification that the beneficial interests in such global Note are owned by non-U.S. persons. Prior to the 40th day after the Closing Date, beneficial interests in the Temporary Regulation S Global Notes may only be held through Euroclear or Clearstream, and any resale or transfer of such interests to U.S. persons shall not be permitted during such period unless such resale or transfer is made pursuant to Rule 144A or Regulation S.

        Notes sold in reliance on Rule 144A will be represented by one or more permanent global Notes in definitive, fully registered form without interest coupons (each a "Restricted Global Note"; and together with the Regulation S Global Notes, the "Global Notes") and will be deposited with the Trustee as custodian for, and registered in the name of a nominee of, DTC.

        Each Global Note (and any Notes issued in exchange therefor) will be subject to certain restrictions on transfer set forth therein as described under "Transfer Restrictions."

        Notes transferred to Institutional Accredited Investors who are not qualified institutional buyers ("Non-Global Purchasers") will be in registered form without interest coupons ("Certificated Notes"). Upon the transfer of Certificated Notes initially issued to a Non-Global Purchaser, to a qualified institutional buyer or in accordance with Regulation S, such Certificated Notes will, unless the relevant Global Note has previously been exchanged in whole for Certificated Notes, be exchanged for an interest in a Global Note. For a description of the restrictions on the transfer of Certificated Notes, see "Transfer Restrictions."

        Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Qualified institutional buyers may hold their interests in a Restricted Global Note directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

        Investors may hold their interests in a Regulation S Global Note directly through Clearstream or Euroclear, if they are participants in such systems, or indirectly through organizations that are participants in such system. On or after the 40th day following the Closing Date, investors may also hold such interests through organizations other than Clearstream or Euroclear that are participants in the DTC system. Clearstream and Euroclear will hold interests in the Regulation S Global Notes on behalf of their participants through DTC.

        So long as DTC, or its nominee, is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes. No beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture and, if applicable, those of Euroclear and Clearstream.

        Payments of the principal of, and interest on, a Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither Stone, the Issuer, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

        Stone and the Issuer expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. Stone and the Issuer also expect that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

        Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

        Stone and the Issuer expect that DTC will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a Global Note are credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC will exchange the applicable Global Note for Certificated Notes, which it will distribute to its participants and which may be legended as set forth under the heading "Transfer Restrictions."

        Stone and the Issuer understand that: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies and certain other organizations that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

        Although DTC, Euroclear and Clearstream are expected to follow the foregoing procedures in order to facilitate transfers of interests in a Global Note among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither Stone, the Issuer nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

        If DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by the Issuer within 90 days, the Issuer will issue Certificated Notes, which may bear the legend referred to under "Transfer Restrictions," in exchange for the Global Notes. Holders of an interest in a Global Note may receive Certificated Notes, which may bear the legend referred to under "Transfer Restrictions," in accordance with the DTC's rules and procedures in addition to those provided for under the Indenture.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Note Offering

        In July 2004, we completed the offering of the outstanding notes. We used the proceeds of this issuance to redeem at par the $185 million outstanding aggregate principal amount of 11.5% senior notes due August 15, 2006 that were issued by our wholly-owned subsidiary, Stone Container Finance Company of Canada, prepay $13 million of outstanding term loans under our credit facility and pay approximately $2 million of fees and expenses related to the transaction.

Bank Credit Facilities

        We and our subsidiary, Smurfit-Stone Container Canada Inc., established a bank credit agreement in July 2002, consisting of (1) $1,044 million in term loans in the form of a $924 million Tranche B term loan to Stone Container and a $120 million Tranche C term loan to Smurfit-Stone Container Canada Inc., each maturing on June 30, 2009 and (2) a $560 million senior secured revolving credit facility for Stone Container and a $100 million senior secured revolving credit facility for Smurfit-Stone Container Canada Inc., each maturing on December 31, 2005 (collectively, the "Credit Agreement"). Up to $200 million of the revolving credit facilities may consist of letters of credit. Loans under the Tranche B and Tranche C term loans bear interest at rates selected at the option of Stone Container equal to adjusted LIBOR plus a margin ranging from 2.25% to 2.5% or alternate base rate ("ABR") plus a margin ranging from 1.25% to 1.5%. Outstanding loans under our and Smurfit-Stone Container Canada Inc.'s revolving credit facilities bear interest at variable rates equal to adjusted LIBOR plus a margin ranging from 2.0% to 3.0% or ABR plus a margin ranging from 1.0% to 2.0%. A commitment fee of 0.5% per annum is assessed on the unused portion of the revolving credit facilities. The margins and fees are determined by the ratio of total indebtedness to EBITDA, as defined in the Credit Agreement. At June 30, 2004, the unused portion was $261 million.

        On April 21, 2004, we obtained an amendment from our lender group easing certain financial covenant requirements under the Credit Agreement as of March 31, 2004, and for future periods through December 31, 2004. We expect to remain in compliance with all of the covenants contained in our credit agreements.

        On March 30, 2004, we used $38 million of proceeds received from the Smurfit-MBI securitization program primarily to prepay a portion of our outstanding Tranche C term loan due June 30, 2009. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Off-Balance Sheet Arrangement."

        On November 11, 2003, we obtained an amendment from our lender group easing certain financial covenant requirements under the Credit Agreement as of September 30, 2003, and for future periods through December 31, 2004.

        In March 2003, we repaid $190 million of the Tranche C term loan due June 30, 2009 and $7 million of the Tranche B term loan due June 30, 2009 from proceeds received from the sale of the European operations and other asset sales. A loss of $1 million was recorded due to the early extinguishment of debt.

        The Credit Agreement contains various covenants and restrictions including, among other things, (i) limitations on dividends, redemptions and repurchases of capital stock, (ii) limitations on the incurrence of indebtedness, liens, leases and sale-leaseback transactions, (iii) limitations on capital expenditures and (iv) maintenance of certain financial covenants. The Credit Agreement requires prepayments of the term loans if we have excess cash flows, as defined, or receive proceeds from certain asset sales, insurance or incurrence of certain indebtedness. The Credit Agreement also permits our proposed merger with JSC(U.S.) under certain circumstances.

        The obligations of Smurfit-Stone Container Canada Inc. under the Credit Agreement are unconditionally guaranteed by us, our material U.S. subsidiaries and the material Canadian subsidiaries of Smurfit-Stone Container Canada Inc. Our obligations under the Credit Agreement are secured by a security interest in substantially all of our assets and the assets of our material U.S. subsidiaries, 100% of the capital stock of our material U.S. subsidiaries and 65% of the capital stock of Smurfit-Stone Container Canada Inc. The security interests securing our obligations under the Credit Agreement exclude cash, cash equivalents, certain trade receivables, three paper mills and the land and buildings of certain corrugated container facilities. The obligations of Smurfit-Stone Container Canada Inc. under the Credit Agreement are secured by a security interest in substantially all of the assets of Smurfit-Stone Container Canada Inc. and its material Canadian subsidiaries, by the same U.S. assets and capital stock that secure our obligations under the Credit Agreement and by all of the capital stock of the material Canadian subsidiaries of Smurfit-Stone Container Canada Inc. The security interest securing Smurfit-Stone Container Canada Inc.'s obligations under the Credit Agreement excludes three paper mills and property related thereto and certain other real property located in New Brunswick and Quebec, Canada.

Senior Notes

        Our senior notes, aggregating $1,337 million at June 30, 2004, are redeemable in whole or in part at our option at various dates, at par plus a weighted average premium of 3.99%. The 9.25% unsecured senior notes aggregating $300 million are redeemable prior to maturity at a redemption price of 100% of their principal amount, plus accrued interest and a "make-whole" premium.

        In December 2002, Stone Finance I commenced a change of control offer relating to its then outstanding $200 million aggregate principal amount of Stone Finance I notes. The sole purpose of this offer was to fulfill Stone Finance I's obligation under the indenture governing the Stone Finance I notes, which required Stone Finance I to make an offer to repurchase the notes due to the merger with a subsidiary of Smurfit-Stone in 1998, which constituted a change in control under the indenture. As a result, Stone Finance I was required to make an offer to repurchase the Stone Finance I notes at a price equal to 101% of the principal amount thereof (together with accrued but unpaid interest thereon). As of the expiration date on January 3, 2003, approximately $15 million in principal outstanding had been validly tendered and payment funded with borrowings under our revolving credit facility.

        In April 2002, we redeemed $125 million in aggregate principal amount of the 12.58% rating adjustable unsecured senior notes due 2016 and paid $7 million in call premiums and other expenses from borrowings under the revolving credit facility. A loss of $5 million was recorded due to the early extinguishment of debt.

        In June 2002, we completed an offering of $400 million of 8.375% unsecured senior notes due 2012. We used the proceeds of this issuance along with additional borrowings of approximately $52 million under our revolving credit facility to redeem $443 million of secured term loans (Tranche C, D, and E) due October 1, 2003 outstanding under our credit agreement. In addition, we used the proceeds to pay fees and other expenses of $9 million related to this transaction. A loss of $1 million was recorded in the second quarter of 2002 due to the early extinguishment of debt.

        The 8.45% mortgage notes are secured by the assets of 37 of our corrugated container plants.

CERTAIN TAX CONSIDERATIONS

Canadian Income Tax Considerations for Nonresidents of Canada

        The following is a summary of the principal Canadian federal income tax consequences generally applicable to the exchange of outstanding notes pursuant to the exchange offer by a holder who at all relevant times, for the purposes of the Income Tax Act (Canada) (the "Act"), is not and is not deemed to be resident of Canada, deals with us at arm's length, holds the outstanding notes and registered notes as capital property and does not use or hold and is not deemed to use or hold the outstanding notes or registered notes in carrying on a business in Canada (a "Holder"). For the purposes of the Act, related persons (as therein defined) are deemed not to deal at arm's length. It is a question of fact whether persons not related to each other deal at arm's length.

        This summary does not address the special tax consequences which may apply to a Holder who is an insurer carrying out business in Canada and elsewhere for the purposes of the Act. This summary is based on the current provisions of the Act and the regulations thereunder, our understanding of the current published administrative and assessing practices of the Canada Revenue Agency, and all specific proposals to amend the act and the regulations publicly announced by the Minister of Finance (Canada) prior to the date hereof. This summary is not exhaustive of all possible Canadian federal income tax considerations and does not otherwise take into account or anticipate changes in the law, whether by judicial, governmental or legislative decisions or action, nor does it take into account tax legislation or considerations of any province or territory of Canada or any jurisdiction other than Canada.

        A Holder who exchanges outstanding notes for registered notes in the exchange offer will not be subject to tax under the Act in respect of such exchange. The payment by Stone Finance II or the guarantor of interest, principal or premium, if any, to a Holder of registered notes will be exempt from Canadian withholding tax. No other tax on income or capital gains will be payable under the Act in respect of the holding, redemption or disposition of registered notes by a Holder.

        This summary is of a general nature only and does not constitute legal or tax advice to any particular Holder. No representation is made with respect to the tax consequences to any particular Holder. Consequently, Holders should consult their own tax advisors with respect to their particular circumstances.

United States Federal Income Tax Considerations

        The following general discussion summarizes certain U.S. federal income tax aspects of the exchange offer to holders of the outstanding notes. This discussion is a summary for general information purposes only, is limited to the federal income tax consequences of the exchange offer, and does not consider all aspects of the outstanding notes and registered notes. This discussion does not consider the impact, if any, of a holder's personal circumstances on the tax consequences of the exchange offer to such holder. This discussion also does not address the U.S. federal income tax consequences to holders subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, tax-exempt entities, banks, thrifts, insurance companies, persons that hold the outstanding notes as part of a "straddle," a "hedge" against currency risk, a "conversion transaction," or other risk reduction transaction, or persons that have a "functional currency" other than the U.S. dollar, and investors in pass-through entities. In addition, this discussion does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction or any federal estate taxes. The discussion below assumes the notes are held as capital assets within the meaning of Internal Revenue Code section 1221.

        This discussion is based upon the Internal Revenue Code, existing and presupposed regulations thereunder, Internal Revenue Service ("IRS") rulings and pronouncements and judicial decisions now in effect, all of which are subject to change, possibly on a retroactive basis. We have not and will not seek any rulings or opinions from the IRS or counsel with respect to the matters discussed below. We can give no assurance that the IRS will not take positions concerning the tax consequences of the exchange offer which are different from those discussed herein.

        This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances of holders. Holders of the outstanding notes are strongly urged to consult their own tax advisors as to the specific tax consequences to them of the exchange offer, including the application of U.S. federal income tax laws, as well as the laws of any state, local or foreign jurisdiction.

        The exchange of outstanding notes for registered notes under the terms of the exchange offer will not constitute a taxable exchange. As a result, (1) a holder will not recognize taxable gain or loss as a result of exchanging outstanding notes for registered notes under the terms of the exchange offer, (2) the holding period of the registered notes will include the holding period of the outstanding notes exchanged for the registered notes and (3) the adjusted tax basis for the registered notes will be the same as the adjusted tax basis, immediately before the exchange, of the outstanding notes exchanged for the registered notes.

PLAN OF DISTRIBUTION

        Based on interpretations by the staff set forth in no-action letters issued to third parties, we believe that a holder, other than a person that is an affiliate of ours within the meaning of Rule 405 under the Securities Act or a broker dealer registered under the Exchange Act that purchases notes from us to resell in compliance with Rule 144A under the Securities Act or any other exemption, that exchanges outstanding notes for registered notes in the ordinary course of business and that is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the registered notes will be allowed to resell the registered notes to the public without further registration under the Securities Act and without delivering to the purchasers of the registered notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires registered notes in the exchange offer for the purpose of distributing or participating in a distribution of the registered notes, such holder cannot rely on the position of the staff enunciated in Exxon Capital Holdings Corporation or similar no-action or interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, and such secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K if the resales are of registered notes obtained by such holder in exchange for outstanding notes acquired by such holder directly from us or an affiliate of ours, unless an exemption from registration is otherwise available.

        As contemplated by the above no-action letters and the registration rights agreement, each holder accepting the exchange offer is required to represent to us in the letter of transmittal that they:

  •
  are not an affiliate of ours;

  •
  are not participating in, and do not intend to participate in, and have no arrangement or understanding with any person to participate in, a distribution of the outstanding notes or the registered notes;

  •
  are acquiring the registered notes in the ordinary course of business; and

  •
  if they are a broker dealer, they will receive the registered notes for their own account in exchange for the outstanding notes that were acquired as a result of market- making activities or other trading activities. Each broker dealer must acknowledge that it will deliver a prospectus in connection with any resale of such registered notes.

        Any broker dealer registered under the Exchange Act who holds outstanding notes that were acquired for its own account as a result of market-making activities or other trading activities, other than outstanding notes acquired directly from us or any affiliate of ours, may exchange such outstanding notes for registered notes pursuant to the exchange offer; however, such broker dealer may be deemed an underwriter within the meaning of the Securities Act and, therefore, must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the registered notes received by it in the exchange offer, which prospectus delivery requirement may be satisfied by the delivery by such broker dealer of this prospectus, as it may be amended or supplemented from time to time. We have agreed to use our reasonable best efforts to cause the registration statement, of which this prospectus is a part, to remain continuously effective for a period of 180 days from the exchange date, and to make this prospectus, as amended or supplemented, available to any such broker dealer for use in connection with resales. Any broker dealer participating in the exchange offer will be required to acknowledge that it will deliver a prospectus in connection with any resales of registered notes received by it in the exchange offer. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act, a broker dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

        We will not receive any proceeds from any sale of registered notes by a broker dealer. Registered notes received by broker dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the registered notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker dealers and/or the purchasers of any such registered notes. Any broker dealer that resells registered notes that were received by it for its own account in the exchange offer and any broker dealer that participates in a distribution of such registered notes may be deemed to be an underwriter within the meaning of the Securities Act and any profit on any such resale of registered notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act.

        We have agreed to pay all expenses incident to the exchange offer, other than commissions and concessions of broker dealers, and will indemnify the holders of the outstanding notes, including any broker dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        The validity of the registered notes offered hereby will be passed upon for us by Winston & Strawn LLP. Certain Canadian law matters will be passed upon for us by Stewart McKelvey Stirling Scales.

EXPERTS

        Our and JSCE's consolidated balance sheets as of December 31, 2003 and 2002 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2003 included in this prospectus have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports appearing herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Exchange Act, and in accordance therewith file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other documents and information may be inspected and copied at the public reference room maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates and from the SEC's Web Site located at http://www.sec.gov. Such reports, proxy statements and other documents and information concerning us are also available for inspection at the office of The Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.

        We will have filed with the SEC in Washington, D.C., a registration statement on Form S-4 under the Securities Act with respect to the registered notes offered by this prospectus. This prospectus does not contain all of the information contained in the registration statement, as permitted by the rules and regulations of the SEC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Stone Container Corporation

        We have audited the accompanying consolidated balance sheets of Stone Container Corporation as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholder's equity and cash flows for each of the three years in the period ended December 31, 2003. Our audits also included the financial statement schedule listed in the Index at page F-38. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Stone Container Corporation at December 31, 2003 and 2002 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2003 in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

        As discussed in Note 1 to the financial statements, in 2003 the Company changed its method of accounting for asset retirement obligations and for stock-based compensation, and in 2002 the Company changed its method of accounting for goodwill and other intangible assets.

/s/ ERNST & YOUNG LLP

St. Louis, Missouri
January 27, 2004

STONE CONTAINER CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31,
	2003	2002
	(In millions, except share data)
Assets
Current assets
Cash and cash equivalents	$4	$3
Receivables, less allowances of $25 in 2003 and $27 in 2002	233	231
Inventories
Work-in-process and finished goods	163	144
Materials and supplies	334	313

	497	457
Deferred income taxes	136	129
Assets held for sale		552
Prepaid expenses and other current assets	41	46

Total current assets	911	1,418
Net property, plant and equipment	3,561	3,666
Timberland, less timber depletion	42	40
Goodwill	3,117	3,023
Investment in equity of non-consolidated affiliates	17	133
Other assets	208	187

	$7,856	$8,467

Liabilities and Stockholder's Equity
Current liabilities
Current maturities of long-term debt	$17	$35
Accounts payable	306	308
Accrued compensation and payroll taxes	113	113
Interest payable	78	80
Liabilities held for sale		275
Other current liabilities	106	82

Total current liabilities	620	893
Long-term debt, less current maturities	3,211	3,354
Other long-term liabilities	696	690
Deferred income taxes	581	649
Stockholder's equity
Common stock, par value $.01 per share; 1,000 shares authorized, issued and outstanding
Additional paid-in capital.	3,016	3,016
Retained earnings (deficit).	(149)	14
Accumulated other comprehensive income (loss)	(119)	(149)

Total stockholder's equity.	2,748	2,881

	$7,856	$8,467

See notes to consolidated financial statements.

STONE CONTAINER CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2003	2002	2001
	(In millions)
Net sales	$5,051	$4,970	$5,189
Costs and expenses
Cost of goods sold	4,430	4,203	4,374
Selling and administrative expenses	528	452	471
Restructuring charges	94	20	6
Loss (gain) on sale of assets		11	(9)

Income (loss) from operations	(1)	284	347
Other income (expense)
Interest expense, net	(237)	(261)	(330)
Loss from early extinguishment of debt	(1)	(13)	(6)
Equity income of affiliates	5	18	14
Other, net	(49)	(1)	5

Income (loss) from continuing operations before income taxes and cumulative effect of accounting change	(283)	27	30
(Provision for) benefit from income taxes	116	(4)	(40)

Income (loss) from continuing operations before cumulative effect of accounting change	(167)	23	(10)
Discontinued operations
Income from discontinued operations, net of income tax provisions of $4 in 2003, $12 in 2002 and $13 in 2001	6	19	20
Loss on disposition on discontinued operations, net of income tax provision of $40		(40)

Income (loss) before cumlative effect of accounting change	(161)	2	10
Cumulative effect of accounting change
Asset retirement obligations, net of income tax benefit of $1	(2)

Net income (loss)	$(163)	$2	$10

See notes to consolidated financial statements.

STONE CONTAINER CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

	Common Stock
					Accumulated Other Comprehensive Income (Loss)
	Number of Shares	Par Value, $.01	Additional Paid-In Capital	Retained Earnings (Deficit)		Total
	(In millions, except share data)
Balance at January 1, 2001	1,000	$	$3,016	$2	$(15)	$3,003
Comprehensive income (loss)
Net income				10		10
Other comprehensive income (loss)
Cumulative effect of accounting change net of tax expense of $2					3	3
Deferred hedge loss, net of tax benefit of $7					(10)	(10)
Minimum pension liability, net of tax benefit of $26					(44)	(44)
Unrealized holding loss on marketable securities, net of tax benefit of $1.					(2)	(2)
Foreign currency translation adjustment, net of tax benefit of $2					(3)	(3)

Comprehensive income (loss)						(46)

Balance at December 31, 2001	1,000		3,016	12	(71)	2,957
Comprehensive income (loss)
Net income				2		2
Other comprehensive income (loss)
Deferred hedge gain, net of tax expense of $4					6	6
Minimum pension liability, net of tax benefit of $58					(90)	(90)
Unrealized holding loss on marketable securities, net of tax benefit of $0.					(1)	(1)
Foreign currency translation adjustment, net of tax expense of $4					7	7

Comprehensive income (loss)						(76)

Balance at December 31, 2002	1,000		3,016	14	(149)	2,881
Comprehensive income (loss)
Net loss				(163)		(163)
Other comprehensive income (loss)
Deferred hedge gain, net of tax expense of $1					2	2
Minimum pension liability, net of tax expense of $3					5	5
Foreign currency translation adjustment, net of tax expense of $13					23	23
Comprehensive income (loss)						(133)

Balance at December 31, 2003	1,000	$	$3,016	$(149)	$(119)	$2,748

See notes to consolidated financial statements.

STONE CONTAINER CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2003	2002	2001
	(In millions)
Cash flows from operating activities
Net income (loss)	$(163)	$2	$10
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss from early extinguishment of debt	1	13	6
Cumulative effect of accounting change for asset retirement obligations	3
Depreciation and amortization	279	278	354
Amortization of deferred debt issuance costs	6	6	6
Deferred income taxes	(125)	49	25
Pension and post-retirement benefits	(32)	(71)	(2)
Non-cash restructuring charges	74	15	4
Non-cash foreign currency losses (gains)	50	2	(7)
Equity income of affiliates	(5)	(18)	(14)
Loss (gain) on sale of assets		9	(9)
Change in current assets and liabilities, net of effects from acquisitions and dispositions
Receivables	56	(20)	98
Inventories	18	5	31
Prepaid expenses and other current assets	1	(4)	(3)
Accounts payable and other current liabilities	(48)	(16)	(62)
Interest payable	(2)	13	(4)
Other, net	(8)	1	(20)

Net cash provided by operating activities	105	264	413

Cash flows from investing activities
Expenditures for property, plant and equipment	(116)	(117)	(103)
Proceeds from sales of assets	209	26	29
Payments on acquisitions, net of cash received		(13)	(43)

Net cash provided by (used for) investing activities	93	(104)	(117)

Cash flows from financing activities
Net payments of debt	(190)	(1,839)	(1,319)
Proceeds from long-term debt		1,700	1,050
Debt repurchase premiums paid		(7)	(14)
Deferred debt issuance costs paid	(5)	(20)	(23)

Net cash used for financing activities	(195)	(166)	(306)

Effect of exchange rate changes on cash	(2)	2

Increase (decrease) in cash and cash equivalents	1	(4)	(10)
Cash and cash equivalents
Beginning of period	3	7	17

End of period	$4	$3	$7

See notes to consolidated financial statements.

STONE CONTAINER CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Tabular amounts in millions)

1. Significant Accounting Policies

        Basis of Presentation:    Stone Container Corporation ("Stone"), hereafter referred to as the "Company," is a wholly owned subsidiary of Smurfit-Stone Container Corporation ("SSCC").

        Nature of Operations:    The Company's major operations are in containerboard and corrugated containers and consumer packaging products. The Company's paperboard mills procure virgin and reclaimed fiber and produce paperboard for conversion into corrugated containers and bags at Company-owned facilities and third-party converting operations. Paper product customers represent a diverse range of industries including paperboard packaging and a broad range of manufacturers of consumer goods. Customers and operations are located principally in North America. Credit is extended to customers based on an evaluation of their financial condition.

        Principles of Consolidation:    The consolidated financial statements include the accounts of the Company and majority-owned and controlled subsidiaries. Investments in majority-owned affiliates where control does not exist and non-majority owned affiliates are accounted for using the equity method. Significant intercompany accounts and transactions are eliminated in consolidation.

        Cash and Cash Equivalents:    The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

        Revenue Recognition:    The Company recognizes revenue at the time persuasive evidence of an agreement exists, price is fixed and determinable, products are shipped to external customers and collectibility is reasonably assured. Shipping and handling costs are included in cost of goods sold.

        Receivables, Less Allowances:    The Company evaluates the collectibility of accounts receivable on a case-by-case basis and makes adjustments to the bad debt reserve for expected losses, considering such things as ability to pay, bankruptcy, credit ratings and payment history. The Company also estimates reserves for bad debts based on historical experience and past due status of the accounts.

        Inventories:    Inventories are valued at the lower of cost or market under the last-in, first-out ("LIFO") method, except for $248 million in 2003 and $192 million in 2002, which are valued at the lower of average cost or market. First-in, first-out ("FIFO") costs (which approximate replacement costs) exceed the LIFO value by $15 million and $8 million at December 31, 2003 and 2002, respectively.

        Net Property, Plant and Equipment:    Property, plant and equipment acquired during a merger, acquisition or exchange transaction were recorded at fair market value. The costs of additions, improvements and major replacements are capitalized, while maintenance and repairs are charged to expense as incurred. Provisions for depreciation and amortization are made using straight-line rates over the estimated useful lives of the related assets and the terms of the applicable leases for leasehold improvements. Papermill machines have been assigned a useful life of 18 years, while major converting equipment has been assigned a useful life of 12 years (See Note 6).

        Timberland, Less Timber Depletion:    Timberland is stated at cost less accumulated cost of timber harvested. The portion of the costs of timberland attributed to standing timber is charged against income as timber is cut, at rates determined annually, based on the relationship of unamortized timber costs to the estimated volume of recoverable timber. The costs of seedlings and reforestation of timberland are capitalized.

        Deferred Debt Issuance Costs and Losses From Extinguishment of Debt:    Deferred debt issuance costs included in other assets are amortized over the terms of the respective debt obligations using the interest method. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 145, "Rescission of FASB Statements No. 4, 44 and 62, Amendment of FASB No. 13, and Technical Corrections," the Company records losses due to the early extinguishment as a component of income (loss) from continuing operations rather than as an extraordinary item. Prior periods have been restated to conform to the 2003 presentation.

        Long-Lived Assets:    In accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

        A component of the Company, as defined in SFAS No. 144, is classified as a discontinued operation if the operations and cash flows of the component will be (or have been) eliminated from the ongoing operations of the Company.

        Goodwill and Other Intangible Assets:    Effective January 1, 2002, goodwill is no longer amortized, but instead is tested for impairment at least annually in accordance with SFAS No. 142, "Goodwill and Other Intangible Assets." For purposes of measuring goodwill impairment, the Company's reporting units are its business segments. Other intangible assets represent the fair value of identifiable intangible assets acquired in purchase business combinations. Other intangible assets are amortized over their expected useful life, unless the assets are deemed to have an indefinite life. Other intangible assets are included in other assets in the Company's December 31, 2003 consolidated balance sheet (See Note 17).

        Marketable Securities:    Net unrealized gains or losses on marketable securities are recorded as accumulated other comprehensive income (loss) in stockholder's equity. There are no marketable securities held at December 31, 2003.

        Income Taxes:    The Company accounts for income taxes in accordance with the liability method of accounting for income taxes. Under the liability method, deferred assets and liabilities are recognized based upon anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases (See Note 13).

        Foreign Currency Translation:    The functional currency for Canadian operations is the U.S. dollar. Fluctuations in Canadian dollar monetary assets and liabilities result in gains or losses which are credited or charged to income. Foreign currency transactional gains or losses are also credited or charged to income.

        The Company's remaining foreign operations' functional currency is the applicable local currency. Assets and liabilities for foreign operations using the local currency as the functional currency are translated at the exchange rate in effect at the balance sheet date, and income and expenses are translated at average exchange rates prevailing during the year. Translation gains or losses are included within stockholder's equity as part of accumulated other comprehensive income (loss) (See Note 16).

        Derivatives and Hedging Activities:    Effective January 1, 2001 the Company adopted SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137,

SFAS No. 138 and SFAS No. 149, and recognizes all derivatives on the balance sheet at fair value. Derivatives that are not hedges are adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives are either offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other accumulated comprehensive income (loss) until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value is immediately recognized in earnings (See Note 9).

        Transfers of Financial Assets:    Financial assets transferred to qualifying special-purpose entities and the liabilities of such entities are not reflected in the consolidated financial statements of the Company. Gains or losses on sale of financial assets depend in part on the previous carrying amount of the financial assets involved in the transfer, allocated between the assets sold and the retained interests based on their relative fair value at the date of transfer. Quoted market prices are not available for retained interests, so the Company estimates fair value based on the present value of expected cash flows estimated by using management's best estimates of key assumptions (See Note 5).

        Stock-Based Compensation:    At December 31, 2003, the Company has stock-based employee compensation plans, including stock options and restricted stock units ("RSUs") (See Note 15).

        Stock Options:    In the second quarter of 2003, the Company adopted the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," effective as of January 1, 2003. The Company selected the prospective transition method as allowed in SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure," which requires expensing options prospectively, beginning in the year of adoption. Because the prospective method was used and awards vest over three to eight years, the 2003 expense is less than what would have been recognized if the fair value based method had been applied to all awards since the original effective date of SFAS No. 123.

        Prior to 2003, the Company accounted for stock options under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. No stock-based employee compensation cost was reflected in 2002 or 2001 net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant.

        The following table illustrates the effect on net income (loss) if the fair value based method had been applied to all outstanding and unvested awards in each period.

	2003	2002	2001
Net income (loss), as reported	$(163)	$2	$10
Add: Stock-based employee compensation expense included in reported net income (loss), net of related tax effects	1
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(7)	(8)	(7)

Pro forma net income (loss)	$(169)	$(6)	$3

        RSUs:    Amounts earned under the Company's annual management incentive plan, which are deferred and paid in the form of SSCC RSUs, immediately vest and are expensed by the Company in the year earned. RSUs related to the Company matching program and non-vested RSUs are expensed over the vesting period.

        Environmental Matters:    The Company expenses environmental expenditures related to existing conditions resulting from past or current operations from which no current or future benefit is discernible. Expenditures that extend the life of the related property or mitigate or prevent future environmental contamination are capitalized. Reserves for environmental liabilities are established in accordance with the American Institute of Certified Public Accountants Statement of Position 96-1, "Environmental Remediation Liabilities." The Company records a liability at the time when it is probable and can be reasonably estimated. Such liabilities are not discounted or reduced for potential recoveries from insurance carriers.

        Asset Retirement Obligations:    Effective January 1, 2003, the Company adopted SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 establishes accounting standards for the recognition and measurement of an asset retirement obligation and its associated asset retirement cost. It also provides accounting guidance for legal obligations associated with the retirement of tangible long-lived assets. The Company's asset retirement obligations relate primarily to environmental requirements upon closure of an operating facility. Certain of the Company's facilities have indeterminate lives because they are expected to remain in operation for the foreseeable future. Consequently, the asset retirement obligations related to these facilities cannot be reasonably estimated (See Note 12).

        Restructuring:    Effective January 1, 2003, the Company adopted SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." Costs associated with exit or disposal activities are recognized when they are incurred rather than at the date of a commitment to an exit or disposal plan (See Note 4).

        Guarantees:    Effective January 1, 2003, the Company adopted FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," which clarifies and expands on existing disclosure requirements for guarantees and requires the Company to recognize a liability for the fair value of its obligations under that guarantee. The initial measurement and recognition provisions are prospective for guarantees issued after December 31, 2002. Disclosure requirements are effective for guarantees issued prior to January 1, 2003 (See Note 11).

        Use of Estimates:    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Reclassifications:    Certain reclassifications of prior year presentations have been made to conform to the 2003 presentation.

2. Discontinued Operations and Exchange Transaction

        In December 2002, the Company reached agreements with an affiliate of Jefferson Smurfit Group ("JS Group"), formerly SSCC's largest stockholder, to exchange, in two separate transactions, its European packaging operations for JS Group's 50% ownership in Smurfit-MBI, a Canadian packaging business, and a payment from JS Group of approximately $189 million. The Company recorded a loss on disposition of discontinued European operations of $40 million arising from a provision for taxes on the disposition during the fourth quarter of 2002. Net sales for the European operations were $192 million for the three months ended March 31, 2003 and $632 million for the year ended December 31, 2002. The results of operations from the European operations have been reclassified as discontinued operations for all periods presented.

        In accordance with SFAS No. 144, the assets and liabilities of the European packaging operations were classified as held for sale in the December 31, 2002 consolidated balance sheet. European packaging operations assets and liabilities as of December 31, 2002 were as follows:

Cash	$15
Receivables	76
Inventories	53
Prepaid expenses and other current assets	6
Net property, plant and equipment	306
Goodwill	92
Investment in equity of non-consolidated affiliates	1
Other assets	3

$552

Current maturities of long-term debt	$4
Accounts payable	49
Accrued compensation and payroll taxes	17
Other current liabilities	15
Long-term debt, less current maturities	8
Other long-term liabilities	138
Deferred income taxes	44

$275

        On March 31, 2003, the Company completed these exchange transactions, resulting in no additional adjustments to the Company's results of operations. Previously, the Company owned 50% of Smurfit-MBI and, as a result of the completed transactions, now owns 100% of Smurfit-MBI. Smurfit-MBI operates 16 converting facilities in Canada and employs approximately 2,500 hourly and salaried employees. The results of operations have been included in the consolidated statement of operations after March 31, 2003. The cost to acquire the remaining 50% of Smurfit-MBI of $137 million, including $26 million of debt assumed, has been allocated to the assets acquired and liabilities assumed according to fair values. The purchase price allocation, completed during the fourth quarter of 2003, resulted in acquired goodwill of $94 million, including a reclassification of $52 million associated with the Company's original 50% investment, and intangible assets of $45 million which have been allocated to the Containerboard and Corrugated Containers segment.

3. Stone Merger and Acquisitions

Stone Merger

        On November 18, 1998, Stone merged with a wholly owned subsidiary of SSCC (the "Merger"). In connection with the Merger, the allocation of the cost to acquire the Company included liabilities associated with the permanent shutdown of certain containerboard mill and pulp mill facilities, the termination of certain Company employees and long-term commitments.

St. Laurent

        On May 31, 2000, the Company acquired St. Laurent Paperboard, Inc. ("St. Laurent"). In connection with this acquisition, certain exit liabilities were recorded in the allocation of the purchase price.

Packaging Services Group

        In August 2002, the Company acquired two corrugated container facilities from Packaging Services Group ("PSG") for $13 million. The results of operations of the two facilities have been included in the consolidated statements of operations of the Company after August 31, 2002. The purchase price allocation resulted in acquired goodwill of $9 million to the Containerboard and Corrugated Containers segment.

        The following table is a summary of the remaining exit liabilities recorded as part of the Merger and the acquisitions:

	Severance		Lease Commitments	Other Commitments	Total
Balance at January 1, 2001		$3	$20	$15	$38
Payments		(3)	(4)	(5)	(12)
Adjustments		1		1	2

Balance at December 31, 2001		1	16	11	28
Payments		(1)	(1)	(1)	(3)
Adjustments			(4)		(4)

Balance at December 31, 2002			11	10	21
Payments
Adjustments			(7)	(8)	(15)

Balance at December 31, 2003	$		$4	$2	$6

        The $7 million reduction to lease commitments in 2003 is due primarily to the renegotiation of a lease contract. The $8 million reduction to other commitments is due primarily to the reduction of the environmental exit liabilities associated with a containerboard mill.

        The $4 million reduction to the lease commitments exit liabilities in 2002 is due primarily to the expiration of an equipment removal commitment associated with a containerboard mill.

        Future cash outlays under the exit liabilities are anticipated to be $1 million in 2004, $1 million in 2005, $1 million in 2006 and $3 million thereafter.

4. Restructurings

        During 2003, SSCC announced its plan to rationalize operations and further reduce costs in its containerboard mill and packaging operations in response to market conditions. The Company permanently closed its Thunder Bay, Ontario, corrugating medium mill, temporarily idled one of two paper machines at its Jacksonville, Florida, containerboard mill, closed three converting facilities and reduced the salaried work force primarily in its corrugated container operations.

        The Company recorded restructuring charges of $94 million during 2003. The assets of the closed operations were adjusted to the estimated net realizable value resulting in a $74 million non-cash charge primarily related to the write-down of fixed assets at the Thunder Bay mill. The shutdowns resulted in approximately 650 employees being terminated. The net sales and operating loss of the shutdown facilities in 2003 prior to closure were $44 million and $2 million, respectively. The net sales and operating income of these facilities in 2002 were $60 million and $7 million, respectively. The net sales and operating income of these facilities in 2001 were $64 million and $15 million, respectively. No significant additional charges related to these shutdown operations are expected.

        During 2002, the Company recorded restructuring charges of $20 million related to the permanent shutdown of two converting facilities and a paper machine at the Missoula, Montana, containerboard mill. The assets of these closed operations were adjusted to the estimated fair value less cost to sell resulting in a $15 million non-cash write-down. The shutdowns resulted in approximately 100 employees being terminated. The net sales and operating loss of the shutdown facilities in 2002 prior to closure were $5 million and $4 million, respectively. The net sales and operating loss of these facilities in 2001 were $7 million and $4 million, respectively.

        During 2001, the Company recorded restructuring charges of $6 million related to the shutdown of two converting facilities and two sawmills. The assets of these facilities were adjusted to their estimated fair value less cost to sell resulting in a $4 million non-cash write-down. The shutdown resulted in approximately 235 employees being terminated. The net sales and operating loss of the shutdown facilities in 2001 prior to closure were $46 million and $10 million, respectively.

        The following is a summary of the restructuring liabilities recorded:

	Write-down of Property and Equipment to Fair Value		Severance and Benefits	Lease Commitments	Facility Closure Costs	Other Commitments		Total
Balance at January 1, 2001	$		$4	$3	$3		$1	$11
Charge		4	1	1				6
Payments			(3)		(1)			(4)
Non-cash reduction		(4)						(4)

Balance at December 31, 2001			2	4	2		1	9
Charge		15	4	1				20
Payments			(6)	(1)			(1)	(8)
Non-cash reduction		(15)						(15)

Balance at December 31, 2002				4	2			6
Charge		74	15		5			94
Payments			(4)	(1)				(5)
Non-cash reduction		(74)						(74)

Balance at December 31, 2003	$		$11	$3	$7	$		$21

        Future cash outlays under the restructuring liabilities are anticipated to be $15 million in 2004, $1 million in 2005, $1 million in 2006 and $4 million thereafter.

5. Transfers of Financial Assets

        The Company has a $265 million accounts receivable securitization program whereby the Company sells, without recourse, on an ongoing basis, certain of its accounts receivable to Stone Receivables Corporation ("SRC"), a wholly owned non-consolidated subsidiary of the Company. SRC transfers the receivables to a trust for which it has sold beneficial interests to third-party investors. The Company has retained servicing responsibilities and a subordinated interest in the trust. The Company receives annual servicing fees of 1% of the unpaid balances of the receivables and rights to future cash flows arising after the investors in the securitization trust have received the return for which they have contracted. The investors and securitization trust have no recourse to the Company's other assets for failure of debtors to pay when due.

        SRC is a qualified special-purpose entity under the provisions of SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." Accordingly, accounts receivable sold to SRC, for which the Company did not retain an interest, are not included in the Company's consolidated balance sheets.

        At December 31, 2003 and 2002, $267 million and $270 million, respectively, of accounts receivable had been sold under the program, of which $52 million and $59 million, respectively, were retained by the Company as a subordinated interest and recorded in accounts receivable in the accompanying consolidated balance sheets. The Company recognized a loss on sales of receivables to SRC of

$4 million and $5 million in 2003 and 2002, respectively, which is included in other, net in the consolidated statements of operations.

        Key economic assumptions used in measuring the retained interest are as follows:

	Year Ended December 31, 2003	December 31, 2003	Year Ended December 31, 2002	December 31, 2002
Residual cash flows discounted at	8.00%	8.00%	8.00%	8.00%
Expected loss and dilution rate	2.65%-5.28%	5.28%	2.44%-5.72%	5.50%
Variable return to Investors	LIBOR plus 50 to 180 basis points	1.72%	LIBOR plus 50 to 180 basis points	1.98%

        At December 31, 2003, the sensitivity of the current fair value of residual cash flows to immediate 10% and 20% adverse changes in the expected loss and dilution rate was $1 million and $2 million, respectively. The effects of the sensitivity analysis on the residual cash flow discount rate and the variable return to investors were insignificant.

        The table below summarizes certain cash flows received from SRC:

	2003	2002
Cash proceeds from sales of receivables	$2,737	$2,775
Servicing fees received	3	3
Other cash flows received on retained interest	12	5

6. Net Property, Plant and Equipment

        Net property, plant and equipment at December 31 consist of:

	2003	2002
Land	$118	$103
Buildings and leasehold improvements	437	416
Machinery, fixtures and equipment	4,078	3,986
Construction in progress	48	43

	4,681	4,548
Less accumulated depreciation	(1,120)	(882)

Net property, plant and equipment	$3,561	$3,666

        Depreciation expense was $270 million in 2003, $255 million in 2002 and $248 million in 2001, excluding depreciation expense related to discontinued operations of $7 million in 2003, $23 million in 2002 and $22 million in 2001. Property, plant and equipment include capitalized leases of $4 million and related accumulated amortization of $2 million at December 31, 2003 and 2002.

7. Non-Consolidated Affiliates

        The Company has several non-consolidated affiliates that are engaged in paper and packaging operations. At December 31, 2002, the Company's only significant non-consolidated affiliate was Smurfit-MBI, in which the Company owned a 50% interest. Upon closing of the exchange transactions, on March 31, 2003, the Company acquired the remaining 50% interest from JS Group (See Note 2). Smurfit-MBI was accounted for as an equity affiliate through March 31, 2003 and, as such, is included in the summarized financial information below for all periods through March 31, 2003. Smurfit-MBI had net sales of $110 million for the three months ended March 31, 2003. Smurfit-MBI had net sales of $430 million for the year ended December 31, 2002.

        Combined summarized financial information for all of the Company's non-consolidated affiliates that are accounted for under the equity method of accounting is as follows:

	2003	2002
Results of operations:
Net sales	$332	$607
Cost of sales	291	521
Income before income taxes, minority interest and extraordinary charges	12	43
Net income	11	42
	December 31, 2003	December 31, 2002
Financial position:
Current assets	$85	$151
Non-current assets	63	126
Current liabilities	50	86
Non-current liabilities	59	108
Stockholders' equity	39	83

8. Long-Term Debt

        Long-term debt as of December 31 is as follows:

	2003	2002
Bank Credit Facilities
Tranche B Term Loan (3.7% weighted average variable rate), payable in various installments through June 30, 2009	$933	$950
Trance C Term Loan (3.7% weighted average variable rate), payable in various installments through June 30, 2009	158	350
Revolving credit facility (4.6% weighted average variable rate), due December 31, 2005	230	154

	1,321	1,454
Senior Notes
8.45% mortgage notes, payable in monthly installments through August 1, 2007 and $69 on September 1, 2007	75	77
11.5% unsecured senior notes, due August 15, 2006 (plus unamortized premium of $2 and $3)	187	203
9.25% unsecured senior notes, due February 1, 2008	300	300
9.75% unsecured senior notes, due February 1, 2011	750	750
8.375% unsecured senior notes, due July 1, 2012	400	400

	1,712	1,730
Other Debt
Fixed rate utility systems and pollution control revenue bonds (fixed rates ranging from 6.0% to 8.3%), payable in varying annual payments through 2027	187	198
Other (including obligations under capitalized leases of $2 and $3)	8	7

	195	205
Total debt	3,228	3,389
Less current maturities	(17)	(35)

Long-term debt	$3,211	$3,354

        The amounts of total debt outstanding at December 31, 2003 maturing during the next five years are as follows:

2004	$17
2005	246
2006	201
2007	83
2008	312
Thereafter	2,369

Bond Offering

        In June 2002, the Company completed an offering of $400 million of 8.375% unsecured senior notes due 2012. The Company used the proceeds of this issuance along with additional borrowings of $52 million under the Company's revolving credit facility to redeem $443 million of secured term loans (Tranche C, D, and E) due October 1, 2003 outstanding under its credit agreement. In addition, the Company used the proceeds to pay fees and other expenses of $9 million related to this transaction. A loss of $1 million was recorded in the second quarter of 2002 due to the early extinguishment of debt.

Bank Credit Facilities

        The Company has a bank credit agreement which provides for two senior secured term loans (Tranche B and Tranche C term loans), aggregating $1,091 million at December 31, 2003 with maturities of June 30, 2009, and a $660 million senior secured revolving credit facility, of which up to $200 million may consist of letters of credit, maturing December 31, 2005 (collectively the "Credit Agreement"). The Company pays a 0.5% commitment fee on the unused portions of its revolving credit facility. At December 31, 2003, the unused portion of this facility, after giving consideration to outstanding letters of credit, was $331 million.

        The Company and Smurfit-Stone Container Canada Inc., a subsidiary of the Company, established the Credit Agreement in July 2002. The term loan facilities are structured as a $950 million Tranche B term loan and a $350 million Tranche C term loan. The credit facilities bear interest at rates selected at the option of the Company, equal to LIBOR plus 2.50% or alternate base rate ("ABR") plus 1.50%, in the case of the term loan facilities, and LIBOR plus 3.00% or ABR plus 2.00%, in the case of the revolving credit facilities. The Credit Agreement also permits: (i) the distribution of SSCC common stock by JS group to its stockholders, which otherwise would have constituted a change of control event of default, (ii) a subsidiary of the Company to make an offer to repurchase the 11.5% unsecured senior notes due 2006 at a price equal to 101% of the principal amount thereof (together with accrued but unpaid interest thereon) provided that there shall be at least $400 million in aggregate unused revolving credit commitments at the time such offer is made and (iii) the merger of the Company and JSC(U.S.) under certain circumstances. The refinancing of the previous credit agreement resulted in a loss of $7 million in 2002 from the early extinguishment of debt.

        On November 11, 2003, the Company obtained an amendment from its lender group easing certain financial covenant requirements under its bank credit agreement as of September 30, 2003 and for future periods through December 31, 2004.

        In March 2003, the Company repaid $190 million of the Tranche C term loan due October 1, 2003 and $7 million of the Tranche B term loan due June 30, 2009 from proceeds received from the sale of the European operations (See Note 2) and other asset sales. A loss of $1 million was recorded due to the early extinguishment of debt.

        The Credit Agreement contains various covenants and restrictions including, among other things, (i) limitations on dividends, redemptions and repurchases of capital stock, (ii) limitations on the incurrence of indebtedness, liens, leases and sale-leaseback transactions, (iii) limitations on capital expenditures and (iv) maintenance of certain financial covenants. The Credit Agreement also requires prepayments of the term loans if the Company has excess cash flows, as defined, or receives proceeds from certain asset sales, insurance or incurrence of certain indebtedness.

        The obligations of Smurfit-Stone Container Canada Inc. under the Credit Agreement are unconditionally guaranteed by the Company, the material U.S. subsidiaries of the Company and material Canadian subsidiaries of Smurfit-Stone Container Canada Inc. The obligations of the Company under the Credit Agreement are secured by a security interest in substantially all of the assets of the Company and its material U.S. subsidiaries, 100% of the capital stock of the Company's material U.S. subsidiaries and 65% of the capital stock of Smurfit-Stone Container Canada Inc. The security interests securing the Company's obligations under the Credit Agreement exclude cash, cash equivalents, certain trade receivables, three paper mills and the land and buildings of certain corrugated container facilities. The obligations of Smurfit-Stone Container Canada Inc. under the Credit Agreement are secured by a security interest in substantially all of the assets of Smurfit-Stone Container Canada Inc. and its material Canadian subsidiaries, by the same U.S. assets and capital stock that secure the Company's obligations under the Credit Agreement and by all of the capital stock of the material Canadian subsidiaries of Smurfit-Stone Container Canada Inc. The security interest securing Smurfit-Stone Container Canada Inc.'s obligations under the Credit Agreement excludes three mills and property related thereto and certain other real property located in New Brunswick and Quebec.

Senior Notes

        The Company's senior notes aggregating $1,337 million at December 31, 2003 are redeemable in whole or in part at the option of the Company at various dates, at par plus a weighted average premium of 3.99%. The 9.25% unsecured senior notes aggregating $300 million are not redeemable prior to maturity. The senior notes rank pari passu with the Company's Credit Agreement and contain business and financial covenants which are less restrictive than those contained in the Company's Credit Agreement.

        In December 2002, a subsidiary of the Company commenced a change of control offer relating to the $200 million aggregate principal amount of 11.5% unsecured senior notes due 2006. The sole purpose of this offer was to fulfill the subsidiary's obligation under the indenture governing the 11.5% unsecured senior notes, which required the subsidiary to make an offer to repurchase the notes due to the Merger, which constituted a change in control under the indenture. As a result, the subsidiary was required to make an offer to repurchase the 11.5% unsecured senior notes at a price equal to 101% of the principal amount thereof (together with accrued but unpaid interest thereon). As of the expiration date on January 3, 2003, approximately $15 million in principal outstanding had been validly tendered and payment funded with borrowings under the Company's revolving credit facility.

        In April 2002, the Company redeemed $125 million in aggregate principal of the 12.58% rating adjustable unsecured senior notes due 2016 and paid $7 million in call premiums and other expenses from borrowings under the revolving credit facility. A loss of $5 million was recorded due to the early extinguishment of debt.

        The 8.45% mortgage notes are secured by the assets of 37 of the Company's corrugated container plants.

Other

        Interest costs capitalized on construction projects were $3 million, $2 million and $2 million for 2003, 2002 and 2001, respectively. Interest payments on all debt instruments were $237 million, $247 million and $341 million for 2003, 2002 and 2001, respectively.

9. Derivative Instruments and Hedging Activities

        SFAS No. 133, as amended by SFAS No. 137, SFAS No. 138 and SFAS No. 149, requires that all derivatives be recorded on the consolidated balance sheets at fair value. Changes in the fair value of derivatives not qualifying as hedges are recorded each period in earnings. Changes in the fair value of derivatives qualifying as hedges are either offset against the change in fair value of the hedged item through earnings or recognized in Other Comprehensive Income ("OCI") until the hedged item is recognized in earnings, depending on the nature of the hedge. The ineffective portion of the change in fair value of all derivatives is recognized in earnings. Hedges related to anticipated transactions are designated and documented at hedge inception as cash flow hedges and evaluated for hedge effectiveness quarterly.

        Upon adoption of SFAS No. 133 in 2001, the Company recorded a cumulative effect of an accounting change gain of approximately $3 million (net of tax of $2 million) in OCI.

        The Company's derivative instruments and hedging activities relate to minimizing exposures to fluctuations in the price of commodities used in its operations and the movement in foreign currency exchange rates and are designated as cash flow hedges.

Commodity Futures Contracts

        The Company uses exchange traded futures contracts to manage fluctuations in cash flows resulting from commodity price risk in the procurement of natural gas. The objective is to fix the price of a portion of the Company's forecasted purchases of natural gas used in the manufacturing process. The changes in the market value of such contracts have historically been, and are expected to continue to be, highly effective at offsetting changes in price of the hedged item. As of December 31, 2003, the maximum length of time over which the Company is hedging its exposure to the variability in future cash flows associated with natural gas forecasted transactions is one year. For the years ended December 31, 2003 and 2002, the Company reclassified a $2 million gain (net of tax) and a $4 million loss (net of tax), respectively, from OCI to cost of goods sold when the hedged items were recognized. The fair value of the Company's futures contracts at December 31, 2003 and 2002 is a $1 million and $2 million gain, respectively, included in other current assets. At December 31, 2003 and 2002, the Company recorded a $2 million loss and a $1 million loss, respectively, in cost of goods sold on commodity futures contracts, related to the ineffective portion of the change in fair value of certain contracts and contracts not qualifying for hedge accounting.

        For the years ended December 31, 2003 and 2002, the Company recorded a $2 million loss and a $1 million loss, respectively, in cost of goods sold on settled commodity futures contracts, related to the ineffective portion of hedges and contracts not qualifying for hedge accounting.

Foreign Currency Contracts

        The Company enters into foreign currency contracts with financial institutions to purchase Canadian dollars and euros, primarily to protect against currency exchange risk associated with expected future cash flows. Contracts typically have maturities of one year or less. During 2003, the Company recorded a $9 million gain (net of tax) in cost of goods sold related to the Canadian foreign currency forward contracts. For the year ended December 31, 2003, the Company reclassified a $2 million loss (net of tax) from OCI related to the recognition of the euro forward contracts. The fair value of the Company's foreign currency contracts at December 31, 2003 and 2002 is a $2 million gain included in other current assets and a $4 million loss included in other current liabilities, respectively. The change in fair value of these contracts is recorded in OCI until the underlying transaction is recorded.

        The cumulative deferred hedge on all commodity and foreign currency contracts is a $1 million gain (net of tax) and a $1 million loss (net of tax) at December 31, 2003 and 2002, respectively. The Company expects to reclassify $1 million into cost of goods sold during 2004.

10. Leases

        The Company leases certain facilities and equipment for production, selling and administrative purposes under operating leases. Certain leases contain renewal options for varying periods, and other leases include options to purchase the leased property during or at the end of the lease term. Future minimum rental commitments (exclusive of real estate taxes and other expenses) under operating leases having initial or remaining noncancelable terms in excess of one year, excluding lease commitments on closed facilities, are reflected below:

2004	$61
2005	48
2006	40
2007	24
2008	18
Thereafter	40

Total minimum lease payments	$231

        Net rental expense for operating leases, including leases having a duration of less than one year, was approximately $89 million for 2003, $102 million in 2002 and $108 million in 2001.

11. Guarantees

        The Company has certain woodchip processing contracts, entered into prior to January 1, 2003, extending from 2012 through 2018 with minimum purchase commitments. As part of the agreements, the Company guarantees the third party contractor's debt outstanding and has a security interest in the chipping equipment. At December 31, 2003 and 2002, the maximum potential amount of future payments related to these guarantees was approximately $24 million and $28 million, respectively, which decreases ratably over the life of the contracts. Proceeds from the liquidation of the chipping equipment would be based on current market conditions and the Company may not recover in full the guarantee payments made.

12. Asset Retirement Obligations

        Upon adoption of SFAS No. 143 in 2003, the Company recorded an increase in net property, plant and equipment of $1 million, an asset retirement obligation liability of $4 million and a charge for the cumulative effect of an accounting change of $2 million, net of income taxes of $1 million. The net cumulative effect charge reflected the offset of a $5 million accrual recorded under the Company's previous accounting for landfills. The net effect of SFAS No. 143 on the current year statement of operations is immaterial. The pro forma effect of adoption on the statements of operations for the years ended December 31, 2002 and 2001 is also immaterial.

        The following provides a reconciliation of the asset retirement obligations:

Balance at January 1, 2003	$9
Accretion expense
Adjustments	(2)

Balance at December 31, 2003	$7

        The 2003 adjustment relates to the closure of a containerboard mill and the reclassification of the liability to a restructuring accrual.

13. Income Taxes

        Significant components of the Company's deferred tax assets and liabilities at December 31 are as follows:

	2003	2002
Deferred tax liabilities
Property, plant and equipment and timberland	$(1,046)	$(1,115)
Inventory	(28)	(37)
Investment in affiliates	(14)	(13)
Other	(16)	(14)

Total deferred tax liabilities	(1,104)	(1,179)

Deferred tax assets
Employee benefit plans	149	191
Net operating loss, alternative minimum tax and tax credit carryforwards	626	584
Deferred gain	7	9
Purchase accounting liabilities	12	27
Deferred debt issuance costs	4	5
Other	59	41

Total deferred tax assets	857	857
Valuation allowance for deferred tax assets	(198)	(198)

Net deferred tax assets	659	659

Net deferred tax liabilities	$(445)	$(520)

        At December 31, 2003, the Company had approximately $1,402 million of net operating loss carryforwards for U.S. federal income tax purposes that expire from 2011 through 2023, with a tax value of $491 million. A valuation allowance of $152 million has been established for a portion of these deferred tax assets. The Company had net operating loss carryforwards for state purposes with a tax value of $96 million, which expire from 2004 through 2023. A valuation allowance of $46 million has been established for a portion of these deferred tax assets. Further, the Company had approximately $12 million of net operating loss carryforwards for Canadian tax purposes that expire from 2006 to 2007, with a tax value of $4 million, and Canadian investment tax credits that expire from 2004 to 2011, with a tax value of $10 million. The Company had approximately $25 million of alternative minimum tax credit carryforwards for U.S. federal income tax purposes, which are available indefinitely.

        No provision has been made for U.S. federal and state income taxes on the accumulated unremitted earnings of the Company's foreign subsidiaries at December 31, 2003. The Company's intention is to reinvest these earnings outside the U.S. indefinitely.

        Benefit from (provision for) income taxes on income (loss) from continuing operations before income taxes and cumulative effect of accounting change is as follows:

	2003		2002		2001
Current
Federal	$		$		$(1)
State and local		(1)		(6)	(4)
Foreign		(8)		(9)	(8)

Total current expense		(9)		(15)	(13)
Deferred
Federal		93		20	(17)
State and local		18		6	(2)
Foreign		14		(15)	(8)

Total deferred benefit (expense)		125		11	(27)

Total benefit from (provision for) income taxes		$116		$(4)	$(40)

        The Company's benefit from (provision for) income taxes differed from the amount computed by applying the statutory U.S. federal income tax rate to income (loss) from continuing operations before income taxes and cumulative effect of accounting change as follows:

	2003	2002	2001
U.S. federal income tax provision at federal statutory rate	$99	$(9)	$(11)
Permanent differences from applying purchase accounting			(29)
Other permanent differences	4	4	4
State income taxes, net of federal income tax effect	13	1	(4)

Total benefit from (provision for) income taxes	$116	$(4)	$(40)

        Other permanent differences in 2003 include a $6 million benefit related to the resolution of certain prior year tax matters.

        The components of the income (loss) from continuing operations before income taxes and cumulative effect of accounting change are as follows:

	2003	2002	2001
United States	$(268)	$(51)	$(23)
Foreign	(15)	78	53

Income (loss) from continuing operations before income taxes and cumulative effect of accounting change	$(283)	$27	$30

        The Internal Revenue Service is currently examining the years 1999 through 2001. While the ultimate results cannot be predicted with certainty, the Company's management believes that the examination will not have a material adverse effect on its consolidated financial condition or results of operations.

        The Company made income tax payments of $11 million in 2003, $28 million in 2002, and $29 million in 2001.

14. Employee Benefit Plans

Defined Benefit Plans

        The Company participates in the SSCC sponsored noncontributory defined benefit pension plans covering substantially all employees. The defined benefit plans of the Company are combined with defined benefit plans of Jefferson Smurfit Corporation (U.S.) ("JSC(U.S.)"). The assets of these plans are available to meet the funding requirements of the combined plans. The Company intends to fund its proportionate share of the future contributions based on the funded status of the Company's plan determined on an actuarial basis. Therefore, the plan asset information provided below is based on an actuarial estimate of assets and liabilities, excluding the effect of the plan merger, in order to be consistent with the presentation of the consolidated statements of operations and balance sheets.

        The benefit obligation, fair value of plan assets and the under funded status of the JSC(U.S.) defined benefit plans at December 31, 2003 were $1,363 million, $1,028 million and $335 million, respectively.

        The Company also sponsors noncontributory and contributory defined benefit pension plans for its Canadian operations.

        The pension plans' weighted-average asset allocations at December 31, by asset category are as follows:

	U.S. Plans		Canadian Plans
	2003	2002	2003	2002
Cash	7%	8%	1%	1%
Debt securities	28%	32%	42%	47%
Equity securities	63%	58%	54%	51%
Real estate			3%	1%
Other	2%	2%

Total	100%	100%	100%	100%

        Equity securities for the SSCC U.S. plans at December 31, 2003 and 2002 include 2.7 million shares of SSCC common stock with a market value of approximately $49 million and $41 million, respectively (3% of total plan assets).

        The primary objective of the Company's investment policy is to provide eligible employees with scheduled pension benefits. The basic strategy of this investment policy is to earn the highest risk adjusted rate of return on assets consistent with prudent investor standards identified in the Employee Retirement Income Security Act of 1974 for the U.S. Plans and the Quebec Supplemental Pension Plans Act and other applicable legislation in Canada for the Canadian plans. In identifying the target asset allocation that would best meet the above policy, consideration is given to a number of factors including the various pension plans' demographic characteristics, the long-term nature of the liabilities, the sensitivity of the liabilities to interest rates and inflation, the long-term return expectations and risks associated with key asset classes as well as their return correlation with each other, diversification among asset classes and other practical considerations for investing in certain asset classes. The target asset allocation for the pension plans during a complete market cycle is as follows:

	U.S. Plans	Canadian Plans
Equity securities	60%	52%
Debt securities	35%	45%
Alternative asset classes	5%	3%

        The pension plans for the discontinued European operations (See Note 2) are included in the following defined benefit plan tables through March 31, 2003. The projected benefit obligation and under funded status of the European operations at December 31, 2002 were $131 million. There were no plan assets for these pension plans. Pension expense for the European operations was $2 million, $7 million and $6 million for 2003, 2002 and 2001, respectively.

Postretirement Health Care and Life Insurance Benefits

        The Company provides certain health care and life insurance benefits for all salaried as well as certain hourly employees. The discontinued European operations do not participate in these plans. The assumed health care cost trend rates used in measuring the accumulated postretirement benefit obligation ("APBO") at December 31 are as follows:

	2003	2002
U.S. Plans
Health care cost trend rate assumed for next year	12.00%	11.00%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.00%	5.00%
Year the rate reaches the ultimate trend rate	2011	2009
Foreign Plans
Health care cost trend rate assumed for next year	8.70-9.60%	9.40%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	4.80%	4.80%
Year the rate reaches the ultimate trend rate	2010	2010

        The effect of a 1% change in the assumed health care cost trend rate would increase/(decrease) the APBO as of December 31, 2003 by $19 million and $16 million, respectively, and would increase/(decrease) the annual net periodic postretirement benefit cost by $2 million and $1 million, respectively, for 2003.

        In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003, (the "Act") was enacted. The Act introduced a prescription drug benefit under Medicare Part D as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. Under FASB Staff Position 106-1, issued in January 2004, related to the Act, the Company elected to defer recognizing the effects of the Act on its APBO and net periodic postretirement benefit costs until pending authoritative guidance on the accounting for the federal subsidy is issued, which could require a change to previously reported information.

        The following provides a reconciliation of benefit obligations, plan assets, and funded status of the plans:

	Defined Benefit Plans		Postretirement Plans
	2003	2002	2003		2002
Change in benefit obligation:
Benefit obligation at January 1	$1,365	$1,232		$124		$132
Service cost	35	29		4		3
Interest cost	94	82		10		9
Acquisition	151			25
Divestiture	(133)
Amendments	2	13		(3)		(11)
Settlements	(1)
Curtailments	(4)
Actuarial loss	107	47		21		3
Plan participants' contributions	5	3		4		3
Benefits paid and expected expenses	(70)	(64)		(15)		(15)
Foreign currency rate changes	115	23		8

Benefit obligation at December 31	$1,666	$1,365		$178		$124

Change in plan assets:
Fair value of plan assets at January 1	$744	$730	$		$
Acquisition	100
Actual return on plan assets	164	(46)
Settlements	(1)
Employer contributions	99	118		11		12
Plan participants' contributions	5	3		4		3
Benefits paid	(70)	(64)		(15)		(15)
Foreign currency rate changes	80	3

Fair value of plan assets at December 31	$1,121	$744	$		$

Over (under) funded status:	$(545)	$(621)		$(178)		$(124)
Unrecognized actuarial loss	357	321		63		39
Unrecognized prior service cost (benefit)	36	37		(20)		(18)

Net amount recognized	$(152)	$(263)		$(135)		$(103)

Amounts recognized in the balance sheets:
Accrued benefit liability	$(403)	$(525)		$(135)		$(103)
Intangible asset	37	40
Accumulated other comprehensive (income) loss	214	222

Net amount recognized	$(152)	$(263)		$(135)		$(103)

        The increase/(decrease) in the minimum pension liability included in other comprehensive (income) loss is $(8) million and $148 million for the years ended December 31, 2003 and 2002, respectively.

        The accumulated benefit obligation for all defined benefit pension plans was $1,523 million and $1,267 million at December 31, 2003 and 2002, respectively.

        The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $1,658 million, $1,517 million and $1,114 million, respectively, as of December 31, 2003 and $1,365 million, $1,267 million and $744 million as of December 31, 2002.

        The components of net pension expense for the defined benefit plans and the components of the postretirement benefit costs are as follows:

	Defined Benefit Plans			Postretirement Plans
	2003	2002	2001	2003	2002	2001
Service cost	$35	$29	$27	$4	$3	$3
Interest cost	94	82	79	10	9	8
Expected return on plan assets	(84)	(75)	(73)
Amortization of prior service cost (benefit)	4	3	3	(2)	(1)
Amortization of net loss	17	4		3	2
Multi-employer plans	9	8	6

Net periodic benefit cost	$75	$51	$42	$15	$13	$11

        The weighted average assumptions used to determine the benefit obligations at December 31 are as follows:

	Defined Benefit Plans		Postretirement Plans
	2003	2002	2003	2002
U.S. Plans
Discount rate	6.25%	6.75%	6.25%	6.75%
Rate of compensation increase	4.00%	4.00%	N/A	N/A
Foreign Plans
Discount rate	6.00%	5.50-6.50%	6.00%	6.50%
Rate of compensation increase	3.65%	2.00-3.25%	N/A	N/A

        The weighted average assumptions used to determine net periodic benefit cost for the years ended December 31 are as follows:

	Defined Benefit Plans		Postretirement Plans
	2003	2002	2003	2002
U.S. Plans
Discount rate	6.75%	7.25%	6.75%	7.25%
Expected long-term return on plan assets	9.00%	9.50%	N/A	N/A
Rate of compensation increase	4.00%	4.00%	N/A	N/A
Foreign Plans
Discount rate	5.50-6.75%	6.50%	6.50-6.75%	6.50%
Expected long-term return on plan assets	9.00%	9.50%	N/A	N/A
Rate of compensation increase	2.00-3.75%	3.25%	N/A	N/A

        Effective January 1, 2004, the expected long-term rate of return using the current target asset allocation for U.S. and foreign pension plans is 9.0% and 8.0%, respectively. The fundamental assumptions behind the expected rate of return are the cumulative effect of several estimates, including the anticipated yield on high quality debt securities, the equity risk premium earned by investing in equity securities over a long-term time horizon and active investment management.

        The Company expects to contribute $108 million to its qualified defined benefit plans in 2004. The Company expects to pay benefits of $14 million to its non-qualified defined benefit plans and postretirement plans in 2004.

Savings Plans

        The Company sponsors voluntary savings plans covering substantially all salaried and certain hourly employees. The Company match is paid in SSCC common stock, up to an annual maximum. The Company's expense for the savings plans totaled $12 million in each of the years 2003, 2002 and 2001.

15. Stock Option and Incentive Plans

        Prior to the Merger, the Company maintained incentive plans for selected employees. Effective with the Merger, options outstanding under the Company's plans were converted into options to acquire SSCC common stock, and all outstanding options under both the Company and SSCC plans became exercisable and fully vested.

        In November 1998, SSCC adopted the 1998 Long-Term Incentive Plan (the "1998 Plan"), which reserved 8.5 million shares of SSCC common stock for non-qualified stock options and performance awards. In 2001, an additional 8 million shares of SSCC common stock were reserved for issuance under the 1998 Plan. Certain employees of the Company are covered under the 1998 Plan. The stock options are exercisable at a price equal to the fair market value of SSCC's common stock on the date of grant. The vesting schedule and other terms and conditions of options granted under the 1998 Plan are established separately for each grant. The number of options that become vested and exercisable in any one year may not exceed one-third of the options granted for certain participants and may not exceed one-fourth of the options granted for other participants. These options expire ten years from the date of grant.

        Certain grants under the 1998 Plan contain change in control provisions which provide for immediate vesting and exercisability in the event that specific SSCC ownership conditions are met. These grants also allow for immediate vesting and exercisability in the event of retirement. These options remain exercisable until the earlier of five years from retirement of ten years from the initial grant date. The stock options granted prior to April 2001 vest and become exercisable eight years after the date of grant subject to acceleration based upon the attainment of pre-established stock price targets. Beginning in April 2001, the options granted vest and become exercisable at the rate of 25% each year for four years.

        During 2001, the Company revised its annual management incentive plan so that a portion of annual employee bonuses is paid in the form of RSUs under the 1998 Plan. The RSUs are non-transferable and do not have voting rights. These RSUs vest immediately, but the restrictions do not lapse until the third anniversary of the award date. The Company pays a premium on the employee bonuses in the form of RSUs ("Premium RSUs") to certain employees. Premium RSUs vest at the earlier of a change in control, death, disability or three years after the award date.

16. Accumulated Other Comprehensive Income (Loss)

        Accumulated other comprehensive income (loss), net of tax is as follows:

	Foreign Currency Translation Adjustment	Minimum Pension Liability	Unrealized Gain (Loss) on Marketable Securities		Deferred Hedge Gain (Loss)		Accumulated Other Comprehensive Income (Loss)
Balance at January 1, 2001	$(15)	$(3)		$3	$		$(15)
Cumulative effect of accounting change						3	3
Net changes in fair value of hedging transactions						(14)	(14)
Net loss reclassified into earnings						4	4
Current period change	(3)	(44)		(2)			(49)

Balance at December 31, 2001	(18)	(47)		1		(7)	(71)
Net changes in fair value of hedging transactions						2	2
Net loss reclassified into earnings						4	4
Current period change	7	(90)		(1)			(84)

Balance at December 31, 2002	(11)	(137)				(1)	(149)
Net changes in fair value of hedging transactions						2	2
Exchange transaction (See Note 2)	20						20
Current period change	3	5					8

Balance at December 31, 2003	$12	$(132)	$			$1	$(119)

17. Goodwill and Other Intangible Assets

        Effective January 1, 2002, the Company adopted SFAS No. 142 which requires that goodwill no longer be amortized, but instead tested for impairment at least annually. The Company has completed the required transitional and annual impairment tests and determined there to be no goodwill impairment.

Goodwill

        The following table summarizes the activity of goodwill by segment:

	Containerboard & Corrugated Containers	Consumer Packaging	Total
Balance at January 1, 2002	$2,808	$206	$3,014
Goodwill acquired	9		9

Balance at December 31, 2002	2,817	206	3,023
Goodwill acquired	94		94

Balance at December 31, 2003	$2,911	$206	$3,117

        During 2003, in connection with the Smurfit-MBI exchange transaction, goodwill of $94 million, including a reclassification of $52 million associated with the Company's original 50% investment, was acquired (See Note 2). During 2002, goodwill of $9 million was acquired in conjunction with the acquisition of two corrugated container facilities from PSG (See Note 3).

        Income from continuing operations before cumulative effect of accounting change and net income for the year ended December 31, 2001, adjusted to exclude goodwill amortization expense, are as follows:

Reported income from continuing operations before cumulative effect of accounting change	$(10)
Goodwill amortization	82

Adjusted income from continuing operations before cumulative effect of accounting change	$72

Reported net income	$10
Goodwill amortization	84

Adjusted net income	$94

Other Intangible Assets

        Intangible assets acquired in connection with the Smurfit-MBI exchange transaction include $33 million of customer relationship and $12 million of trademark intangibles (See Note 2). The customer relationship intangible is being amortized over 14 years, and the trademark intangible has an indefinite life. At December 31, 2003, the customer relationship intangible was $31 million, net of $2 million of amortization expense.

18. Related Party Transactions

Transactions with JSC(U.S.)

        The Company sold and purchased containerboard and recycling products at market prices from JSC(U.S.), a subsidiary of SSCC, as follows:

	2003	2002	2001
Product sales	$558	$574	$535
Product and raw material purchases	422	370	311
Net payables at December 31	23	19	29

        Corporate shared expenses are allocated between the Company and JSC(U.S.) based on an established formula using a weighted average rate based on the net book value of fixed assets, number of employees and sales. Net payables are settled in cash.

Transactions with JS Group

        JS Group, formerly SSCC's largest stockholder, was a related party of the Company until May 8, 2003, when Michael W. J. Smurfit, Anthony P. J. Smurfit, Dermot F. Smurfit, and Howard E. Kilroy, each of whom were current or former directors or executive officers of JS Group, retired from SSCC's Board of Directors. Previously, in September 2002, JS Group distributed to its stockholders substantially all of its 71.6 million shares of SSCC common stock, which represented approximately 29.3% of the outstanding SSCC common stock.

        On March 31, 2003, the Company exchanged its European packaging operations for JS Group's 50% ownership in Smurfit-MBI and a payment from JS Group of $189 million (See Note 2).

        Product sales to/from JS Group, its subsidiaries and affiliated companies through May 8, 2003 were as follows:

	2003	2002	2001
Product sales	$7	$22	$17
Product and raw material purchases		5	7
Receivables at December 31		5
Payables at December 31		1
Sale of business			1

        Product sales to and purchases from JS Group, its subsidiaries and affiliates are consummated on terms generally similar to those prevailing with unrelated parties.

Transactions with Non-consolidated Affiliates

        The Company sold paperboard, market pulp and fiber to and purchased containerboard and kraft paper from various non-consolidated affiliates on terms generally similar to those prevailing with unrelated parties. The following table summarizes the Company's related party transactions with its non-consolidated affiliates for each year presented:

	2003	2002	2001
Product sales	$105	$237	$221
Product and raw material purchases	23	16	15
Receivables at December 31	10	31	33
Payables at December 31	3	2	1

Other Transactions

        Leigh J. Abramson, a member of the Company's Board of Directors until May 8, 2003, is a Managing Director of Morgan Stanley & Co. Incorporated, which has provided, and continues to provide, various financial services to the Company, including investment banking, investment management, financial advisory and commodity hedging. Payments made to Morgan Stanley & Co. Incorporated, representing commissions earned, were approximately $1 million and $14 million during 2002 and 2001, respectively, and were immaterial in 2003 through May 8, 2003. Mr. Abramson resigned from SSCC's Board of Directors effective May 8, 2003.

        Thomas A. Reynolds, III, a member of the Company's Board of Directors, is a member of the Executive Committee of the law firm of Winston & Strawn LLP, which has provided, and continues to provide, legal services to the Company and its subsidiaries.

19. Fair Value of Financial Instruments

        The carrying amounts and fair values of the Company's financial instruments at December 31 are as follows:

	2003		2002
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Cash and cash equivalents	$4	$4	$3	$3
Notes receivable	2	2	2	2
Net derivative assets (liabilities)	3	3	(2)	(2)
Long-term debt including current maturities	3,228	3,379	3,389	3,455

        The carrying value of cash equivalents approximates fair value because of the short maturity of those instruments. The fair values of notes receivable are based on discounted future cash flows or the applicable quoted market price. The fair value of the Company's derivatives are based on prevailing market rates at December 31, 2003. The fair value of the Company's debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities.

20. Other, Net

        The significant components of other, net in the Company's consolidated statements of operations are as follows:

	2003	2002	2001
Foreign currency exchange gains (losses)	$(47)	$(3)	$8
Loss on sales of receivables to SRC	(4)	(5)	(11)
Other	2	7	8

Total other, net	$(49)	$(1)	$5

21. Contingencies

        In November 2003, the Company reached an agreement to settle the antitrust class action cases pending against the Company, which were based on allegations to a conspiracy among containerboard manufacturers in 1993-95. The Company will make aggregate settlement payments of $56.5 million, one-half of which was paid in December 2003 and the remainder of which will be paid in January 2005. The settlement is subject to final court approval following a fairness hearing to be held on March 26, 2004. All of the other defendants have also entered into agreements to settle these class actions; however, all of the defendants in the class actions continue to be defendants in twelve lawsuits brought on behalf of numerous parties that have opted out of the class actions to seek their own recovery. The Company recorded pretax charges of $77 million in 2003 to accrue for the settlement and the estimated liability of the opt-out cases. The Company believes the liability recorded for these matters was adequately reserved at December 31, 2003.

        The Company's past and present operations include activities which are subject to federal, state and local environmental requirements, particularly relating to air and water quality. The Company faces potential environmental liabilities as a result of violations of permit terms and similar authorizations that have occurred from time to time at its facilities. In addition, the Company faces potential liability for response costs at various sites for which it has received notice as being a potentially responsible party ("PRP") concerning hazardous substance contamination. The Company's relative percentage of waste deposited at these sites is less than 1%. In estimating its reserves for environmental remediation and future costs, the Company's estimated liability reflects only the Company's expected share after consideration for the relative percentage of waste deposited at each site, the number of other PRPs, the identity and financial condition of such parties and experience regarding similar matters. As of December 31, 2003, the Company had approximately $18 million reserved for environmental liabilities included primarily in other long-term liabilities in the consolidated balance sheet. The Company believes the liability recorded for these matters was adequately reserved at December 31, 2003.

        If all or most of the other PRPs are unable to satisfy their portion of the clean-up costs at one or more of the significant sites in which the Company is involved or the Company's expected share increases, the resulting liability could have a material adverse effect on the Company's consolidated financial conditions or results of operations.

        The Company is a defendant in a number of lawsuits and claims arising out of the conduct of its business, including those related to environmental matters. While the ultimate results of such suits or other proceedings against the Company cannot be predicted with certainty, the management of the

Company believes that the resolution of these matters will not have a material adverse effect on its consolidated financial condition or results of operations.

22. Business Segment Information

        On January 1, 2003, the Company began reporting the elimination of intercompany profit and the adjustment to record inventory at LIFO at the segment level for management reporting purposes. The information for prior periods has been restated in order to conform to the 2003 presentation.

        The Company has two reportable segments: (1) Containerboard and Corrugated Containers and (2) Consumer Packaging. The Containerboard and Corrugated Containers segment is highly integrated. It includes a system of mills and plants that produces a full line of containerboard that is converted into corrugated containers. Corrugated containers are used to transport such diverse products as home appliances, electric motors, small machinery, grocery products, produce, books, tobacco and furniture. The Consumer Packaging segment converts kraft and specialty paper into multiwall bags, consumer bags, and intermediate bulk containers. These bags and intermediate bulk containers are designed to ship and protect a wide range of industrial and consumer products, including fertilizers, chemicals, concrete and pet and food products.

        The Company evaluates performance and allocates resources based on profit or loss from operations before income taxes, interest expense and other non-operating gains and losses. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. Intersegment sales and transfers are recorded at market prices.

        The Company's reportable segments are strategic business units that offer different products. The reportable segments are each managed separately because they manufacture distinct products. Other includes one non-reportable segment, International, and corporate related items. Corporate related items include expenses not allocated to reportable segments including corporate expenses, restructuring charges, goodwill amortization (prior to 2002) and interest expense.

        A summary by business segment follows:

	Container- board & Corrugated Containers	Consumer Packaging	Other	Total
Year ended December 31, 2003
Revenues from external customers	$4,411	$631	$9	$5,051
Intersegment revenues	96			96
Depreciation and amortization	255	9	8	272
Segment profit (loss)	158	38	(479)	(283)
Income in non-consolidated affiliates	4		1	5
Total assets	4,181	218	3,457	7,856
Expenditures for long-lived assets	95	14	7	116
Year ended December 31, 2002
Revenues from external customers	$4,331	$632	$7	$4,970
Intersegment revenues	84			84
Depreciation and amortization	239	8	8	255
Segment profit (loss)	341	46	(360)	27
Income in non-consolidated affiliates	16		2	18
Total assets	4,080	193	4,194	8,467
Expenditures for long-lived assets	86	9	22	117
Year ended December 31, 2001
Revenues from external customers	$4,577	$605	$7	$5,189
Intersegment revenues	99			99
Depreciation and amortization	237	7	86	330
Segment profit (loss)	482	34	(486)	30
Income in non-consolidated affiliates	13		1	14
Total assets	4,272	195	4,171	8,638
Expenditures for long-lived assets	75	2	26	103

        The following table presents net sales to external customers by country of origin:

	2003	2002	2001
United States	$4,423	$4,751	$4,988
Foreign	628	219	201

Total	$5,051	$4,970	$5,189

        The following table presents long-lived assets by country at December 31:

	2003	2002	2001
United States	$2,652	$2,870	$3,073
Canada	934	818	848
Other	17	18	22

	3,603	3,706	3,943
Goodwill	3,117	3,023	3,014

Total	$6,720	$6,729	$6,957

        The Company's export sales from the United States were approximately $305 million for 2003, $227 million for 2002 and $187 million for 2001.

23. Quarterly Results (Unaudited)

        The following is a summary of the unaudited quarterly results of operations:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2003
Net sales	$1,221	$1,303	$1,273	$1,254
Gross profit	161	155	155	150
Loss from continuing operations before cumulative effect of accounting change	(24)	(13)	(57)	(73)
Discontinued operations	6
Cumulative effect of accounting change	(2)
Net loss	(20)	(13)	(57)	(73)
2002
Net sales	$1,180	$1,246	$1,291	$1,253
Gross profit	182	189	210	186
Income (loss) from continuing operations before cumulative effect of accounting change	(3)	(3)	22	7
Discontinued operations	6	3	3	7
Loss on disposition of discontinued operations				(40)
Net income (loss)	3		25	(26)

24. Subsequent Event

        During January 2004, as part of the Company's overall strategy to rationalize operations and cut costs in response to market conditions, the Company announced the closure of three additional converting facilities. These shutdowns will result in work force reduction of approximately 175 employees. The Company expects to take a pretax charge of approximately $6 million in 2004 related to these closures, approximately $3 million of which are non-cash charges to write-down fixed assets. The charges are estimates that will be finalized in 2004.

STONE CONTAINER CORPORATION AND SUBSIDIARIES

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

(In millions)

Column A	Column B	Column C		Column D			Column E		Column F
Description	Balance at Beginning of Period	Additions Charged to Costs and Expenses		Other Describe			Deductions Describe		Balance at End of Period
Allowance for doubtful accounts and sales returns and allowances:
Year ended December 31, 2003	$27		$2		$(3	)(a)(b)	$1	(c)	$25

Year ended December 31, 2002	$41		$6		$(13	)(a)	$7	(c)	$27

Year ended December 31, 2001	$42		$8		$(8	)(a)	$1	(c)	$41

Exit Liabilities:
Year ended December 31, 2003	$21	$			$(15	)(d)	$		$6

Year ended December 31, 2002	$28	$			$(4	)(d)	$3	(e)	$21

Year ended December 31, 2001	$38	$			$2	(d)	$12	(e)	$28

Restructuring:
Year ended December 31, 2003	$6		$94	$			$79	(e)	$21

Year ended December 31, 2002	$9		$20	$			$23	(e)	$6

Year ended December 31, 2001	$11		$6	$			$8	(e)	$9

(a)
Includes the effect of the accounts receivable securitization application of SFAS No. 140.

(b)
Includes $1 million acquired in connection with the Smurfit-MBI exchange transaction.

(c)
Uncollectible amounts written off, net of recoveries.

(d)
Charges associated with the reduction to Stone and St. Laurent exit liabilities.

(e)
Charges against the reserves.

STONE CONTAINER CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Six months ended June 30,
	2004	2003
	(In millions)
Net sales	$2,626	$2,524
Costs and expenses
Cost of goods sold	2,369	2,208
Selling and administrative expenses	229	233
Restructuring charges	10	2
Loss on sale of assets		2

Income from operations	18	79
Other income (expense)
Interest expense, net	(118)	(120)
Loss from early extinguishment of debt		(1)
Other, net	11	(33)

Loss from continuing operations before income taxes and cumulative effect of accounting change	(89)	(75)
Benefit from income taxes	37	38

Loss from continuing operations before cumulative effect of accounting change	(52)	(37)
Discontinued operations
Income from discontinued operations, net of income taxes of $4		6

Loss before cumulative effect of accounting change	(52)	(31)
Cumulative effect of accounting change
Asset retirement obligations, net of income tax benefit of $1		(2)

Net loss	$(52)	$(33)

See notes to consolidated financial statements.

STONE CONTAINER CORPORATION

CONSOLIDATED BALANCE SHEETS

	June 30, 2004	December 31, 2003
	(Unaudited)
	(In millions, except share data)
Assets
Current assets
Cash and cash equivalents	$4	$4
Accounts receivable, less allowances of $22 in 2004 and $25 in 2003	274	233
Inventories
Work-in-process and finished goods	155	163
Materials and supplies	344	334

	499	497
Deferred income taxes	145	136
Prepaid expenses and other current assets	46	41

Total current assets	968	911
Net property, plant and equipment	3,455	3,561
Timberland, less timber depletion	42	42
Goodwill	3,117	3,117
Other assets	213	225

	$7,795	$7,856

Liabilities and Stockholder's Equity
Current liabilities
Current maturities of long-term debt	$17	$17
Accounts payable	329	306
Accrued compensation and payroll taxes	109	113
Interest payable	79	78
Other current liabilities	138	106

Total current liabilities	672	620
Long-term debt, less current maturities	3,230	3,211
Other long-term liabilities	671	696
Deferred income taxes	527	581
Stockholder's equity
Common stock, par value $.01 per share; 1,000 shares authorized, issued and outstanding
Additional paid-in capital	3,016	3,016
Retained earnings (deficit)	(201)	(149)
Accumulated other comprehensive income (loss)	(120)	(119)

Total stockholder's equity	2,695	2,748

	$7,795	$7,856

See notes to consolidated financial statements.

STONE CONTAINER CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six months ended June 30,
	2004	2003
	(In millions)
Cash flows from operating activities
Net loss	$(52)	$(33)
Adjustments to reconcile net loss to net cash provided by operating activities:
Loss from early extinquishment of debt		1
Cumulative effect of accounting change for asset retirement obligations		3
Depreciation and amortization	138	139
Amortization of deferred debt issuance costs	3	3
Deferred income taxes	(46)	(47)
Pension and post-retirement benefits	22	25
Non-cash restructuring charges	5	1
Non-cash foreign currency (gains) losses	(10)	37
Change in current assets and liabilities, net of effects from acquisitions and dispositions
Accounts receivable	(44)	15
Inventories	(7)	5
Prepaid expenses and other current assets	(9)	(12)
Accounts payable and other current liabilities	17	19
Interest payable	1	(5)
Other, net	1	(13)

Net cash provided by operating activities	19	138

Cash flows from investing activities
Expenditures for property, plant and equipment	(46)	(60)
Proceeds from sales of assets	9	204

Net cash provided by (used for) investing activities	(37)	144

Cash flows from financing activities
Net borrowings (repayments) of debt	20	(270)
Deferred debt issuance costs	(2)

Net cash provided by (used for) financing activities	18	(270)

Effect of exchange rate changes on cash		(2)

Increase in cash and cash equivalents		10
Cash and cash equivalents
Beginning of period	4	3

End of period	$4	$13

See notes to consolidated financial statements.

STONE CONTAINER CORPORATION

Notes to Consolidated Financial Statements

(Tabular amounts in millions)

1. Significant Accounting Policies

        The accompanying consolidated interim financial statements and notes thereto of Stone Container Corporation ("Stone" or the "Company") reflect all adjustments which management believes necessary (which include only normal recurring accruals) to present fairly the Company's financial position, results of operations and cash flows. These statements, however, do not include all information and footnotes necessary for a complete presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles. Interim results may not necessarily be indicative of results which may be expected for any other interim period or for the year as a whole. These financial statements should be read in conjunction with the audited consolidated financial statements and footnotes included in the Company's Annual Report on Form 10-K for the year ended December 31, 2003 ("10-K"), filed March 3, 2004, with the Securities and Exchange Commission.

        The Company is a wholly-owned subsidiary of Smurfit-Stone Container Corporation ("SSCC").

2. Reclassifications

        Certain prior year amounts have been reclassified to conform to the current year presentation.

3. Stock-Based Compensation

        Employees of the Company participate in SSCC's 1998 Long-Term Incentive Plan which reserves shares of SSCC common stock for non-qualified stock options, restricted stock units and performance awards.

        In the second quarter of 2003, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," effective as of January 1, 2003. The Company selected the prospective transition method as allowed in SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure," which requires expensing options prospectively, beginning in the year of adoption. Because the prospective method was used and awards vest over three to eight years, the 2003 and 2004 expense is less than what would have been recognized if the fair value based method had been applied to all awards since the original effective date of SFAS No. 123.

        The following table illustrates the effect on net loss if the fair value based method had been applied to all outstanding and unvested awards under the 1998 SSCC Long-Term Incentive Plan in each period.

	Six months ended June 30,
	2004	2003
Net loss, as reported	$(52)	$(33)
Add: Stock-based employee compensation expense included in reported net loss, net of related tax effects	2	1
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(4)	(3)

Pro forma net loss	$(54)	$(35)

4. Discontinued Operations

        In December 2002, the Company reached agreements with an affiliate of Jefferson Smurfit Group ("JS Group"), formerly SSCC's largest stockholder, to exchange, in two separate transactions, its European packaging operations for JS Group's 50% ownership in Smurfit-MBI, a Canadian packaging business, and a payment from JS Group of approximately $189 million. The Company recorded a loss on disposition of discontinued European operations of $40 million arising from a provision for taxes on the disposition during the fourth quarter of 2002. Net sales for the European operations were $192 million for the three months ended March 31, 2003. The results of operations from the European operations were reclassified as discontinued operations.

        On March 31, 2003, the Company completed these exchange transactions, resulting in no additional adjustments to the Company's results of operations. Previously, the Company owned 50% of Smurfit-MBI, and as a result of the completed transactions now owns 100% of Smurfit-MBI. Smurfit-MBI operates 16 converting facilities in Canada and employs approximately 2,500 hourly and salaried employees. The results of operations have been included in the consolidated statements of operations after March 31, 2003. The cost to acquire the remaining 50% of Smurfit-MBI of $137 million, including $26 million of debt assumed, has been allocated to the assets acquired and liabilities assumed according to fair values. The purchase price allocation resulted in acquired goodwill of $94 million, including a reclassification of $52 million associated with the Company's original 50% investment, and intangible assets of $45 million which were allocated to the Containerboard and Corrugated Containers segment.

5. Transfers of Financial Assets

        On March 30, 2004, the Company, through Smurfit-MBI, entered into an accounts receivable securitization program whereby the Company sells, without recourse, on an ongoing basis, certain of its Canadian accounts receivable to a trust in which the Company holds a variable interest, but is not the primary beneficiary. Accordingly, under Financial Accounting Standards Board ("FASB") Interpretation No. 46, "Consolidation of Variable Interest Entities," accounts receivable sold to the trust, for which the Company is not the primary beneficiary, are not included in the accompanying consolidated balance sheet. The Company has retained servicing responsibilities and a subordinated interest in future cash flows from the receivables. The Company receives rights to future cash flows arising after the investors in the securitization trust have received the return for which they have contracted. The investors and securitization trust have no recourse to the Company's other assets, except the Company's subordinated interest, for failure of debtors to pay when due.

        At June 30, 2004, $63 million of accounts receivable had been sold under the program, of which $25 million were retained by the Company as a subordinated interest and recorded in accounts receivable in the accompanying consolidated balance sheet.

6. Asset Retirement Obligations

        Effective January 1, 2003, the Company adopted SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 establishes accounting standards for the recognition and measurement of an asset retirement obligation and its associated asset retirement cost. It also provides accounting guidance for legal obligations associated with the retirement of tangible long-lived assets. The Company's asset retirement obligations relate primarily to environmental requirements upon closure of an operating facility. Certain of the Company's facilities have indeterminate lives because they are expected to remain in operation for the foreseeable future. Consequently, the asset retirement obligations related to these facilities cannot be reasonably estimated.

        Upon adoption of SFAS No. 143, the Company recorded an increase in net property, plant and equipment of $1 million, an asset retirement obligation liability of $4 million and a charge for the cumulative effect of an accounting change of $2 million, net of income taxes of $1 million. The net cumulative effect charge reflected the offset of a $5 million accrual recorded under the Company's previous accounting for landfills.

7. Restructuring and Exit Liabilities

        As part of the Company's continued overall strategy to rationalize operations and cut costs in response to market conditions, the Company closed three converting facilities and planned to exit its Indonesian operations and recorded restructuring charges of $10 million during the first quarter of 2004. The assets of these facilities were adjusted to the estimated net realizable value resulting in a $5 million non-cash write-down. The remaining charges are primarily for severance and benefits resulting from approximately 435 employees being terminated. The net sales and operating losses of these facilities in 2004 prior to closure were $11 million and $2 million, respectively. The net sales and operating losses of these facilities for the year ended December 31, 2003 were $51 million and $5 million, respectively. The Company had $4 million of cash disbursements related to these charges for the three and six months ended June 30, 2004.

        At December 31, 2003, the Company had $27 million of exit liabilities related to the restructuring of operations. The Company had $1 million and $6 million of cash disbursements related to these exit liabilities for the three and six months ended June 30, 2004, respectively.

        The Company recorded a restructuring charge of $2 million during the first quarter of 2003 related to the closure of a converting facility.

8. Other, Net

        For the three and six months ended June 30, 2004, the Company recorded foreign currency exchange gains of $7 million and $10 million, respectively, related to its operations in Canada. For the three and six months ended June 30, 2003, the Company recorded foreign currency exchange losses of $20 million and $36 million, respectively, related to its operations in Canada.

9. Long-Term Debt

        In April 2004, the Company obtained an amendment from its lender group easing certain financial covenant requirements under its bank credit agreement as of March 31, 2004, and for future periods through December 31, 2004. The Company expects to remain in compliance with all of the covenants in its credit agreement.

        In March 2004, the Company used $38 million of proceeds received from the Smurfit-MBI securitization program (See Note 5) primarily to prepay a portion of its outstanding Tranche C term loan due June 30, 2009.

        In March 2003, the Company repaid $190 million of the Tranche C term loan due October 1, 2003 and $7 million of the Tranche B term loan due June 30, 2009 from proceeds received from the sale of the European operations (See Note 4) and other asset sales. A loss of $1 million was recorded due to the early extinguishment of debt.

10. Guarantees

        Effective January 1, 2003, the Company adopted FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," which clarifies and expands on existing disclosure requirements for guarantees and requires the Company to recognize a liability for the fair value of its obligations under that guarantee.

        The Company has certain woodchip processing contracts, entered into prior to January 1, 2003, extending from 2012 through 2018 with minimum purchase commitments. As part of the agreements, the Company guarantees the third party contractor's debt outstanding and has a security interest in the chipping equipment. At June 30, 2004, the maximum potential amount of future payments related to these guarantees is approximately $23 million, which decreases ratably over the life of the contracts. Proceeds from the liquidation of the chipping equipment would be based on current market conditions and the Company may not recover in full the guarantee payments made.

11. Employee Benefit Plans

        The Company participates in the SSCC sponsored noncontributory defined benefit pension plans covering substantially all employees. The defined benefit plans of the Company are combined with defined benefit plans of Jefferson Smurfit Corporation (U.S.) ("JSC(U.S.)"), an indirect wholly-owned subsidiary of SSCC. The Company also sponsors noncontributory and contributory defined benefit pension plans for its Canadian operations.

        The Company's postretirement plans provide certain health care and life insurance benefits for all salaried as well as certain hourly employees.

        The components of net periodic benefit costs for the defined benefit plans and the components of the postretirement benefit costs are as follows:

	Six months ended June 30,
	Defined Benefit Plans		Postretirement Plans
	2004	2003	2004	2003
Service cost	$21	$18	$2	$2
Interest cost	50	47	5	5
Expected return on plan assets	(47)	(42)
Amortization of prior service cost (benefit)	1	2	(1)	(1)
Amortization of net loss	12	8	1	1
Multi-employer plans	4	4

Net periodic benefit cost	$41	$37	$7	$7

        The Company's 2004 expected contributions to its qualified defined benefit plans, non-qualified defined benefit plans and postretirement plans are not expected to be materially different from the amounts disclosed at December 31, 2003.

        In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003, (the "Act") was enacted. The Act introduced a prescription drug benefit under Medicare Part D as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. Under FASB Financial Staff Position ("FSP") 106-1, issued in January 2004, related to the Act, the Company elected to defer recognizing the effects of the Act on its accumulated postretirement benefit obligation ("APBO") and net periodic postretirement benefit costs until pending authoritative guidance on the accounting for the federal subsidy is issued.

        In February 2004, the FASB proposed FSP No. FAS 106-b, which provides guidance on the accounting for the effects of the Act and also requires employers to provide certain disclosures provided by the Act. Under FSP No. FAS 106-b, the Company would be required to determine by the end of the first interim period beginning after June 15, 2004, whether its retiree drug coverage is actuarially equivalent to the Medicare Part D coverage. If its plans are actuarially equivalent to Medicare Part D, the Company must reflect the value of the subsidy in the APBO, service cost and amortization of gains and losses, retroactive to January 1, 2004. The Company has determined that certain of its plans are actuarially equivalent to Medicare Part D and estimates the impact of the Act would reduce its APBO as of December 31, 2003 by approximately $9 million. The Company's postretirement benefit costs would be reduced by approximately $1 million in 2004. The Company will recognize the effects of adopting the Act during the third quarter of 2004.

12. Non-Consolidated Affiliates

        The Company has several non-consolidated affiliates that are engaged in paper and packaging operations that are accounted for under the equity method.

        Prior to the Company's acquisition of the remaining 50% interest from JS Group on March 31, 2003, (See Note 4), Smurfit-MBI was accounted for as an equity affiliate and, as such, is included in the 2003 summarized financial information below. Smurfit-MBI had net sales of $110 million for the three months ended March 31, 2003.

        Combined summarized financial information for all of the Company's non-consolidated affiliates that are accounted for under the equity method of accounting is presented below:

	Six months ended June 30,
	2004	2003
Results of operations
Net sales	$126	$211
Cost of sales	107	186
Income before income taxes, minority interest and extraordinary charges	5	10
Net income	3	10

13. Derivative Instruments and Hedging Activities

        SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137, SFAS No. 138 and SFAS No. 149, requires that all derivatives be recorded on the consolidated balance sheets at fair value. Changes in the fair value of derivatives not qualifying as hedges are recorded each period in earnings. Changes in the fair value of derivatives qualifying as hedges are either offset against the change in fair value of the hedged item through earnings or recognized in Other Comprehensive Income ("OCI") until the hedged item is recognized in earnings, depending on the nature of the hedge. The ineffective portion of the change in fair value of all derivatives is recognized in earnings. Hedges related to anticipated transactions are designated and documented at hedge inception as cash flow hedges and evaluated for hedge effectiveness quarterly.

        The Company's derivative instruments and hedging activities relate to minimizing exposure to fluctuations in the price of commodities used and sold in its operations and the movement in foreign currency exchange rates and are designated as cash flow hedges.

Commodity Futures Contracts

        The Company uses exchange traded futures contracts to manage fluctuations in cash flows resulting from commodity price risk in the procurement of natural gas. The objective is to fix or cap the price of a portion of the Company's forecasted purchases of natural gas used in the manufacturing process. The changes in the market value of such contracts have historically been, and are expected to continue to be, highly effective at offsetting changes in price of the hedged item. As of June 30, 2004, the maximum length of time over which the Company is hedging its exposure to the variability in future cash flows associated with natural gas forecasted transactions is 30 months. For the three and six months ended June 30, 2004, the Company reclassified an immaterial amount from OCI to cost of goods sold when the hedged items were recognized. The fair value of the Company's futures contracts at June 30, 2004 is a $4 million gain included in other current assets. At June 30, 2004, the Company recorded a $1 million loss in cost of goods sold on natural gas futures contracts, related to the ineffective portion of the change in fair value of certain contracts and contracts not qualifying for hedge accounting.

Foreign Currency Forward Contracts

        The Company enters into foreign currency forward contracts with financial institutions to purchase Canadian dollars, primarily to protect against currency exchange risk associated with expected future cash flows. Contracts typically have maturities of one year or less. The fair value of the Company's foreign currency forward contracts at June 30, 2004 is a $1 million gain included in other current assets. The change in fair value of these contracts is recorded in OCI until the underlying transaction is recorded.

        The cumulative deferred hedge gain on all commodity and foreign currency contracts is $1 million (net of tax) at June 30, 2004. The Company expects to reclassify $1 million into cost of goods sold during the remainder of 2004.

14. Income Taxes

        In the second quarter of 2003, the Company recorded an income tax benefit of $6 million related to the resolution of certain prior year tax matters.

15. Comprehensive Income (Loss)

        Comprehensive income (loss) is as follows:

	Six months ended June 30,
	2004	2003
Net loss	$(52)	$(33)
Other comprehensive income (loss), net of tax:
Net changes in fair value of hedging instruments		7
Net hedging gain reclassified into earnings		(1)
Foreign currency translation adjustment	(1)	25

Comprehensive income (loss)	$(53)	$(2)

16. Business Segment Information

        The Company has two reportable segments: (1) Containerboard and Corrugated Containers and (2) Consumer Packaging. The Containerboard and Corrugated Containers segment is highly integrated. It includes a system of mills and plants that produces a full line of containerboard that is converted into corrugated containers. Corrugated containers are used to transport such diverse products as home appliances, electric motors, small machinery, grocery products, produce, books, tobacco and furniture. The Consumer Packaging segment converts kraft and specialty paper into multiwall bags, consumer bags, and intermediate bulk containers. These bags and intermediate bulk containers are designed to ship and protect a wide range of industrial and consumer products, including fertilizers, chemicals, concrete and pet and food products.

        The Company evaluates performance and allocates resources based on profit or loss from operations before income taxes, interest expense and other non-operating gains and losses. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies in the Company's 10-K. Intersegment sales and transfers are recorded at market prices.

        The Company's reportable segments are strategic business units that offer different products. The reportable segments are each managed separately because they manufacture distinct products. Other includes corporate related items and one non-reportable segment, International. Corporate related items include expenses not allocated to reportable segments including corporate expenses, restructuring charges, non-cash foreign currency gains or losses and interest expense.

        A summary by business segment follows:

	Container- board & Corrugated Containers	Consumer Packaging	Other	Total
Six months ended June 30,
2004
Revenues from external customers	$2,301	$320	$5	$2,626
Intersegment revenues	48			48
Segment profit (loss)	35	19	(143)	(89)
2003
Revenues from external customers	$2,208	$313	$3	$2,524
Intersegment revenues	44			44
Segment profit (loss)	86	17	(178)	(75)

17. Contingencies

        In November 2003, the Company reached an agreement to settle the antitrust class action cases pending against the Company, which were based on allegations of a conspiracy among containerboard manufacturers in 1993-95. The Company agreed to make aggregate settlement payments of $56.5 million, one-half of which was paid in December 2003 and the remainder of which will be paid in January 2005. All of the other defendants have also entered into agreements to settle these class actions; however, most of the defendants in the class actions continue to be defendants in twelve lawsuits brought on behalf of numerous parties that have opted out of the class actions to seek their own recovery. The Company recorded pretax charges of $77 million in 2003 to accrue for the class action settlement and the estimated liability of the opt-out cases. The Company believes the liability recorded for these matters was adequately reserved at June 30, 2004.

        The Company's past and present operations include activities which are subject to federal, state and local environmental requirements, particularly relating to air and water quality. The Company faces potential environmental liability as a result of violations of permit terms and similar authorizations that have occurred from time to time at its facilities. In addition, the Company faces potential liability for response costs at various sites for which it has received notice as being a potentially responsible party ("PRP") concerning hazardous substance contamination. The Company's relative percentage of waste deposited at these sites is less than 1%. In estimating its reserves for environmental remediation and future costs, the Company's estimated liability reflects only the Company's expected share after consideration for the relative percentage of waste deposited at each site, the number of other PRPs, the identity and financial condition of such parties and experience regarding similar matters. As of June 30, 2004, the Company had approximately $16 million reserved for environmental liabilities included primarily in other long-term liabilities in the consolidated balance sheet. The Company believes the liability recorded for these matters was adequately reserved at June 30, 2004.

        If all or most of the other PRPs are unable to satisfy their portion of the clean-up costs at one or more of the significant sites in which the Company is involved or the Company's expected share increases, the resulting liability could have a material adverse effect on the Company's consolidated financial condition or results of operations.

        The Company is a defendant in a number of lawsuits and claims arising out of the conduct of its business, including those related to environmental matters. While the ultimate results of such suits or other proceedings against the Company cannot be predicted with certainty, management of the Company believes that the resolution of these matters will not have a material adverse effect on its consolidated financial condition or results of operations.

18. Subsequent Event

        In July 2004, the Company, through a wholly-owned subsidiary, completed an offering of $200 million of 7.375% unsecured senior notes due 2014. In the third quarter of 2004, the Company will use the proceeds of this issuance to redeem at par the $185 million aggregate principal 11.5% senior notes due August 15, 2006 and prepay approximately $12 million of secured Tranche B term loan due June 30, 2009 outstanding under its credit agreement. In addition, the Company expects to use the proceeds to pay fees and other expenses of approximately $3 million related to this transaction.

        On September 21, 2004, SSCC announced its intention to merge the operations of JSC(U.S.) and the Company, principally to simplify and consolidate debt financing activities of SSCC and its subsidiaries. JSCE, Inc., a wholly-owned subsidiary of SSCC, is a holding company that conducts its operations through its wholly-owned subsidiary, JSC(U.S.). The Company expects that JSCE, Inc. will merge with and into JSC(U.S.), with JSC(U.S.) as the surviving company, prior to the planned merger of the Company and JSC(U.S.). The Company and JSC(U.S.) are direct or indirect wholly-owned subsidiaries of SSCC and, therefore, the historical cost basis of the acquired entity, JSC(U.S.), will carry over into the combined entity. The planned merger will not occur unless the Company and JSC(U.S.) are able to obtain a new combined bank credit agreement that would replace their current bank credit agreements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
JSCE, Inc.

        We have audited the accompanying consolidated balance sheets of JSCE, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholder's equity (deficit) and cash flows for each of the three years in the period ended December 31, 2003. Our audits also included the financial statement schedule listed in the Index at page F-82. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of JSCE, Inc. at December 31, 2003 and 2002, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2003 in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

        As discussed in Note 1 to the financial statements, in 2003 the Company changed its method of accounting for asset retirement obligations and for stock-based compensation, and in 2002 the Company changed its method of accounting for goodwill and other intangible assets.

/s/ ERNST & YOUNG LLP

St. Louis, Missouri
January 27, 2004

JSCE, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2003	2002
	(In millions, except share data)
Assets
Current assets
Cash and cash equivalents	$8	$5
Receivables, less allowances of $13 in 2003 and $11 in 2002	319	327
Inventories
Work-in-process and finished goods	92	93
Materials and supplies	121	127

	213	220
Refundable income taxes	8
Deferred income taxes	10	4
Prepaid expenses and other current assets	9	10

Total current assets	567	566
Net property, plant and equipment	1,368	1,445
Timberland, less timber depletion	2	32
Goodwill	184	172
Notes receivable from SSCC	582	561
Other assets	148	142

	$2,851	$2,918

Liabilities and Stockholder's Equity (Deficit)
Current liabilities
Current maturities of long-term debt	$180	$37
Accounts payable	229	252
Accrued compensation and payroll taxes	84	89
Interest payable	21	20
Income taxes payable		42
Other current liabilities	60	61

Total current liabilities	574	501
Long-term debt, less current maturities	1,399	1,564
Other long-term liabilities	429	524
Deferred income taxes	460	424
Stockholder's equity (deficit)
Common stock, par value $.01 per share; 1,000 shares authorized, issued and outstanding
Additional paid-in capital	1,160	1,129
Retained earnings (deficit)	(1,001)	(1,010)
Accumulated other comprehensive income (loss)	(170)	(214)

Total stockholder's equity (deficit)	(11)	(95)

	$2,851	$2,918

See notes to consolidated financial statements.

JSCE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2003	2002	2001
	(In millions)
Net sales	$3,651	$3,456	$3,344
Costs and expenses
Cost of goods sold	3,222	2,987	2,832
Selling and administrative expenses	355	289	273
Restructuring charges	21	4	4
Loss (gain) on sale of assets	5	(1)	(1)

Income from operations	48	177	236
Other income (expense)
Interest income from SSCC	80	73	65
Interest expense	(104)	(94)	(125)
Loss from early extinguishment of debt	(2)	(19)	(4)
Other, net	3	3	3

Income from continuing operations before income taxes and cumulative effect of accounting change	25	140	175
Provision for income taxes	(5)	(56)	(71)

Income from continuing operations before cumulative effect of accounting change	20	84	104
Discontinued operations
Income from discontinued operations, net of income tax provisions of $3 in 2002 and $3 in 2001		5	4
Gain on disposition of discontinued operations, net of income tax provision of $17		22

Income before cumulative effect of accounting change	20	111	108
Cumulative effect of accounting change
Asset retirement obligations, net of income tax benefit of $2	(3)

Net income	$17	$111	$108

See notes to consolidated financial statements.

JSCE, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY (DEFICIT)

	Common Stock
					Accumulated Other Comprehensive Income (Loss)
	Number of Shares	Par Value, $.01	Additional Paid-In Capital	Retained Earnings (Deficit)			Total
	(In millions, except share data)
Balance at January 1, 2001	1,000	$	$1,129	$(1,213)	$		$(84)
Comprehensive income (loss)
Net income				108			108
Other comprehensive income (loss)
Minimum pension liability adjustment, net of tax benefit of $36						(56)	(56)
Cumulative effect of accounting change, net of tax expense of $2						2	2
Deferred hedge loss, net of tax benefit of $4						(6)	(6)

Comprehensive income (loss)							48
Dividends paid				(8)			(8)

Balance at December 31, 2001	1,000		1,129	(1,113)		(60)	(44)
Comprehensive income (loss)
Net income				111			111
Other comprehensive income (loss)
Minimum pension liability adjustment, net of tax benefit of $102						(159)	(159)
Deferred hedge gain, net of tax expense of $3						5	5

Comprehensive income (loss)							(43)
Dividends paid				(8)			(8)

Balance at December 31, 2002	1,000		1,129	(1,010)		(214)	(95)
Comprehensive income (loss)
Net income				17			17
Other comprehensive income (loss)
Minimum pension liability adjustment, net of tax expense of $29						45	45
Deferred hedge loss, net of tax of $0						(1)	(1)

Comprehensive income (loss)							61
Capital contribution from SSCC			31				31
Dividends paid				(8)			(8)

Balance at December 31, 2003	1,000	$	$1,160	$(1,001)		$(170)	$(11)

See notes to consolidated financial statements.

JSCE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2003	2002	2001
	(In millions)
Cash flows from operating activities
Net income	$17	$111	$108
Adjustments to reconcile net income to net cash provided by operating activities
Gain on disposition of discontinued operations		(39)
Loss from early extinguishment of debt	2	19	4
Cumulative effect of accounting change for asset retirement obligations	5
Depreciation, depletion and amortization	136	123	124
Amortization of deferred debt issuance costs	4	3	5
Deferred income taxes	(48)	69	68
Pension and post-retirement benefits	(30)	7	(11)
Loss (gain) on sale of assets	5	(1)	(1)
Non-cash restructuring charges	11	3	2
Non-cash interest income from SSCC	(80)	(73)	(65)
Change in current assets and liabilities
Receivables	35	26	22
Inventories	13	(10)	30
Prepaid expenses and other current assets		5	9
Accounts payable and accrued liabilities	(29)	(4)	(106)
Interest payable		2	(9)
Other, net	9	(3)	3

Net cash provided by operating activities	50	238	183

Cash flows from investing activities
Expenditures for property, plant and equipment	(96)	(92)	(86)
Payments on acquisitions	(26)	(350)
Notes receivable from SSCC	34	6	5
Proceeds from property and timberland disposals and sale of businesses	44	83	6

Net cash used for investing activities	(44)	(353)	(75)

Cash flows from financing activities
Proceeds from long-term debt	300	820	275
Net repayments under the accounts receivable securitization program	(10)	(13)	(27)
Net repayments of debt	(312)	(633)	(354)
Capital contribution from SSCC	31
Dividends paid	(8)	(8)	(8)
Debt repurchase premiums paid		(18)
Deferred debt issuance costs	(4)	(39)	(4)

Net cash provided by (used for) financing activities	(3)	109	(118)

Increase (decrease) in cash and cash equivalents	3	(6)	(10)
Cash and cash equivalents
Beginning of year	5	11	21

End of year	$8	$5	$11

See notes to consolidated financial statements.

JSCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Tabular amounts in millions)

1. Significant Accounting Policies

        Basis of Presentation:    JSCE, Inc., hereafter referred to as the "Company," is a wholly owned subsidiary of Smurfit-Stone Container Corporation ("SSCC"). The Company owns 100% of the equity interest in Jefferson Smurfit Corporation (U.S.) ("JSC(U.S.)") and is a guarantor of the senior unsecured indebtedness of JSC(U.S.). The Company has no operations other than its investment in JSC(U.S.).

        Nature of Operations:    The Company's major operations are in containerboard and corrugated containers, consumer packaging and reclamation. The Company's paperboard mills procure virgin and reclaimed fiber and produce paperboard for conversion into corrugated containers and folding cartons at Company-owned facilities and third-party converting operations. Paper product customers represent a diverse range of industries including paperboard packaging and a broad range of manufacturers of consumer goods. Recycling operations collect or broker wastepaper for sale to Company-owned and third-party paper mills. Customers and operations are located principally in the United States. Credit is extended to customers based on an evaluation of their financial condition.

        Principles of Consolidation:    The consolidated financial statements include the accounts of the Company and majority-owned and controlled subsidiaries. Investments in majority owned affiliates where control does not exist and non-majority owned affiliates are accounted for using the equity method. Significant intercompany accounts and transactions are eliminated in consolidation.

        Cash and Cash Equivalents:    The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents of $5 million were pledged at December 31, 2003 and 2002, as collateral for obligations associated with the accounts receivable securitization program (See Note 7).

        Revenue Recognition:    The Company recognizes revenue at the time persuasive evidence of an agreement exists, price is fixed and determinable, products are shipped to external customers and collectibility is reasonably assured. Shipping and handling costs are included in cost of goods sold.

        Receivables, Less Allowances:    The Company evaluates the collectibility of accounts receivable on a case-by-case basis and makes adjustments to the bad debt reserve for expected losses, considering such things as ability to pay, bankruptcy, credit ratings and payment history. The Company also estimates reserves for bad debts based on historical experience and past due status of the accounts.

        Inventories:    Inventories are valued at the lower of cost or market under the last-in, first-out ("LIFO") method, except for $42 million in 2003 and $44 million in 2002, which are valued at the lower of average cost or market. First-in, first-out ("FIFO") costs (which approximate replacement costs) exceed the LIFO value by $68 million and $62 million at December 31, 2003 and 2002, respectively.

        Net Property, Plant and Equipment:    Property, plant and equipment are carried at cost. The costs of additions, improvements and major replacements are capitalized, while maintenance and repairs are charged to expense as incurred. Provisions for depreciation and amortization are made using straight-line rates over the estimated useful lives of the related assets and the terms of the applicable leases for leasehold improvements. Papermill machines have been assigned a useful life of 18 to

23 years, while major converting equipment and folding carton presses have been assigned useful lives ranging from 12 to 20 years (See Note 5).

        Timberland, Less Timber Depletion:    Timberland is stated at cost less accumulated cost of timber harvested. The portion of the costs of timberland attributed to standing timber is charged against income as timber is cut, at rates determined annually, based on the relationship of unamortized timber costs to the estimated volume of recoverable timber. The costs of seedlings and reforestation of timberland are capitalized.

        Goodwill and Other Intangible Assets:    Effective January 1, 2002, goodwill is no longer amortized, but instead is tested for impairment at least annually in accordance with Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets." For purposes of measuring goodwill impairment, the Company's reporting units are its business segments. Other intangible assets represent the fair value of identifiable intangible assets acquired in purchase business combinations. Other intangible assets are amortized over their expected useful life, unless the assets are deemed to have an indefinite life. Other intangible assets are included in other assets in the Company's December 31, 2003 consolidated balance sheet (See Note 16).

        Deferred Debt Issuance Costs and Losses From Extinguishment of Debt:    Deferred debt issuance costs included in other assets are amortized over the terms of the respective debt obligations using the interest method. In accordance with SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 62, Amendment of FASB No. 13, and Technical Corrections," the Company records losses due to early extinguishment as a component of income from continuing operations rather than as an extraordinary item. Prior periods have been restated in order to conform to 2003 presentation.

        Long-Lived Assets:    In accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

        A component of the Company, as defined in SFAS No. 144, is classified as a discontinued operation if the operations and cash flows of the component will be (or have been) eliminated from the ongoing operations of the Company.

        Income Taxes:    The Company accounts for income taxes in accordance with the liability method of accounting for income taxes. Under the liability method, deferred assets and liabilities are recognized based upon anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases (See Note 12).

        Derivatives and Hedging Activities:    Effective January 1, 2001, the Company adopted SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137, SFAS No. 138 and SFAS No. 149, and recognizes all derivatives on the balance sheet at fair value. Derivatives that are not hedges are adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives are either offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other accumulated comprehensive income (loss) until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value is immediately recognized in earnings (See Note 8).

        Transfers of Financial Assets:    Financial assets transferred to qualifying special-purpose entities and the liabilities of such entities are not reflected in the consolidated financial statements of the Company. Gains or losses on sale of financial assets depend in part on the previous carrying amount of the financial assets involved in the transfer, allocated between the assets sold and the retained interests based on their relative fair value at the date of transfer. Quoted market prices are not available for retained interests, so the Company estimates fair value based on the present value of expected cash flows estimated by using management's best estimates of key assumptions (See Note 6).

        Stock-Based Compensation:    At December 31, 2003, the Company has stock-based employee compensation plans, including stock options and restricted stock units ("RSUs") (See Note 14).

        Stock Options:    In the second quarter of 2003, the Company adopted the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," effective as of January 1, 2003. The Company selected the prospective transition method as allowed in SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure," which requires expensing options prospectively, beginning in the year of adoption. Because the prospective method was used and awards vest over three to eight years, the 2003 expense is less than what would have been recognized if the fair value based method had been applied to all awards since the original effective date of SFAS No. 123.

        Prior to 2003, the Company accounted for stock options under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. No stock-based employee compensation cost was reflected in 2001 or 2002 net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant.

        The following table illustrates the effect on net income if the fair value based method had been applied to all outstanding and unvested awards in each period.

	2003	2002	2001
Net income, as reported	$17	$111	$108
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	1
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(5)	(5)	(4)

Pro forma net income	$13	$106	$104

        RSUs:    Amounts earned under the Company's annual management incentive plan, which are deferred and paid in the form of SSCC RSUs, immediately vest and are expensed by the Company in the year earned. RSUs related to the Company matching program and non-vested RSUs are expensed over the vesting period.

        Environmental Matters:    The Company expenses environmental expenditures related to existing conditions resulting from past or current operations from which no current or future benefit is discernible. Expenditures that extend the life of the related property or mitigate or prevent future environmental contamination are capitalized. Reserves for environmental liabilities are established in accordance with the American Institute of Certified Public Accountants Statement of Position 96-1, "Environmental Remediation Liabilities." The Company records a liability at the time when it is probable and can be reasonably estimated. Such liabilities are not discounted or reduced for potential recoveries from insurance carriers.

        Asset Retirement Obligations:    Effective January 1, 2003, the Company adopted SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 establishes accounting standards for the recognition and measurement of an asset retirement obligation and its associated asset retirement cost. It also provides accounting guidance for legal obligations associated with the retirement of tangible long-lived assets. The Company's asset retirement obligations relate primarily to environmental requirements upon closure of an operating facility. Certain of the Company's facilities have indeterminate lives because they are expected to remain in operation for the foreseeable future. Consequently, the asset retirement obligations related to these facilities cannot be reasonably estimated (See Note 11).

        Restructuring:    Effective January 1, 2003, the Company adopted SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." Costs associated with exit or disposal activities are recognized when they are incurred rather than at the date of a commitment to an exit or disposal plan (See Note 4).

        Guarantees:    Effective January 1, 2003, the Company adopted FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," which clarifies and expands on existing disclosure requirements for guarantees and requires the Company to recognize a liability for the fair value of its obligations under that guarantee. The initial measurement and recognition provisions are prospective for guarantees issued after December 31, 2002. Disclosure requirements are effective for guarantees issued prior to January 1, 2003 (See Note 10).

        Use of Estimates:    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Reclassifications:    Certain reclassifications of prior year presentations have been made to conform to the 2003 presentation.

2. Discontinued Operations

        On September 30, 2002, the Company sold the industrial packaging division included in the Consumer Packaging segment to a third party for approximately $80 million and retained $12 million of accounts receivable. The sale resulted in a gain on disposition of discontinued operations of

$22 million, net of tax of $17 million. The assets sold include 17 tube and core manufacturing facilities, three fiber partition plants and three uncoated recycled boxboard mills. Net sales for these operations were $96 million for the nine months ended September 30, 2002 and $122 million in 2001. These facilities employed approximately 850 hourly and salaried employees. The results of operations from the industrial packaging division have been reclassified as discontinued operations for all periods presented.

3. Acquisitions

        On May 31, 2003, the Company acquired the operations of Arko Paper Products Co., Inc. ("Arko"), a folding carton producer, for $30 million. The results of operations have been included in the consolidated statement of operations after May 31, 2003. The cost to acquire the operations has been allocated to the assets acquired and liabilities assumed according to fair values. The purchase price allocation, completed during the fourth quarter of 2003, resulted in acquired goodwill of $12 million and intangible assets of $3 million, which has been allocated to the Consumer Packaging segment.

        On September 30, 2002, the Company acquired a corrugating medium mill and related assets from MeadWestvaco Corporation (the "Stevenson Mill Acquisition"). The Stevenson Mill Acquisition included the purchase of a corrugating medium mill, seven corrugated container plants, one hardwood sawmill and woodland operations consisting of approximately 82,000 acres of timberland. The related results of operations have been included in the consolidated statements of operations after September 30, 2002. The Company paid $350 million for the assets and an additional $25 million in connection with certain financing arrangements (See Note 7).

        The purchase price allocation was completed during the first quarter of 2003 and the Company did not record any goodwill related to the transaction. Included in the allocation of the cost of the Stevenson Mill Acquisition is the adjustment to fair value of property and equipment associated with the permanent shutdown of three corrugated container plants, liabilities for the termination of certain employees and liabilities for lease commitments and facility closure costs.

        The following is a summary of the exit liabilities recorded in the allocation of the purchase price:

	Severance		Lease Commitments		Facility Closure	Total
Opening Balance		$5		$1	$1	$7

Balance at December 31, 2002		5		1	1	7
Payments		(5)		(1)		(6)

Balance at December 31, 2003	$		$		$1	$1

        Future cash outlays under the exit liabilities are anticipated to be $1 million in 2004.

4. Restructurings

        On November 18, 1998, a subsidiary of SSCC merged with Stone Container Corporation ("Stone"), an action hereafter referred to as the "Merger," and Stone became a subsidiary of SSCC.

Since the Merger, the Company has recorded various restructuring charges related to the rationalization of its containerboard mill and converting operations, including the termination of employees and liabilities for lease commitments at the closed facilities.

        During 2003, the Company recorded restructuring charges of $21 million related to the permanent closure of one of two paper machines at its Philadelphia, Pennsylvania, coated recycled boxboard mill, the closure of three converting facilities and reduction of the salaried work force primarily in its corrugated containers operations. The assets of the shutdown operations were adjusted to the estimated net realizable value resulting in a non-cash write-down of $11 million. The shutdowns and other rationalization efforts resulted in approximately 350 employees being terminated. The net sales and operating losses of the shutdown operations in 2003 prior to closure were $34 million and $8 million, respectively. The net sales and operating losses of the shutdown operations for the year ended December 31, 2002 were $69 million and $9 million, respectively. The net sales and operating losses of the shutdown operations for the year ended December 31, 2001 were $74 million and $9 million, respectively. No significant additional charges related to these shutdown operations are expected.

        During 2002, the Company recorded restructuring charges of $4 million related to the shutdown and sale of its Cladwood® operations. The assets of these closed operations were adjusted to the estimated fair value less cost to sell resulting in a $3 million non-cash write-down. These shutdowns resulted in approximately 110 employees being terminated. The net sales and operating income of these facilities in 2002 prior to closure were $11 million and $1 million, respectively. The net sales and operating income of these facilities in 2001 were $17 million and $1 million, respectively.

        During 2001, the Company recorded restructuring charges of $4 million related to the shutdown of a boxboard paper machine and related operation and the closure of a trucking operation. The assets of these closed operations were adjusted to their estimated fair value less cost to sell resulting in a $2 million non-cash write-down. These shutdowns resulted in approximately 75 employees being terminated. The net sales and operating loss of these facilities in 2001 prior to closure were $4 million and $2 million, respectively.

        The following is a summary of the restructuring liabilities recorded:

	Write-down of Property and Equipment to Fair Value		Severance and Benefits		Lease Commitments	Facility Closure Costs	Other		Total
Balance at January 1, 2001	$		$		$14	$8		$1	$23
Charge		2		1		1			4
Payments				(1)	(2)	(1)		(1)	(5)
Non-cash reduction		(2)							(2)

Balance at December 31, 2001					12	8			20
Charge		3		1					4
Payments				(1)	(2)				(3)
Non-cash reduction		(3)							(3)

Balance at December 31, 2002					10	8			18
Charge		11		8	1	1			21
Payments				(2)	(2)	(1)			(5)
Non-cash reduction		(11)							(11)

Balance at December 31, 2003	$			$6	$9	$8	$		$23

        Future cash outlays are anticipated to be $8 million in 2004, $2 million in 2005, $2 million in 2006, and $11 million thereafter.

5. Net Property, Plant and Equipment

        Net property, plant and equipment at December 31 consist of:

	2003	2002
Land	$56	$55
Buildings and leasehold improvements	275	285
Machinery, fixtures and equipment	2,074	2,074
Construction in progress	44	49

	2,449	2,463
Less accumulated depreciation	(1,081)	(1,018)

Net property, plant and equipment	$1,368	$1,445

        Depreciation expense was $136 million, $121 million and $114 million for 2003, 2002 and 2001, respectively, excluding depreciation expense related to discontinued operations of $2 million in 2002 and $3 million in 2001. Property, plant and equipment include capitalized leases of $21 million and $42 million and related accumulated amortization of $14 million and $32 million at December 31, 2003 and 2002, respectively.

6. Timberland Sale and Note Monetization

        The Company sold approximately 980,000 acres of owned and leased timberland in Florida, Georgia and Alabama in October 1999. The final purchase price, after adjustments, was $710 million. The Company received $225 million in cash, with the balance of $485 million in the form of installment notes.

        The Company entered into a program to monetize the installment notes receivable. The notes were sold without recourse to Timber Notes Holdings LLC, a qualified special-purpose entity under the provisions of SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," for $430 million cash proceeds and a residual interest in the notes. The transaction was accounted for as a sale under SFAS No. 140. The cash proceeds from the sale and monetization transactions were used to prepay borrowings under the JSC(U.S.) Credit Agreement. The residual interest was $43 million and $41 million at December 31, 2003 and 2002, respectively. The key economic assumption used in measuring the residual interest at the date of the monetization was the rate at which the residual cash flows were discounted (9%). At December 31, 2003, the sensitivity on the current fair value of the residual cash flows to immediate 10% and 20% adverse changes in the assumed rate at which the residual cash flows were discounted (9%) was $2 million and $4 million, respectively.

7. Long-Term Debt

        Long-term debt as of December 31 is as follows:

	2003		2002
Bank Credit Facilities
Tranche A term loan	$		$175
Tranche B term loan (4.4% weighted average variable rate), payable in various installments through March 31, 2007		151	274
Revolving Credit Facility (4.2% weighted average variable rate), due March 31, 2005		94	73
Accounts Receivable Securitization Program Borrowings
Accounts receivable securitization program borrowings (1.2% weighted average variable rate), due in December 2004		177	188
Senior Notes
9.75% unsecured senior notes, due April 1, 2003			26
8.25% unsecured senior notes, due October 1, 2012		700	700
7.50% unsecured senior notes, due June 1, 2013		300
Other Debt
Variable rate industrial revenue bonds (3.4% weighted average variable rate), payable in varying annual payments through 2035		120	120
Other (including obligations under capitalized leases of $10 million and $14 million)		37	45

Total debt		1,579	1,601
Less current maturities		(180)	(37)

Long-term debt		$1,399	$1,564

        The amounts of total debt outstanding at December 31, 2003 maturing during the next five years are as follows:

2004	$180
2005	215
2006	29
2007	137
2008	2
Thereafter	1,016

Bond Offerings

        In May 2003, JSC(U.S.) completed an offering of $300 million of 7.50% unsecured senior notes due 2013. The Company used the proceeds of this issuance to repay the $175 million Tranche A term loan borrowings and $122 million of the outstanding Tranche B term loan borrowings under the JSC(U.S.) credit agreement. In addition, JSC(U.S.) used the proceeds to pay fees and expenses of $3 million related to this transaction. A loss of $2 million was recorded due to early extinguishment of debt.

        In September 2002, JSC(U.S.) completed an offering of $700 million of 8.25% unsecured senior notes due 2012. JSC(U.S.) used the proceeds of this issuance in part to repurchase $474 million of the 9.75% unsecured senior notes due 2003, pay related call premiums of $18 million and pay issuance costs of $12 million. The remaining portion of the 8.25% unsecured senior note proceeds was subsequently used to fund a portion of the purchase price of the Stevenson Mill Acquisition. A loss of $19 million was recorded due to the early extinguishment of debt.

Bank Credit Facilities

        JSC(U.S.) has a bank credit facility (the "JSC(U.S.) Credit Agreement") consisting of a $550 million revolving credit facility ("Revolving Credit Facility"), of which up to $290 million may consist of letters of credit, and one senior secured term loan (Tranche B) aggregating $151 million at December 31, 2003. A commitment fee of 0.5% per annum is assessed on the unused portion of the Revolving Credit Facility. At December 31, 2003, the unused portion of the Revolving Credit Facility, after giving consideration to outstanding letters of credit, was $281 million.

        On June 30, 2003, the Company obtained an amendment from its lender group easing certain financial covenant requirements under its bank credit agreement as of June 30, 2003 and for future periods through December 31, 2004.

        In December 2002, JSC(U.S.) completed the assumption of the industrial revenue bonds associated with the Stevenson Mill Acquisition, including the payment of $25 million to MeadWestvaco Corporation. All rights and obligations under the indentures and lease agreements have been assumed by JSC(U.S.). The revenue bonds were remarketed on December 19, 2002, with a variable rate of interest with proceeds of $120 million. The revenue bonds are secured by letters of credit in the amount of $122 million issued under the JSC(U.S.) Credit Agreement. Because the maturity of the JSC(U.S.) Credit Agreement is 2005, the $120 million has been classified as a 2005 maturity. However, it is the Company's intent to maintain the JSC(U.S.) Credit Agreement and therefore to maintain the stated maturity of the bonds through 2035.

        In September 2002, JSC(U.S.) amended and restated its credit agreement to permit (i) the incurrence of the indebtedness represented by the 8.25% unsecured senior notes due 2012 in excess of the amount necessary for refinancing the 9.75% unsecured senior notes due 2003 and (ii) the use of a portion of the proceeds from the sale of the 8.25% unsecured senior notes due 2012 to fund the Stevenson Mill Acquisition. In addition, the amended and restated bank credit agreement permits JSC(U.S.) to obtain an incremental loan facility of up to $140 million, to be used for the issuance of letters of credit to secure the industrial revenue bonds related to the Stevenson Mill Acquisition. The amended and restated credit agreement also permits the merger of Stone and JSC(U.S.) under certain circumstances.

        In August 2002, JSC(U.S.) amended its credit agreement to permit the distribution of approximately 71.6 million shares of SSCC common stock (approximately 29.3% of the total shares outstanding) by Jefferson Smurfit Group ("JS Group"), formerly SSCC's largest stockholder, to its stockholders, which otherwise would have constituted a change of control event of default. In addition, this amendment permitted JSC(U.S.) to refinance all or any portion of the 9.75% unsecured senior notes due 2003 with the 8.25% unsecured senior notes due 2012.

        The JSC(U.S.) Credit Agreement contains various covenants and restrictions including, among other things, (i) limitations on dividends, redemptions and repurchases of capital stock, (ii) limitations on the incurrence of indebtedness, liens, leases and sale-leaseback transactions, (iii) limitations on capital expenditures and (iv) maintenance of certain financial covenants. The JSC(U.S.) Credit Agreement also requires prepayments if JSC(U.S.) has excess cash flows, as defined, or receives proceeds from certain asset sales, insurance or incurrence of certain indebtedness.

        The obligations under the JSC(U.S.) Credit Agreement are unconditionally guaranteed by SSCC, the Company and the material subsidiaries of JSC(U.S.). The obligations under the JSC(U.S.) Credit Agreement are secured by a security interest in substantially all of the assets of JSC(U.S.) and its material subsidiaries, a pledge of all of the capital stock of the Company, JSC(U.S.) and the material U.S. subsidiaries of JSC(U.S.) and a pledge of 65% of the capital stock of certain foreign subsidiaries of JSC(U.S.) The security interest under the JSC(U.S.) Credit Agreement excludes certain trade receivables and proceeds thereof.

Accounts Receivable Securitization Program Borrowings

        JSC(U.S.) currently has a $255 million accounts receivable securitization program (the "Securitization Program"). The Securitization Program provides for the sale of certain of the Company's trade receivables to a wholly owned, bankruptcy remote, limited purpose subsidiary, Jefferson Smurfit Finance Corporation ("JS Finance"). The accounts receivable purchases are financed through the issuance of commercial paper or through borrowings under a liquidity loan facility. Under the Securitization Program, JS Finance has granted a security interest in all its assets, principally cash and cash equivalents and trade accounts receivable. The Company has $78 million available for additional borrowing at December 31, 2003, subject to eligible accounts receivable.

        The Securitization Program expires in December 2004. As a result, borrowings under the Securitization Program are classified as current maturities. It is the Company's intent to enter into a new accounts receivable securitization program during 2004 to refinance this debt on a long-term basis.

Senior Notes

        The JSC(U.S.) 8.25% unsecured senior notes of $700 million at December 31, 2003 are redeemable in whole or in part at the option of JSC(U.S.) beginning on October 1, 2007 at a price of 104.125% plus accrued interest. The redemption price will decline each year after 2007 and beginning on October 1, 2010 will be 100% of the principal amount, plus accrued interest.

        The JSC(U.S.) 7.50% unsecured senior notes of $300 million at December 31, 2003 are redeemable in whole or in part at the option of JSC(U.S.) beginning on June 1, 2008 at a price of 103.75% plus accrued interest. The redemption price will decline each year after 2008 and beginning on June 1, 2011 will be 100% of the principal amount, plus accrued interest.

        In April 2003, JSC(U.S.) repaid its $26 million 9.75% unsecured senior notes at maturity with borrowings under the Revolving Credit Facility.

        The senior notes, which are unconditionally guaranteed on a senior basis by the Company, rank pari passu with the JSC(U.S.) Credit Agreement and contain business and financial covenants which are less restrictive than those contained in the JSC(U.S.) Credit Agreement.

Other

        Interest costs capitalized on construction projects in 2003, 2002 and 2001 totaled $3 million, $2 million and $2 million, respectively. Interest payments on all debt instruments for 2003, 2002 and 2001 were $104 million, $90 million and $130 million, respectively.

8. Derivative Instruments and Hedging Activities

        SFAS No. 133, as amended by SFAS No. 137, SFAS No. 138 and SFAS No. 149, requires that all derivatives be recorded on the consolidated balance sheets at fair value. Changes in the fair value of derivatives not qualifying as hedges are recorded each period in earnings. Changes in the fair value of derivatives qualifying as hedges are either offset against the change in fair value of the hedged item through earnings or recognized in Other Comprehensive Income ("OCI") until the hedged item is recognized in earnings, depending on the nature of the hedge. The ineffective portion of the change in fair value of all derivatives is recognized in earnings. Hedges related to anticipated transactions are designated and documented at hedge inception as cash flow hedges and evaluated for hedge effectiveness quarterly.

        Upon adoption of SFAS No. 133 in 2001, the Company recorded a cumulative effect of an accounting change gain of approximately $2 million (net of tax of $2 million) in OCI.

        The Company's derivative instruments and hedging activities relate to minimizing exposures to fluctuations in the price of commodities used in its operations and are designated as cash flow hedges.

Commodity Futures Contracts

        The Company uses exchange traded futures contracts to manage fluctuations in cash flows resulting from commodity price risk in the procurement of natural gas. The objective is to fix the price of a portion of the Company's forecasted purchases of natural gas used in the manufacturing process. The changes in the market value of such contracts have historically been, and are expected to continue to be, highly effective at offsetting changes in price of the hedged item. As of December 31, 2003, the maximum length of time over which the Company is hedging its exposure to the variability in future cash flows associated with natural gas forecasted transactions is one year. For the years ended December 31, 2003 and 2002, the Company reclassified a $2 million gain (net of tax) and a $3 million loss (net of tax), respectively, from OCI to cost of goods sold when the hedged items were recognized. The fair value of the Company's futures contracts at December 31, 2003 and 2002 is a $1 million gain included in other current assets. At December 31, 2003 and 2002, the Company recorded a $1 million loss and an immaterial amount, respectively, in cost of goods sold on commodity futures contracts, related to the ineffective portion of the change in fair value of certain contracts and contracts not qualifying for hedge accounting.

        For the years ended December 31, 2003 and 2002, the Company recorded a $1 million loss and an immaterial amount, respectively, in cost of goods sold on settled commodity futures contracts, related to the ineffective portion of hedges and contracts not qualifying for hedge accounting.

        The cumulative deferred hedge is an immaterial amount and a $1 million gain (net of tax) at December 31, 2003 and 2002, respectively.

9. Leases

        The Company leases certain facilities and equipment for production, selling and administrative purposes under operating leases. Certain leases contain renewal options for varying periods, and others include options to purchase the leased property during or at the end of the lease term. Future minimum rental commitments (exclusive of real estate taxes and other expenses) under operating leases having initial or remaining noncancelable terms in excess of one year, excluding lease commitments on closed facilities, are reflected below:

2004	$38
2005	30
2006	25
2007	20
2008	10
Thereafter	17

Total minimum lease payments	$140

        Net rental expense for operating leases, including leases having a duration of less than one year, was approximately $56 million, $56 million and $53 million for 2003, 2002 and 2001, respectively.

10. Guarantees

        The Company has certain woodchip processing contracts, entered into prior to January 1, 2003, extending from 2010 through 2012 with minimum purchase commitments. As part of the agreements, the Company guarantees the third party contractor's debt outstanding and has a security interest in the chipping equipment. At December 31, 2003 and 2002, the maximum potential amount of future payments related to these guarantees was approximately $24 million and $29 million, respectively, which decreases ratably over the life of the contracts. Proceeds from the liquidation of the chipping equipment would be based on current market conditions and the Company may not recover in full the guarantee payments made.

11. Asset Retirement Obligations

        Upon adoption of SFAS No. 143 in 2003, the Company recorded an increase in net property, plant and equipment of $1 million, an asset retirement obligation liability of $6 million and a charge for the cumulative effect of an accounting change of $3 million, net of income taxes of $2 million. The net effect of SFAS No. 143 on the current year statement of operations is immaterial. The pro forma effect of adoption on the statements of operation for the years ended December 31, 2002 and 2001 was also immaterial. The balance of the asset retirement obligation at December 31, 2003 was $6 million.

12. Income Taxes

        Significant components of the Company's deferred tax assets and liabilities at December 31 are as follows:

	2003	2002
Deferred tax liabilities
Property, plant and equipment and timberland	$(401)	$(408)
Inventory	(21)	(21)
Timber installment sale	(134)	(134)
Other	(109)	(111)

Total deferred tax liabilities	(665)	(674)

Deferred tax assets
Employee benefit plans	91	158
Net operating loss, alternative minimum tax and tax credit carryforwards	86	61
Restructuring	9	7
Other	39	38

Total deferred tax assets	225	264
Valuation allowance for deferred tax assets	(10)	(10)

Net deferred tax assets	215	254

Net deferred tax liabilities	$(450)	$(420)

        At December 31, 2003, the Company had net operating loss carryforwards for state purposes with a tax value of $25 million, which expire from 2004 through 2023. A valuation allowance of $10 million has been established for a portion of these deferred tax assets. The Company had approximately

$61 million of alternative minimum tax credit carryforwards for U.S. federal income tax purposes, which are available indefinitely.

        Provision for income taxes on income from continuing operations before income taxes and cumulative effect of accounting change is as follows:

	2003		2002		2001
Current
Federal	$		$		$(43)
State and local				(3)	(6)

Total current expense				(3)	(49)
Deferred
Federal		(7)		(49)	(17)
State and local		2		(4)	(5)

Total deferred expense		(5)		(53)	(22)

Total provision for income taxes		$(5)		$(56)	$(71)

        The Company's provision for income taxes differed from the amount computed by applying the statutory U.S. federal income tax rate to income from continuing operations before income taxes and cumulative effect of accounting change as follows:

	2003	2002	2001
U.S. federal income tax provision at federal statutory rate	$(9)	$(49)	$(61)
Permanent differences from applying purchase accounting			(2)
Other permanent differences	3	(2)	(1)
State income taxes, net of federal income tax effect	1	(5)	(7)

Total provision for income taxes	$(5)	$(56)	$(71)

        Other permanent differences in 2003 include a $6 million benefit related to the resolution of certain prior year tax matters.

        The Internal Revenue Service is currently examining the years 1999 through 2001. While the ultimate results cannot be predicted with certainty, the Company's management believes that the examination will not have a material adverse effect on its consolidated financial condition or results of operations. The Company has settled the examination for the years 1995 through 1998, resulting in the payment of tax and interest of $50 million. Adequate reserves were available to cover the payment.

        The Company made income tax payments of $53 million, $19 million and $8 million in 2003, 2002 and 2001, respectively.

13. Employee Benefit Plans

Defined Benefit Plans

        The Company participates in the SSCC sponsored noncontributory defined benefit pension plans covering substantially all employees. On December 31, 1998, the defined benefit plans of the Company were merged with the domestic defined benefit plans of Stone, and the assets of these plans are available to meet the funding requirements of the combined plans. The Company intends to fund its proportionate share of the future contributions based on the funded status of the Company's plan determined on an actuarial basis. Therefore, the plan asset information provided below is based on an actuarial estimate of assets and liabilities, excluding the effect of the plan merger, in order to be consistent with the presentation of the consolidated statements of operations and the consolidated balance sheets.

        The benefit obligation, fair value of plan assets and the under funded status of the Stone domestic merged defined benefit plans at December 31, 2003 were $940 million, $611 million and $329 million, respectively.

        The SSCC U.S. pension plans' weighted-average asset allocations at December 31, by asset category are as follows:

	2003	2002
Cash equivalents	7%	8%
Debt securities	28%	32%
Equity securities	63%	58%
Other	2%	2%

Total	100%	100%

        Equity securities at December 31, 2003 and 2002 include 2.7 million shares of SSCC common stock with a market value of approximately $49 million and $41 million, respectively (3% of total plan assets).

        The primary objective of the Company's U.S. investment policy is to provide eligible employees with scheduled pension benefits. The basic strategy of this investment policy is to earn the highest risk adjusted rate of return on assets consistent with prudent investor standards identified in the Employee Retirement Income Security Act of 1974. In identifying the target asset allocation that would best meet the above policy, consideration is given to a number of factors including the various pension plans' demographic characteristics, the long-term nature of the liabilities, the sensitivity of the liabilities to interest rates and inflation, the long-term return expectations and risks associated with key asset classes as well as their return relationship with each other, diversification among asset classes and other practical considerations for investing in certain asset classes. The target asset allocation for the U.S. pension plans during a complete market cycle is as follows:

Equity securities	60%
Debt securities	35%
Alternative asset classes	5%

Postretirement Health Care and Life Insurance Benefits

        The Company provides certain health care and life insurance benefits for all salaried as well as certain hourly employees. The assumed health care cost trend rates used in measuring the accumulated postretirement benefit obligation ("APBO") at December 31 are as follows:

	2003	2002
Health care cost trend rate assumed for next year	12.00%	11.00%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.00%	5.00%
Year the rate reaches the ultimate trend rate	2011	2009

        The effect of a 1% change in the assumed health care cost trend rate would increase/(decrease) the APBO as of December 31, 2003 by $5 million and $4 million, respectively, and have an immaterial effect on the annual net periodic postretirement benefit cost for 2003.

        In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003, (the "Act") was enacted. The Act introduced a prescription drug benefit under Medicare Part D as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. Under FASB Staff Position 106-1, issued in January 2004, related to the Act, the Company elected to defer recognizing the effects of the Act on its APBO and net periodic postretirement benefit costs until pending authoritative guidance on the accounting for the federal subsidy is issued, which could require a change to previously reported information.

        The following provides a reconciliation of benefit obligations, plan assets, and funded status of the plans:

	Defined Benefit Plans		Postretirement Plans
	2003	2002	2003		2002
Change in benefit obligation:
Benefit obligation at January 1	$1,264	$1,116		$111		$99
Service cost	26	24		2		2
Interest cost	82	79		7		7
Amendments	11	13		1
Plan participants' contributions				10		8
Curtailments	(3)	(2)		(1)		(1)
Actuarial loss	57	104		10		16
Benefits paid and expected expenses	(74)	(70)		(22)		(20)

Benefit obligation at December 31	$1,363	$1,264		$118		$111

Change in plan assets:
Fair value of plan assets at January 1	$839	$984	$		$
Actual return on plan assets	188	(79)
Employer contributions	72	2		12		12
Plan participants' contributions				10		8
Benefits paid	(71)	(68)		(22)		(20)

Fair value of plan assets at December 31	$1,028	$839	$		$

Over (under) funded status:	$(335)	$(425)		$(118)		$(111)
Unrecognized actuarial loss	367	435		35		27
Unrecognized prior service cost (benefit)	46	43		(2)		(2)

Net amount recognized	$78	$53		$(85)		$(86)

Amounts recognized in the balance sheets:
Accrued benefit liability	$(247)	$(343)		$(85)		$(86)
Intangible asset	46	43
Accumulated other comprehensive (income) loss	279	353

Net amount recognized	$78	$53		$(85)		$(86)

        The increase/(decrease) in the minimum liability included in other comprehensive (income) loss is ($74) million and $261 million for the years ended December 31, 2003 and 2002, respectively.

        The accumulated benefit obligation for all defined benefit pension plans was $1,275 million and $1,182 million at December 31, 2003 and 2002, respectively.

        The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $1,363 million, $1,275 million and $1,028 million, respectively, as of December 31, 2003 and $1,264 million, $1,182 million and $839 million as of December 31, 2002.

        The components of net pension expense for the defined benefit plans and the components of the postretirement benefit costs are as follows:

	Defined Benefit Plans			Postretirement Plans
	2003	2002	2001	2003	2002	2001
Service cost	$26	$24	$20	$2	$2	$1
Interest cost	82	79	77	7	7	7
Expected return on plan assets	(90)	(102)	(103)
Amortization of prior service cost	6	6	4	(1)	(1)
Amortization of net (gain) loss	20	4	(2)	2	2

Net periodic benefit cost	$44	$11	$(4)	$10	$10	$8

        The weighted average assumptions used to determine the benefit obligations at December 31 are as follows:

	Defined Benefit Plans		Postretirement Plans
	2003	2002	2003	2002
Discount rate	6.25%	6.75%	6.25%	6.75%
Rate of compensation increase	4.00%	4.00%	N/A	N/A

        The weighted average assumptions used to determine net periodic benefit cost for the years ended December 31 are as follows:

	Defined Benefit Plans		Postretirement Plans
	2003	2002	2003	2002
Discount rate	6.75%	7.25%	6.75%	7.25%
Expected long-term return on plan assets	9.00%	9.50%	N/A	N/A
Rate of compensation increase	4.00%	4.00%	N/A	N/A

        The expected long-term rate of return using the current target asset allocation for the U.S. pension plans is 9%. The fundamental assumptions behind the expected rate of return are the cumulative effect of several estimates, including the anticipated yield on high quality debt securities, the equity risk premium earned by investing in equity securities over a long-term time horizon and active investment management.

        The Company expects to contribute $66 million to its qualified defined benefit plans in 2004. The Company expects to pay benefits of $15 million to its non-qualified defined benefit plans and postretirement plans in 2004.

Savings Plans

        The Company sponsors voluntary savings plans covering substantially all salaried and certain hourly employees. The Company match is paid in SSCC common stock, up to an annual maximum. The

Company's expense for the savings plans totaled $11 million, $11 million and $10 million in 2003, 2002 and 2001, respectively.

14. Stock Option and Incentive Plans

        SSCC maintains the 1992 Jefferson Smurfit Corporation stock option plan (the "1992 Plan") for selected employees of the Company. The 1992 Plan includes non-qualified stock options, issued at prices equal to the fair market value of SSCC's common stock at the date of grant, which expire upon the earlier of twelve years from the date of grant or termination of employment, death or disability. In November 1998, effective with the Merger, all outstanding options for the 1992 Plan became exercisable and fully vested.

        In November 1998, SSCC adopted the 1998 Long-Term Incentive Plan (the "1998 Plan"), which reserved 8.5 million shares of SSCC common stock for non-qualified stock options and performance awards. In 2001, an additional 8 million shares of SSCC common stock were reserved for issuance under the 1998 Plan. Certain employees of the Company are covered under the 1998 Plan. The stock options are exercisable at a price equal to the fair market value of SSCC's common stock on the date of grant. The vesting schedule and other terms and conditions of options granted under the 1998 Plan are established separately for each grant. The number of options that become vested and exercisable in any one year may not exceed one-third of the options granted for certain participants and may not exceed one-fourth of the options granted for other participants. In general, these options expire ten years from the date of grant.

        Certain grants under the 1998 Plan contain change in control provisions which provide for immediate vesting and exercisability in the event that specific SSCC ownership conditions are met. These grants also allow for immediate vesting and exercisability in the event of retirement. Upon retirement, these options remain exercisable until the earlier of five years from retirement or ten years from the initial grant date. The stock options granted prior to April 2001 vest and become exercisable eight years after the date of grant subject to acceleration based upon the attainment of pre-established stock price targets. Beginning in April 2001, the options granted vest and become exercisable at the rate of 25% each year for four years.

        During 2001, the Company revised its annual management incentive plan so that a portion of annual employee bonuses is paid in the form of RSUs under the 1998 Plan. The RSUs are non-transferable and do not have voting rights. These RSUs vest immediately, but the restrictions do not lapse until the third anniversary of the award date. The Company pays a premium on the employee bonuses in the form of RSUs ("Premium RSUs") to certain employees. Premium RSUs vest at the earlier of a change in control, death, disability or three years after the award date. In addition, non-vested RSUs were issued in 2002 which vest in three to five years.

15. Accumulated Other Comprehensive Income (Loss)

        Accumulated other comprehensive income (loss), net of tax is as follows:

	Minimum Pension Liability		Deferred Hedge Gain (Loss)		Accumulated Other Comprehensive Income (Loss)
Balance at January 1, 2001	$		$		$
Cumulative effect of accounting change				2		2
Net changes in fair value of hedging transactions				(8)		(8)
Net loss reclassified into earnings				2		2
Current period change		(56)				(56)

Balance at December 31, 2001		(56)		(4)		(60)
Net changes in fair value of hedging transactions				2		2
Net loss reclassified into earnings				3		3
Current period change		(159)				(159)

Balance at December 31, 2002		(215)		1		(214)
Net changes in fair value of hedging transactions				1		1
Net gain reclassified into earnings				(2)		(2)
Current period change		45				45

Balance at December 31, 2003		$(170)	$			$(170)

16. Goodwill and Other Intangible Assets

        Effective January 1, 2002, the Company adopted SFAS No. 142. SFAS No. 142 requires that goodwill no longer be amortized, but instead tested for impairment at least annually. The Company has completed the required transitional and annual impairment tests and determined there to be no goodwill impairment.

        The following table summarizes the activity of goodwill by segment:

	Container- board & Corrugated Containers	Consumer Packaging	Total
Balance at January 1, 2002	$119	$72	$191
Goodwill included in gain on disposition of discontinued operations		(6)	(6)
Goodwill reduced as a result of settlement of purchase accounting income tax contingencies	(8)	(5)	(13)

Balance at December 31, 2002	111	61	172
Goodwill acquired		12	12

Balance at December 31, 2003	$111	$73	$184

        Goodwill of $12 million and other intangible assets of $3 million were acquired in connection with the acquisition of the operations of Arko (See Note 3). The other intangible asset is included in other assets on the Company's consolidated financial statements and is being amortized over 8 years.

        Income from continuing operations before cumulative effect of accounting change and net income for the year ended December 31, 2001, adjusted to exclude goodwill amortization expense, are as follows:

Reported income from continuing operations before cumulative effect of accounting change	$104
Goodwill amortization	7

Adjusted income from continuing operations before cumulative effect of accounting change	$111

Reported net income	$108
Goodwill amortization	7

Adjusted net income	$115

17. Related Party Transactions

Transactions with Stone

        The Company sold and purchased containerboard and recycling products at market prices from Stone as follows:

	2003	2002	2001
Product sales	$422	$370	$311
Product and raw material purchases	558	574	535
Net receivables at December 31	23	19	29

        Corporate shared expenses are allocated between the Company and Stone based on an established formula using a weighted average rate based on net book value of fixed assets, number of employees and sales. Net receivables are settled in cash.

Transactions with JS Group

        JS Group, formerly SSCC's largest stockholder, was a related party of the Company until May 8, 2003 when Michael W. J. Smurfit, Anthony P. J. Smurfit, Dermot F. Smurfit, and Howard E. Kilroy, each of whom were current or former directors or executive officers of JS Group, retired from SSCC's Board of Directors. Previously, in September 2002, JS Group distributed to its stockholders substantially all of its 71.6 million shares of SSCC common stock, which represented approximately 29.3% of the outstanding SSCC common stock.

        Product sales to/from JS Group, its subsidiaries and affiliated companies through May 8, 2003 were as follows:

	2003	2002	2001
Product sales	$14	$33	$32
Product and raw material purchases	2	10	20
Management services income	1	1	2
Charges from JS Group for services provided		1	1
Receivables at December 31		6	2
Payables at December 31			6

        Product sales to and purchases from JS Group, its subsidiaries and affiliates are consummated on terms generally similar to those prevailing with unrelated parties.

        The Company provided certain subsidiaries and affiliates of JS Group with general management and elective management services under separate Management Services Agreements. In consideration for general management services, the Company was paid a fee up to 2% of the subsidiaries' or affiliates' gross sales. In consideration for elective services, the Company was reimbursed for its direct cost of providing such services. All such management services were terminated on or prior to December 31, 2003.

Transactions with SSCC

        During 2003, SSCC contributed $31 million to the Company, increasing additional paid-in capital.

        In connection with the Merger, a $300 million intercompany loan was made to SSCC, which was contributed to Stone as additional paid-in capital. In addition, a $36 million intercompany loan was made to SSCC to pay certain Merger costs. These notes bear interest at the rate of 14.21% per annum, are payable semi-annually on December 1 and June 1 of each year and have a maturity date of    November 18, 2004.

        SSCC has the option, in lieu of paying accrued interest in cash, to pay the accrued interest by adding the amount of accrued interest to the principal amount of the notes. Interest income of $80 million, $73 million and $65 million in 2003, 2002 and 2001, respectively, has been added to the principal amount of the notes. In addition, the note balance fluctuates due to stock option proceeds received by the Company on behalf of SSCC and other stock compensation related items. The notes are unsecured obligations of SSCC.

        On November 15, 2000, pursuant to an Agreement and Plan of Merger among SSCC, SCC Merger Co. and Stone, approximately 4.6 million shares of $1.75 Series E Preferred Stock of Stone (the "Stone Preferred Stock") were converted into approximately 4.6 million shares of Series A Cumulative Exchangeable Redeemable Convertible Preferred Stock of SSCC (the "SSCC Preferred Stock"). In addition, a cash payment of $6.4425 per share, totaling approximately $30 million, was made to the holders of the Stone Preferred Stock. The cash payment was equal to the accrued and unpaid dividends on each share of Stone Preferred Stock less $0.12 per share to cover certain transaction related expenses. The Company made a $30 million intercompany loan to SSCC to accommodate the completion of the merger transaction. This note bears interest at the rate of 15.39%

per annum, is payable on December 1 and June 1 of each year and has a maturity date of November 18, 2004.

        The holders of the SSCC Preferred Stock are entitled to cumulative dividends of $0.4375 per quarter, payable in cash except in certain circumstances. These dividends of approximately $2 million per quarter are funded by dividends from JSC(U.S.) through the Company to SSCC.

Other Transactions

        Leigh J. Abramson, a member of the Company's Board of Directors until May 8, 2003, is a Managing Director of Morgan Stanley & Co. Incorporated, which has provided, and continues to provide, various financial services to the Company, including investment banking, investment management, financial advisory and commodity hedging. Payments made to Morgan Stanley & Co. Incorporated, representing commissions earned, were approximately $3 million during 2002, an immaterial amount in 2001 and an immaterial amount in 2003 through May 8, 2003. Mr. Abramson resigned from SSCC's Board of Directors effective May 8, 2003.

        Thomas A. Reynolds, III, a member of the Company's Board of Directors, is a member of the Executive Committee of the law firm of Winston & Strawn LLP, which has provided, and continues to provide, legal services to the Company and its subsidiaries.

18. Fair Value of Financial Instruments

        The carrying amounts and fair values of the Company's financial instruments are as follows:

	2003		2002
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Cash and cash equivalents	$8	$8	$5	$5
Notes receivable from SSCC	582	582	561	561
Residual interest in timber notes	43	43	41	41
Derivative assets	1	1	1	1
Long-term debt, including current maturities	1,579	1,661	1,601	1,615

        The carrying amount of cash equivalents approximates fair value because of the short maturity of those instruments. The fair values of notes receivable from SSCC and the residual interest in timber notes are based on discounted future cash flows. The fair value of the Company's derivatives is based on prevailing market rates at December 31, 2003. The fair value of the Company's debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities.

19. Contingencies

        In November 2003, the Company reached an agreement to settle the antitrust class action cases pending against the Company which were based on allegations of a conspiracy among containerboard manufacturers in 1993-95. The Company will make aggregate settlement payments of $36 million, one-half of which was paid in December 2003 and the remainder of which will be paid in January 2005.

The settlement is subject to final court approval following a fairness hearing to be held on March 26, 2004. All of the other defendants have also entered into agreements to settle these class actions; however, all of the defendants in the class actions continue to be defendants in twelve lawsuits brought on behalf of numerous parties that have opted out of the class actions to seek their own recovery. The Company recorded pretax charges of $44 million in 2003 to accrue for the settlement and estimated liability of the opt-out cases. The Company believes the liability for these matters was adequately reserved at December 31, 2003.

        The Company's past and present operations include activities which are subject to federal, state and local environmental requirements, particularly relating to air and water quality. The Company faces potential environmental liabilities as a result of violations of permit terms and similar authorizations that have occurred from time to time at its facilities. In addition, the Company faces potential liability for response costs at various sites for which it has received notice as being a potentially responsible party ("PRP") concerning hazardous substance contamination. The Company's relative percentage of waste deposited at these sites range from less than 1% to 6%. In estimating its reserves for environmental remediation and future costs, the Company's estimated liability reflects only the Company's expected share after consideration for the relative percentage of waste deposited at each site, the number of other PRPs, the identity and financial condition of such parties and experience regarding similar matters. As of December 31, 2003, the Company had approximately $12 million reserved for environmental liabilities included in other long-term liabilities in the consolidated balance sheet. The Company believes the liability for these matters was adequately reserved at December 31, 2003.

        If all or most of the other PRPs are unable to satisfy their portion of the clean-up costs at one or more of the significant sites in which the Company is involved or the Company's expected share increases, the resulting liability could have a material adverse effect on the Company's consolidated financial condition or results of operations.

        The Company is a defendant in a number of lawsuits and claims arising out of the conduct of its business, including those related to environmental matters. While the ultimate results of such suits or other proceedings against the Company cannot be predicted with certainty, the management of the Company believes that the resolution of these matters will not have a material adverse effect on its consolidated financial condition or results of operations.

20. Business Segment Information

        On January 1, 2003, the Company began reporting the elimination of intercompany profit and the adjustment to record inventory at LIFO at the segment level for management reporting purposes. The information for prior periods has been restated in order to conform to the 2003 presentation.

        The Company has three reportable segments: (1) Containerboard and Corrugated Containers, (2) Consumer Packaging and (3) Reclamation. The Containerboard and Corrugated Containers segment is highly integrated. It includes a system of mills and plants that produces a full line of containerboard that is converted into corrugated containers. Corrugated containers are used to transport such diverse products as home appliances, electric motors, small machinery, grocery products, produce, books, tobacco and furniture. The Consumer Packaging segment is also highly integrated. It includes a system of mills and plants that produces a broad range of coated recycled boxboard that is converted into folding cartons and packaging labels. Folding cartons are used primarily to protect products such as food, fast food, detergents, paper products, beverages, health and beauty aids and other consumer products, while providing point of purchase advertising. Flexible packaging, paper and metalized paper and heat transfer labels are used in a wide range of consumer applications. The Reclamation segment collects recovered paper generated by industrial, commercial and residential sources which is used as raw material for the Company's containerboard and boxboard mills as well as for sales to external third party mills.

        The Company evaluates performance and allocates resources based on profit or loss from operations before income taxes, interest expense and other non-operating gains and losses. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. Intersegment sales and transfers are recorded at market prices.

        The Company's reportable segments are strategic business units that offer different products. The reportable segments are each managed separately because they manufacture distinct products. Other includes corporate related items. Corporate related items include expenses not allocated to reportable segments including corporate expenses, restructuring charges, goodwill amortization (prior to 2002) and interest expense.

        A summary by business segment follows:

	Container- board & Corrugated Containers	Consumer Packaging	Reclamation	Other		Total
Year ended December 31, 2003
Revenues from external customers	$2,175	$1,030	$446	$		$3,651
Intersegment revenues	46		112			158
Depreciation, depletion and amortization	78	30	3		25	136
Segment profit (loss)	88	44	22		(129)	25
Total assets	1,229	472	73		1,077	2,851
Expenditures for long-lived assets	34	27	2		33	96
Year ended December 31, 2002
Revenues from external customers	$1,955	$1,021	$469		$11	$3,456
Intersegment revenues	45		94			139
Depreciation, depletion and amortization	67	29	3		22	121
Segment profit (loss)	124	76	19		(79)	140
Total assets	1,382	484	69		983	2,918
Expenditures for long-lived assets	45	30	1		16	92
Year ended December 31, 2001
Revenues from external customers	$1,905	$1,047	$375		$17	$3,344
Intersegment revenues	44		63			107
Depreciation, depletion and amortization	63	29	3		26	121
Segment profit (loss)	170	94	6		(95)	175
Total assets	1,028	468	68		980	2,544
Expenditures for long-lived assets	30	23	3		30	86

        The following table presents net sales to external customers by country of origin:

	2003	2002	2001
United States	$3,621	$3,425	$3,326
Foreign	30	31	18

Total net sales	$3,651	$3,456	$3,344

21. Quarterly Results (Unaudited)

        The following is a summary of the unaudited quarterly results of operations:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2003
Net sales	$899	$930	$928	$894
Gross profit	100	116	110	103
Income (loss) from continuing operations before cumulative effect of accounting change	6	19	(2)	(3)
Cumulative effect of accounting change	(3)
Net income (loss)	3	19	(2)	(3)
2002
Net sales	$772	$846	$914	$924
Gross profit	104	124	113	128
Income from continuing operations before cumulative effect of accounting change	16	33	8	27
Discontinued operations	1	2	2
Gain on disposition of discontinued operations			22
Net income	17	35	32	27

22. Subsequent Event

        During January 2004, as part of the Company's overall strategy to rationalize operations and cut costs in response to market conditions, the Company announced the closure of an additional converting facility. This shutdown will result in work force reduction of approximately 140 employees. The Company expects to take a pretax charge of approximately $5 million in 2004 related to this closure, approximately $2 million of which is a non-cash charge to write-down fixed assets. The charge is an estimate that will be finalized in 2004.

JSCE, INC.

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

(In millions)

Column A	Column B	Column C		Column D		Column E		Column F
Description	Balance at Beginning of Period	Additions Charged to Costs and Expenses		Other Describe		Deductions Describe		Balance at End of Period
Allowance for doubtful accounts and sales returns and allowances:
Year ended December 31, 2003	$11		$9	$		$7	(a)	$13

Year ended December 31, 2002	$11		$4	$		$4	(a)	$11

Year ended December 31, 2001	$9		$4	$		$2	(a)	$11

Exit Liabilities:
Year ended December 31, 2003	$7	$		$		$6	(b)	$1

Year ended December 31, 2002	$	$		$7	(c)	$		$7

Restructuring:
Year ended December 31, 2003	$18		$21	$		$16	(b)	$23

Year ended December 31, 2002	$20		$4	$		$6	(b)	$18

Year ended December 31, 2001	$23		$4	$		$7	(b)	$20

(a)
Uncollectible amounts written off, net of recoveries.

(b)
Charges against the reserves.

(c)
Charges associated with the exit liabilities included in the purchase price allocation of the Stevenson Mill Acquisition.

JSCE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Six months ended June 30,
	2004	2003
	(In millions)
Net sales	$1,865	$1,829
Costs and expenses
Cost of goods sold	1,674	1,613
Selling and administrative expenses	162	163
Restructuring charges	7	4
Loss on sale of assets		1

Income from operations	22	48
Other income (expense)
Interest income from SSCC	41	40
Interest expense	(54)	(50)
Loss on early extinguishment of debt		(2)
Other, net	2	1

Income before income taxes and cumulative effect of accounting change	11	37
Provision for income taxes	(4)	(12)

Income before cumulative effect of accounting change	7	25
Cumulative effect of accounting change
Asset retirement obligations, net of income tax benefit of $2		(3)

Net income	$7	$22

See notes to consolidated financial statements.

JSCE, INC.

CONSOLIDATED BALANCE SHEETS

	June 30, 2004	December 31, 2003
	(Unaudited)
	(In millions, except share data)
Assets
Current assets
Cash and cash equivalents	$6	$8
Receivables, less allowances of $14 in 2004 and $13 in 2003	368	319
Inventories
Work-in-process and finished goods	96	92
Materials and supplies	126	121

	222	213
Refundable income taxes	2	8
Deferred income taxes	16	10
Prepaid expenses and other current assets	18	9

Total current assets	632	567
Net property, plant and equipment	1,333	1,368
Timberland, less timber depletion	2	2
Goodwill	184	184
Notes receivable from SSCC	617	582
Other assets	150	148

	$2,918	$2,851

Liabilities and Stockholder's Equity (Deficit)
Current liabilities
Current maturities of long-term debt	$435	$180
Accounts payable	245	229
Accrued compensation and payroll taxes	79	84
Interest payable	20	21
Other current liabilities	77	60

Total current liabilities	856	574
Long-term debt, less current maturities	1,188	1,399
Other long-term liabilities	373	429
Deferred income taxes	464	460
Stockholder's equity (deficit)
Common stock, par value $.01 per share; 1,000 shares authorized, issued and outstanding
Additional paid-in capital	1,205	1,160
Retained earnings (deficit)	(998)	(1,001)
Accumulated other comprehensive income (loss)	(170)	(170)

Total stockholder's equity (deficit)	37	(11)

	$2,918	$2,851

See notes to consolidated financial statements.

JSCE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
	2004	2003
	(In millions)
Cash flows from operating activities
Net income	$7	$22
Adjustments to reconcile net income to net cash used for operating activities Loss on early extinguishment of debt		2
Cumulative effect of accounting change for asset retirement obligations		5
Depreciation, depletion and amortization	71	67
Amortization of deferred debt issuance costs	2	2
Deferred income taxes	5	8
Pension and postretirement benefits	(40)	(35)
Non-cash restructuring charges	2
Non-cash interest income from SSCC	(41)	(40)
Change in current assets and liabilities, net of effects from acquisitions
Receivables	(56)	(30)
Inventories	(8)	(1)
Prepaid expenses and other current assets	(9)	(7)
Accounts payable and accrued liabilities	11	(16)
Other, net	1	9

Net cash used for operating activities	(55)	(14)

Cash flows from investing activities
Expenditures for property, plant and equipment	(35)	(56)
Proceeds from property and timberland disposals	3	42
Payment on acquisition, net of cash received		(26)
Notes receivable from SSCC	6	7

Net cash used for investing activities	(26)	(33)

Cash flows from financing activities
Proceeds from long-term debt		300
Net borrowings under accounts receivable securitization program	46	4
Net repayments of debt	(8)	(241)
Capital contribution from SSCC	45
Dividends paid	(4)	(4)
Deferred debt issuance costs		(3)

Net cash provided by financing activities	79	56

Increase (decrease) in cash and cash equivalents	(2)	9
Cash and cash equivalents
Beginning of period	8	5

End of period	$6	$14

See notes to consolidated financial statements.

JSCE, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Tabular amounts in millions)

1. Significant Accounting Policies

        The accompanying consolidated interim financial statements and notes thereto of JSCE, Inc. reflect all adjustments which management believes necessary (which include only normal recurring accruals) to present fairly the financial position, results of operations and cash flows. These statements, however, do not include all information and footnotes necessary for a complete presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles. Interim results may not necessarily be indicative of results which may be expected for any other interim period or for the year as a whole. These financial statements should be read in conjunction with the audited consolidated financial statements and footnotes included in the JSCE, Inc. Annual Report on Form 10-K for the year ended December 31, 2003 ("10-K"), filed March 3, 2004 with the Securities and Exchange Commission.

        JSCE, Inc., hereafter referred to as the "Company," is a wholly-owned subsidiary of Smurfit-Stone Container Corporation ("SSCC"). The Company owns 100% of the equity interest in Jefferson Smurfit Corporation (U.S.) ("JSC(U.S.)") and is a guarantor of the senior indebtedness of JSC(U.S.). The Company has no other operations other than its investment in JSC(U.S.). JSC(U.S.) has operations throughout the United States.

2. Reclassifications

        Certain prior year amounts have been reclassified to conform to the current year presentation.

3. Stock-Based Compensation

        Employees of the Company participate in SSCC's 1998 Long-Term Incentive Plan which reserves shares of SSCC common stock for non-qualified stock options, restricted stock units and performance awards.

        In the second quarter of 2003, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," effective as of January 1, 2003. The Company selected the prospective transition method as allowed in SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure," which requires expensing options prospectively, beginning in the year of adoption. Because the prospective method was used and awards vest over three to eight years, the 2003 and 2004 expense is less than what would have been recognized if the fair value based method had been applied to all awards since the original effective date of SFAS No. 123.

        The following table illustrates the effect on net income if the fair value based method had been applied to all outstanding and unvested awards under the SSCC 1998 Long-Term Incentive Plan in each period.

	Six months ended June 30,
	2004	2003
Net income as reported	$7	$22
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	1
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(3)	(2)

Pro forma net income	$5	$20

4. Asset Retirement Obligation

        Effective January 1, 2003, the Company adopted SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 establishes accounting standards for the recognition and measurement of an asset retirement obligation and its associated asset retirement cost. It also provides accounting guidance for legal obligations associated with the retirement of tangible long-lived assets. The Company's asset retirement obligations relate primarily to environmental requirements upon closure of an operating facility. Certain of the Company's facilities have indeterminate lives because they are expected to remain in operation for the foreseeable future. Consequently, the asset retirement obligations related to these facilities cannot be reasonably estimated.

        Upon adoption of SFAS No. 143, the Company recorded an increase in net property, plant and equipment of $1 million, an asset retirement obligation liability of $6 million and a charge for the cumulative effect of an accounting change of $3 million, net of income taxes of $2 million.

5. Restructuring and Exit Liabilities

        As part of the Company's continued overall strategy to rationalize operations and cut costs in response to market conditions, the Company closed four converting facilities and recorded restructuring charges of $2 million and $7 million during the three and six months ended June 30, 2004, respectively. The assets of these facilities were adjusted to their estimated net realizable value resulting in a $2 million non-cash write down. The remaining charges are primarily for severance and benefits resulting from approximately 415 employees being terminated. The net sales and operating losses of these facilities in 2004 prior to closure were $27 million and $3 million, respectively. The net sales and operating losses of these facilities in 2003 were $83 million and $5 million, respectively. The Company had $1 million of cash disbursements related to these charges for the three and six months ended June 30, 2004.

        At December 31, 2003, the Company had $24 million of exit liabilities related to the restructuring of operations. The Company had $2 million and $7 million of cash disbursements related to these exit liabilities for the three and six months ended June 30, 2004, respectively.

        The Company recorded restructuring charges of $1 million and $4 million in the three and six months ended June 30, 2003, respectively, related to the closure of two converting facilities.

6. Long-Term Debt

        In April 2004, JSC(U.S.) obtained an amendment from its lender group easing certain financial covenant requirements under its bank credit agreement as of March 31, 2004, and for future periods through December 31, 2004. The Company expects to remain in compliance with all of the covenants in its credit agreement.

        In May 2003, JSC(U.S.) completed an offering of $300 million of 7.50% unsecured senior notes due 2013. The Company used the proceeds of this issuance to repay the $175 million Tranche A term loan borrowings and $122 million of the outstanding Tranche B term loan borrowings under the JSC(U.S.) credit agreement. A loss of $2 million was recorded due to early extinguishment of debt.

7. Guarantees

        Effective January 1, 2003, the Company adopted Financial Accounting Standards Board ("FASB") Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," which clarifies and expands on existing disclosure requirements for guarantees and requires the Company to recognize a liability for the fair value of its obligations under that guarantee.

        The Company has certain wood chip processing contracts, entered into prior to January 1, 2003, extending from 2010 through 2012 with minimum purchase commitments. As part of the agreements, the Company guarantees the third party contractor's debt outstanding and has a security interest in the chipping equipment. At June 30, 2004, the maximum potential amount of future payments related to these guarantees is approximately $23 million and decreases ratably over the life of the contracts. Proceeds from the liquidation of the chipping equipment would be based on current market conditions and may not recover in full the guarantee payments made.

8. Employee Benefit Plans

        The Company participates in the SSCC sponsored noncontributory defined benefit pension plans covering substantially all employees. The defined benefit plans of the Company are combined with defined benefit plans of Stone Container Corporation ("Stone").

        The Company's postretirement plans provide certain health care and life insurance benefits for all salaried as well as certain hourly employees.

        The components of net periodic benefit costs for the defined benefit plans and the components of the postretirement benefit costs are as follows:

	Six months ended June 30,
	Defined Benefit Plans		Postretirement Plans
	2004	2003	2004	2003
Service cost	$15	$13	$1	$1
Interest cost	41	41	3	3
Expected return on plan assets	(49)	(45)
Amortization of prior service cost (benefit)	3	3
Amortization of net Loss	13	10	1	1
Curtailment	2

Net periodic benefit Cost	$25	$22	$5	$5

        The Company's 2004 expected contributions to its qualified defined benefit plans, non-qualified defined benefit plans and postretirement plans are not expected to be materially different from the amounts disclosed at December 31, 2003.

        In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003, (the "Act") was enacted. The Act introduced a prescription drug benefit under Medicare Part D as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. Under FASB Financial Staff Position ("FSP") 106-1, issued in January 2004, related to the Act, the Company elected to defer recognizing the effects of the Act on its accumulated postretirement benefit obligation ("APBO") and net periodic postretirement benefit costs until pending authoritative guidance on the accounting for the federal subsidy is issued.

        In February 2004, the FASB proposed FSP No. FAS 106-b, which provides guidance on the accounting for the effects of the Act and also requires employers to provide certain disclosures provided by the Act. Under FSP No. FAS 106-b, the Company would be required to determine by the end of the first interim period beginning after June 15, 2004, whether its retiree drug coverage is actuarially equivalent to the Medicare Part D coverage. If its plans are actuarially equivalent to Medicare Part D, the Company must reflect the value of the subsidy in the APBO, service cost and amortization of gains and losses, retroactive to January 1, 2004. The Company has determined that certain of its plans are actuarially equivalent to Medicare Part D and estimates the impact of the Act would reduce its APBO as of December 31, 2003 by approximately $4 million. The Company's postretirement benefit costs would be reduced by approximately $1 million in 2004. The Company will recognize the effects of adopting the Act during the third quarter of 2004.

9. Derivative Instruments and Hedging Activities

        SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137 and SFAS No. 138 and SFAS No. 149, requires that all derivatives be recorded on the consolidated balance sheets at fair value. Changes in the fair value of derivatives not qualifying as hedges are recorded each period in earnings. Changes in the fair value of derivatives qualifying as hedges are either offset against the change in fair value of the hedged item through earnings or recognized in Other Comprehensive Income ("OCI") until the hedged item is recognized in earnings, depending on the nature of the hedge. The ineffective portion of the change in fair value of all derivatives is recognized in earnings. Hedges related to anticipated transactions are designated and documented at hedge inception as cash flow hedges and evaluated for hedge effectiveness quarterly.

        The Company's derivative instruments and hedging activities relate to minimizing exposures to fluctuations in the price of commodities used in its operations and are designated as cash flow hedges.

Commodity Futures Contracts

        The Company uses exchange traded futures and other derivative contracts to manage fluctuations in cash flows resulting from commodity price risk in the procurement of natural gas. The objective is to fix or cap the price of a portion of the Company's forecasted purchases of natural gas used in the manufacturing process. The changes in the market value of such contracts have historically been, and are expected to continue to be, highly effective at offsetting changes in price of the hedged item. As of June 30, 2004, the maximum length of time over which the Company is hedging its exposure to the variability in future cash flows associated with natural gas forecasted transactions is 30 months. For the three and six months ended June 30, 2004, the Company reclassified an immaterial amount from OCI to cost of goods sold when the hedged items were recognized. The fair value of the Company's contracts at June 30, 2004 is a $3 million gain included in other current assets. At June 30, 2004, the Company recorded an immaterial amount in cost of goods sold on commodity contracts, related to the ineffective portion of the change in fair value of certain contracts and contracts not qualifying as hedges.

        The cumulative deferred hedge is zero at June 30, 2004.

10. Income Taxes

        In the second quarter of 2003, the Company recorded an income tax benefit of $6 million related to the resolution of certain prior year tax matters.

11. Comprehensive Income (Loss)

        Comprehensive income (loss) is as follows:

	Six months ended June 30,
	2004	2003
Net income	$7	$22
Other comprehensive income (loss), net of tax:
Net changes in fair value of hedging instruments		1
Net hedging gain reclassified into earnings		(2)

Comprehensive income	$7	$21

12. Related Party Transactions

        During the three and six months ended June 30, 2004, SSCC contributed $12 million and $45 million, respectively, to the Company, resulting in increases in additional paid-in capital.

13. Business Segment Information

        The Company has three reportable segments: (1) Containerboard and Corrugated Containers, (2) Consumer Packaging and (3) Reclamation. The Containerboard and Corrugated Containers segment is highly integrated. It includes a system of mills and plants that produces a full line of containerboard that is converted into corrugated containers. Corrugated containers are used to transport such diverse products as home appliances, electric motors, small machinery, grocery products, produce, books, tobacco and furniture. The Consumer Packaging segment is also highly integrated. It includes a system of mills and plants that produce a broad range of coated recycled boxboard that is converted into folding cartons and packaging labels. Folding cartons are used primarily to protect products such as food, fast food, detergents, paper products, beverages, health and beauty aids and other consumer products, while providing point of purchase advertising. The Consumer Packaging segment also produces flexible packaging, paper and metalized paper and heat transfer labels used in a wide range of consumer applications. The Reclamation segment collects recovered paper generated by industrial, commercial and residential sources which is used as raw material for the Company's containerboard and boxboard mills as well as sales to external third party mills.

        The Company evaluates performance and allocates resources based on profit or loss from operations before income taxes, interest expense and other non-operating gains and losses. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies in the Company's 10-K. Intersegment sales and transfers are recorded at market prices.

        The Company's reportable segments are strategic business units that offer different products. The reportable segments are each managed separately because they manufacture distinct products. Other includes corporate related items. Corporate related items include expenses not allocated to reportable segments including corporate expenses, restructuring charges and interest expense.

        A summary by business segment follows:

	Containerboard & Corrugated Containers	Consumer Packaging	Reclamation	Other		Total
Six months ended June 30,
2004
Revenues from external customers	$1,095	$504	$266	$		$1,865
Intersegment revenues	21		65			86
Segment profit (loss)	19	25	13		(46)	11
2003
Revenues from external customers	$1,094	$510	$225	$		$1,829
Intersegment revenues	22		57			79
Segment profit (loss)	44	23	11		(41)	37

14. Contingencies

        In November 2003, the Company reached an agreement to settle the antitrust class action cases pending against the Company which were based on allegations of a conspiracy among containerboard manufacturers in 1993-95. The Company agreed to make aggregate settlement payments of $36 million, one-half of which was paid in December 2003 and the remainder of which will be paid in January 2005. All of the other defendants have also entered into agreements to settle these class actions; however, most of the defendants in the class actions continue to be defendants in twelve lawsuits brought on behalf of numerous parties that have opted out of the class actions to seek their own recovery. The Company recorded pretax charges of $44 million in 2003 to accrue for the class action settlement and estimated liability of the opt-out cases. The Company believes the liability for these matters was adequately reserved at June 30, 2004.

        The Company's past and present operations include activities which are subject to federal, state and local environmental requirements, particularly relating to air and water quality. The Company faces potential environmental liability as a result of violations of permit terms and similar authorizations that have occurred from time to time at its facilities. In addition, the Company faces potential liability for response costs at various sites for which it has received notice as being a potentially responsible party ("PRP") concerning hazardous substance contamination. In estimating its reserves for environmental remediation and future costs, the Company's estimated liability reflects only the Company's expected share after consideration for the number of other PRPs at each site, the identity and financial condition of such parties and experience regarding similar matters. As of June 30, 2004, the Company had approximately $12 million reserved for environmental liabilities included primarily in other long-term liabilities in the consolidated balance sheet. The Company believes the liability recorded for these matters was adequately reserved at June 30, 2004.

        If all or most of the other PRPs are unable to satisfy their portion of the cleanup costs at one or more of the significant sites in which the Company is involved or the Company's expected share increases, the resulting liability could have a material adverse effect on the Company's consolidated financial condition or results of operations.

        The Company is a defendant in a number of lawsuits and claims arising out of the conduct of its business, including those related to environmental matters. While the ultimate results of such suits or other proceedings against the Company cannot be predicted with certainty, the management of the Company believes that the resolution of these matters will not have a material adverse effect on its consolidated financial condition or results of operations.

15. Subsequent Event

        On September 21, 2004, SSCC announced its intention to merge the operations of JSC(U.S.) with Stone during the fourth quarter of 2004, principally to simplify and consolidate debt financing activities of SSCC and its subsidiaries. The Company expects that JSCE, Inc. will merge with and into JSC(U.S.), with JSC(U.S.) as the surviving company, prior to the planned merger of Stone and JSC(U.S.). The Company and Stone are direct or indirect wholly-owned subsidiaries of SSCC and, therefore, the historical cost basis of the acquired entity, JSC(U.S.), will carry over into the combined entity. The planned merger will not occur unless JSC(U.S.) and Stone are able to obtain a new combined bank credit agreement that would replace their current bank credit agreements.

Stone Container Finance Company of Canada II

        guaranteed on a senior basis by

Stone Container Corporation

        A wholly-owned subsidiary of Smurfit-Stone Container Corporation

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Stone Container Corporation

        Section 145 of the General Corporation Law of the State of Delaware permits indemnification of directors, officers, employees and agents of corporations under certain conditions and subject to certain limitations. Section 6.1 of the Second Amended and Restated Bylaws of Stone Container Corporation (the "Company") provides for indemnification of any director, officer, employee or agent of the Company, or any person serving in the same capacity in any other enterprise at the request of the Company, under certain circumstances. Article 6 of the Company's Amended and Restated Certificate of Incorporation eliminates the liability of directors of the Company under certain circumstances for breaches of fiduciary duty to the Company and its stockholders.

        The Company maintains directors' and officers' liability insurance coverage.

  Stone Container Finance Company of Canada II

        Under Nova Scotia law, a company is permitted to indemnify its directors and officers subject to certain restrictions. The Articles of Association of Stone Container Finance Company of Canada II state:

        (1)   Every director or officer, former director or officer, or person who acts or acted at the Company's request, as a director or officer of the Company, a body corporate, partnership or other association of which the Company is or was a shareholder, partner, member or creditor, and the heirs and legal representatives of such person, in the absence of any dishonesty on the part of such person, shall be indemnified by the Company against, and it shall be the duty of the directors out of the funds of the Company to pay, all costs, losses and expenses, including an amount paid to settle an action or claim or satisfy a judgment, that such director, officer or person may incur or become liable to pay in respect of any claim made against such person or civil, criminal or administrative action or proceeding to which such person is made a party by reason of being or having been a director or officer of the Company or such body corporate, partnership or other association, whether the Company is a claimant or party to such action or proceeding or otherwise; and the amount for which such indemnity is proved shall immediately attach as a lien on the property of the Company and have priority as against the shareholders over all other claims.

        (2)   No director or officer, former director or officer, or person who acts or acted at the Company's request, as a director or officer of the Company, a body corporate, partnership or other association of which the Company is or was a shareholder, partner, member or creditor, in the absence of any dishonesty on such person's part, shall be liable for the acts, receipts, neglects or defaults of any other director, officer or such person, or for joining in any receipt or other act for conformity, or for any loss, damage or expense happening to the Company through the insufficiency or deficiency of title to any property acquired for or on behalf of the Company, or through the insufficiency or deficiency of any security in or upon which any of the funds of the Company are invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious acts of any person with whom any funds, securities or effects are deposited, or for any loss occasioned by error of judgment or oversight on the part of such person, or for any other loss, damage or misfortune whatsoever which happens in the execution of the duties of such person or in relation thereto.

ITEM 21.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

        The following documents are filed herewith or incorporated herein by reference.

EXHIBIT NUMBER	DESCRIPTION OF EXHIBITS
3.1	Certificate of merger merging SCC Merger Co. with and into the Company and setting forth the Amended and Restated Certificate of Incorporation of the Company, dated as of November 15, 2000 (incorporated herein by reference to Exhibit 3.1 of the Company's annual report on Form 10-K for the year ended December 31, 2000)
3.2	Second Amended and Restated Bylaws of the Company (incorporated herein by reference to Exhibit 3.2 of the Company's annual report on Form 10-K for the year ended December 31, 2000)
3.3*	Memorandum of Association of Stone Finance II
3.4*	Articles of Association of Stone Finance II
4.1*	Form of the 7 3/8% Senior Notes due 2014 of Stone Finance II (included in Exhibit 4.2)
4.2*	Indenture, dated as of July 20, 2004, among Stone Finance II, the Company and BNY Midwest Trust Company, as Trustee, relating to the 7 3/8% Senior Notes due 2014
4.3*
Registration Rights Agreement, dated as of July 15, 2004, by and among Stone Finance II, the Company, Morgan Stanley & Co. Incorporated, Banc of America Securities LLC, J.P. Morgan Securities Inc., Deutsche Bank Securities Inc., BNY Capital Markets, Inc., Calyon Securities (USA) Inc., Scotia Capital (USA) Inc. and SG Americas Securities, LLC
5.1	Opinion of Winston & Strawn LLP
5.2	Opinion of Stewart McKelvey Stirling Scales
10.1(a)
Amended and Restated Credit Agreement, dated as of July 25, 2002, among the Company, Smurfit-Stone Container Canada Inc., the financial institutions signatory thereto, JPMorgan Chase Bank and Deutsche Bank Trust Company Americas, as Agents, JPMorgan Chase Bank, as Syndication Agent, Deutsche Bank Trust Company Americas, as Administrative Agent, and Deutsche Bank AG, as Canadian Administrative Agent (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002)
10.1(b)
Amendment No. 1 and Waiver, dated as of March 10, 2003, to the Amended and Restated Credit Agreement, dated as of July 25, 2002, among the Company, Smurfit-Stone Container Canada Inc., the financial institutions signatory thereto, JPMorgan Chase Bank and Deutsche Bank Trust Company Americas, as Agents, JPMorgan Chase Bank, as Syndication Agent, Deutsche Bank Trust Company Americas, as Administrative Agent, and Deutsche Bank AG, as Canadian Administrative Agent (incorporated by reference to Exhibit 10.1(b) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003)
10.1(c)
Amendment No. 2, dated as of November 11, 2003, to the Amended and Restated Credit Agreement, dated as of July 25, 2002, among the Company, Smurfit-Stone Container Canada Inc., the financial institutions signatory thereto, JPMorgan Chase Bank and Deutsche Bank Trust Company Americas, as Agents, JPMorgan Chase Bank, as Syndication Agent, Deutsche Bank Trust Company Americas, as Administrative Agent, and Deutsche Bank AG, as Canadian Administrative Agent (incorporated by reference to Exhibit 10.1(c) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003)

10.1(d)
Amendment No. 3, dated as of December 23, 2003, to the Amended and Restated Credit Agreement, dated as of July 25, 2002, among Stone Container, Smurfit-Stone Container Canada Inc., the financial institutions signatory thereto, JPMorgan Chase Bank and Deutsche Bank Trust Company Americas, as Agents, JPMorgan Chase Bank, as Syndication Agent, Deutsche Bank Trust Company Americas, as Administrative Agent, and Deutsche Bank AG, as Canadian Administrative Agent (incorporated by reference to Exhibit 10.1(d) to the Company's Annual Report for the fiscal year ended December 31, 2003)
10.1(e)
Amendment No. 4 and Waiver dated as of March 31, 2004, to the Amended and Restated Credit Agreement, dated as of July 25, 2002, among the Company, Smurfit-Stone Container Canada Inc., the financial institutions signatory thereto, JPMorgan Chase Bank and Deutsche Bank Trust Company Americas, as Agents, JPMorgan Chase Bank, as Syndication Agent, Deutsche Bank Trust Company Americas, as Administrative Agent, and Deutsche Bank AG, as Canadian Administrative Agent (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004)
10.2(a)	Stone Container Corporation 1993 Stock Option Plan (incorporated by reference to Appendix A to the Company's Proxy Statement dated as of April 10, 1992)
10.2(b)	Amendment of the Stone Container Corporation 1993 Stock Option Plan (incorporated by reference to Exhibit 10.3 to the Company's quarterly report on Form 10-Q for the quarter ended September 30, 1999)
10.3(a)	Stone Container Corporation 1995 Long-Term Incentive Plan (incorporated by reference to Exhibit A to the Company's Proxy Statement dated as of April 7, 1995)
10.3(b)
Amendment of the Stone Container Corporation 1995 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999)
10.4
Jefferson Smurfit Corporation (U.S.) Management Incentive Plan (incorporated by reference to Exhibit 10.10 to Smurfit-Stone Container Corporation's annual report on Form 10-K for the fiscal year ended December 31, 1995)
10.5(a)	Smurfit-Stone Container Corporation 1998 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.14 to Smurfit-Stone's Annual Report on Form 10-K for the fiscal year ended December 31, 1998)
10.5(b)
First Amendment of the Smurfit-Stone Container Corporation 1998 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.2 to Smurfit-Stone's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999)
10.5(c)
Second Amendment of the Smurfit-Stone Container Corporation 1998 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to Smurfit-Stone's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001)
10.5(d)
Third Amendment of the Smurfit-Stone Container Corporation 1998 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to Smurfit-Stone's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001)
10.6(a)
Pooling and Servicing Agreement, dated October 1, 1999, by and among Stone Receivables Corporation, as Transferor, the Company, as Securer, and The Chase Manhattan Bank, as Trustee (incorporated by reference to Exhibit 10.1(a) to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999)

10.6(b)
Series 1999-1 Supplement, dated as of October 15, 1999, among Stone Receivables Corporation, as Transferor, the Company, as Servicer, and The Chase Manhattan Bank, as Trustee, under the Pooling and Servicing Agreement (incorporated by reference to Exhibit 10.1(b) to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999)
10.6(c)
Series 1999-2 Supplement, dated as of October 15, 1999, among Stone Receivables Corporation, as Transferor, the Company, as Servicer, and The Chase Manhattan Bank, as Trustee, under the Pooling and Servicing Agreement (incorporated by reference to Exhibit 10.1(c) to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999)
10.6(d)
Receivables Purchase Agreement, dated October 15, 1999, between the Company, as Seller, and Stone Receivables Corporation, as Purchaser (incorporated by reference to Exhibit 10.1(d) to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999)
10.6(e)
Amendment No. 1 to Receivables Purchase Agreement, dated as of March 30, 2001, between the Company and SRC (incorporated by reference to Exhibit 10.6(e) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002)
10.6(f)
Additional Seller Supplement to Receivables Purchase Agreement, dated as of March 30, 2001, by St. Laurent Paperboard (U.S.) Inc. and accepted by the Company, SRC, The Chase Manhattan Bank, as Trustee and Bank One, NA, as Agent (incorporated by reference to Exhibit 10.6(f) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002)
10.7
Consulting Agreement, dated as of January 4, 2002 by and between Ray M. Curran and Smurfit-Stone (incorporated by reference to Exhibit 10.25 to Smurfit-Stone's Annual Report on Form 10-K for the fiscal year ended December 31, 2001)
10.8
Letter Agreement dated January 4, 2002 by and between Ray M. Curran and Smurfit-Stone (incorporated by reference to Exhibit 10.26 to Smurfit-Stone's Annual Report on Form 10-K for the fiscal year ended December 31, 2001)
10.9(a)		Employment Agreement of Patrick J. Moore (incorporated by reference to Exhibit 10.28 to Smurfit-Stone's Annual Report on Form 10-K for the fiscal year ended December 31, 1999)
10.9(b)		First Amendment of Employment Agreement of Patrick J. Moore (incorporated by reference to Exhibit 10.2 to Smurfit-Stone's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002)
10.10(a	)
Restricted Stock Unit Agreement dated as of January 4, 2002 by and between Smurfit-Stone Container Corporation and Patrick J. Moore (incorporated by reference to Exhibit 10.3 to Smurfit-Stone's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002)
10.10(b	)
Amendment dated June 1, 2004 to Restricted Stock Unit Agreement between Smurfit-Stone and Patrick J. Moore (incorporated by reference to Exhibit 10.2 to Smurfit-Stone's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004)
10.11		Employment Agreement of William N. Wandmacher (incorporated by reference to Exhibit 10.31 to Smurfit-Stone's Annual Report on Form 10-K for the fiscal year ended December 31, 2000)

10.12		Employment Agreement of F. Scott Macfarlane (incorporated by reference to Exhibit 10.32 to Smurfit-Stone's Annual Report on Form 10-K for the fiscal year ended December 31, 2000)
10.13		Employment Agreement of James P. Davis (incorporated by reference to Exhibit 10.22 to Smurfit-Stone's Annual Report on Form 10-K for the fiscal year ended June 30, 2002)
10.14		Employment Agreement of Charles A. Hinrichs (incorporated by reference to Exhibit 10.22 to Smurfit-Stone's Annual Report on Form 10-K for the fiscal year ended December 31, 2003)
10.15(a	)
Receivables Purchase Agreement, dated March 30, 2004, among MBI Limited/Limitee, in its capacity as General Partner of Smurfit-MBI, an Ontario Limited Partnership, and Computershare Trust Company of Canada, in its capacity as Trustee of King Street Funding Trust and Scotia Capital Inc. (incorporated by reference to Exhibit 10.2(a) to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004)
10.15(b	)
Support Agreement, dated March 30, 2004, between Stone Container Corporation and Computershare Trust Company of Canada, in its capacity as Trustee of King Street Funding Trust, by its Administrator, Scotia Capital Inc. (incorporated by reference to Exhibit 10.2(b) to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004)
10.16(a	)	Smurfit-Stone Container Corporation 2004 Long Term Incentive Plan (incorporated by reference to Appendix I to Smurfit-Stone's Proxy Statement dated as of April 5, 2004)
10.16(b	)
First Amendment of the Smurfit-Stone Container Corporation Long Term Incentive Plan (incorporated by reference to Exhibit 10.1 to Smurfit-Stone's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004)
12.1*		Computation of Ratios of Earnings to Fixed Charges
23.1		Consent of Ernst & Young LLP
23.2		Consent of Ernst & Young LLP
23.3		Consent of Winston & Strawn LLP (included in Exhibit 5.1)
23.4		Consent of Stewart McKelvey Stirling Scales (included in Exhibit 5.2)
24*		Powers of Attorney (included on the signature page hereto)
25.1*		Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of BNY Midwest Trust Company relating to the Indenture and the issuance of the 7 3/8% Senior Notes due 2014
99.1*		Form of Letter of Transmittal
99.2*		Form of Notice of Guaranteed Delivery
99.3*		Form of Instruction to Registered Holder and/or The Depository Trust Company Participant from Beneficial Owner

*
Previously filed.

ITEM 22.    UNDERTAKINGS

        (1)   The co-registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933 (the "Securities Act"), each filing of the co-registrants' annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act")(and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (2)   The co-registrants hereby undertake to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

        (3)   The co-registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

        (4)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the co-registrants pursuant to the foregoing provisions, or otherwise, the co-registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the co-registrants of expenses incurred or paid by a director, officer or controlling person of the co-registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the co-registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Stone Container Corporation has duly caused this Amedment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on October 8, 2004.

STONE CONTAINER CORPORATION
By:	/s/ CRAIG A. HUNT
Name:	Craig A. Hunt
Title:	Vice President, Secretary and General Counsel

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated:

Signature	Title	Date

/s/ PATRICK J. MOORE* Patrick J. Moore	Director, President and Chief Executive Officer (Principal Executive Officer)	October 8, 2004
/s/ CHARLES A. HINRICHS* Charles A. Hinrichs	Director, Vice President and Chief Financial Officer (Principal Financial Officer)	October 8, 2004
/s/ PAUL K. KAUFMANN* Paul K. Kaufmann	Vice President and Corporate Controller (Principal Accounting Officer)	October 8, 2004
*By:	/s/ CRAIG A. HUNT Craig A. Hunt, as attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Stone Container Finance Company of Canada II has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on October 8, 2004.

STONE CONTAINER FINANCE COMPANY OF CANADA II
By:	/s/ CRAIG A. HUNT
Name:	Craig A. Hunt
Title:	Vice President, Secretary and General Counsel

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated:

Signature	Title	Date

/s/ PATRICK J. MOORE* Patrick J. Moore	Director and President (Principal Executive Officer)	October 8, 2004
/s/ CHARLES A. HINRICHS* Charles A. Hinrichs	Director and Vice President (Principal Financial Officer and Principal Accounting Officer)	October 8, 2004
*By:	/s/ CRAIG A. HUNT Craig A. Hunt, as attorney-in-fact

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION OF EXHIBITS
3.1	Certificate of merger merging SCC Merger Co. with and into the Company and setting forth the Amended and Restated Certificate of Incorporation of the Company, dated as of November 15, 2000 (incorporated herein by reference to Exhibit 3.1 of the Company's annual report on Form 10-K for the year ended December 31, 2000)
3.2	Second Amended and Restated Bylaws of the Company (incorporated herein by reference to Exhibit 3.2 of the Company's annual report on Form 10-K for the year ended December 31, 2000)
3.3*	Memorandum of Association of Stone Finance II
3.4*	Articles of Association of Stone Finance II
4.1*	Form of the 7 3/8% Senior Notes due 2014 of Stone Finance II (included in Exhibit 4.2)
4.2*	Indenture, dated as of July 20, 2004, among Stone Finance II, the Company and BNY Midwest Trust Company, as Trustee, relating to the 7 3/8% Senior Notes due 2014
4.3*
Registration Rights Agreement, dated as of July 15, 2004, by and among Stone Finance II, the Company, Morgan Stanley & Co. Incorporated, Banc of America Securities LLC, J.P. Morgan Securities Inc., Deutsche Bank Securities Inc., BNY Capital Markets, Inc., Calyon Securities (USA) Inc., Scotia Capital (USA) Inc. and SG Americas Securities, LLC
5.1	Opinion of Winston & Strawn LLP
5.2	Opinion of Stewart McKelvey Stirling Scales
10.1(a)
Amended and Restated Credit Agreement, dated as of July 25, 2002, among the Company, Smurfit-Stone Container Canada Inc., the financial institutions signatory thereto, JPMorgan Chase Bank and Deutsche Bank Trust Company Americas, as Agents, JPMorgan Chase Bank, as Syndication Agent, Deutsche Bank Trust Company Americas, as Administrative Agent, and Deutsche Bank AG, as Canadian Administrative Agent (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002)
10.1(b)
Amendment No. 1 and Waiver, dated as of March 10, 2003, to the Amended and Restated Credit Agreement, dated as of July 25, 2002, among the Company, Smurfit-Stone Container Canada Inc., the financial institutions signatory thereto, JPMorgan Chase Bank and Deutsche Bank Trust Company Americas, as Agents, JPMorgan Chase Bank, as Syndication Agent, Deutsche Bank Trust Company Americas, as Administrative Agent, and Deutsche Bank AG, as Canadian Administrative Agent (incorporated by reference to Exhibit 10.1(b) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003)
10.1(c)
Amendment No. 2, dated as of November 11, 2003, to the Amended and Restated Credit Agreement, dated as of July 25, 2002, among the Company, Smurfit-Stone Container Canada Inc., the financial institutions signatory thereto, JPMorgan Chase Bank and Deutsche Bank Trust Company Americas, as Agents, JPMorgan Chase Bank, as Syndication Agent, Deutsche Bank Trust Company Americas, as Administrative Agent, and Deutsche Bank AG, as Canadian Administrative Agent (incorporated by reference to Exhibit 10.1(c) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003)

10.1(d)
Amendment No. 3, dated as of December 23, 2003, to the Amended and Restated Credit Agreement, dated as of July 25, 2002, among Stone Container, Smurfit-Stone Container Canada Inc., the financial institutions signatory thereto, JPMorgan Chase Bank and Deutsche Bank Trust Company Americas, as Agents, JPMorgan Chase Bank, as Syndication Agent, Deutsche Bank Trust Company Americas, as Administrative Agent, and Deutsche Bank AG, as Canadian Administrative Agent (incorporated by reference to Exhibit 10.1(d) to the Company's Annual Report for the fiscal year ended December 31, 2003)
10.1(e)
Amendment No. 4 and Waiver dated as of March 31, 2004, to the Amended and Restated Credit Agreement, dated as of July 25, 2002, among the Company, Smurfit-Stone Container Canada Inc., the financial institutions signatory thereto, JPMorgan Chase Bank and Deutsche Bank Trust Company Americas, as Agents, JPMorgan Chase Bank, as Syndication Agent, Deutsche Bank Trust Company Americas, as Administrative Agent, and Deutsche Bank AG, as Canadian Administrative Agent (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004)
10.2(a)	Stone Container Corporation 1993 Stock Option Plan (incorporated by reference to Appendix A to the Company's Proxy Statement dated as of April 10, 1992)
10.2(b)	Amendment of the Stone Container Corporation 1993 Stock Option Plan (incorporated by reference to Exhibit 10.3 to the Company's quarterly report on Form 10-Q for the quarter ended September 30, 1999)
10.3(a)	Stone Container Corporation 1995 Long-Term Incentive Plan (incorporated by reference to Exhibit A to the Company's Proxy Statement dated as of April 7, 1995)
10.3(b)
Amendment of the Stone Container Corporation 1995 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999)
10.4
Jefferson Smurfit Corporation (U.S.) Management Incentive Plan (incorporated by reference to Exhibit 10.10 to Smurfit-Stone Container Corporation's annual report on Form 10-K for the fiscal year ended December 31, 1995)
10.5(a)	Smurfit-Stone Container Corporation 1998 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.14 to Smurfit-Stone's Annual Report on Form 10-K for the fiscal year ended December 31, 1998)
10.5(b)
First Amendment of the Smurfit-Stone Container Corporation 1998 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.2 to Smurfit-Stone's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999)
10.5(c)
Second Amendment of the Smurfit-Stone Container Corporation 1998 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to Smurfit-Stone's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001)
10.5(d)
Third Amendment of the Smurfit-Stone Container Corporation 1998 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to Smurfit-Stone's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001)
10.6(a)
Pooling and Servicing Agreement, dated October 1, 1999, by and among Stone Receivables Corporation, as Transferor, the Company, as Securer, and The Chase Manhattan Bank, as Trustee (incorporated by reference to Exhibit 10.1(a) to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999)

10.6(b)
Series 1999-1 Supplement, dated as of October 15, 1999, among Stone Receivables Corporation, as Transferor, the Company, as Servicer, and The Chase Manhattan Bank, as Trustee, under the Pooling and Servicing Agreement (incorporated by reference to Exhibit 10.1(b) to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999)
10.6(c)
Series 1999-2 Supplement, dated as of October 15, 1999, among Stone Receivables Corporation, as Transferor, the Company, as Servicer, and The Chase Manhattan Bank, as Trustee, under the Pooling and Servicing Agreement (incorporated by reference to Exhibit 10.1(c) to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999)
10.6(d)
Receivables Purchase Agreement, dated October 15, 1999, between the Company, as Seller, and Stone Receivables Corporation, as Purchaser (incorporated by reference to Exhibit 10.1(d) to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999)
10.6(e)
Amendment No. 1 to Receivables Purchase Agreement, dated as of March 30, 2001, between the Company and SRC (incorporated by reference to Exhibit 10.6(e) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002)
10.6(f)
Additional Seller Supplement to Receivables Purchase Agreement, dated as of March 30, 2001, by St. Laurent Paperboard (U.S.) Inc. and accepted by the Company, SRC, The Chase Manhattan Bank, as Trustee and Bank One, NA, as Agent (incorporated by reference to Exhibit 10.6(f) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002)
10.7
Consulting Agreement, dated as of January 4, 2002 by and between Ray M. Curran and Smurfit-Stone (incorporated by reference to Exhibit 10.25 to Smurfit-Stone's Annual Report on Form 10-K for the fiscal year ended December 31, 2001)
10.8
Letter Agreement dated January 4, 2002 by and between Ray M. Curran and Smurfit-Stone (incorporated by reference to Exhibit 10.26 to Smurfit-Stone's Annual Report on Form 10-K for the fiscal year ended December 31, 2001)
10.9(a)		Employment Agreement of Patrick J. Moore (incorporated by reference to Exhibit 10.28 to Smurfit-Stone's Annual Report on Form 10-K for the fiscal year ended December 31, 1999)
10.9(b)		First Amendment of Employment Agreement of Patrick J. Moore (incorporated by reference to Exhibit 10.2 to Smurfit-Stone's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002)
10.10(a	)
Restricted Stock Unit Agreement dated as of January 4, 2002 by and between Smurfit-Stone Container Corporation and Patrick J. Moore (incorporated by reference to Exhibit 10.3 to Smurfit-Stone's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002)
10.10(b	)
Amendment dated June 1, 2004 to Restricted Stock Unit Agreement between Smurfit-Stone and Patrick J. Moore (incorporated by reference to Exhibit 10.2 to Smurfit-Stone's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004)
10.11		Employment Agreement of William N. Wandmacher (incorporated by reference to Exhibit 10.31 to Smurfit-Stone's Annual Report on Form 10-K for the fiscal year ended December 31, 2000)
10.12		Employment Agreement of F. Scott Macfarlane (incorporated by reference to Exhibit 10.32 to Smurfit-Stone's Annual Report on Form 10-K for the fiscal year ended December 31, 2000)

10.13		Employment Agreement of James P. Davis (incorporated by reference to Exhibit 10.22 to Smurfit-Stone's Annual Report on Form 10-K for the fiscal year ended June 30, 2002)
10.14		Employment Agreement of Charles A. Hinrichs (incorporated by reference to Exhibit 10.22 to Smurfit-Stone's Annual Report on Form 10-K for the fiscal year ended December 31, 2003)
10.15(a	)
Receivables Purchase Agreement, dated March 30, 2004, among MBI Limited/Limitee, in its capacity as General Partner of Smurfit-MBI, an Ontario Limited Partnership, and Computershare Trust Company of Canada, in its capacity as Trustee of King Street Funding Trust and Scotia Capital Inc. (incorporated by reference to Exhibit 10.2(a) to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004)
10.15(b	)
Support Agreement, dated March 30, 2004, between Stone Container Corporation and Computershare Trust Company of Canada, in its capacity as Trustee of King Street Funding Trust, by its Administrator, Scotia Capital Inc. (incorporated by reference to Exhibit 10.2(b) to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004)
10.16(a	)	Smurfit-Stone Container Corporation 2004 Long Term Incentive Plan (incorporated by reference to Appendix I to Smurfit-Stone's Proxy Statement dated as of April 5, 2004)
10.16(b	)
First Amendment of the Smurfit-Stone Container Corporation Long Term Incentive Plan (incorporated by reference to Exhibit 10.1 to Smurfit-Stone's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004)
12.1*		Computation of Ratios of Earnings to Fixed Charges
23.1		Consent of Ernst & Young LLP
23.2		Consent of Ernst & Young LLP
23.3		Consent of Winston & Strawn LLP (included in Exhibit 5.1)
23.4		Consent of Stewart McKelvey Stirling Scales (included in Exhibit 5.2)
24*		Powers of Attorney (included on the signature page hereto)
25.1*		Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of BNY Midwest Trust Company relating to the Indenture and the issuance of the 7 3/8% Senior Notes due 2014
99.1*		Form of Letter of Transmittal
99.2*		Form of Notice of Guaranteed Delivery
99.3*		Form of Instruction to Registered Holder and/or The Depository Trust Company Participant from Beneficial Owner

*
Previously filed.

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TABLE OF CONTENTS
INCORPORATION OF DOCUMENTS BY REFERENCE
SUMMARY
RISK FACTORS
USE OF PROCEEDS
CAPITALIZATION
STONE CONTAINER CORPORATION UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA
SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
JEFFERSON SMURFIT CORPORATION (U.S.) MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
THE EXCHANGE OFFER
OUR BUSINESS
JEFFERSON SMURFIT CORPORATION (U.S.) BUSINESS
MANAGEMENT
EXECUTIVE COMPENSATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DESCRIPTION OF THE NOTES
DESCRIPTION OF CERTAIN INDEBTEDNESS
CERTAIN TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
STONE CONTAINER CORPORATION CONSOLIDATED BALANCE SHEETS
STONE CONTAINER CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS
STONE CONTAINER CORPORATION CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
STONE CONTAINER CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS
STONE CONTAINER CORPORATION NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Tabular amounts in millions)
STONE CONTAINER CORPORATION AND SUBSIDIARIES SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS AND RESERVES (In millions)
STONE CONTAINER CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
STONE CONTAINER CORPORATION CONSOLIDATED BALANCE SHEETS
STONE CONTAINER CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
STONE CONTAINER CORPORATION Notes to Consolidated Financial Statements (Tabular amounts in millions)
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
JSCE, INC. CONSOLIDATED BALANCE SHEETS
JSCE, INC. CONSOLIDATED STATEMENTS OF OPERATIONS
JSCE, INC. CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY (DEFICIT)
JSCE, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS
JSCE, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Tabular amounts in millions)
JSCE, INC. SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS AND RESERVES (In millions)
JSCE, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
JSCE, INC. CONSOLIDATED BALANCE SHEETS
JSCE, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
JSCE, Inc. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Tabular amounts in millions)
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX